As filed with the Securities and Exchange Commission on November 4, 2014.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INOTEK PHARMACEUTICALS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	04-3475813
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

131 Hartwell Avenue, Suite 105

Lexington, MA 02421

(781) 676-2100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David P. Southwell

President and Chief Executive Officer

131 Hartwell Avenue, Suite 105

Lexington, MA 02421

(781) 676-2100

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Mitchell S. Bloom Edwin M. O’Connor Goodwin Procter LLP Exchange Place 53 State Street Boston, MA 02109 (617) 570-1000	Mark B. Weeks Babak Yaghmaie Divakar Gupta Cooley LLP 1114 Avenue of the Americas New York, NY 10036 (212) 479-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer (Do not check if a smaller reporting company) ☒		Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $0.01 per share	$86,250,000(2)	$10,022.25
Convertible Senior Notes(3)	$46,000,000(4)	$5,345.20
Total	$132,250,000	$15,367.45

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)	Includes the offering price of shares that the underwriters have the option to purchase to cover overallotments, if any.
(3)	In accordance with Rule 457(i) under the Securities Act, this registration statement also registers the shares of our common stock that are initially issuable upon conversion of the Convertible Senior Notes due 2019, or the notes, registered hereby. The number of shares of our common stock issuable upon such conversion is subject to adjustment upon the occurrence of certain events described herein and will vary based on the public offering price of the common stock registered hereby. Pursuant to Rule 416 under the Securities Act, the number of shares of our common stock to be registered includes an indeterminable number of shares of common stock that may become issuable upon conversion of the notes as a result of such adjustments.
(4)	Equals the aggregate principal amount of the notes to be registered hereunder, including $6,000,000 aggregate principal amount of the notes that may be offered and sold pursuant to the exercise in full of the underwriters’ option to purchase additional notes to cover overallotments, if any.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to completion)	November 4, 2014

Shares

Common Stock

This is an initial public offering of shares of our common stock. We are offering              shares of our common stock. Prior to this offering, there has been no public market for our common stock. We intend to apply to list our common stock on The NASDAQ Global Market under the symbol “ITEK.” We expect that the initial public offering price of our common stock will be between $         and $         per share.

Concurrently with this offering of common stock, we are also making a public offering of $             aggregate principal amount of our     % Convertible Senior Notes due 2019, or the notes (plus up to an additional $             principal amount of notes if the underwriters for the concurrent offering of notes exercise their overallotment option), in an underwritten offering pursuant to a separate prospectus. The closing of this offering of common stock is not contingent upon the closing of the concurrent offering of notes, but the closing of the concurrent offering of notes is contingent upon the closing of this offering and the listing of our common stock on The NASDAQ Global Market. We cannot assure you that the concurrent offering of notes will be completed or, if completed, on what terms it will be completed. See the section of this prospectus entitled “Concurrent Offering of Convertible Senior Notes” for a summary of the terms of the notes and a further description of the concurrent offering of notes.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and will be subject to reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Our business and an investment in our common stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page 13 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$

Underwriting discounts and commissions(1)	$	$

Proceeds, before expenses, to Inotek	$	$

(1)	We refer you to “Underwriting” beginning on page 162 for additional information regarding total underwriting compensation.

The underwriters may also purchase up to an additional                  shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments.

The underwriters expect to deliver the shares against payment in New York, New York on                     , 2014.

Cowen and Company	Piper Jaffray

Canaccord Genuity	Nomura

                    , 2014

EXPLANATORY NOTE

This Registration Statement contains a prospectus relating to an offering of shares of our common stock (for purposes of this Explanatory Note, the “Common Stock Prospectus”), together with a separate prospectus, or the Convertible Senior Notes Prospectus, relating to an offering of our     % Convertible Senior Notes due 2019, or the notes. The complete Common Stock Prospectus follows immediately. Following the Common Stock Prospectus are the following alternative and additional pages for the Convertible Senior Notes Prospectus:

■	front and back cover pages, which will replace the front and back cover pages of the Common Stock Prospectus;
■	pages for the “Prospectus Summary—The Offering” section, which will replace the “Prospectus Summary—The Offering” section of the Common Stock Prospectus;
■	pages for the “Risk Factors—Risks Related to the Notes and Our Common Stock” section, which will replace the “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock” and “Risk Factors—Risks Related to the Concurrent Offering of Notes” sections of the Common Stock Prospectus;
■	pages for the “Description of Notes” section, which will replace the “Concurrent Offering of Convertible Senior Notes” section of the Common Stock Prospectus;
■	pages for the “Certain Material U.S. Federal Income Tax Considerations for U.S. and Non-U.S. Holders of Notes” section, which will replace the “Certain Material U.S. Federal Income Tax Considerations For Non-U.S. Holders of Common Stock” section of the Common Stock Prospectus; and
■	pages for the “Underwriting” section, which will replace the “Underwriting” section of the Common Stock Prospectus.

In addition, the following references contained within the Common Stock Prospectus will be replaced or removed in the Convertible Senior Notes Prospectus:

■	references to “this offering” or “this offering of common stock” contained in “Use of Proceeds”, “Capitalization”, “Dilution”, “Description of Capital Stock” and “Shares Eligible for Future Sale” will be replaced with references to “the concurrent offering of our common stock” in the Convertible Senior Notes Prospectus;
■	references to “the concurrent offering of $ aggregate principal amount of our % Convertible Senior Notes due 2019, or the notes”, “the concurrent offering of notes, if completed”, and “the concurrent offering of notes” contained in “Use of Proceeds”, “Capitalization”, “Dilution”, “Description of Capital Stock” and “Shares Eligible for Future Sale” will be replaced with references to “this offering” in the Convertible Senior Notes Prospectus;
■	the third and sixth paragraphs in “Use of Proceeds” will be removed; and
■	the footnote 1 in “Capitalization” will be removed.

All words and phrases similar to those specified above that appear throughout the Common Stock Prospectus will be revised accordingly to make appropriate references in the Convertible Senior Notes Prospectus.

Each of the complete Common Stock Prospectus and Convertible Senior Notes Prospectus will be filed with the Securities and Exchange Commission in accordance with Rule 424 under the Securities Act of 1933, as amended. The closing of this offering of common stock is not contingent upon the closing of the concurrent offering of notes but the closing of the offering of notes is contingent upon the closing of this offering of common stock.

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us or on our behalf. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Information contained on our website is not part of this prospectus. Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes included elsewhere in this prospectus. You should also consider, among other things, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case appearing elsewhere in this prospectus. We are concurrently offering shares of our common stock and $             aggregate principal amount of our     % Convertible Senior Notes due 2019, or the notes (plus up to an additional $             principal amount of notes if the underwriters for the concurrent offering of notes exercise their overallotment option). The closing of our initial public offering of common stock is not contingent upon the closing of the concurrent offering of notes, but the closing of the concurrent offering of notes is contingent upon the closing of this offering and the listing of our common stock on The NASDAQ Global Market. Unless the context requires otherwise, in this prospectus the term “offering” refers to both the offering of common stock and the concurrent offering of notes. Unless otherwise stated, all references to “us,” “our,” “Inotek,” “we,” the “Company” and similar designations refer to Inotek Pharmaceuticals Corporation.

Overview

We are a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma. Glaucoma is a disease of the eye that is typically characterized by structural evidence of optic nerve damage, vision loss and consistently elevated intraocular pressure, or IOP. Our lead product candidate, trabodenoson, is a first-in-class selective adenosine mimetic that we rationally designed to lower IOP by restoring the eye’s natural pressure control mechanism. We developed this molecule to selectively stimulate a particular adenosine subreceptor in the eye with the effect of augmenting the intrinsic function of the eye’s trabecular meshwork, or TM. The TM regulates the pressure inside the eye, and is also the main outflow path for the fluid inside of the eye that often builds up pressure in patients with glaucoma. We believe that by restoring the natural function of the TM and this outflow path, rather than changing the fundamental dynamics of pressure regulation in the eye, trabodenoson’s mechanism of action should result in a lower risk of unintended side effects and long term safety issues than other mechanisms of action. Additionally, trabodenoson’s unique mechanism of action in the TM should complement the activity of existing glaucoma therapies that exert their IOP-lowering effects on different parts of the in-flow and out-flow system of the eye.

Our product pipeline includes trabodenoson monotherapy delivered in an eye drop formulation, as well as a fixed-dose combination, or FDC, of trabodenoson with latanoprost given once-daily, or QD. Statistically significant results for the primary endpoint of our completed Phase 2 clinical trial indicate that trabodenoson monotherapy has IOP-lowering effects in line with the best existing therapies, with a favorable safety and tolerability profile at all doses tested. Our completed Phase 2 trial of trabodenoson co-administered with latanoprost, a prostaglandin analogue, or PGA, demonstrated IOP-lowering in patients who have previously had inadequate responses to treatment with latanoprost. These patients represent PGA poor-responders, as evidenced by persistently elevated IOP at levels that typically require the addition of a second drug to further lower IOP.

We are planning an End-of-Phase 2 meeting with the U.S. Food and Drug Administration, or FDA, for trabodenoson monotherapy in the first half of 2015. We expect to initiate a Phase 3 program for trabodenoson monotherapy in mid-2015, which will consist of two Phase 3 pivotal trials and a long-term safety study. Based on our estimates of the rate of patient enrollment and assuming commencement in mid-2015, we expect to report top-line data from the first of the two pivotal Phase 3 trials by late 2016 or early 2017, with a second pivotal trial being completed in 2017. If the primary objectives of our Phase 3 program are met, we plan to submit a New Drug Application, or NDA, to the FDA for marketing approval of trabodenoson for the treatment of glaucoma in the United States. We plan to submit a marketing authorization application, or MAA, in Europe after filing our NDA for approval of trabodenoson in the United States.

We own worldwide rights to all indications for our current product candidates and have patents and pending patent applications related to the composition of matter, pharmaceutical compositions and methods of use for trabodenoson, certain of which extend to 2031 with respect to our issued patents and 2034 with respect to our pending patent applications, if issued. If trabodenoson receives marketing approval in the United States, we plan to commercialize it by establishing our own specialty sales force in the United States.

Glaucoma Market

According to IMS Health, sales of glaucoma drugs in 2013 were approximately $2.0 billion in the United States and $5.6 billion worldwide. According to the British Journal of Ophthalmology, there were an estimated 2.8 million Americans with glaucoma in 2010. Once glaucoma develops, it is a chronic condition that requires life-long treatment. PGAs are the most widely prescribed drug class for glaucoma and include the most widely prescribed glaucoma drug, latanoprost. When PGA monotherapy is insufficient to control IOP or is poorly tolerated, non-PGA products, such as beta blockers, alpha agonists and carbonic anhydrase inhibitors, are generally used either as an add-on therapies to the PGA or as an alternative monotherapy. Both PGAs and non-PGAs can cause adverse effects in the eye. In addition, non-PGA drugs can have adverse effects in the rest of the body and have been shown to have poor tolerability profiles.

Additionally, no existing treatments offer the potential to directly treat the underlying cause of glaucoma associated vision loss: the death of retinal ganglion cells, or RGCs, which comprise the nerve tissue in the retina that relays the visual signal to the brain. We believe that a drug with the potential to make these cells more resilient to the stress caused by glaucoma would achieve broad market acceptance as the treatment preferred among patients and physicians.

We believe there are currently two leading classes of new drugs in clinical development for glaucoma: Rho kinase inhibitors and adenosine mimetics. Certain Rho kinase inhibitors recently entered Phase 3 clinical trials and are the furthest along of the potential new glaucoma therapies. As with PGAs, eye redness, or conjunctival hyperemia, has been reported with the Rho kinase inhibitor class. Adenosine mimetics are compounds that mimic or simulate some of the actions or effects of adenosine, a naturally-occurring molecule with many, diverse biologic effects. We believe we are the only company to be developing an adenosine mimetic highly selective for the A1 subreceptor for ophthalmic indications.

Since 1996, there have been no new drug classes approved in the United States for glaucoma. As a result, there are persistent inadequacies in the tools that ophthalmologists use to manage patients with glaucoma. Thus, we believe there is a need for an innovative glaucoma treatment that offers:

■	significant IOP-lowering;
■	a favorable safety and tolerability profile;
■	a novel mechanism of action that complements existing therapies; and
■	convenient dosing.

Our Solution—Trabodenoson

Trabodenoson is a first-in-class selective adenosine mimetic that is designed to lower IOP with a mechanism of action that we believe augments the natural function of the TM. In addition, by enhancing a naturally occurring process to make the eye function more like that of a younger, healthier eye, rather than changing the fundamental dynamics of pressure regulation in the eye, we believe there is a lower risk of unintended side effects that could result in safety or tolerability issues in the long term. We believe trabodenoson enhances metabolic activity in the TM, which helps clear the pathway for the aqueous humor, the fluid in the eye, to flow out of the eye, thereby lowering IOP. We believe that trabodenoson’s mechanism of action improves the function of the eye, and that trabodenoson has the potential to be used as a monotherapy in place of current glaucoma treatments. In addition, we expect that trabodenoson’s purported mechanism of action in the TM should complement the activity of all currently-approved glaucoma drugs that work in other ways to lower IOP.

We believe the following elements of trabodenoson’s product profile will drive its adoption, if approved, in the glaucoma market:

■	Meaningful IOP-Lowering. After four weeks of monotherapy treatment in a Phase 2 clinical trial in glaucoma patients receiving no medications, trabodenoson (500 mcg) lowered IOP by an average of 6.5 mmHg from baseline. Moreover, IOP-lowering at week four was significantly better than IOP-lowering at week two. IOP-lowering for currently-approved glaucoma therapies, according to their FDA-approved labeling, ranges from 2-8 mmHg. A similar trend in improvement of IOP with increasing treatment time was observed in our recently completed Phase 2 trial of trabodenoson co-administered with latanoprost in a population of PGA poor-responders. In this trial, IOP was lowered from a baseline on latanoprost by an additional 4.6 mmHg and 5.0 mmHg after four and eight weeks of twice-a-day, or BID, trabodenoson therapy co-administered with latanoprost, respectively, and 5.5 mmHg at week 12 following four weeks of QD dosing.
■

Favorable Safety Profile. In four completed trabodenoson clinical trials over a wide range of doses, no patients have been withdrawn due to a trabodenoson-related side effect in the eye. In our multiple-dose monotherapy Phase 2 clinical trial, we did not observe side effects in the eye that would indicate a tolerability problem at any of the doses tested. Specifically, there was no change in the background rate of conjunctival hyperemia in the patient population when treatment with trabodenoson was initiated or continued for up to four weeks, even at the highest dose tested. Furthermore, in our most recently completed multiple-dose Phase 2 trial of trabodenoson co-administered with latanoprost in a population of PGA poor-responders, there also was no change in the rate of hyperemia from study baseline after four, eight or 12 weeks of treatment. No systemic effects of the drug have been identified despite rigorous monitoring, including cardiac and renal function, when administered as an eye drop. We believe this safety profile could be important in the potential for trabodenoson to become a preferred treatment alternative for patients that experience undesired side effects with existing therapies.
■	Unique, Complementary Mechanism of Action. We believe that trabodenoson’s mechanism of action augments a naturally occurring process by clearing the path for aqueous humor outflow in the TM. We expect that this mechanism of action should complement all currently-approved glaucoma drugs which work in other ways to lower IOP, including by reducing the aqueous humor production or increasing outflow through the uveoscleral pathway. This complementary mechanism was confirmed in patients already receiving latanoprost therapy in a recently completed multiple-dose Phase 2 trial. In this Phase 2 trial of trabodenoson co-administered with latanoprost in a population of PGA poor-responders, patients experienced an additional 5.5 mmHg IOP lowering from their baseline on latanoprost after 12 weeks of treatment (eight weeks BID plus four weeks QD). These results make trabodenoson, with its favorable safety profile, a candidate to add to other glaucoma medications when a further reduction of the IOP is desirable.
■	Convenient Dosing. Current Phase 2 clinical data indicate that QD dosing with trabodenoson in PGA poor-responders is well tolerated and lowers IOP significantly. We believe a QD dosing regimen minimizes the burden on patients to remember to take their medication, thus potentially improving compliance with the therapy. If confirmed in our Phase 3 program, BID or QD dosing would make trabodenoson easier to use than most non-PGA products, and if QD dosing is confirmed and approved, trabodenoson’s dosing frequency would match the best-in-class PGAs and would also facilitate an FDC that could be dosed once a day.

We believe that trabodenoson’s efficacy, complementary mechanism of action, dosing profile and safety profile also make it well-suited for use in an FDC with a PGA, which could be an effective and convenient option for patients currently using two or more glaucoma drugs to lower IOP.

Product Pipeline

Our product pipeline includes trabodenoson, as a monotherapy delivered in an eye drop formulation, as well as an FDC that includes trabodenoson plus latanoprost in an eye drop formulation. We are also evaluating the potential for trabodenoson to directly target optic nerve neuropathies. The following table summarizes key information about our product development programs.

Trabodenoson

Our first product candidate, trabodenoson, is a monotherapy dosed in an eye drop. Our clinical trials have shown that trabodenoson has significant IOP-lowering effects, convenient dosing and also has a favorable safety profile when compared to the currently available glaucoma treatments, such as PGAs and non-PGAs.

Trabodenoson-Latanoprost Fixed-Dose Combination

A large number of patients use more than one drug in an attempt to lower IOP. The available FDC products increase IOP-lowering but also have unpleasant tolerability challenges in the eye, as well as the adverse effects, safety warnings, precautions and contraindications that the two individually-dosed drugs carry in their FDA-approved package inserts. An FDC product containing a PGA plus a non-PGA has not yet been approved in the United States. We believe that none have gained FDA approval because the modest incremental benefit in IOP-lowering seen when a non-PGA is added to a PGA is too small in the context of the added side effects and clinical risks that come with the combined drugs. In contrast, based on our completed Phase 2 study in which trabodenoson therapy was added to latanoprost, we believe that an FDC containing a PGA and trabodenoson will benefit from significant incremental efficacy while adding very few side effects or clinical risks to the profile of the PGA alone. We believe such a product would be well received in the glaucoma market, especially for use in patients with higher IOPs that currently use two or more glaucoma drugs to lower IOP.

Our second product candidate is a combination of trabodenoson with a PGA, latanoprost, to create an FDC. While our FDC has not yet been formulated or administered to humans, we expect that trabodenoson will not adversely affect the safety profile of latanoprost, or any other currently-approved PGA, because of its favorable safety and tolerability profile from our completed Phase 2 trial in which trabodenoson and latanoprost were co-administered. We believe that trabodenoson’s mechanism for lowering IOP complements the mechanism of action of latanoprost and other PGAs, which work primarily on the secondary uveoscleral outflow, because trabodenoson is believed to act through the TM, the largest aqueous humor outflow path in the eye. In fact, our IOP-lowering studies in cynomolgus monkeys have shown that IOP-lowering is significantly better when the eye is treated with both trabodenoson and latanoprost, as compared to treatment with latanoprost alone. Moreover, trabodenoson appears to have a sufficiently long duration of action, which we believe may allow it to be effectively dosed QD in conjunction with latanoprost as an FDC. Assuming the trabodenoson safety profile remains favorable, a trabodenoson-latanoprost FDC therapy could present a much improved risk/benefit profile over other combinations of currently-approved PGAs and non-PGAs.

Trabodenoson for Optic Neuropathy

The neuroprotective potential of trabodenoson is supported by the basic biology of adenosine, which has shown that the stimulation of the A1 receptor can protect tissues of the central nervous system. While we have not yet conducted a formal program of studies to prove neuroprotection, we plan to study the potential of trabodenoson monotherapy and our FDC product candidate to slow the loss of vision significantly more than attributable to IOP lowering alone, either in glaucoma patients or in other rarer forms of optic nerve neuropathies.

Clinical Development Plan

Our planned Phase 3 program for trabodenoson as a monotherapy is expected to incorporate both the FDA-acceptable clinical endpoint of IOP, and to include studies with three months of treatment, both of which are well-known and accepted standards for pivotal trials for glaucoma. We are planning an End-of-Phase 2 meeting with the FDA in the first half of 2015 to discuss our Phase 3 program for trabodenoson monotherapy and to confirm the design and endpoints for the Phase 3 pivotal trials. Timolol, a non-PGA, will be used as the positive control in the Phase 3 pivotal trials due to its long history as a glaucoma therapy and the large amount of clinical data available on the drug, making it the comparator of choice in most recent Phase 3 trials in glaucoma. We plan to start our Phase 3 program for trabodenoson monotherapy in mid-2015, and we expect to report top-line data from the first pivotal trial in the program by late 2016 or early 2017, with the second pivotal trial being completed in 2017. After completion of the long-term monotherapy safety study, we plan to submit an NDA. We are planning to continue our Phase 2 program for our FDC in 2016 and to commence our Phase 3 program for our FDC in late 2017.

Our Strategy

Our goal is to become a leading biopharmaceutical company focused on the discovery, development and commercialization of novel therapies to treat glaucoma. The key elements of our strategy are as follows:

■	Complete clinical development and seek marketing approval for our lead product candidate, trabodenoson monotherapy;
■	Complete clinical development and seek marketing approval of an FDC product that includes both trabodenoson and latanoprost;
■	Establish a specialty sales force to maximize the commercial potential of trabodenoson in the United States; and
■	Evaluate the potential of trabodenoson to slow the loss of vision associated with glaucoma or for additional ophthalmic indications.

Risks Associated with Our Business

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus. These risks include the following:

■	We currently have no source of revenue and may never become profitable.
■	We depend substantially on the success of our product candidates, particularly trabodenoson monotherapy and trabodenoson FDC, which are still in development. If we are unable to successfully commercialize our product candidates, or experience significant delays in doing so, our business will be materially harmed.
■	We will need to obtain additional financing to fund our operations and, if we are unable to obtain such financing, we may be unable to complete the development and commercialization of our primary product candidates.
■	We have not obtained regulatory approval for any of our product candidates in the United States or in any other country, and we cannot guarantee that we will ever have marketable products.
■	We have not yet successfully formulated, and may be unable to formulate or manufacture our fixed-dose combination product candidate in a way that is suitable for clinical or commercial use. Any such delay or failure could materially harm our commercial prospects, result in higher costs and deprive us of product candidate revenues.
■	Our product candidates may have undesirable adverse effects, which may delay or prevent regulatory approval or, if approval is received, require our products to be taken off the market, require them to include safety warnings or otherwise limit their sales.

■	If we are unable to effectively establish a direct sales force in the United States, our business may be harmed.
■	We face competition from established branded and generic pharmaceutical companies and if our competitors are able to develop and market products that are preferred over our products, our commercial opportunity will be reduced or eliminated.
■	The commercial success of our product candidates will depend on the degree of market acceptance among ophthalmologists and optometrists, patients, patient advocacy groups, third-party payors and the medical community.
■	If we fail to obtain and sustain coverage and an adequate level of reimbursement for our product candidates by third-party payors, potential future sales would be materially adversely affected.
■	We may not be able to protect our proprietary technology in the marketplace.
■	We will need to significantly increase the size of our organization, and we may experience difficulties in managing growth.

Company and Other Information

We were incorporated under the laws of the State of Delaware on July 7, 1999. Our principal executive office is located at 131 Hartwell Avenue, Suite 105, Lexington, Massachusetts, and our telephone number is (781) 676-2100. Our website address is www.inotekpharma.com. We do not incorporate the information on or accessible through our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus. The reference to our website is an inactive textual reference only and is not a hyperlink.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Implications of Being an Emerging Growth Company

As a company with less than $1 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we may remain an emerging growth company for up to five years. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not emerging growth companies. In particular, in this prospectus, we have provided only two years of audited financial statements and have not included all of the executive compensation related information that would be required if we were not an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

The Offering

Common stock offered by us	shares

Common stock to be outstanding immediately after this offering	shares ( shares if the underwriters exercise their overallotment option)

Overallotment option	shares

Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately $         million, or $         million if the underwriters exercise their overallotment option, based upon an assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We estimate that the net proceeds to us from the concurrent offering of notes, if completed, will be approximately $         million, or $         million if the underwriters for the concurrent offering of notes exercise their overallotment option after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering and the concurrent offering of notes to fund the continued development of our product candidates and for other general corporate purposes. We intend to repay borrowings under and terminate our existing notes payable agreements with a portion of the net proceeds from the concurrent offering of notes, if completed. See “Use of Proceeds.”

Concurrent offering of notes

Concurrently with this offering, we are also making a public offering of $             aggregate principal amount of notes ($             million principal amount if the underwriters for the concurrent offering of notes exercise their overallotment option), in an underwritten offering pursuant to a separate prospectus.

This prospectus shall not be deemed an offer to sell or a solicitation of an offer to buy any of the notes offered in the concurrent offering of notes.

The closing of this offering is not contingent upon the closing of the concurrent offering of notes, but the closing of the concurrent offering of notes is contingent upon the closing of this offering of common stock and the listing of our common stock on The NASDAQ Global Market. We cannot assure you that the concurrent offering of notes will be completed or, if completed, on what terms it will be completed. See the section of this prospectus entitled “Concurrent Offering of Convertible Senior Notes” for a summary of the terms of the notes and a further description of the concurrent offering of notes.

Risk factors	You should carefully read “Risk Factors” in this prospectus for a discussion of factors that you should consider before deciding to invest in our common stock.

Proposed NASDAQ Global Market symbol	“ITEK”

The number of shares of our common stock to be outstanding after this offering is based on 36,022,579 shares of our common stock outstanding as of September 30, 2014, which assumes the conversion of all of our outstanding 25,949,333 shares of preferred stock, including all accrued and unpaid dividends thereon, into 31,882,980 shares of common stock, which will occur immediately prior to the closing of this offering, and excludes:

■	3,700,693 shares of common stock issuable upon the exercise of stock options at a weighted-average exercise price of $1.19 per share;
■	228,906 shares of common stock issuable upon the exercise of warrants outstanding, which have an exercise price of $1.529 per share, and which are exercisable for preferred stock prior to the closing of this offering and are exercisable for common stock upon the closing of this offering; and
■	shares of common stock that would be issuable upon conversion of the notes, if issued, in the concurrent offering of notes assuming that we settle all conversion of the notes in shares of our common stock and without the application of any anti-dilution, make-whole or other adjustments.

Unless otherwise indicated, all information in this prospectus reflects or assumes the following:

■	the filing and effectiveness of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws, which will occur immediately prior to the closing of this offering;
■	the conversion of all of our outstanding 25,949,333 shares of preferred stock, including all accrued and unpaid dividends thereon, into 31,882,980 shares of common stock upon the closing of this offering;
■	no issuance or exercise of stock options or warrants on or after September 30, 2014;
■	no exercise by the underwriters of their option to purchase up to an additional shares of common stock in this offering to cover overallotments, if any; and
■	the completion of the concurrent offering of $ aggregate principal amount of notes (assuming no exercise by the underwriters for the concurrent offering of notes of their overallotment option).

Summary Financial Data

The summary statements of operations data for the years ended December 31, 2012 and 2013 are derived from our audited financial statements included elsewhere in this prospectus. The summary statements of operations data for the nine months ended September 30, 2013 and 2014, and the summary balance sheet data as of September 30, 2014, have been derived from our unaudited financial statements included elsewhere in this prospectus. Our unaudited financial statements have been prepared on a basis consistent with our audited financial statements included in this prospectus and, in the opinion of management, reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of such financial data. You should read this summary financial data together with our audited financial statements and related notes included elsewhere in this prospectus and the information under the captions “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of our future results, and our operating results for the nine-month period ended September 30, 2014 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2014 or any other interim periods or any future year or period.

	Year Ended December 31,		Nine Months Ended September 30,
	2012	2013	2013	2014
(in thousands, except share and per share data)			(unaudited)
Statements of Operations Data:
Operating expenses:
Research and development	$(3,542)	$(5,330)	$(3,738)	$(4,655)
General and administrative	(2,307)	(1,324)	(1,242)	(1,337)

Loss from operations	(5,849)	(6,654)	(4,980)	(5,992)
Other income	4	3	2	–
Interest expense	(213)	(884)	(638)	(735)
Change in fair value of warrant liabilities	–	(81)	(29)	(656)

Net loss	$(6,058)	$(7,616)	$(5,645)	$(7,383)

Net loss per common share—basic and diluted	$(1.98)	$(2.48)	$(1.76)	$(2.54)

Weighted-average common shares outstanding—basic and diluted	4,124,880	4,131,863	4,129,247	4,139,599

Pro forma net loss per common share—basic and diluted (unaudited)(1)		$(0.35)		$(0.31)

Pro forma weighted-average common shares outstanding—basic and diluted (unaudited)		29,413,014		34,142,259

	As of September 30, 2014
	Actual	Pro Forma(2)	Pro Forma As Adjusted For The Offering of Common Stock(3)(5)	Pro Forma As Adjusted For The Offering of Common Stock And Notes(4)(5)(6)
(in thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$5,357	$5,357
Total assets	6,498	6,498
% Convertible Senior Notes due 2019(7)
Notes payable—current portion	2,980	2,980
Notes payable, net of current portion	3,294	3,294
Warrant liabilities	294	—
Total liabilities	9,108	8,814
Series AA redeemable convertible preferred stock	45,114	—
Accumulated deficit	(125,893)	(125,893)
Total stockholders’ (deficit) equity	(48,272)	(2,316)

(1)	See Note 2 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the method used to calculate the historical and pro forma net loss per share, basic and diluted, and the number of shares used in the computation of the per share amounts.
(2)	Pro forma column in the balance sheet data table above reflects (a) the conversion of all outstanding shares of our convertible preferred stock into an aggregate of 31,882,980 shares of common stock immediately prior to the closing of this offering and (b) the filing and effectiveness of our amended and restated certificate of incorporation, which will occur immediately prior to the closing of this offering.
(3)	Pro forma as adjusted for the offering of common stock column in the balance sheet data table above gives effect to (a) the pro forma adjustments set forth above and (b) the sale and issuance by us of shares of our common stock in this offering, based upon the assumed initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
(4)	Pro forma as adjusted for the offering of common stock and notes column in the balance sheet data table above gives effect to (a) the pro forma adjustments set forth above, (b) the sale and issuance by us of shares of our common stock in this offering, based upon the assumed initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and (c) the sale and issuance by us of the notes (assuming no exercise by the underwriters for the concurrent offering of notes of their overallotment option), if completed, and, in the case of clauses (b) and (c), in this footnote (4) after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
(5)

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the amount of our cash and cash equivalents, total assets and total stockholders’ equity by $            , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of one million shares offered by us would increase (decrease) the amount of our cash and cash equivalents, total assets and total stockholders’ equity by $ , assuming the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
(6)	Any increase or decrease in the principal amount of the notes issued in the concurrent offering of notes will have a proportionate increase or decrease in the amount of our cash and cash equivalents, total assets, notes and total liabilities.
(7)	The pro forma carrying value of the convertible notes represents the face value of such notes, without regard to any accounting treatment that may be required to separately account for potential embedded derivative instruments. The value assigned to any derivative financial instruments that require separate accounting would not affect principal or interest amounts that the Company will have to pay.

RISK FACTORS

An investment in our common stock involves a high degree of risk. We operate in an industry that involves numerous risks and uncertainties. The risks and uncertainties described below may change over time and other risks and uncertainties, including those that we do not currently consider material, may impair our business. If any of the risks discussed below actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

Risks Related to Our Financial Position and Need for Additional Capital

We currently have no source of revenue and may never become profitable.

We are a clinical-stage biopharmaceutical company with a limited operating history. Our ability to generate revenue and become profitable depends upon our ability to successfully complete the development of our product candidates for the treatment of glaucoma and obtain the necessary regulatory approvals for our product candidates. We have never been profitable, have no products approved for commercial sale and to date have not generated any revenue from product sales. Even if we receive regulatory approval for the sale of our product candidates, we do not know when such product candidates will generate revenue, if at all. Our ability to generate product revenue depends on a number of factors, including our ability to:

■	successfully complete clinical development, and receive regulatory approval, for our product candidates, including trabodenoson monotherapy and trabodenoson with latanoprost as a fixed-dose combination, or FDC;
■	set an acceptable price for our product candidates and obtain coverage and adequate reimbursement from third-party payors;
■	establish sales, marketing and distribution systems for our product candidates;
■	add operational, financial and management information systems and personnel, including personnel to support our clinical, manufacturing and planned future commercialization efforts;
■	have commercial quantities of our product candidates manufactured at acceptable cost levels;
■	successfully market and sell our product candidates in the United States and enter into partnerships or other arrangements to commercialize our product candidates outside the United States; and
■	maintain, expand and protect our intellectual property portfolio.

In addition, because of the numerous risks and uncertainties associated with product development, we are unable to predict the timing or amount of increased expenses, or when, or if, we will be able to achieve or maintain profitability. In addition, our expenses could increase beyond expectations if we are required by the U.S. Food and Drug Administration, or FDA, and comparable non-U.S. regulatory authorities, or other regulatory authorities to perform studies or clinical trials in addition to those that we currently anticipate. Even if our product candidates are approved for commercial sale, we anticipate incurring significant costs associated with the commercial launch of these products.

Our ability to become and remain profitable depends on our ability to generate revenue. Even if we are able to generate revenues from the sale of our product candidates, we may not become profitable and may need to obtain additional funding to continue operations. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce our operations. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, expand our business or continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.

We have a history of net losses and anticipate that we will continue to incur net losses for the foreseeable future.

We have a history of losses and anticipate that we will continue to incur net losses for the foreseeable future. Our net losses were $6.1 million and $7.6 million for the years ended December 31, 2012 and 2013, respectively. Our net losses were $5.6 million and $7.4 million for the nine months ended September 30, 2013 and 2014, respectively. As of September 30, 2014, we had an accumulated deficit of $125.9 million.

Investment in pharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that a product candidate will fail to gain regulatory approval or become commercially viable. We have devoted most of our financial resources to research and development, including our non-clinical development activities and clinical trials. We are not currently generating revenues, and we cannot estimate with precision the extent of our future losses. We do not currently have any products that are available for commercial sale and we may never generate revenue from selling products or achieve profitability. We expect to continue to incur substantial and increasing losses through the projected commercialization of our product candidates. None of our product candidates have been approved for marketing in the United States and may never receive such approval. As a result of these factors, we are uncertain when or if we will achieve profitability and, if so, whether we will be able to sustain it. Our ability to produce revenue and achieve profitability is dependent on our ability to complete the development of our product candidates, obtain necessary regulatory approvals, and have our products manufactured and successfully marketed. We cannot assure you that we will be profitable even if we successfully commercialize our products. Failure to become and remain profitable may adversely affect the market price of our common stock and our ability to raise capital and continue operations.

We have financed our operations with a combination of private and public grants and contracts and equity and preferred stock offerings. From 1997 to 2004, we have received non-dilutive funding totaling over $50 million through federal and private grants and contracts. Since 2004, we have raised additional equity capital with funding from biotechnology and pharmaceutical investors. In February 2004, we completed the sale of approximately $20 million of Series A preferred stock. In October 2005, we completed the sale of $35 million of Series B preferred stock. In October of 2007, we completed the sale of approximately $24 million of Series C preferred. In June 2011, we completed the sale of an aggregate of approximately $23.5 million of Series AA preferred stock in four separate closings during the preceding year. In February 2013, we completed the sale of approximately $3.5 million of convertible promissory notes in three separate closings during the preceding eight months. In July 2013, we completed the sale of an additional approximately $13.5 million of Series AA preferred stock, including the conversion of the convertible promissory notes, in two separate closings during the previous two months. Our product candidates will require the completion of regulatory review, significant marketing efforts and substantial investment before they can provide us with any revenue.

We expect our research and development expenses to continue to be significant in connection with our planned Phase 2 clinical trials and our planned Phase 3 program. In addition, if we obtain regulatory approval for our product candidates, we expect to incur increased sales and marketing expenses. As a result, we expect to continue to incur significant and increasing operating losses and negative cash flows for the foreseeable future. These losses have had and will continue to have a material adverse effect on our stockholders’ deficit, financial position, cash flows and working capital.

We will need to obtain additional financing to fund our operations and, if we are unable to obtain such financing, we may be unable to complete the development and commercialization of our primary product candidates.

Our operations have consumed substantial amounts of cash since inception. At September 30, 2014, our cash and cash equivalents were $5.4 million. We estimate that the net proceeds to us from the sale of                      shares of common stock in this offering will be approximately $         million, based upon an assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We estimate that the net proceeds to us from the concurrent offering of the notes, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $         million, if completed. We believe that the net proceeds from this offering of common stock and the concurrent offering of notes, together with existing cash and cash equivalents, will be sufficient to fund our projected operating requirements for the next 12 months. If we do not complete the concurrent offering of notes, the proceeds of this offering of common stock would be insufficient to prepare and submit our NDA for trabodenoson monotherapy to the FDA and to initiate Phase 3 pivotal trials for our FDC product candidates. We will need to obtain additional financing to conduct additional trials for the approval of our drug candidates if requested by regulatory bodies, and complete the development of any additional product candidates we might acquire. Moreover, our fixed expenses such as rent, interest expense and other contractual commitments are substantial and are expected to increase in the future.

Adequate additional funding may not be available to us on acceptable terms, or at all. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs or future commercialization efforts. Our forecast of the period of time through which our financial resources will be adequate to support our operating requirements is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this “Risk Factors” section. We have based this forecast on a number of assumptions that may prove to be wrong, and changing circumstances beyond our control may cause us to consume capital more rapidly than we currently anticipate.

Our future funding requirements will depend on many factors, including, but not limited to:

■	the progress, timing, scope and costs of our clinical trials, including the ability to enroll patients in our planned and potential future clinical trials in a timely manner;
■	the time and cost necessary to obtain regulatory approvals that may be required by regulatory authorities;
■	our ability to successfully commercialize our product candidates;
■	the amount of sales and other revenues from product candidates that we may commercialize, if any, including the selling prices for such product candidates and the availability of coverage and adequate reimbursement from third parties;
■	selling and marketing costs associated with our product candidates, including the cost and timing of expanding our marketing and sales capabilities;
■	the terms and timing of any potential future collaborations, licensing or other arrangements that we may establish;
■	cash requirements of any future acquisitions and/or the development of other product candidates;
■	the costs of operating as a public company;
■	the time and cost necessary to respond to technological and market developments;
■	the costs of maintaining and expanding our existing intellectual property rights; and
■	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights.

Until we can generate a sufficient amount of revenue, we may finance future cash needs through public or private equity offerings, license agreements, debt financings, collaborations, strategic alliances, marketing or distribution arrangements or a combination thereof. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. General market conditions or the market price of our common stock may not support capital raising transactions such as an additional public or private offering of our common stock or other securities. In addition, our ability to raise additional capital may be dependent upon our stock being quoted on The NASDAQ Global Market, or NASDAQ, or upon obtaining shareholder approval. There can be no assurance that we will be able to satisfy the criteria for continued listing on NASDAQ or that we will be able to obtain shareholder approval if it is necessary. If adequate funds are not available, we may be required to delay or reduce the scope of or eliminate one or more of our research or development programs or our commercialization efforts.

We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. In addition, if we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to us. Our inability to obtain additional funding when we need it could seriously harm our business.

Additional capital that we may need to operate or expand our business may not be available. In addition, our agreements that govern our existing indebtedness contain covenants that restrict our ability to obtain additional capital and pursue business opportunities.

We may require additional capital to operate or expand our business. Additional funds may not be available when we need them, on terms that are acceptable to us, or at all. For example, the agreements governing our existing indebtedness contain various restrictive covenants, including restrictions on our ability to dispose of assets, make acquisitions or investments, incur additional debt or liens, make distributions to our stockholders or enter into certain types of related party transactions, and any debt financing obtained by us in the future could involve further restrictive covenants, which may make it more difficult for us to obtain additional capital and pursue business opportunities. Moreover, our existing debt contains an optional prepayment penalty. While we intend to repay and terminate our existing notes payable agreements with a portion of the proceeds from the concurrent note offering, this offering of common stock is not contingent on the consummation of the concurrent offering of notes or the repayment and termination of our existing notes payable agreements.

If we raise additional funds through the issuance of equity or convertible securities, the percentage ownership of holders of our common stock could be significantly diluted and these newly issued securities may have rights, preferences or privileges senior to those of holders of our common stock. Furthermore, volatility in the credit or equity markets may have an adverse effect on our ability to obtain debt or equity financing or the cost of such financing. If we do not have funds available to enhance our solution, maintain the competitiveness of our technology and pursue business opportunities, this could have an adverse effect on our business, operating results and financial condition.

Risks Related to Development, Regulatory Approval and Commercialization

We depend substantially on the success of our product candidates, particularly trabodenoson monotherapy and trabodenoson FDC, which are still in development. If we are unable to successfully commercialize our product candidates, or experience significant delays in doing so, our business will be materially harmed.

Our business and the ability to generate revenue related to product sales, if ever, will depend on the successful development, regulatory approval and commercialization of our product candidates trabodenoson monotherapy and trabodenoson FDC, which are still in development, and other potential products we may develop or license. We have invested a significant portion of our efforts and financial resources in the development of our existing product candidates. The success of our product candidates will depend on several factors, including:

■	successful completion of clinical trials, and the supporting non-clinical toxicology, formulation development, and manufacturing of supplies for the clinical program in accordance with current Good Manufacturing Practices, or cGMP;
■	receipt of regulatory approvals from the FDA and other applicable regulatory authorities outside the United States;
■	establishment of arrangements with third-party manufacturers;
■	obtaining and maintaining patent and trade secret protection and regulatory exclusivity;
■	protecting our rights in our intellectual property;
■	launching commercial sales of our product candidates, if and when approved;
■	acceptance of any approved product by the medical community and patients;
■	obtaining coverage and adequate reimbursement from third-party payors for product candidates, if and when approved;
■	effectively competing with other products; and
■	achieving a continued acceptable safety profile for our product candidates following regulatory approval, if and when received.

If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize our product candidates, which would materially harm our business and we may not be able to earn sufficient revenues and cash flows to continue our operations.

Our product candidates are trabodenoson as a monotherapy and as an FDC consisting of trabodenoson with a prostaglandin analog, or PGA. We have no other product candidates in our near term product pipeline. As a result, we are substantially dependent on the successful development and commercialization of trabodenoson. If the results of our chronic toxicology program were to identify a safety problem, or if our upcoming pivotal trials of trabodenoson monotherapy or our upcoming continuing Phase 2 program for the FDC product candidate were to demonstrate lack of efficacy in lowering intraocular pressure, or IOP, or any safety issues related to trabodenoson, our development strategy would be materially and adversely affected.

We have not obtained regulatory approval for any of our product candidates in the United States or in any other country.

We currently do not have any product candidates that have gained regulatory approval for sale in the United States or in any other country, and we cannot guarantee that we will ever have marketable products. Our business is substantially dependent on our ability to complete the development of, obtain regulatory approval for and successfully commercialize product candidates in a timely manner. We cannot commercialize product candidates in the United States without first obtaining regulatory approval to market each product from the FDA; similarly, we cannot commercialize product candidates outside of the United States without obtaining regulatory approval from comparable foreign regulatory authorities. We have completed a Phase 2 trial in which we tested trabodenoson co-administered with latanoprost. We are planning an End-of-Phase 2 meeting with the FDA for trabodenoson monotherapy in the first half of 2015 and expect to initiate a pivotal Phase 3 program in mid-2015, which will consist of two Phase 3 pivotal trials and a long-term safety study. We cannot predict whether any of our future trials, including our planned long-term safety trial of trabodenoson, will be successful or whether regulators will agree with our conclusions regarding the preclinical studies and clinical trials we have conducted to date.

Before obtaining regulatory approvals for the commercial sale of any product candidate for a target indication, we must demonstrate in preclinical studies and well-controlled clinical trials, and, with respect to approval in the United States, to the satisfaction of the FDA, that the product candidate is safe and effective for use for that target indication and that the manufacturing facilities, processes and controls are adequate. In the United States, we have not submitted a New Drug Application, or NDA, for any of our product candidates. An NDA must include extensive preclinical and clinical data and supporting information to establish the product candidate’s safety and effectiveness for each desired indication. The NDA must also include significant information regarding the chemistry, manufacturing and controls for the product. Obtaining approval of an NDA is a lengthy, expensive and uncertain process, and approval may not be obtained. If we submit an NDA to the FDA, the FDA must decide whether to accept or reject the submission for filing. We cannot be certain that any submissions will be accepted for filing and review by the FDA.

Regulatory authorities outside of the United States, such as in Europe and Japan and in emerging markets, also have requirements for approval of drugs for commercial sale with which we must comply prior to marketing in those areas. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our product candidates. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and obtaining regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval processes vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking non-U.S. regulatory approval could require additional non-clinical studies or clinical trials, which could be costly and time consuming. The non-U.S. regulatory approval process may include all of the risks associated with obtaining FDA approval. For all of these reasons, we may not obtain non-U.S. regulatory approvals on a timely basis, if at all.

The process to develop, obtain regulatory approval for and commercialize product candidates is long, complex and costly both inside and outside of the United States, and approval is never guaranteed. Even if our product candidates were to successfully obtain approval from the regulatory authorities, any approval might significantly limit the approved indications for use, or require that precautions, contraindications, or warnings be included on the product labeling, or require expensive and time-consuming post-approval clinical trials or surveillance as conditions of approval. Following any approval for commercial sale of our product candidates, certain changes to the product, such as changes in manufacturing processes and additional labeling claims, will be subject to additional FDA review and approval. Also, regulatory approval for any of our product candidates may be withdrawn. If we are unable to obtain regulatory approval for our product candidates in one or more jurisdictions, or any approval contains significant limitations, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed. Furthermore, we may not be able to obtain sufficient funding or generate sufficient revenue and cash flows to continue the development of any other product candidate in the future.

Regulatory approval may be substantially delayed or may not be obtained for one or all of our product candidates if regulatory authorities require additional time or studies to assess the safety and efficacy of our product candidates.

We may be unable to initiate or complete development of our product candidates on schedule, if at all. The timing for the completion of the studies for our product candidates will require funding beyond the proceeds of this offering. In addition, if regulatory authorities require additional time or studies to assess the safety or efficacy of our product candidates, we may not have or be able to obtain adequate funding to complete the necessary steps for approval for any or all of our product candidates. Preclinical studies and clinical trials required to demonstrate the safety and efficacy of our product candidates are time consuming and expensive and together take several years or more to complete.

Delays in regulatory approvals or rejections of applications for regulatory approval in the United States, Europe, Japan or other markets may result from many factors, including:

■	our inability to obtain sufficient funds required for a clinical trial;
■	requests from regulatory authorities for additional analyses, reports, data, non-clinical and preclinical studies and clinical trials;
■	questions from regulatory authorities regarding interpretations of data and results and the emergence of new information regarding our product candidates or other products;
■	clinical holds, other regulatory objections to commencing or continuing a clinical trial or the inability to obtain regulatory approval to commence a clinical trial in countries that require such approvals;
■	failure to reach agreement with the FDA or comparable non-US regulatory authorities regarding the scope or design of our clinical trials;
■	our inability to enroll a sufficient number of patients who meet the inclusion and exclusion criteria in our clinical trials. For example, we are seeking patients with elevated levels of IOP for our clinical trials, which are more difficult to find;
■	our inability to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;
■	our inability to reach agreements on acceptable terms with prospective contract research organizations, or CROs, and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;
■	our inability to identify and maintain a sufficient number of sites, many of which may already be engaged in other clinical trial programs, including some that may be for the same indications targeted by our product candidates;
■	any determination that a clinical trial presents unacceptable health risks;
■	lack of adequate funding to continue the clinical trial due to unforeseen costs or other business decisions;
■	our inability to obtain approval from Institutional Review Boards, or IRBs, to conduct clinical trials at their respective sites;
■	our inability to manufacture in a timely manner or obtain from third parties sufficient quantities or quality of the product candidates or other materials required for a clinical trial;
■	difficulty in maintaining contact with patients after treatment, resulting in incomplete data; and
■	unfavorable or inconclusive results of clinical trials and supportive non-clinical studies, including unfavorable results regarding the effectiveness of product candidates during clinical trials.

Changes in regulatory requirements and guidance may also occur and we may need to amend clinical trial protocols submitted to applicable regulatory authorities to reflect these changes. Amendments may require us to resubmit clinical trial protocols to IRBs for re-examination, which may impact the costs, timing or successful completion of a clinical trial.

As a result of our planned End-of-Phase 2 meeting with the FDA for trabodenoson in the first half of 2015, the FDA may require us to conduct additional clinical trials before we commence our Phase 3 pivotal trials and long-term safety study or they may require us to increase the size of or change the design of our planned pivotal trials. In addition, if the FDA requires us to change the design of our planned pivotal trials, the actual costs of these trials may be greater than what we estimated based on our current expectations regarding the design of these trials. If we are required to conduct additional clinical trials or other studies with respect to any of our product candidates beyond those that we initially contemplated, if we are unable to successfully complete our clinical trials or other studies or if the results of these studies are not positive or are only modestly positive, we may be delayed in obtaining regulatory approval for that product candidate, we may not be able to obtain regulatory approval at all or we may obtain approval for indications that are not as broad as intended. Our product development costs will also increase if we experience delays in testing or approvals and we may not have sufficient funding to complete the testing and approval process. Significant clinical trial delays could allow our competitors to bring products to market before we do and impair our ability to commercialize our products if and when approved. If any of this occurs, our business will be materially harmed.

We have not yet successfully formulated, and may be unable to formulate or manufacture our fixed-dose combination product candidate in a way that is suitable for clinical or commercial use. Any such delay or failure could materially harm our commercial prospects, result in higher costs and deprive us of product candidate revenues.

We recently completed a Phase 2 trial to evaluate the efficacy, tolerability and safety of trabodenoson when co-administered with commercially-available latanoprost eye drops. However, we have not yet formulated our FDC product candidate to include these two drugs in a single combination dose, and we may never be able to formulate or manufacture our FDC product candidate in a way that is suitable for clinical or commercial use. Any delay or failure to develop a suitable product formulation or manufacturing process for our FDC product candidate could materially harm our commercial prospects, result in higher costs or deprive us of potential product revenues.

Failure can occur at any stage of clinical development. If the clinical trials for our product candidates are unsuccessful, we could be required to abandon development.

A failure of one or more clinical trials can occur at any stage of testing for a variety of reasons. The outcome of preclinical testing and early clinical trials may not be predictive of the outcome of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. In addition, adverse events may occur or other risks may be discovered in Phase 2 or Phase 3 clinical trials that will cause us to suspend or terminate our clinical trials. In some instances, there can be significant variability in safety and/or efficacy results between different trials of the same product candidate due to numerous factors, including changes in or adherence to trial protocols, differences in size and type of the patient populations and the rates of dropout among clinical trial participants. To date, we have only exposed 233 clinical trial subjects to trabodenoson. The FDA expects that a total of at least 1,500 patients will be exposed to at least a single dose of trabodenoson before submission of an NDA, and the complete NDA submission package must also contain safety data from at least 300 patients treated with trabodenoson for at least six months, and at least 100 patients treated for at least a year. Our future clinical trial results therefore may not demonstrate safety and efficacy sufficient to obtain regulatory approval for our product candidates. Moreover, we still need to evaluate the long-term safety effects of our product candidates, the results of which could adversely affect our clinical development program.

Flaws in the design of a clinical trial may not become apparent until the clinical trial is well-advanced. We have limited experience in designing clinical trials and may be unable to design and execute a clinical trial to support regulatory approval. In addition, clinical trials often reveal that it is not practical or feasible to continue development efforts. Further, we have never submitted an NDA for any product candidates.

We may voluntarily suspend or terminate our clinical trials if at any time we believe that they present an unacceptable risk to participants. Further, regulatory agencies, IRBs or data safety monitoring boards may at any time order the temporary or permanent discontinuation of our clinical trials or request that we cease using investigators in the clinical trials if they believe that the clinical trials are not being conducted in accordance with applicable regulatory requirements, or that they present an unacceptable safety risk to participants.

If the results of our clinical trials for our current product candidates or clinical trials for any future product candidates do not achieve the primary efficacy endpoints or demonstrate unexpected safety issues, the prospects for approval of our product candidates will be materially adversely affected. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials have failed to achieve similar results in later clinical trials, including longer term trials, or have failed to obtain regulatory approval of their product candidates. Many compounds that initially showed promise in clinical trials or earlier stage testing have later been found to cause undesirable or unexpected adverse effects that have prevented further development of the compound. In addition, we have typically only tested our product candidates in a single eye, which may not accurately predict the efficacy or safety of our product candidates when dosed in both eyes. Our planned Phase 3 pivotal trials of trabodenoson monotherapy may not produce the results that we expect. Our clinical trials are also designed to test the use of trabodenoson in combination with latanoprost as an add-on therapy. Accordingly, the efficacy of our primary product candidates may not be similar or correspond directly to their efficacy when used as a monotherapy. Our current product candidates remain subject to the risks associated with clinical drug development as indicated above.

In addition to the circumstances noted above, we may experience numerous unforeseen events that could cause our clinical trials to be delayed, suspended or terminated, or which could delay or prevent our ability to receive regulatory approval or commercialize our product candidates, including:

■	clinical trials of our product candidates may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or implement a clinical hold;
■	the number of patients required for clinical trials of our product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or participants may drop out of these clinical trials at a higher rate than we anticipate;
■	our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;
■	regulators or IRBs may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;
■	we may have delays in reaching or fail to reach agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites;
■	we may elect or be required to suspend or terminate clinical trials of our product candidates based on a finding that the participants are being exposed to health risks;
■	the cost of clinical trials of our product candidates may be greater than we anticipate;
■	the supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates may be insufficient or inadequate; and
■	our product candidates may have undesirable adverse effects or other unexpected characteristics.

If we elect or are required to suspend or terminate a clinical trial of any of our product candidates, our commercial prospects will be adversely impacted and our ability to generate product revenues may be delayed or eliminated.

Our product candidates may have undesirable adverse effects, which may delay or prevent regulatory approval or, if approval is received, require our products to be taken off the market, require them to include safety warnings or otherwise limit their sales.

Unforeseen adverse effects from any of our product candidates could arise either during clinical development or, if approved, after the approved product has been marketed. In particular, we are aware of the known potential of adenosine and adenosine-like drugs to affect the heart if present in the systematic circulation at high enough levels.

Any undesirable adverse effects that may be caused by our product candidates could interrupt, delay or halt clinical trials and could result in the denial of regulatory approval by the FDA and comparable non-U.S. regulatory authorities for any or all targeted indications, and in turn prevent us from commercializing our product candidates and generating revenues from their sale. In addition, if any of our product candidates receives regulatory approval and we or others later identify undesirable adverse effects caused by the product, we could face one or more of the following consequences:

■	regulatory authorities may require the addition of labeling statements, such as a “black box” warning or a contraindication, or other labeling changes;
■	regulatory authorities may withdraw their approval of the product;
■	regulatory authorities may seize the product;
■	we may be required to change the way that the product is administered, conduct additional clinical trials or recall the product;
■	we may be subject to litigation or product liability claims, fines, injunctions, or criminal penalties; and
■	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected product or could substantially increase the costs and expenses of commercializing such product, which in turn could delay or prevent us from generating significant revenues from its sale.

Trabodenoson is an adenosine mimetic. Adenosine is used therapeutically to manage cardiovascular arrhythmias, such as paroxysmal supraventricular tachycardia, a type of accelerated heart rate. All of our data to date reflects that trabodenoson does not have systemic effects, including no impact on the cardiovascular system when dosed in the eye. However, we are still conducting additional trials for trabodenoson and systemic effects may arise in future trials. Furthermore, if trabodenoson has the perception of having potential adverse effects because it is an adenosine mimetic, it may be negatively viewed by ophthalmologists and optometrists, patients, patient advocacy groups, third-party payors and the medical community which would adversely affect the market acceptance of our product candidates. In addition, the use of our product candidates outside the indications cleared for use, or off-label use, or the use of our product candidate in an inappropriate manner, may increase the risk of injury to patients. Clinicians may use our products for off-label uses, as the FDA does not restrict or regulate a clinician’s choice of treatment within the practice of medicine. Off-label use of our products may increase the risk of product liability claims against us. Product liability claims are expensive to defend and could divert our management’s attention and result in substantial damage awards against us.

If our product candidates receive regulatory approval, we will be subject to ongoing regulatory requirements and we may face future development, manufacturing and regulatory difficulties.

Our product candidates, if approved, will also be subject to ongoing regulatory requirements for labeling, packaging, storage, advertising, promotion, sampling, record-keeping, submission of safety and other post-market approval information, importation and exportation. In addition, approved products, manufacturers and manufacturers’ facilities are required to comply with extensive FDA and European Medicines Agency, or EMA, requirements and the requirements of other similar agencies, including ensuring that quality control and manufacturing procedures conform to cGMP requirements. As such, we and our potential future contract manufacturers will be subject to continual review and periodic inspections to assess compliance with cGMPs. Accordingly, we and others with whom we work will be required to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control. We will also be required to report certain adverse reactions and production problems, if any, to the FDA, EMA and other similar foreign agencies and to comply with certain requirements concerning advertising and promotion for our product candidates. Promotional communications with respect to prescription drugs also are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved labeling. Accordingly, once approved, we may not promote our products, if any, for indications or uses for which they are not approved.

If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of a product, it may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If our product candidates fail to comply with applicable regulatory requirements, a regulatory agency may:

■	issue warning letters or untitled letters;
■	require product recalls;
■	mandate modifications to promotional materials or require us to provide corrective information to healthcare practitioners;
■	require us or our potential future collaborators to enter into a consent decree or permanent injunction, which can include shutdown of manufacturing facilities, imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;
■	impose other administrative or judicial civil or criminal penalties or pursue criminal prosecution;
■	withdraw regulatory approval;
■	refuse to approve pending applications or supplements to approved applications filed by us or by our potential future collaborators;
■	impose restrictions on operations, including costly new manufacturing requirements; or
■	seize or detain products.

If we are unable to effectively establish a direct sales force in the United States, our business may be harmed.

We currently do not have an established sales organization and do not have a marketing or distribution infrastructure. To achieve commercial success for any approved product, we must either develop a sales and marketing organization or outsource these functions to third parties. If trabodenoson receives marketing approval in the United States, we plan to commercialize it by establishing a glaucoma-focused specialty sales force of approximately 150 people targeting high-prescribing ophthalmologists and optometrists throughout the United States. We will need to incur significant additional expenses and commit significant additional time and management resources to establish and train a sales force to market and sell our products. We may not be able to successfully establish these capabilities despite these additional expenditures.

Factors that may inhibit our efforts to successfully establish a sales force include:

■	our inability to compete with other pharmaceutical companies to recruit, hire, train and retain adequate numbers of effective sales and marketing personnel with requisite knowledge of our target market;
■	the inability of sales personnel to obtain access to adequate numbers of ophthalmologists and optometrists to prescribe any future approved products;
■	unforeseen costs and expenses associated with creating an independent sales and marketing organization; and
■	a delay in bringing products to market after efforts to hire and train our sales force have already commenced.

In the event we are unable to successfully market and promote our products, our business may be harmed.

We currently intend to explore the licensing of commercialization rights or other forms of collaboration outside of the United States, which will expose us to additional risks of conducting business in international markets.

The non-U.S. markets are an important component of our growth strategy. If we fail to obtain licenses or enter into collaboration arrangements with selling parties, or if these parties are not successful, our revenue-generating growth potential will be adversely affected. Moreover, international business relationships subject us to additional risks that may materially adversely affect our ability to attain or sustain profitable operations, including:

■	efforts to enter into collaboration or licensing arrangements with third parties in connection with our international sales, marketing and distribution efforts may increase our expenses or divert our management’s attention from the acquisition or development of product candidates;
■	changes in a specific country’s or region’s political and cultural climate or economic condition;
■	differing regulatory requirements for drug approvals and marketing internationally, which could result in our being required to conduct additional clinical trials or other studies before being able to successfully commercialize our product candidates in any jurisdiction outside the United States;
■	difficulty of effective enforcement of contractual provisions in local jurisdictions;
■	potentially reduced protection for intellectual property rights;
■	potential third-party patent rights in countries outside of the United States;
■	unexpected changes in tariffs, trade barriers and regulatory requirements;
■	economic weakness, including inflation, or political instability, particularly in non-U.S. economies and markets, including several countries in Europe;
■	compliance with tax, employment, immigration and labor laws for employees traveling abroad;
■	the effects of applicable foreign tax structures and potentially adverse tax consequences;
■	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incidental to doing business in another country;
■	workforce uncertainty in countries where labor unrest is more common than in the United States;
■	the potential for so-called parallel importing, which is what happens when a local seller, faced with high or higher local prices, opts to import goods from a foreign market (with low or lower prices) rather than buying them locally;
■	failure of our employees and contracted third parties to comply with Office of Foreign Asset Control rules and regulations and the Foreign Corrupt Practices Act;
■	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and
■	business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters, including earthquakes, volcanoes, typhoons, floods, hurricanes and fires.

These and other risks may materially adversely affect our ability to attain or sustain revenue from international markets.

We face competition from established branded and generic pharmaceutical companies and if our competitors are able to develop and market products that are preferred over our products, our commercial opportunity will be reduced or eliminated.

The development and commercialization of new drug products is highly competitive. We face competition from established branded and generic pharmaceutical companies, smaller biotechnology and pharmaceutical companies, as well as from academic institutions, government agencies and private and public research institutions, which may in the future develop products to treat glaucoma. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future. Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Glaukos Corporation recently commercialized a trabecular micro-bypass stent that is implanted in the eye during cataract surgery and allows fluid to flow from the anterior of the eye into the collecting channels, bypassing the TM. In addition, early-stage companies that are also developing glaucoma treatments may prove to be significant competitors, such as Aerie Pharmaceuticals, Inc., which is developing a Rho kinase/norepinephrine transport inhibitor. We expect that our competitors will continue to develop new glaucoma treatments, which may include eye drops, oral treatments, surgical procedures, implantable devices or laser treatments. Other early-stage companies may also compete through collaborative arrangements with large and established companies. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Our commercial opportunity will be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer adverse effects, are more convenient or are less expensive than our product candidates. The market for glaucoma prescriptions is highly competitive and is currently dominated by generic drugs, such as latanoprost and timolol, and additional products are expected to become available on a generic basis over the coming years. If any of our product candidates are approved, we expect that they will be priced at a premium over competitive generic products and consistent with other branded glaucoma drugs.

If our competitors market products that are more effective, safer, have fewer side effects or are less expensive than our product candidates or that reach the market sooner than our potential future products, if any, we may not achieve commercial success.

The commercial success of our product candidates will depend on the degree of market acceptance among ophthalmologists and optometrists, patients, patient advocacy groups, third-party payors and the medical community.

Our product candidates may not gain market acceptance among ophthalmologists and optometrists, patients, patient advocacy groups, third-party payors and the medical community. There are a number of available therapies marketed for the treatment of glaucoma. Some of these drugs are branded and subject to patent protection, but most others, including latanoprost and many beta blockers, are available on a generic basis. Many of these approved drugs are well established therapies and are widely accepted by ophthalmologists and optometrists, patients and third-party payors. Insurers and other third-party payors may also encourage the use of generic products. Additionally, in patients with normal tension glaucoma whose IOP falls into the normal range, IOP is generally much more difficult to reduce. In these patients, trabodenoson may offer little or no clinical benefit, which may ultimately limit its utility in this subpopulation of glaucoma patients. The degree of market acceptance of our product candidates will depend on a number of factors, including:

■	the market price, affordability and patient out-of-pocket costs of our product candidates relative to other available products, which are predominantly generics;
■	the effectiveness of our product candidates as compared with currently available products and any products that may be approved in the future;
■	patient willingness to adopt our product candidates in place of current therapies;
■	varying patient characteristics including demographic factors such as age, health, race and economic status;
■	changes in the standard of care for the targeted indications for any of our product candidates;
■	the prevalence and severity of any adverse effects or perception of any potential side effects;
■	limitations or warnings contained in a product candidate’s FDA-approved labeling;
■	limitations in the approved clinical indications for our product candidates;
■	relative convenience and ease of administration;

■	the strength of our selling, marketing and distribution capabilities;
■	the quality of our relationship with patient advocacy groups;
■	sufficient third-party coverage and reimbursement; and
■	product liability claims.

In addition, the potential market opportunity for our product candidates is difficult to precisely estimate. Our estimates of the potential market opportunity for our product candidates include several key assumptions based on our industry knowledge, industry publications, third-party research reports and other surveys. If any of these assumptions proves to be inaccurate, then the actual market for our product candidates could be smaller than our estimates of our potential market opportunity. If the actual market for our product candidates is smaller than we expect, our product revenue may be limited, and it may be more difficult for us to achieve or maintain profitability. If we fail to achieve market acceptance of our product candidates in the United States and abroad, our revenue will be more limited and it will be more difficult to achieve profitability.

If we fail to obtain and sustain coverage and an adequate level of reimbursement for our product candidates by third-party payors, potential future sales would be materially adversely affected.

The course of treatment for glaucoma patients includes primarily older drugs, and the leading products for the treatment of glaucoma currently in the market, including latanoprost and timolol, are available as generic brands. There will be no commercially viable market for our product candidates without coverage and adequate reimbursement from third-party payors, and any coverage and reimbursement policy may be affected by future healthcare reform measures. We cannot be certain that coverage and adequate reimbursement will be available for our product candidates or any other future product candidates we develop. Additionally, even if there is a commercially viable market, if the level of reimbursement is below our expectations, our anticipated revenue and gross margins will be adversely affected.

Third-party payors, such as government or private healthcare insurers, carefully review and increasingly question and challenge the coverage of and the prices charged for drugs. Reimbursement rates from private health insurance companies vary depending on the company, the insurance plan and other factors. Reimbursement rates may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. A current trend in the U.S. healthcare industry is toward cost containment. Large public and private payors, managed care organizations, group purchasing organizations and other similar organizations are exerting increasing influence on decisions regarding the use of, and reimbursement levels for, particular treatments. Such third-party payors, including Medicare, may question the coverage of, and challenge the prices charged for, medical products and services, and many third-party payors limit coverage of or reimbursement for newly approved healthcare products. In particular, third-party payors may limit the covered indications. Cost-control initiatives could decrease the price we might establish for our product candidates, which could result in product revenues being lower than anticipated. We believe our drugs will be priced significantly higher than existing generic drugs and consistently with current branded drugs. Patients who are prescribed medications for the treatment of their conditions, and their prescribing physicians, generally rely on third-party payors to reimburse all or part of the costs associated with their prescription drugs. Patients are unlikely to use our products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our products. If we are unable to show a significant benefit relative to existing generic drugs, Medicare, Medicaid and private payors may not be willing to cover or provide adequate reimbursement for our drugs, which would significantly reduce the likelihood of them gaining market acceptance. In the United States, no uniform policy requirement for coverage and reimbursement for drug products exists among third-party payors. Therefore, coverage and reimbursement for drug products can differ significantly from payor to payor.

We expect that private insurers will consider the efficacy, cost effectiveness, safety and tolerability of our product candidates in determining whether to approve coverage and set reimbursement levels for such products. Obtaining these approvals can be a time consuming and expensive process. Our business and prospects would be materially adversely affected if we do not receive approval for coverage and reimbursement of our product candidates from private insurers on a timely or satisfactory basis. Limitations on coverage and reimbursement could also be imposed by government payors, such as the local Medicare carriers, fiscal intermediaries, or Medicare Administrative Contractors. Further, Medicare Part D, which provides a pharmacy benefit to certain Medicare patients, does not require participating prescription drug plans to cover all drugs within a class of products. Our business could be materially adversely affected if private or governmental payors, including Medicare Part D prescription drug plans were to limit access to, or deny or limit reimbursement of, our product candidates or other potential products.

Reimbursement systems in international markets vary significantly by country and by region, and reimbursement approvals must be obtained on a country-by-country basis. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. For example, reimbursement in the European Union must be negotiated on a country-by-country basis and in many countries the product cannot be commercially launched until reimbursement is approved. The negotiation process in some countries can exceed 12 months. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our products to other available therapies.

If the prices for our product candidates decrease or if governmental and other third-party payors do not provide coverage and adequate reimbursement levels, our revenue, potential for future cash flows and prospects for profitability will suffer.

Governments outside the United States tend to impose strict price controls, which may adversely affect our revenues, if any.

The pricing of prescription pharmaceuticals is also subject to governmental control outside of the United States. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidates to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be harmed, possibly materially.

If we are found in violation of federal or state “fraud and abuse” laws or other healthcare laws, we may face penalties, which may adversely affect our business, financial condition and results of operation.

In the United States, we are subject to various federal and state healthcare “fraud and abuse” laws, including anti-kickback laws, false claims laws and other laws intended, among other things, to reduce fraud and abuse in federal and state healthcare programs. The Federal Anti-Kickback Statute makes it illegal for any person, including a prescription drug manufacturer (or a party acting on its behalf), to knowingly and willfully solicit, receive, offer or pay any remuneration that is intended to induce the referral of business, including the purchase, lease, order or arranging for or recommending the purchase, lease or order of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as Medicare or Medicaid. Although we seek to structure our business arrangements in compliance with all applicable requirements, these laws are broadly written, and it is often difficult to determine precisely how the law will be applied in specific circumstances. Accordingly, it is possible that our practices may be challenged under the Federal Anti-Kickback Statute. The Federal False Claims Act prohibits anyone from, among other things, knowingly presenting or causing to be presented for payment to the government, including the federal healthcare programs, claims for reimbursed drugs or services that are false or fraudulent. This statute has been interpreted to prohibit presenting claims for items or services that were not provided as claimed, or claims for medically unnecessary items or services. Many states have similar false claims laws. Cases have been brought under false claims laws alleging that off-label promotion of pharmaceutical products or the provision of kickbacks have resulted in the submission of false claims to governmental healthcare programs. In addition, private individuals have the ability to bring actions on behalf of the government under the Federal False Claims Act as well as under the false claims laws of several states. Under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, we are prohibited from, among other things, knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services to obtain money or property of any healthcare benefit program.

Similarly, the civil monetary penalties statute imposes penalties against any person or entity who, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

Additionally, the federal Physician Payments Sunshine Act within the Patient Protection and Affordable Care Act, as amended by the Health Care Education and Reconciliation Act, or collectively the ACA, and its implementing regulations, require that certain manufacturers of drugs, devices, biologics and medical supplies to report annually information related to certain payments or other transfers of value provided to physicians and teaching hospitals, and certain ownership and investment interests held by physicians and their immediate family members.

Many states have adopted laws similar to the aforementioned laws, some of which apply to the referral of patients for healthcare services reimbursed by any source, not just governmental payors. In addition, some states have passed laws that require pharmaceutical companies to comply with the April 2003 U.S. Department of Health and Human Services Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers and/or the Pharmaceutical Research and Manufacturers of America’s Code on Interactions with Healthcare Professionals. Several states also impose other marketing restrictions or require pharmaceutical companies to make marketing or price disclosures to the state. There are ambiguities as to what is required to comply with these state requirements and if we fail to comply with an applicable state law requirement we could be subject to penalties.

In addition, we may be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their respective implementing regulations, including the final omnibus rule published on January 25, 2013, imposes specified requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to business associates, defined as independent contractors or agents of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Law enforcement authorities are increasingly focused on enforcing these laws, and it is possible that some of our practices may be challenged under these laws. Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that the government could allege violations of, or convict us of violating, these laws. If we are found in violation of one of these laws, we could be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, individual imprisonment, exclusion from governmental funded federal or state healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and the curtailment or restructuring of our operations. Were this to occur, our business, financial condition and results of operations and cash flows may be materially adversely affected.

Recently enacted and future legislation may increase the difficulty and cost of commercializing our product candidates and may affect the prices we may obtain.

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay regulatory approval of our product candidates, restrict or regulate post-marketing activities and affect our ability to profitably sell our product candidates for which we obtain regulatory approval.

In March 2010, President Obama signed into law the ACA, a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against healthcare fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. The ACA increased manufacturers’ rebate liability under the Medicaid Drug Rebate Program by increasing the minimum rebate amount for both branded and generic drugs and revised the definition of average manufacturer price, or AMP, which may also increase the amount of Medicaid drug rebates manufacturers are required to pay to states. The legislation also expanded Medicaid drug rebates, which previously had been payable only on fee-for-service utilization, to Medicaid managed care utilization, and created an alternative rebate formula for certain new formulations of certain existing products that is intended to increase the rebates due on those drugs. Further, the ACA imposed a significant annual fee on companies that manufacture or import branded prescription drug products and requires manufacturers to provide a 50% discount off the negotiated price of branded drugs dispensed to beneficiaries in the Medicare Part D coverage gap, referred to as the “donut hole.” Substantial new provisions affecting compliance have also been enacted, including the Physician Payments Sunshine Act, as described above. Although it is too early to determine the full effect of the ACA, the new law appears likely to continue the downward pressure on pharmaceutical pricing, especially under the Medicare program, and may also increase our regulatory burdens and operating costs.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach the required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year, which went into effect in April 2013 and will remain in effect through 2024 unless additional Congressional action is taken. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors, which may adversely affect our future profitability.

Legislative and regulatory proposals have been introduced at both the state and federal level to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We are not sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing approval testing and other requirements.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. We cannot predict whether future healthcare initiatives will be implemented at the federal or state level or in countries outside of the United States in which we may do business in the future, or the effect any future legislation or regulation will have on us.

If we face allegations of noncompliance with the law and encounter sanctions, our reputation, revenues and liquidity may suffer, and our products could be subject to restrictions or withdrawal from the market.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response, and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenues from our products. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of our company and our operating results will be adversely affected. Additionally, if we are unable to generate revenues from our product sales, our potential for achieving profitability will be diminished and the capital necessary to fund our operations will be increased.

We may not be able to identify additional therapeutic opportunities for our product candidates or to expand our portfolio of products.

We may explore other therapeutic opportunities with trabodenoson and seek to commercialize a portfolio of new ophthalmic drugs in addition to our product candidates that we are currently developing. We have no potential products in our research and development pipeline other than those potential products that are formulations of trabodenoson or that apply trabodenoson for the treatment of other indications beyond glaucoma and other neuropathies.

Research programs to pursue the development of our product candidates for additional indications and to identify new potential products and disease targets require substantial technical, financial and human resources whether or not we ultimately are successful. Our research programs may initially show promise in identifying potential indications and/or potential products, yet fail to yield results for clinical development for a number of reasons, including:

■	the research methodology used may not be successful in identifying potential indications and/or potential products;
■	product candidates may, after further study, be shown to have harmful adverse effects or other characteristics that indicate they are unlikely to be effective drugs; or
■	it may take greater human and financial resources to identify additional therapeutic opportunities for our product candidates or to develop suitable potential products through internal research programs and clinical trials than we will possess, thereby limiting our ability to diversify and expand our product portfolio.

Because we have limited financial and managerial resources, we focus on research programs and product candidates for specific indications. As a result, we may forego or delay pursuit of opportunities with other potential products or for other indications that later prove to have greater commercial potential or a greater likelihood of success. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities.

Accordingly, there can be no assurance that we will ever be able to identify additional therapeutic opportunities for our product candidates or to develop suitable potential products through internal research programs, which could materially adversely affect our future growth and prospects.

Risks Related to Our Reliance on Third Parties

We currently depend on third parties to conduct some of the operations of our clinical trials and other portions of our operations, and we may not be able to control their work as effectively as if we performed these functions ourselves.

We rely on third parties, such as contract research organizations, or CROs, clinical data management organizations, medical institutions and clinical investigators, to oversee and conduct our clinical trials, and to perform data collection and analysis of our product candidates. We expect to rely on these third parties to conduct clinical trials of any other potential products that we develop. These parties are not our employees and we cannot control the amount or timing of resources that they devote to our program. In addition, any CRO that we retain will be subject to the FDA’s regulatory requirements or similar foreign standards and we do not have control over compliance with these regulations by these providers. Our agreements with third-party service providers are on trial-by-trial and project-by-project bases. Typically, we may terminate the agreements with notice and occasionally the third party service provider may terminate the agreement without notice. Typically, we are responsible for the third party’s incurred costs and occasionally we have to pay cancellation fees. If any of our relationships with our third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs or to do so on commercially reasonable terms. We also rely on other third parties to store and distribute drug supplies for our clinical trials. Any performance failure on the part of our distributors could delay clinical development or regulatory approval of our product candidates or commercialization of our product candidates, producing additional losses and depriving us of potential product revenue.

Our reliance on these third parties for clinical development activities reduces our control over these activities but does not relieve us of our responsibilities, and we remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan, the protocols for the trial and the FDA’s regulations and international standards, referred to as Good Clinical Practice, or GCP, requirements, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Preclinical studies must also be conducted in compliance with other requirements, such as Good Laboratory Practice, or GLP, and the Animal Welfare Act. Managing performance of third-party service providers can be difficult, time consuming and cause delays in our development programs. We currently have a small number of employees, which limits the internal resources we have available to identify and monitor our third-party providers.

Furthermore, these third parties may conduct clinical trials for competing drugs or may have relationships with other entities, some of which may be our competitors. As such, the ability of these third parties to provide services to us may be limited by their work with these other entities. The use of third-party service providers requires us to disclose our proprietary information to these parties, which could increase the risk that this information will be misappropriated.

If these third parties do not successfully carry out their contractual duties or obligations and meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols according to regulatory requirements or for other reasons, our financial results and the commercial prospects for our current product candidates or our other potential products could be harmed, our costs could increase and our ability to obtain regulatory approval and commence product sales could be delayed.

We have no manufacturing capacity or experience and anticipate continued reliance on third-party manufacturers for the development and commercialization of our product candidates in accordance with manufacturing regulations.

We do not currently, nor currently intend to, operate manufacturing facilities for clinical or commercial production of our product candidates. We have no experience in drug formulation, and we lack the resources and the capabilities to manufacture our product candidates and potential products on a clinical or commercial scale. We do not intend to develop facilities for the manufacture of product candidates for clinical trials or commercial purposes in the foreseeable future. We currently rely on third-party manufacturers to produce the active pharmaceutical ingredient and final drug product for our clinical trials. We manage such production with all our vendors on a purchase order basis in accordance with applicable master service and supply agreements. We do not have long-term agreements with any of these or any other third-party suppliers. To the extent we terminate our existing supplier arrangements in the future and seek to enter into arrangements with alternative suppliers, we might experience a delay in our ability to obtain adequate supply for our clinical trials and commercialization. We also do not have any current contractual relationships for the manufacture of commercial supplies of any of our product candidates if and when they are approved. Our third-party manufacturers have made only a limited number of lots of our product candidates to date and have not made any commercial lots. The manufacturing processes for our product candidates have never been tested at commercial scale, and the process validation requirement has not yet been satisfied for any product candidate. These manufacturing processes and the facilities of our third-party manufacturers will be subject to inspection and approval by the FDA before we can commence the manufacture and sale of our product candidates, and thereafter on an ongoing basis. Some of our third-party manufacturers have never been inspected by the FDA and have not been through the FDA approval process for a commercial product. Some of our third-party manufacturers are subject to FDA inspection from time to time. Failure by these third-party manufacturers to pass such inspections and otherwise satisfactorily complete the FDA approval regimen with respect to our product candidates may result in regulatory actions such as the issuance of FDA Form 483 inspectional observations, warning letters or injunctions or the loss of operating licenses. Based on the severity of the regulatory action, our clinical or commercial supply of our product candidates could be interrupted or limited, which could have a material adverse effect on our business.

With respect to commercial production of our product candidates in the future, we plan on outsourcing production of the active pharmaceutical ingredients and final product manufacturing if and when approved for marketing by the applicable regulatory authorities. This process is difficult and time consuming and we can give no assurance that we will enter commercial supply agreements with any contract manufacturers on favorable terms or at all.

Reliance on third-party manufacturers entails risks, including:

■	manufacturing delays if our third-party manufacturers give greater priority to the supply of other products over our product candidates or otherwise do not satisfactorily perform according to the terms of their agreements with us;
■	the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us;
■	the possible breach of the manufacturing agreement by the third party;
■	product loss due to contamination, equipment failure or improper installation or operation of equipment or operator error;

■	the failure of the third-party manufacturer to comply with applicable regulatory requirements; and
■	the possible misappropriation of our proprietary information, including our trade secrets and know-how.

Our manufacturers may not perform as agreed or may not remain in the contract manufacturing business. In the event of a natural disaster, business failure, strike or other difficulty, we may be unable to replace a third-party manufacturer in a timely manner and the production of our product candidates and potential products could be interrupted, resulting in delays and additional costs. We may also have to incur other charges and expenses for products that fail to meet specifications and undertake remediation efforts.

If third-party manufacturers fail to comply with manufacturing regulations, our financial results and financial condition will be adversely affected.

Before a third party can begin the commercial manufacturing of our product candidates and potential products, their manufacturing facilities, processes and quality systems must be in compliance with applicable regulations. Due to the complexity of the processes used to manufacture pharmaceutical products and product candidates, any potential third-party manufacturer may be unable to initially pass federal, state or international regulatory inspections in a cost effective manner. If contract manufacturers fail to pass such inspection, our commercial supply of drug substance will be significantly delayed and may result in significant additional costs. In addition, pharmaceutical manufacturing facilities are continuously subject to inspection by the FDA and comparable non-U.S. regulatory authorities, before and after product approval, and must comply with cGMP. Our contract manufacturers may encounter difficulties in achieving quality control and quality assurance and may experience shortages in qualified personnel. In addition, contract manufacturers’ failure to achieve and maintain high manufacturing standards in accordance with applicable regulatory requirements, or the incidence of manufacturing errors, could result in patient injury, product liability claims, product shortages, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously harm our business. If a third-party manufacturer with whom we contract is unable to comply with manufacturing regulations, we may also be subject to fines, unanticipated compliance expenses, recall or seizure of our products, product liability claims, total or partial suspension of production and/or enforcement actions, including injunctions, and criminal or civil prosecution. These possible sanctions could materially adversely affect our financial results and financial condition.

Furthermore, changes in the manufacturing process or procedure, including a change in the location where the product is manufactured or a change of a third-party manufacturer, will require prior FDA review and/or approval of the manufacturing process and procedures in accordance with the FDA’s regulations, or comparable foreign requirements. This review may be costly and time consuming and could delay or prevent us from conducting our clinical trials or launching a product. The new facility will also be subject to pre-approval inspection. In addition, we have to demonstrate that the product made at the new facility is equivalent to the product made at the former facility by physical and chemical methods, which are costly and time consuming. It is also possible that the FDA may require clinical testing as a way to prove equivalency, which would result in additional costs and delay.

Any collaboration arrangement that we may enter into in the future may not be successful, which could adversely affect our ability to develop and commercialize our current and future product candidates.

We plan to seek collaboration arrangements with pharmaceutical or biotechnology companies for the development or commercialization of our current and future product candidates outside of the United States. We will face, to the extent that we decide to enter into collaboration agreements, significant competition in seeking appropriate collaborators. Moreover, collaboration arrangements are complex and time consuming to negotiate, document and implement. We may not be successful in our efforts to establish and implement collaborations or other alternative arrangements should we choose to enter into such arrangements, and the terms of the arrangements may not be favorable to us. If and when we collaborate with a third party for development and commercialization of a product candidate, we can expect to relinquish some or all of the control over the future success of that product candidate to the third party. The success of our collaboration arrangements will depend heavily on the efforts and activities of our collaborators. Collaborators generally have significant discretion in determining the efforts and resources that they will apply to these collaborations. To the extent such collaborators have programs that are competitive with our product candidates, they may decide to focus time and resources on development of those programs rather than our product candidates.

Disagreements between parties to a collaboration arrangement regarding clinical development and commercialization matters can lead to delays in the development process or commercializing the applicable product candidate and, in some cases, termination of the collaboration arrangement. These disagreements can be difficult to resolve if neither of the parties has final decision making authority. Collaborations with pharmaceutical or biotechnology companies and other third parties often are terminated or allowed to expire by the other party. Any such termination or expiration would adversely affect us financially and could harm our business reputation.

If we are not able to establish collaborations, we may have to alter our development and commercialization plans.

The development and potential commercialization of our product candidates will require substantial additional cash to fund expenses. For some of our product candidates, we may decide to collaborate with pharmaceutical and biotechnology companies for the development and potential commercialization of those product candidates.

We face significant competition in seeking appropriate collaborators. Whether we reach a definitive agreement for collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA or similar regulatory authorities outside the United States, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge, and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such collaboration could be more attractive than the one with us for our product candidates. We may also be restricted under future license agreements from entering into agreements on certain terms with potential collaborators. Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators.

If we are unable to reach agreements with suitable collaborators on a timely basis, on acceptable terms, or at all, we may have to curtail the development of a product candidate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to fund and undertake development or commercialization activities on our own, we may need to obtain additional expertise and additional capital, which may not be available to us on acceptable terms or at all. If we fail to enter into collaborations and do not have sufficient funds or expertise to undertake the necessary development and commercialization activities, we may not be able to further develop our product candidates or bring them to market and generate product revenue.

Risks Related to Intellectual Property

We may not be able to protect our proprietary technology in the marketplace.

We depend on our ability to protect our proprietary technology. We rely largely on trade secret and patent laws, and confidentiality, licensing and other agreements with employees and third parties, all of which offer only limited protection. Our success depends in large part on our ability and any future licensee’s ability to obtain and maintain patent protection in the United States and other countries with respect to our proprietary technology and products. We believe we will continue to be able to obtain, through prosecution of our current pending patent applications, adequate patent protection for our proprietary drug technology. If we are compelled to spend significant time and money protecting or enforcing our patents or patent applications, designing around patents held by others or licensing or acquiring, potentially for large fees, patents or other proprietary rights held by others, our business and financial prospects may be harmed. If we are unable to effectively protect the intellectual property that we own, other companies may be able to offer the same or similar products for sale, which could materially adversely affect our competitive business position and harm our business prospects. Our patents may be challenged, narrowed, invalidated, or circumvented, which could limit our ability to stop competitors from marketing the same or similar products or limit the length of term of patent protection that we may have for our products.

The patent positions of pharmaceutical products are often complex and uncertain. The breadth of claims allowed in pharmaceutical patents in the United States and many jurisdictions outside of the United States is not consistent. For example, in many jurisdictions the support standards for pharmaceutical patents are becoming increasingly strict. Some countries prohibit method of treatment claims in patents. Changes in either the patent laws or interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or create uncertainty. In addition, publication of information related to our current product candidates and potential products may prevent us from obtaining or enforcing patents relating to these product candidates and potential products, including, without limitation, composition-of-matter patents, which are generally believed to offer the strongest patent protection.

Our intellectual property consists of issued patents and pending patent applications related to our product candidates and other proprietary technology which cover compositions of matter, methods of use, combinations with other glaucoma products, formulations, polymorphs and the protection of the optic nerve. For trabodenoson, the composition patents are scheduled to expire in 2025 and 2026, in Europe and the United States, respectively. See “Business—Intellectual Property” included elsewhere in this prospectus for further information about our issued patents and patent applications.

Patents that we own or may license in the future do not necessarily ensure the protection of our product candidates for a number of reasons, including without limitation the following:

■	we may not have been the first to make the inventions covered by our patents or pending patent applications;
■	we may not have been the first to file patent applications for these inventions;
■	any patents issued to us may not cover our products as ultimately developed;
■	our pending patent applications may not result in issued patents, and even if they issue as patents, they may not provide us with any competitive advantages, or may be challenged and invalidated by third parties;

■	our patents may not be broad or strong enough to prevent competition from other products that are identical or similar to our product candidates;
■	there can be no assurance that the term of a patent can be extended under the provisions of patent term extension afforded by U.S. law or similar provisions in foreign countries, where available;
■	our patents, and patents that we may obtain in the future, may not prevent generic entry into the U.S. market for our trabodenoson and other product candidates;
■	we may be required to disclaim part of the term of one or more patents;
■	there may be prior art of which we are not aware that may affect the validity or enforceability of a patent claim;
■	there may be patents issued to third parties that will affect our freedom to operate;
■	if our patents are challenged, a court could determine that they are invalid or unenforceable;
■	there might be significant changes in the laws that govern patentability, validity and infringement of our patents that adversely affects the scope of our patent rights;
■	a court could determine that a competitor’s technology or product does not infringe our patents;
■	our patents could irretrievably lapse due to failure to pay fees or otherwise comply with regulations or could be subject to compulsory licensing; and
■	we may fail to obtain patents covering important products and technologies in a timely fashion or at all.

In addition, on September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. The United States Patent Office is currently developing regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act have not yet become effective. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act, in particular the first-to-file provision, and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.

If we encounter delays in our development or clinical trials, the period of time during which we could market our product candidates under patent protection would be reduced.

Our competitors may seek to invalidate our patents.

Our competitors may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner. Our competitors may seek to market generic versions of any approved products by submitting Abbreviated New Drug Applications, or ANDAs, to the FDA in which our competitors claim that our patents are invalid, unenforceable and/or not infringed. Alternatively, our competitors may seek approval to market their own products similar to or otherwise competitive with our products. In these circumstances, we may need to defend and/or assert our patents, including by filing lawsuits alleging patent infringement. In any of these types of proceedings, a court or other agency with jurisdiction may find our patents invalid and/or unenforceable. We may also fail to identify patentable aspects of our research and development before it is too late to obtain patent protection. Even if we have valid and enforceable patents, these patents still may not provide protection against competing products or processes sufficient to achieve our business objectives.

The issuance of a patent is not conclusive as to its inventorship, scope, ownership, priority, validity or enforceability. In that regard, third parties may challenge our patents in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and product candidates. In addition, given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized.

A significant portion of our intellectual property portfolio currently includes pending patent applications that have not yet issued as patents. If our pending patent applications fail to issue our business will be adversely affected.

Our commercial success will depend significantly on maintaining and expanding patent protection for our product candidates, as well as successfully defending our current and future patents against third-party challenges. As of September 30, 2014, we own at least 50 issued patents and have at least 40 pending patent applications in the United States and a number of foreign jurisdictions relating to our current product candidates and proprietary technology. See “Business—Intellectual Property” included elsewhere in this prospectus for further information about our issued patents and patent applications. Our intellectual property consists of patents and pending patent applications related to our product candidates and other proprietary technology which cover compositions of matter, methods of use, combinations with other glaucoma products, formulations, polymorphs and the protection of the optic nerve. For trabodenoson, the composition of matter patents are scheduled to expire in 2025 and 2026, in Europe and the United States, respectively.

There can be no assurance that our patent applications will issue as patents in the United States or foreign jurisdictions in which such applications are pending. Even if patents do issue on any of these applications, there can be no assurance that a third party will not challenge their validity or that we will obtain sufficient claim scope in those patents to prevent a third party from competing successfully with our products.

We may not be able to enforce our intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to life sciences. To the extent we are able to obtain patents or other intellectual property rights in any foreign jurisdictions, it may be difficult for us to prevent infringement of our patents or misappropriation of these intellectual property rights. For example, some foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit.

Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect our ability to obtain adequate protection for our technology and the enforcement of intellectual property.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The United States Patent and Trademark Office, or the USPTO, and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In this event, competitors might be able to enter the market earlier than would otherwise have been the case.

We may infringe the intellectual property rights of others, which may prevent or delay our product development efforts and stop us from commercializing or increase the costs of commercializing our products.

Our commercial success depends significantly on our ability to operate without infringing the patents and other intellectual property rights of third parties. For example, there could be issued patents of which we are not aware that our product candidates or potential products infringe. There also could be patents that we believe we do not infringe, but that we may ultimately be found to infringe.

Moreover, patent applications are in some cases maintained in secrecy until patents are accepted or issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications were filed. Because patents can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that our product candidates or potential products infringe. For example, pending applications may exist that claim or can be amended to claim subject matter that our product candidates or potential products infringe. Competitors may file continuing patent applications claiming priority to already issued patents in the form of continuation, divisional, or continuation-in-part applications, in order to maintain the pendency of a patent family and attempt to cover our product candidates.

Third parties may assert that we are employing their proprietary technology without authorization and may sue us for patent or other intellectual property infringement. These lawsuits are costly and could adversely affect our results of operations and divert the attention of managerial and scientific personnel. If we are sued for patent infringement, we would need to demonstrate that our product candidates, potential products or methods either do not infringe the claims of the relevant patent or that the patent claims are invalid or unenforceable, and we may not be able to do this. Proving invalidity or unenforceability is difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and the time and attention of our management and scientific personnel could be diverted in pursuing these proceedings, which could have a material adverse effect on us. In addition, we may not have sufficient resources to bring these actions to a successful conclusion. If a court holds that any third-party patents are valid, enforceable and cover our products or their use, the holders of any of these patents may be able to block our ability to commercialize our products unless we acquire or obtain a license under the applicable patents or until the patents expire. We may not be able to enter into licensing arrangements or make other arrangements at a reasonable cost or on reasonable terms. Any inability to secure licenses or alternative technology could result in delays in the introduction of our products or lead to prohibition of the manufacture or sale of products by us. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. We could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, in any such proceeding or litigation, we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. Any claims by third parties that we have misappropriated their confidential information or trade secrets could have a similar negative impact on our business. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

We may face claims of infringement, misappropriation or other violations of the rights of third-party intellectual property holders.

Pharmaceutical companies, biotechnology companies and academic institutions may compete with us in the commercialization of trabodenoson for use in ophthalmic indications and filing patent applications potentially relevant to our business. In order to contend with the strong possibility of third-party intellectual property conflicts, we periodically conduct freedom-to-operate studies, but such studies may not uncover all patents relevant to our business.

From time to time, we find it necessary or prudent to obtain licenses from third-party intellectual property holders. Where licenses are readily available at reasonable cost, such licenses are considered a normal cost of doing business. In other instances, however, we may use the results of freedom-to-operate studies to guide our early-stage research away from areas where we are likely to encounter obstacles in the form of third-party intellectual property. For example, where a third party holds relevant intellectual property and is a direct competitor, a license might not be available on commercially reasonable terms or available at all. We strive to identify potential third-party intellectual property issues in the early stages of research of our research programs, in order to minimize the cost and disruption of resolving such issues.

In spite of these efforts to avoid obstacles and disruptions arising from third-party intellectual property, it is impossible to establish with certainty that our products will be free of claims that we infringe, misappropriate or otherwise violate the rights of third-party intellectual property holders. Even with modern databases and online search engines, freedom-to-operate searches are imperfect and may fail to identify relevant patents and published applications. Even when a third-party patent is identified, we may conclude that we do not infringe the patent or that the patent is invalid. If the third-party patent owner disagrees with our conclusion and we continue with the business activity in question, patent litigation may result. We might decide to initiate litigation in an attempt to have a court declare the third-party patent invalid or non-infringed by our activity.

We may be subject to claims that we or our employees have misappropriated the intellectual property, including trade secrets, of a third party, or claiming ownership of what we regard as our own intellectual property.

Many of our employees were previously employed at universities, biotechnology companies or other pharmaceutical companies, including our competitors or potential competitors. Some of these employees, including each member of our senior management, executed proprietary rights, non-disclosure and non-competition agreements in connection with such previous employment. Although we try to ensure that our employees do not use the intellectual property and other proprietary information or know-how of others in their work for us, we may be subject to claims that we or these employees have used or disclosed such intellectual property, including trade secrets or other proprietary information. Litigation may be necessary to defend against these claims. We are not aware of any threatened or pending claims related to these matters or concerning the agreements with our senior management, but litigation may be necessary in the future to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

In addition, while we typically require our employees, consultants and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own, which may result in claims by or against us related to the ownership of such intellectual property. If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to our management and scientific personnel.

We may be unable to adequately prevent disclosure of trade secrets and other proprietary information.

We rely on trade secrets to protect our proprietary know-how and technological advances, especially where we have not filed a patent application or where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to protect our trade secrets and other proprietary information. However, any party with whom we have executed such an agreement may breach that agreement and disclose our proprietary information, including our trade secrets. Accordingly, these agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights. In addition, others may independently discover our trade secrets and proprietary information. Further, the FDA, as part of its Transparency Initiative, a proposal by the FDA to increase disclosure and make data more accessible to the public, is currently considering whether to make additional information publicly available on a routine basis, including information that we may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA’s disclosure policies may change in the future, if at all. Failure to obtain or maintain trade secret protection could enable competitors to use our proprietary information to develop products that compete with our products or cause additional, material adverse effects upon our competitive business position and financial results.

Detecting the disclosure or misappropriation of a trade secret and enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.

Any lawsuits relating to infringement of intellectual property rights brought by or against us will be costly and time consuming and may adversely impact the price of our common stock.

We may be required to initiate litigation to enforce or defend our intellectual property. These lawsuits can be very time consuming and costly. There is a substantial amount of litigation involving patent and other intellectual property rights in the pharmaceutical industry generally. Such litigation or proceedings could substantially increase our operating expenses and reduce the resources available for development activities or any future sales, marketing or distribution activities.

In any infringement litigation, any award of monetary damages we receive may not be commercially valuable. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during litigation. Moreover, there can be no assurance that we will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are resolved. Further, any claims we assert against a perceived infringer could provoke these parties to assert counterclaims against us alleging that we have infringed their patents. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

In addition, our patents and patent applications could face other challenges, such as interference proceedings, opposition proceedings, re-examination proceedings, and other forms of post-grant review. In the United States, for example, post-grant review has recently been expanded. Any of these challenges, if successful, could result in the invalidation of, or in a narrowing of the scope of, any of our patents and patent applications subject to challenge. Any of these challenges, regardless of their success, would likely be time consuming and expensive to defend and resolve and would divert our management and scientific personnel’s time and attention.

In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the market price of our common stock.

We will need to obtain FDA approval of any proposed product names, and any failure or delay associated with such approval may adversely affect our business.

Any name we intend to use for our product candidates will require approval from the FDA regardless of whether we have secured a formal trademark registration from the USPTO. The FDA typically conducts a review of proposed product names, including an evaluation of the potential for confusion with other product names. The FDA may also object to a product name if it believes the name inappropriately implies certain medical claims or contributes to an overstatement of efficacy. If the FDA objects to any of our proposed product names, we may be required to adopt an alternative name for our product candidates. If we adopt an alternative name, we would lose the benefit of our existing trademark applications for such product candidate and may be required to expend significant additional resources in an effort to identify a suitable product name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. We may be unable to build a successful brand identity for a new trademark in a timely manner or at all, which would limit our ability to commercialize our product candidates.

If we do not obtain additional protection under the Hatch-Waxman Amendments and similar foreign legislation extending the terms of our patents and obtaining data exclusivity for our product candidates, our business may be materially harmed.

Depending upon the timing, duration and specifics of FDA regulatory approval for our product candidates, one or more of our U.S. patents may be eligible for limited patent term restoration under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. Patent term restorations, however, cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval by the FDA.

The application for patent term extension is subject to approval by the USPTO, in conjunction with the FDA. It takes at least six months to obtain approval of the application for patent term extension. We may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or restoration or the term of any such extension is less than we request, the period during which we will have the right to exclusively market our product will be shortened and our competitors may obtain earlier approval of competing products, and our ability to generate revenues could be materially adversely affected.

Risks Related to Our Business Operations and Industry

We will need to significantly increase the size of our organization, and we may experience difficulties in managing growth.

We are currently a small company with four employees as of September 30, 2014, and we outsource to consultants or other organizations substantially all of our operations, including accounting, finance, research and development and conduct of clinical trials. In order to commercialize our product candidates, we will need to substantially increase our operations. We plan to continue to build our compliance, financial and operating infrastructure to ensure the maintenance of a well-managed company. We expect to significantly expand our employment base when we reach the full commercial stages of our current product candidates’ life cycle.

Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. In addition, to meet our obligations as a public company, we will need to increase our general and administrative capabilities. Our management, personnel and systems currently in place may not be adequate to support this future growth. Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively. To that end, we must be able to:

■	manage our clinical trials and the regulatory process effectively;
■	manage the manufacturing of product candidates and potential products for clinical and commercial use;
■	integrate current and additional management, administrative, financial and sales and marketing personnel;
■	develop a marketing and sales infrastructure;
■	hire new personnel necessary to effectively commercialize our product candidates;
■	develop our administrative, accounting and management information systems and controls; and
■	hire and train additional qualified personnel.

Product candidates that we may acquire or develop in the future may be intended for patient populations that are large. In order to continue development and marketing of these product candidates, if approved, we would need to significantly expand our operations. Our staff, financial resources, systems, procedures or controls may be inadequate to support our operations and our management may be unable to manage successfully future market opportunities or our relationships with customers and other third parties. In particular, we will need to build out our finance, accounting and reporting infrastructure to meet our reporting obligations as a public company. Because we have never had this infrastructure, there may be increased risk that we will not be able to adequately meet these reporting obligations in a timely manner.

In addition, we may in the future decide to move our primary office into a new facility to address our business needs. This potential relocation could disrupt our operations, resulting in slower realization of efficiencies and capacity which could be associated with our use of a new office space.

We are a clinical-stage company and it may be difficult for you to evaluate the success of our business to date and to assess our future viability.

We are a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma. Our operations to date have been limited to organizing and staffing our company, business planning, raising capital, conducting research and developing our product candidates. We have not yet demonstrated our ability to successfully complete a pivotal Phase 3 clinical trial, obtain regulatory approval of a product candidate, manufacture a commercial scale product, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. Consequently, any predictions about our future success or viability may not be as accurate as they could be if we had a longer operating history and more experience with late stage development and commercialization of product candidates.

In addition, as a new business, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. We will need to transition from a company with a product development focus to a company capable of supporting commercial activities. We may not be successful in such a transition.

We depend upon our key personnel and our ability to attract and retain employees.

Our future growth and success depend on our ability to recruit, retain, manage and motivate our employees. We are highly dependent on our senior management team and our scientific founders, as well as the other principal members of our management and scientific teams. Although we have formal employment agreements with our executive officers, these agreements do not prevent them from terminating their employment with us at any time. The loss of the services of any member of our senior management or scientific team or the inability to hire or retain experienced management personnel could adversely affect our ability to execute our business plan and harm our operating results.

Because of the specialized scientific and managerial nature of our business, we rely heavily on our ability to attract and retain qualified scientific, technical and managerial personnel. In particular, the loss of David P. Southwell, our President and Chief Executive Officer, Rudolf A. Baumgartner, M.D., our Executive Vice President and Chief Medical Officer, William K. McVicar, Ph.D., our Executive Vice President and Chief Scientific Officer or Dale Ritter, our Vice President—Finance, could be detrimental to us if we cannot recruit suitable replacements in a timely manner. We do not currently carry “key person” insurance on the lives of members of executive management. The competition for qualified personnel in the pharmaceutical field is intense. Due to this intense competition, we may be unable to continue to attract and retain qualified personnel necessary for the development of our business or to recruit suitable replacement personnel. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Upon the closing of this offering, we will become subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Securities and Exchange Commission, or SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

If we engage in acquisitions in the future, we will incur a variety of costs and we may never realize the anticipated benefits of such acquisitions.

We may attempt to acquire businesses, technologies, services, products or other product candidates in the future that we believe are a strategic fit with our business. We have no present agreement regarding any material acquisitions. However, if we do undertake any acquisitions, the process of integrating an acquired business, technology, service, product candidates or potential products into our business may result in unforeseen operating difficulties and expenditures, including diversion of resources and management’s attention from our core business. In addition, we may fail to retain key executives and employees of the companies we acquire, which may reduce the value of the acquisition or give rise to additional integration costs. Future acquisitions could result in additional issuances of equity securities that would dilute the ownership of existing stockholders. Future acquisitions could also result in the incurrence of debt, actual or contingent liabilities or the amortization of expenses related to other intangible assets, any of which could adversely affect our operating results. In addition, we may fail to realize the anticipated benefits of any acquisition.

Our business is affected by macroeconomic conditions.

Various macroeconomic factors could adversely affect our business and the results of our operations and financial condition, including changes in inflation, interest rates and foreign currency exchange rates and overall economic conditions and uncertainties, including those resulting from current and future conditions in the global financial markets. For instance, if inflation or other factors were to significantly increase our business costs, it may not be feasible to pass through price increases to patients. Interest rates, the liquidity of the credit markets and the volatility of the capital markets could also affect the value of our investments and our ability to liquidate our investments in order to fund our operations.

Interest rates and the ability to access credit markets could also adversely affect the ability of patients, payors and distributors to purchase, pay for and effectively distribute our products. Similarly, these macroeconomic factors could affect the ability of our potential future contract manufacturers, sole-source or single-source suppliers or licensees to remain in business or otherwise manufacture or supply product. Failure by any of them to remain in business could affect our ability to manufacture products.

If product liability lawsuits are successfully brought against us, our insurance may be inadequate and we may incur substantial liability.

We face an inherent risk of product liability claims as a result of the clinical testing of our product candidates. We will face an even greater risk if we commercially sell our product candidates or any other potential products that we develop. We maintain primary product liability insurance and excess product liability insurance with an aggregate limit of $10 million that cover our clinical trials and we plan to maintain insurance against product liability lawsuits for commercial sale of our product candidates. Historically, the potential liability associated with product liability lawsuits for pharmaceutical products has been unpredictable. Although we believe that our current insurance is a reasonable estimate of our potential liability and represents a commercially reasonable balancing of the level of coverage as compared to the cost of the insurance, we may be subject to claims in connection with our clinical trials and, in the future, commercial use of our product candidates, for which our insurance coverage may not be adequate, and the cost of any product liability litigation or other proceeding, even if resolved in our favor, could be substantial.

For example, we may be sued if any product we develop allegedly causes injury or is found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Large judgments have been awarded in class action lawsuits based on drugs that had unanticipated adverse effects. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Regardless of the merits or eventual outcome, liability claims may result in:

■	reduced resources of our management to pursue our business strategy;
■	decreased demand for our product candidates or potential products that we may develop;
■	injury to our reputation and significant negative media attention;
■	withdrawal of clinical trial participants;
■	termination of clinical trial sites or entire trial programs;
■	initiation of investigations by regulators;
■	product recalls, withdrawals or labeling, marketing or promotional restrictions;
■	significant costs to defend resulting litigation;
■	diversion of management and scientific resources from our business operations;
■	substantial monetary awards to trial participants or patients;
■	loss of revenue; and
■	the inability to commercialize any products that we may develop.

We will need to increase our insurance coverage if our product candidates receive marketing approval and we begin selling them. However, the product liability insurance we will need to obtain in connection with the commercial sales of our product candidates, if and when they receive regulatory approval, may be unavailable in meaningful amounts or at a reasonable cost. In addition, insurance coverage is becoming increasingly expensive. If we are unable to obtain or maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against product liability claims, it could prevent or inhibit the development and commercial production and sale of our product candidates, if and when they obtain regulatory approval, which could materially adversely affect our business, financial condition, results of operations, cash flows and prospects.

Additionally, we do not carry insurance for all categories of risk that our business may encounter. Some of the policies we currently maintain include general liability, employment practices liability, auto, property, workers’ compensation, products liability and directors’ and officers’ insurance. We do not know, however, if we will be able to maintain insurance with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would materially adversely affect our financial position, cash flows and results of operations.

Business interruptions could delay us in the process of developing our products and could disrupt our sales.

Our headquarters is located in Lexington, Massachusetts. We are vulnerable to natural disasters, such as severe storms and other events that could disrupt our business operations. We do not carry insurance for natural disasters and we may not carry sufficient business interruption insurance to compensate us for losses that may occur. Any losses or damages we incur could have a material adverse effect on our business operations.

Our business and operations would suffer in the event of system failures.

Despite the implementation of security measures, our internal computer systems, and those of our CROs and other third parties on which we rely, are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our drug development programs. For example, the loss of clinical trial data from completed or ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development of our product candidates could be delayed.

Our employees, independent contractors, principal investigators, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading, which could significantly harm our business.

We are exposed to the risk of fraud or other misconduct by employees and independent contractors, such as principal investigators, consultants, commercial partners and vendors. Misconduct by these parties could include failures to comply with the regulations of the FDA and comparable non-U.S. regulatory authorities, provide accurate information to the FDA and comparable non-U.S. regulatory authorities, comply with fraud and abuse and other healthcare laws in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and other business arrangements in the healthcare industry are subject to extensive laws intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws may restrict or prohibit a wide range of business activities, including, but not limited to, research, manufacturing, distribution, pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We adopted a code of ethics, but it is not always possible to identify and deter employee and other third-party misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws. If any such actions are instituted against us resulting from such misconduct those actions could have a significant impact on our business, including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings and curtailment or restructuring of our operations, any of which could adversely affect our ability to operate.

We and our development partners, third-party manufacturers and suppliers use biological materials and may use hazardous materials, and any claims relating to improper handling, storage or disposal of these materials could be time consuming or costly.

We and our development partners, third-party manufacturer and suppliers may use hazardous materials, including chemicals and biological agents and compounds that could be dangerous to human health and safety or the environment. Our operations and the operations of our third-party manufacturers and suppliers also produce hazardous waste products. Federal, state and local laws and regulations govern the use, generation, manufacture, storage, handling and disposal of these materials and wastes. Compliance with applicable environmental laws and regulations may be expensive and current or future environmental laws and regulations may impair our product development efforts. In addition, we cannot entirely eliminate the risk of accidental injury or contamination from these materials or wastes. We do not carry specific biological or hazardous waste insurance coverage, and our property, casualty and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, we could be held liable for damages or be penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory approvals could be suspended.

Risks Related to this Offering and Ownership of Our Common Stock

The market price of our common stock may be highly volatile, and you may not be able to resell your shares at or above the initial public offering price.

Prior to this offering, there has not been a public market for our common stock. Although we expect to list our common stock on NASDAQ, if an active trading market for our common stock does not develop following this offering, you may not be able to sell your shares quickly or above the initial public offering price. The initial public offering price for the shares was determined by negotiations between us and representatives of the underwriters and may not be indicative of prices that will prevail in the trading market, and the value of our common stock may decrease from the initial public offering price.

The trading price of our common stock is likely to be volatile, and you can lose all or part of your investment. The following factors, in addition to other factors described in this “Risk Factors” section and elsewhere in this prospectus, may have a significant impact on the market price of our common stock:

■	announcements of regulatory approval or a complete response letter, or specific label indications or patient populations for its use, or changes or delays in the regulatory review process;
■	announcements of therapeutic innovations or new products by us or our competitors;
■	adverse actions taken by regulatory agencies with respect to our clinical trials, manufacturing supply chain or sales and marketing activities;
■	any adverse changes to our relationship with manufacturers or suppliers;
■	the results of our testing and clinical trials;
■	the results of our efforts to acquire or license additional product candidates;
■	variations in the level of expenses related to our existing product candidates or preclinical and clinical development programs;
■	any intellectual property infringement actions in which we may become involved;
■	announcements concerning our competitors or the pharmaceutical industry in general;
■	achievement of expected product sales and profitability;
■	manufacture, supply or distribution shortages;
■	actual or anticipated fluctuations in our quarterly or annual operating results;
■	changes in financial estimates or recommendations by securities analysts;
■	trading volume of our common stock;
■	sales of our common stock by us, our executive officers and directors or our stockholders in the future;
■	sales by us of securities linked to our common stock, such as the notes;
■	general economic and market conditions and overall fluctuations in the U.S. equity markets;
■	changes in accounting principles; and
■	the loss of any of our key scientific or management personnel.

In addition, the stock market, in general, and small pharmaceutical and biotechnology companies have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. Further, the current decline in the financial markets and related factors beyond our control may cause our stock price to decline rapidly and unexpectedly.

We may be subject to securities litigation, which is expensive and could divert management attention.

Our share price may be volatile, and in the past companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could adversely impact our business. Any adverse determination in litigation could also subject us to significant liabilities.

Our existing principal stockholders, executive officers and directors own a significant percentage of our common stock and will be able to exert a significant control over matters submitted to our stockholders for approval.

After this offering, our officers and directors, and stockholders who own more than 5% of our outstanding common stock before this offering will, in the aggregate, beneficially own approximately     % of our common stock (after giving effect to the conversion of all outstanding shares of our convertible preferred stock but assuming no exercise of the underwriters’ overallotment option and no exercise of outstanding options or warrants).

This significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. As a result, these stockholders, if they acted together, could significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. These stockholders may be able to determine all matters requiring stockholder approval. The interests of these stockholders may not always coincide with our interests or the interests of other stockholders. This may also prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders and they may act in a manner that advances their best interests and not necessarily those of other stockholders, including seeking a premium value for their common stock, and might affect the prevailing market price for our common stock.

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The initial public offering price is substantially higher than the net tangible book value per share of our common stock. Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the net tangible book value of our common stock. As a result, investors purchasing common stock in this offering will incur immediate dilution of $         per share, based on the initial public offering price of $     per share and our pro forma net tangible book value as of September 30, 2014. In addition, investors purchasing common stock in this offering will contribute     % of the total amount invested by stockholders since inception but will only own     % of the shares of common stock outstanding.

In the past, we have issued options and warrants to acquire shares of our capital stock at prices significantly below the assumed initial public offering price. To the extent any outstanding options or warrants are ultimately exercised or we issue additional shares of common stock to the holders of exchangeable shares of our subsidiary, you will sustain further dilution. Further, because we will need to raise additional capital to fund our clinical development programs, we may in the future sell substantial amounts of common stock or securities convertible into or exchangeable for common stock. These future issuances of equity or equity-linked securities, together with the exercise of outstanding options and warrants and any additional shares issued in connection with acquisitions, if any, may result in further dilution to investors. For more information, see “Dilution” for a more detailed description of the dilution to new investors in the offering.

Sales of a substantial number of shares of our common stock in the public market by our existing stockholders could cause our stock price to fall.

Sales of a substantial number of shares of our common stock or any of our securities linked to our common stock, such as the notes, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities or equity-linked securities. Substantially all of our existing stockholders are subject to lock-up agreements with the underwriters of this offering that restrict the stockholders’ ability to transfer shares of our common stock for a period of 180 days after the date of this prospectus. After this offering, we will have              outstanding shares of common stock based on the number of shares

outstanding as of September 30, 2014 and we will have reserved              shares of our common stock to be issued upon the conversion of the notes (assuming an initial public offering price per share of our common stock equal to the midpoint of the price range set forth on the cover page of this prospectus and no exercise by the underwriters for the concurrent offering of notes of their overallotment option). Subject to limitations, approximately              shares will become eligible for sale upon expiration of the lock-up period, as calculated and described in more detail in the section entitled “Shares Eligible for Future Sale.” In addition, shares issued or issuable upon exercise of options and warrants vested as of the expiration of the lock-up period will be eligible for sale at that time. Sales of stock by these stockholders could have a material adverse effect on the trading price of our common stock.

Moreover, after this offering, holders of an aggregate of              shares of our common stock will have rights, subject to certain conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. Registration of these shares under the Securities Act of 1933, as amended, or the Securities Act, would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares held by our affiliates as defined in Rule 144 under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

Our management will have broad discretion in the use of the net proceeds from this offering and may allocate the net proceeds from this offering in ways that you and other stockholders may not approve.

Our management will have broad discretion in the use of the net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure of our management to use these funds effectively could have a material adverse effect on our business, cause the market price of our common stock to decline and delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing instruments and U.S. government securities. These investments may not yield a favorable return to our stockholders.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or our stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding our stock, or provide more favorable relative recommendations about our competitors, our stock price could decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Because we do not intend to declare cash dividends on our shares of common stock in the foreseeable future, stockholders must rely on appreciation of the value of our common stock for any return on their investment.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, we expect that only appreciation of the price of our common stock, if any, will provide a return to investors in this offering for the foreseeable future.

If we are unable to substantially utilize our net operating loss carryforward, our financial results will be adversely affected.

As of December 31, 2013, we had net operating losses of approximately $69.3 million, which may be utilized against future federal and state income taxes. In general, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses, or NOLs, to offset future taxable income. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders (generally 5% stockholders, applying certain look-through and aggregation rules) increases by more than 50% over such stockholders’ lowest percentage ownership during the testing period (generally three years). Purchases of our common stock in amounts greater than specified levels, which will be beyond our control, could create a limitation on our ability to utilize our NOLs for tax purposes in the future. Limitations imposed on our ability to utilize NOLs could cause U.S. federal and state income taxes to be paid earlier than would be paid if such limitations were not in effect and could cause such NOLs to expire unused, in each case reducing or eliminating the benefit of such NOLs. Furthermore, we may not be able to generate sufficient taxable income to utilize our NOLs before they expire. If any of these events occur, we may not derive some or all of the expected benefits from our NOLs. In addition, at the state level there may be periods during which the use of NOLs is suspended or otherwise limited, which would accelerate or may permanently increase state taxes owed.

The requirements associated with being a public company will require significant company resources and management attention.

Following this offering, we will become subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, the listing requirements of the securities exchange on which our common stock is traded and other applicable securities rules and regulations. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition and maintain effective disclosure controls and procedures and internal control over financial reporting. In addition, subsequent rules implemented by the SEC and NASDAQ may also impose various additional requirements on public companies. As a result, we will incur additional legal, accounting and other expenses that we did not incur as a nonpublic company, particularly after we are no longer an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act. Further, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy. We have made, and will continue to make, changes to our corporate governance standards, disclosure controls and financial reporting and accounting systems to meet our reporting obligations. However, the measures we take may not be sufficient to satisfy our obligations as a public company, which could subject us to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance initiatives. Failure to build our finance infrastructure and improve our accounting systems and controls could impair our ability to comply with the financial reporting and internal controls requirements for publicly traded companies.

As a public company, we will operate in an increasingly challenging regulatory environment. Once we no longer qualify as an “emerging growth company” under the JOBS Act, we will be required to comply with the Sarbanes-Oxley Act and the related rules and regulations of the SEC, expanded disclosures, accelerated reporting requirements and more complex accounting rules. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the same or similar coverage. We estimate that we will annually incur approximately $1.5 million to $2.5 million in expenses to ensure compliance with these requirements.

Section 404(a) of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the SEC and we will be required to disclose material changes made in our internal controls and procedures on a quarterly basis. Company responsibilities required by the Sarbanes-Oxley Act include establishing corporate oversight and adequate internal control over financial reporting and disclosure controls and procedures. Effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. However, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an “emerging growth company” as defined in the JOBS Act, because we are taking advantage of the exemptions contained in the JOBS Act.

To build the infrastructure to allow us to assess the effectiveness of our internal control over financial reporting, we will need to hire additional accounting personnel and improve our accounting systems, disclosure policies, procedures and controls. We are currently in the process of:

■	hiring additional accounting and financial staff with appropriate public company experience;
■	initiating plans to establish an outsourced internal audit function;
■	initiating plans to upgrade our computer systems, including hardware and software;
■	establishing more robust policies and procedures; and
■	enhancing internal controls and our financial statement review process.

If we are unsuccessful in building an appropriate accounting infrastructure, we may not be able to prepare and disclose, in a timely manner, our financial statements and other required disclosures, or comply with existing or new reporting requirements.

During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by NASDAQ, the SEC and comparable non-U.S. regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

The recently enacted JOBS Act will allow us to postpone the date by which we must comply with some of the laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC, which could undermine investor confidence in our company and adversely affect the market price of our common stock.

For so long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies” including:

■	the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;
■	the “say on pay” provisions (requiring a non-binding stockholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding stockholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, and some of the disclosure requirements of the Dodd-Frank Act relating to compensation of its chief executive officer;
■	the requirement to provide detailed compensation discussion and analysis in proxy statements and reports filed under the Exchange Act, and instead provide a reduced level of disclosure concerning executive compensation; and
■	any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

We may take advantage of these exemptions until we are no longer an “emerging growth company.” We would cease to be an “emerging growth company” upon the earliest of: (i) the last day of the first fiscal year following the fifth anniversary of the closing of this offering; (ii) the last day of the first fiscal year in which our annual gross revenues are $1 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities; or (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

Although we are still evaluating the JOBS Act, we currently intend to take advantage of some, but not all, of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an “emerging growth company.” For example, we have irrevocably elected under Section 107 of the JOBS Act not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act. Our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an “emerging growth company,” which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected. Likewise, so long as we qualify as an “emerging growth company,” we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate our company. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile and may decline.

Some provisions of our charter documents, Delaware law and the indenture that will govern the notes, if issued, may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our amended and restated certificate of incorporation and our bylaws that will become effective prior to the closing of this offering, as well as provisions of the Delaware General Corporation Law, or DGCL, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions include:

■	establishing a classified board of directors such that not all members of the board are elected at one time;
■	allowing the authorized number of our directors to be changed only by resolution of our board of directors;
■	limiting the removal of directors by the stockholders;
■	authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;
■	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;
■	eliminating the ability of stockholders to call a special meeting of stockholders;
■	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings; and
■	requiring the approval of the holders of at least 75% of the votes that all our stockholders would be entitled to cast to amend or repeal our bylaws.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, we are subject to Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our board of directors. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders.

In addition, the indenture that will govern the notes, if issued, will contain provisions that require us to make an offer to purchase the notes at a price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest upon the occurrence of, among other things, certain change of control transactions. The indenture that will govern the notes, if issued, will also contain provisions that increase the conversion rate for holders that elect to convert their notes in connection with, among other things, certain change of control transactions. These provisions could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders.

Risks Related to the Concurrent Offering of Notes

The availability of our common stock and securities linked to our common stock for sale in the future could reduce the market price of our common stock.

In the future, we may issue equity and equity-linked securities to raise cash for acquisitions or otherwise. We may also acquire interests in other companies by using a combination of cash and our common stock or just our common stock. We also will have the option to issue common stock in respect of conversions of the notes. We may also issue preferred stock or additional securities convertible into our common stock or preferred stock. Any of these events may dilute your ownership interest in our Company and have an adverse effect on the price of our common stock.

Servicing our debt requires a significant amount of cash. We may not have sufficient cash flow from our business to make payments on our debt, and we may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, which could adversely affect our business, financial condition and results of operations.

We currently have no source of revenue. Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors that may be beyond our control. Our business has not historically generated cash flow from operating activities and may not in the future generate cash flow from operating activities sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations, including the notes.

In addition, holders of the notes have the right to require us to repurchase their notes upon the occurrence of a “fundamental change” (as defined in the Convertible Senior Notes Prospectus) at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest. Upon conversion of the notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the notes being converted. We may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of the notes surrendered therefor or at the time the notes are being converted. Our failure to repurchase the notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the notes would constitute an event of default. If the repayment of any indebtedness were to be accelerated because of such event of default (whether under the notes or otherwise), we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions thereof. An event of default under the indenture may lead to an acceleration of the notes. Any such acceleration could result in our bankruptcy. In a bankruptcy, the holders of the notes would have a claim to our assets that is senior to the claims of our equity holders.

In addition, our significant indebtedness, combined with our other financial obligations and contractual commitments, could have other important consequences. For example, it could:

■	make us more vulnerable to adverse changes in general U.S. and worldwide economic, industry and competitive conditions and adverse changes in government regulation;
■	limit our flexibility in planning for, or reacting to, changes in our business and our industry;
■	place us at a disadvantage compared to our competitors who have less debt; and
■	limit our ability to borrow additional amounts for working capital and other general corporate purposes, including to fund possible acquisitions of, or investments in, complementary businesses, products, services and technologies.

Any of these factors could materially and adversely affect our business, financial condition and results of operations. In addition, if we incur additional indebtedness, the risks related to our business and our ability to service or repay our indebtedness would increase.

We may incur substantially more debt or take other actions which would intensify the risks discussed above.

We and our future subsidiaries, if any, may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some or all of which may be secured debt. Our existing notes payable agreements do substantially limit our ability to incur additional debt without lender consent, however, we intend to repay borrowings under and terminate our existing notes payable agreements with a portion of the net proceeds from the concurrent note offering, if completed. If the note offering is consummated, we will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due.

Noteholders may employ a convertible arbitrage strategy with respect to the notes that could adversely affect the price of our common stock

If the note offering closes, we expect that many investors in, and potential future purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on the common stock in lieu of or in addition to short selling the common stock. Any such strategy may have the effect of decreasing the trading price of our common stock.

The fundamental change repurchase feature of the indenture governing the notes may delay or prevent an otherwise beneficial takeover attempt of us.

The indenture governing the notes will require us to repurchase the notes for cash upon the occurrence of a fundamental change of us and, in certain circumstances, to increase the conversion rate for a holder that converts its notes in connection with a make-whole fundamental change. A takeover of us may trigger the requirement that we repurchase the notes and/or increase the conversion rate, which could make it more costly for a potential acquirer to engage in a combinatory transaction with us. Such additional costs may have the effect of delaying or preventing a takeover of us that would otherwise be beneficial to investors.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contain forward-looking statements that are based on our management’s belief and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to, statements about:

■	our anticipated cash needs and our estimates regarding our capital requirements and our needs for additional financing;
■	the concurrent offering of notes and the use of proceeds therefrom;
■	federal, state, and non-U.S. regulatory requirements, including regulation of our current or any other future product candidates by the FDA;
■	the success, timing and cost of our planned Phase 2 clinical trials and anticipated Phase 3 program for trabodenoson as a monotherapy and Phase 2 program for our FDC product candidate, including statements regarding the timing of initiation and completion of the trials;
■	the timing of and our ability to submit regulatory filings with the FDA and to obtain and maintain FDA or other regulatory authority approval of, or other action with respect to, our product candidates;
■	our commercialization, marketing and manufacturing capabilities and strategy, including with respect to our planned sales force in the United States and our partnering and collaboration efforts outside the United States;
■	third-party payor reimbursement for our current product candidates or any other potential products;
■	our expectations regarding the clinical efficacy of our product candidates and results of our clinical trials;
■	the glaucoma patient market size and the rate and degree of market adoption of our product candidates by ophthalmologists, optometrists and patients;
■	the timing, cost or other aspects of the commercial launch of our product candidates and potential future sales of our current product candidates or any other potential products;
■	our expectations regarding licensing, acquisitions and strategic operations;
■	the potential advantages of our product candidates;
■	our expectations related to the use of proceeds from this offering;
■	our competitors and their product candidates, including our expectations regarding those competing product candidates;
■	our ability to protect and enforce our intellectual property rights, including our patented and trade secret protected proprietary rights in our product candidates; and
■	anticipated trends and challenges in our business and the markets in which we operate.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “could,” “would,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “target,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-

looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should therefore not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

INDUSTRY AND MARKET DATA

We obtained the industry and market data in this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys, studies and trials conducted by third parties. We believe and act as if the third party data contained herein, and the underlying economic assumptions relied upon therein, are generally reliable. Some data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, while we believe the market opportunity information included in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors.” These and other factors could cause our results to differ materially from those expressed in the estimates made by third parties and by us.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of                  shares of common stock in this offering will be approximately $         million based upon an assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ exercise their overallotment option, we estimate that our net proceeds will be approximately $         million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $         million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, an increase (decrease) of one million shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $         million, assuming the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. A              share increase in the number of shares offered by us together with a concomitant $1.00 increase in the assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase the net proceeds to us from this offering by approximately $         million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Conversely, a                      share decrease in the number of shares offered by us together with a concomitant $1.00 decrease in the assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, would decrease the net proceeds to us from this offering by approximately $         million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We estimate that the net proceeds to us from the concurrent offering of notes, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $         million, if completed. If the underwriters for the concurrent offering of notes exercise their overallotment option, we estimate that our net proceeds will be approximately $         million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of both offerings are to fund the continued testing of trabodenoson as a monotherapy and as a fixed-dose combination with latanoprost for the reduction of intraocular pressure, or IOP, fund the further increase of our financial flexibility, create a public market for our common stock, facilitate our access to the public equity markets and for general corporate purposes. We currently expect to use the net proceeds from both offerings as follows:

■	approximately $ million to $ million to complete both Phase 3 pivotal trials for trabodenoson monotherapy, including associated payments for direct clinical and non-clinical costs;
■	approximately $ million to $ million to complete a Phase 2 trial for our FDC product candidate, including associated payments for direct clinical and non-clinical costs, including the development of a commercial formulation;
■	approximately $ million to $ million to complete a long-term safety study and prepare and submit our New Drug Application, or NDA, for trabodenoson monotherapy to the FDA;

■	approximately $ million to $ million to initiate enrollment in the Phase 3 pivotal trials for our FDC product candidate;
■	approximately $ million to repay borrowings under and terminate our existing notes payable agreements; and
■	the remainder for working capital and general corporate purposes.

We intend to repay borrowings under and terminate our existing notes payable agreements with a portion of the net proceeds from the concurrent offering of notes, if completed. The notes payable bear interest at a rate of 11.0% per annum and mature on October 1, 2016. As of September 30, 2014, the total principal balance owed under the notes payable agreements was $6.3 million.

If we do not complete the concurrent offering of notes, the proceeds from this offering of common stock would be insufficient to prepare and submit our NDA for trabodenoson monotherapy to the FDA and to initiate Phase 3 pivotal trials for our FDC product candidates. The closing of this offering of common stock is not contingent upon the closing of the concurrent offering of notes, but the closing of the concurrent offering of notes is contingent upon the closing of this offering of common stock.

Our expected use of net proceeds from both offerings represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the closing of both offerings or the amounts that we will actually spend on the uses set forth above. We may use a portion of the net proceeds of this offering for the acquisition or licensing, as the case may be, of additional technologies, other assets or businesses, or for other strategic investments or opportunities, although we have no current understandings, agreements or commitments to do so at this time.

The amount and timing of our actual expenditures will depend upon numerous factors, including the results of our continued testing of our product candidates and the other factors described under “Risk Factors” in this prospectus. Accordingly, our management will have flexibility in applying the net proceeds from both offerings. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

Pending these uses, we intend to invest the net proceeds in high quality, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government, or hold as cash.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be made at the discretion of our board of directors. In addition, the terms of our outstanding indebtedness restrict our ability to pay cash dividends, and any future indebtedness that we may incur could preclude us from paying cash dividends. Investors should not purchase our common stock with the expectation of receiving cash dividends.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and capitalization as of September 30, 2014:

■	on an actual basis;
■	on a pro forma basis to give effect to (i) the conversion of all outstanding shares of preferred stock, including all accrued and unpaid dividends thereon, into an aggregate of 31,882,980 shares of common stock upon the closing of this offering and (ii) the filing and effectiveness of our amended and restated certificate of incorporation, which will occur immediately prior to the closing of this offering; and
■	on a pro forma as adjusted basis to give further effect to our sale in this offering of shares of common stock at an assumed initial public offering price of $ per share (the midpoint of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us; and
■	on a pro forma as adjusted basis to give further effect to (1) our sale in this offering of shares of common stock at an assumed initial public offering price of $ per share (the midpoint of the price range set forth on the cover page of this prospectus) and (2) the concurrent offering of notes (assuming no exercise by the underwriters for the concurrent offering of notes of their overallotment option), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The closing of this offering is not contingent upon the closing of the concurrent offering of notes, but the closing of the concurrent offering of notes is contingent upon the closing of this offering.

You should read the following table together with the sections titled “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock” and the financial statements and related notes appearing elsewhere in this prospectus.

	As of September 30, 2014
	Actual	Pro Forma	Pro Forma As Adjusted For The Offering Of Common Stock	Pro Forma As Adjusted For The Offering Of Common Stock And Notes(1)
(in thousands, except share and per share amounts)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Cash and cash equivalents	$5,357	$5,357		$

% Convertible Senior Notes due 2019(1)(3)
Notes payable	$6,274	$6,274
Series AA redeemable convertible preferred stock, $0.001 par value; 25,757,874 shares authorized and 24,057,013 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	45,114	—
Series X redeemable convertible preferred stock, $0.001 par value; 2,902,050 shares authorized and 1,892,320 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	548	—

	As of September 30, 2014
	Actual	Pro Forma	Pro Forma As Adjusted For The Offering Of Common Stock	Pro Forma As Adjusted For The Offering Of Common Stock And Notes
(in thousands, except share and per share amounts)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Stockholders’ equity (deficit):
Common stock, $0.01 par value; 32,857,171 shares authorized, 4,139,599 issued and outstanding, actual; shares authorized, pro forma and pro forma as adjusted; 36,022,579 shares issued and outstanding, pro forma; and shares issued and outstanding, pro forma as adjusted	41	360
Additional paid-in capital(2)	77,580	123,217
Accumulated deficit	(125,893)	(125,893)

Total stockholders’ equity (deficit)	(48,272)	(2,316)

Total capitalization	$3,664	$3,958		$

(1) Any increase or decrease in the notes issued in the concurrent offering of notes will have a proportional increase or decrease in the amount of our cash and cash equivalents and the notes.

(2) Additional paid-in capital may be affected by the deferred tax effect associated with the conversion feature of the notes.

(3) The pro forma carrying value of the convertible notes represents the face value of such notes, without regard to any accounting treatment that may be required to separately account for potential embedded derivative instruments. The value assigned to any derivative financial instruments that require separate accounting would not affect principal or interest amounts that the Company will have to pay.

The information above is illustrative only, and our capitalization following the completion of both offerings will be adjusted based on the actual initial public offering price and other terms of this offering and the concurrent offering of notes determined at pricing.

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the amount of cash and cash equivalents, total stockholders’ equity (deficit) and total capitalization on a pro forma as adjusted basis by approximately $             million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, an increase (decrease) of one million shares offered by us would increase (decrease) the amount of cash and cash equivalents, total stockholders’ equity (deficit) and total capitalization on a pro forma as adjusted basis by approximately $             million, assuming the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. A                  share increase in the number of shares offered by us together with a concomitant $1.00 increase in the assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase each of cash and cash equivalents, total stockholders’ equity (deficit)

and total capitalization by approximately $             million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Conversely, a share decrease in the number of shares offered by us together with a concomitant $1.00 decrease in the assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus, would decrease each of cash and cash equivalents, total stockholders’ equity (deficit) and total capitalization by approximately $             million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

The actual, pro forma and pro forma as adjusted information set forth in the table above excludes (i) 3,700,693 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2014 with a weighted-average exercise price of $1.19 per share, (ii) 228,906 shares of common stock issuable upon the exercise of warrants outstanding, which have an exercise price of $1.529 per share, are exercisable for preferred stock prior to the closing of this offering and are exercisable for common stock upon the closing of this offering and (iii) any shares of our common stock delivered to settle conversions of the notes if we elect to satisfy our conversion obligation with respect to the notes in shares of our common stock or a combination of cash and shares of our common stock.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. We calculate net tangible book value per share by dividing the net tangible book value (tangible assets less total liabilities) by the number of outstanding shares of our common stock.

The historical net tangible book value of our common stock as of September 30, 2014 was $             million, or $             per share, based on 4,139,599 shares of common stock outstanding as of September 30, 2014, which excludes the conversion of all of our outstanding 25,949,333 shares of preferred stock, including all accrued and unpaid dividends thereon, into 31,882,980 shares of common stock immediately prior to the closing of this offering.

The pro forma net tangible book value of our common stock as of September 30, 2014 was $             million, or approximately $              per share of common stock, based on              shares of our common stock outstanding, after giving effect to the conversion of all 25,949,333 outstanding shares of convertible preferred stock, including all accrued and unpaid dividends thereon, into 31,882,980 shares of common stock immediately prior to the closing of this offering.

After giving further effect to (a) the conversion of all principal outstanding under the notes issued in the concurrent offering of notes (assuming no exercise by the underwriters for the concurrent offering of notes of their overallotment option and that we settle all conversions in shares of our common stock and without the application of any anti-dilution, make-whole or other adjustments), if completed, at a conversion rate equal to              shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $             per share of our common stock), and (b) our sale of              shares in this offering at an assumed initial public offering price of $              per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of September 30, 2014 would be $            , or $              per share. This represents an immediate increase in net tangible book value of $             per share to existing stockholders and an immediate dilution in net tangible book value of $             per share to purchasers of common stock in this offering, as illustrated in the following table:

Assumed initial public offering price per share		$
Historical net tangible book value per share	$
Increase attributable to the pro forma transactions described above, before giving effect to this offering
Pro forma net tangible book value per share as of September 30, 2014
Increase in net tangible book value per share attributable to new investors

Pro forma as adjusted net tangible book value per share at September 30, 2014 after giving effect to this offering		$

Dilution per share to new investors		$

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease) the dilution to new investors by $             per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated expenses payable by us. Similarly, an increase (decrease) of one million shares offered by us would increase (decrease) the dilution to new investors by $             per share, assuming the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and

estimated expenses payable by us. A              share increase in the number of shares offered by us together with a concomitant $1.00 increase in the assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase the dilution to new investors by approximately $             per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Conversely, a                  share decrease in the number of shares offered by us together with a concomitant $1.00 decrease in the assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus, would decrease the dilution to new investors by approximately $             per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their overallotment option, the pro forma as adjusted net tangible book value would be $             per share, and the dilution in pro forma as adjusted net tangible book value to investors in this offering would be $             per share. The following table summarizes, on a pro forma as adjusted basis as of September 30, 2014, the differences between the number of shares of common stock purchased from us, the total consideration and the average price per share paid by existing stockholders (giving effect to the conversion of all of our outstanding 25,949,333 shares of preferred stock, including all accrued and unpaid dividends thereon, into 31,882,980 shares of common stock prior to the closing of this offering) and by investors participating in this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, at an assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus.

	Shares Purchased			Total Consideration		Average price / share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		$
New investors			%

Total			%	$		$

The above discussion and tables are based on 4,139,599 shares of common stock issued and outstanding as of September 30, 2014 and also reflects the conversion of all outstanding shares of preferred stock, including all accrued and unpaid dividends thereon, into an aggregate of 31,882,980 shares of common stock immediately prior to the closing of this offering, and excludes:

■	3,700,693 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2014 at a weighted-average exercise price of $1.19 per share;
■	228,906 shares of common stock issuable upon the exercise of warrants outstanding, which have an exercise price of $1.529 per share, exercisable for preferred stock prior to the closing of this offering and are exercisable for common stock upon the closing of this offering; and
■	shares of common stock that would be issuable upon conversion of the notes, if issued, in the concurrent offering of notes and shares of common stock that would be issuable upon conversion of the notes issued to the underwriters for their overallotment option, if exercised, in the concurrent offering of notes assuming that we settle all conversions in shares of our common stock and without the application of any anti-dilution, make-whole or other adjustments.

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by new investors by approximately $             million, assuming the number

of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their overallotment option, the number of shares of common stock held by existing stockholders will be reduced to     % of the total number of shares of common stock to be outstanding after this offering, and the number of shares of common stock held by investors participating in this offering will be further increased to             , or         % of the total number of shares of common stock to be outstanding after this offering.

To the extent that outstanding options are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.

SELECTED FINANCIAL DATA

We derived the selected statements of operations data for the years ended December 31, 2012 and 2013 and the balance sheet data as of December 31, 2012 and 2013 from our audited financial statements appearing elsewhere in this prospectus. The selected statements of operations data for the nine months ended September 30, 2013 and 2014 and the balance sheet data as of September 30, 2014 have been derived from our unaudited financial statements included elsewhere in this prospectus. These unaudited financial statements have been prepared on a basis consistent with our audited financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of such financial data. You should read this data together with our financial statements and related notes appearing elsewhere in this prospectus and the information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of our future results, and results for the nine-month period ended September 30, 2014 are not necessarily indicative of the results to be expected for the year ending December 31, 2014 or any other interim periods or any future year or period.

	Year Ended December 31,		Nine Months Ended September 30,
	2012	2013	2013	2014
(in thousands, except share and per share data)			(unaudited)
Statements of Operations Data:
Operating expenses:
Research and development	$(3,542)	$(5,330)	$(3,738)	$(4,655)
General and administrative	(2,307)	(1,324)	(1,242)	(1,337)

Loss from operations	(5,849)	(6,654)	(4,980)	(5,992)
Other income	4	3	2	–
Interest expense	(213)	(884)	(638)	(735)
Change in fair value of warrant liabilities	–	(81)	(29)	(656)

Net loss	$(6,058)	$(7,616)	$(5,645)	$(7,383)

Net loss per common share—basic and diluted	$(1.98)	$(2.48)	$(1.76)	$(2.54)

Weighted-average common shares outstanding—basic and diluted	4,124,880	4,131,863	4,129,247	4,139,599

Pro forma net loss per common share—basic and diluted (unaudited)		$(0.35)		$(0.31)

Pro forma weighted-average common shares outstanding—basic and diluted (unaudited)		29,413,014		34,142,259

	Year Ended December 31,		September 30,
	2012	2013	2014
(in thousands)			(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$1,372	$12,793	$5,357
Total assets	1,421	12,863	6,498
Convertible notes payable	2,713	–	–
Notes payable—current portion	–	1,410	2,980
Notes payable, net of current portion	–	5,395	3,294
Warrant liabilities	–	1,888	294
Total liabilities	3,789	10,525	9,108
Series AA redeemable convertible preferred stock	27,856	40,685	45,114
Accumulated deficit	(110,894)	(118,510)	(125,893)
Total stockholders’ deficit	(30,930)	(38,895)	(48,272)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our “Selected Financial Data” and our financial statements, related notes and other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties such as our plans, objectives, expectations and intentions. Our actual results could differ materially from those discussed in these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in “Risk Factors” included elsewhere in this prospectus.

Overview

We are a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma. Glaucoma is a disease of the eye that is typically characterized by structural evidence of optic nerve damage, vision loss and consistently elevated intraocular pressure, or IOP. Our lead product candidate, trabodenoson, is a first-in-class selective adenosine mimetic that we rationally designed to lower IOP by restoring the eye’s natural pressure control mechanism. Our product pipeline includes trabodenoson monotherapy delivered in an eye drop formulation, as well as a fixed-dose combination, or FDC, of trabodenoson with latanoprost given once-daily, or QD. Our completed Phase 2 trial of trabodenoson co-administered with latanoprost, a prostaglandin analogue, or PGA, demonstrated IOP-lowering in patients who have previously had inadequate response to latanoprost. These patients represent PGA poor-responders, as evidenced by persistently elevated IOP at levels that typically require the addition of a second drug to further lower IOP.

We are planning an End-of-Phase 2 meeting with the U.S. Food and Drug Administration, or FDA, for trabodenoson in the first half of 2015. We expect to initiate a Phase 3 program for trabodenoson monotherapy in mid-2015, which will consist of two Phase 3 pivotal trials and a long-term safety study. Based on our estimates of the rate of patient enrollment and assuming commencement in mid-2015, we expect to report top-line data from the first of the two pivotal Phase 3 trials by late 2016 or early 2017, with a second pivotal trial being completed in 2017.

Since our inception on July 7, 1999, we have devoted substantially all of our resources to business planning, raising capital, product research and development, applying for and obtaining government and private grants, recruiting management, research and technical staff and other personnel, acquiring operating assets, and undertaking preclinical studies and clinical trials of our lead product candidates.

We have not completed development of any product candidate and we have therefore not generated any revenues from product sales. Prior to 2012, we generated revenues primarily from research grants received from governmental agencies and private companies as well as revenue earned under licensing and research collaboration contracts. All previously recognized revenue was unrelated to our current development efforts focused on our lead product candidate, trabodenoson, for the treatment of glaucoma and other diseases of the eye.

Historically, we have financed our operations principally through grants from government and private entities, private placements of preferred stock and issuances of convertible promissory notes and notes payable. Although it is difficult to predict our liquidity requirements, based upon our current operating plan, and assuming the successful closing of this offering of common stock and concurrent offering of notes, we believe we will have sufficient cash to meet our projected operating requirements for the next 12 months. If we do not complete the concurrent offering of notes, the proceeds from this offering of common stock would be insufficient to prepare and submit our NDA for trabodenoson monotherapy to the FDA and to initiate Phase 3 pivotal trials for our FDC product candidates. The closing of this offering of common stock is not contingent upon the closing of the concurrent offering of notes, but the closing of the concurrent offering of notes is contingent upon the closing of this offering of common stock. See “Liquidity and Capital Resources.”

Our net losses were $6.1 million and $7.6 million for the years ended December 31, 2012 and 2013, respectively. Our net losses were $5.6 million and $7.4 million for the nine months ended September 30, 2013 and 2014, respectively. As of September 30, 2014, we had an accumulated deficit of $125.9 million.

Factors Affecting our Results of Operations

We expect our expenses to increase substantially in connection with our ongoing activities, particularly as we continue to invest in research and development and commence our Phase 3 program of trabodenoson in 2015. We also expect our expenses to increase as we complete formulation and manufacturing activities of our FDC product candidate and commence clinical trials in 2016. In addition, if we successfully launch trabodenoson as a monotherapy or any other product candidates, we expect to incur significant commercialization expenses related to sales, marketing, manufacturing and distribution of our products.

Furthermore, upon the closing of this offering, we expect to incur additional costs associated with operating as a public company. We expect operating expenses to increase substantially to support an increased infrastructure and expanded operations. Accordingly, we may need to obtain additional funding in connection with our continuing operations. Adequate additional financing may not be available to us on acceptable terms, or at all. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts. We will need to generate significant revenues to achieve profitability, and we may never do so. As a result, we expect to incur significant expenses and increasing operating losses for the foreseeable future.

Financial Overview

Revenue

We have not generated any revenue from product sales since our inception and do not expect to generate any revenue from the sale of products in the near future. Our ability to generate revenues will depend heavily on the successful development, regulatory approval and commercialization of trabodenoson and any other future product candidates. Historically, we generated revenues primarily from research grants received from governmental agencies and private companies as well as revenue earned under licensing and research collaboration contracts that were unrelated to our current research and development programs. We have not generated any revenues after January 1, 2012.

Research and Development Expenses

Research and development expenses consist primarily of the costs associated with our research and development activities, conducting preclinical studies and clinical trials and activities related to regulatory filings. Our research and development expenses consist of:

■	direct clinical and non-clinical expenses which include expenses incurred under agreements with contract research organizations, or CROs, contract manufacturing organizations and costs associated with preclinical activities and development activities and costs associated with regulatory activities;
■	employee and consultant-related expenses, including salaries, benefits, travel and stock-based compensation expense for research and development personnel as well as consultants that conduct and support clinical trials and preclinical studies; and

■	facilities and other expenses, which include direct and allocated expenses for rent and maintenance of facilities, insurance and other supplies used in research and development activities.

We expense research and development costs as incurred. We record costs for some development activities, such as clinical trials, based on an evaluation of the progress to completion of specific tasks using data such as subject enrollment, clinical site activations or other information our vendors provide to us.

The following table summarizes our research and development expenses by type of activity for the years ended December 31, 2012 and 2013, and for the nine months ended September 30, 2013 and 2014:

	Year Ended December 31,		Nine Months Ended September 30,
	2012	2013	2013	2014
(in thousands)			(unaudited)
Trabodenoson—direct clinical and non-clinical	$1,988	$3,799	$2,457	$3,828

Personnel and other expenses:
Employee and consultant-related expenses	1,341	1,339	1,130	711
Facility expenses	163	123	95	104
Other expenses	50	69	56	12

Total personnel and other expenses	1,554	1,531	1,281	827

Total research and development expenses	$3,542	$5,330	$3,738	$4,655

All research and development efforts and expenses for the years ended December 31, 2012 and 2013, and for the nine months ended September 30, 2013 and 2014, relate to the development of trabodenoson. We do not track trabodenoson-related expenses by product candidate. All expenses related to trabodenoson as a monotherapy also benefit the FDC product candidate trabodenoson with latanoprost. We have expended approximately $40 million for external development costs related to trabodenoson from inception through September 30, 2014.

The process of conducting the necessary clinical research to obtain regulatory approval is costly and time consuming and the successful development of our product candidates is highly uncertain. Our future research and development expenses will depend on the clinical success of our product candidates, as well as ongoing assessments of the commercial potential of such product candidates. In addition, we cannot forecast with any degree of certainty which product candidates may be subject to future collaborations, when such arrangements will be secured, if at all, and to what degree such arrangements would affect our development plans and capital requirements. We expect our research and development expenses to increase in future periods for the foreseeable future as we seek to complete development of our lead product candidate, trabodenoson, further develop our other product candidates and expand our research and development personnel to focus on these product candidate development activities.

The successful development and commercialization of our product candidates is highly uncertain. This is due to the numerous risks and uncertainties associated with product development and commercialization, including the uncertainty of:

■	the scope, progress, outcome and costs of our clinical trials and other research and development activities;

■	the efficacy and potential advantages of our product candidates compared to alternative treatments, including any standard of care;
■	the market acceptance of our product candidates;
■	obtaining, maintaining, defending and enforcing patent claims and other intellectual property rights;
■	significant and changing government regulation; and
■	the timing, receipt and terms of any marketing approvals.

A change in the outcome of any of these variables with respect to the development of trabodenoson or any other product candidate that we may develop could mean a significant change in the costs and timing associated with the development of that product candidate. For example, if the FDA or another regulatory authority were to require us to conduct clinical trials or other testing beyond those that we currently contemplate for the completion of clinical development of trabodenoson or any other product candidate that we may develop or if we experience significant delays in enrollment in any of our clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development of that product candidate.

General and Administrative Expenses

General and administrative expenses consist of salaries and related benefit costs, including stock-based compensation for administrative personnel. Other significant general and administrative expenses include professional fees for legal, patents, consulting, auditing and tax services as well as other direct and allocated expenses for rent and maintenance of facilities, insurance and other supplies used in general and administrative activities. We anticipate that our general and administrative expenses will increase in future periods to support increases in our research and development activities and as a result of increased headcount (especially in our accounting and finance departments), increased stock-based compensation charges, expanded infrastructure, increased costs for insurance, and increased legal, compliance, accounting and investor and public relations expenses associated with being a public company.

Interest Expense

Interest expense consists primarily of interest on our existing notes payable, interest on convertible promissory notes, amortization of loan discounts as well as interest calculated based on the amortization of the beneficial conversion feature of the convertible promissory notes. If we consummate the concurrent offering of notes, we intend to repay our borrowings under our existing notes payable.

Other Income (Expense), Net

Other income (expense), net, consists primarily of non-cash expense related to changes in the fair value of our warrant liabilities arising from the warrants to purchase shares of Series AA Preferred Stock described in Note 7 of our consolidated financial statements and appearing elsewhere in this prospectus, offset by other income which is primarily comprised of interest income.

Results of Operations

Comparison of the Nine Months Ended September 30, 2013 and 2014

The following table summarizes the results of our operations for the nine months ended September 30, 2014 and 2013:

	Nine Months Ended September 30,		Increase (Decrease)
	2013	2014
(in thousands)	(Unaudited)
Operating expenses:
Research and development	$(3,738)	$(4,655)	$917
General and administrative	(1,242)	(1,337)	95

Total operating expenses	(4,980)	(5,992)	1,012
Interest expense	(638)	(735)	97
Other income (expense), net	(27)	(656)	629

Net loss	$(5,645)	$(7,383)	$1,738

Research and Development Expenses

Research and development expenses increased by $0.9 million to $4.7 million for the nine months ended September 30, 2014, as compared to $3.7 million for the nine months ended September 30, 2013. The increase resulted primarily from higher CRO and other direct clinical trial expenses related to the Phase 2 trial of trabodenoson FDC, which we recently completed. This increase was partially offset by decreases in expenses related to manufacturing of the active pharmaceutical ingredient needed to conduct the Phase 2 trial, as well as decreases in expenses related to consultants and stock-based compensation for research development personnel.

General and Administrative Expenses

General and administrative expenses increased $0.1 million, to $1.3 million, for the nine months ended September 30, 2014, as compared to $1.2 million for the nine months ended September 30, 2013. Included in the nine months ended September 30, 2013 is approximately $0.8 million of executive severance and payroll-related costs that are related to the termination of our former CEO and CFO who were terminated in May 2013 as well as a reversal of approximately $0.3 million of stock based compensation also related to these terminations. This decrease of $0.5 million was offset by higher outside consultant expenses of $0.4 million related primarily to financial and accounting support and stock-based compensation of $0.2 million related to the 2014 option grants.

Interest Expense

Interest expense increased $0.1 million, to $0.7 million, for the nine months ended September 30, 2014, as compared to $0.6 million for the nine months ended September 30, 2013. The entire amount of interest expense, both coupon and discount amortization, for the nine months ended September 30, 2014, was related to the notes payable that we issued to two financial entities in June 2013. Interest expense for the nine months ended September 30, 2013 includes approximately $0.4 million related to our convertible promissory notes which converted to equity in June 2013 plus approximately $0.2 million of both coupon and discount amortization related to the notes payable that we issued to two financial entities in June 2013.

Other Income (Expense), Net

Other expense, net, increased $0.6 million, to $0.7 million, for the nine months ended September 30, 2014, as compared to a nominal amount of other expense, net, for the nine months ended September 30, 2013. The increase resulted from the non-cash expense related to changes in the fair value of our warrant liabilities arising from the warrants to purchase shares of Series AA Preferred Stock described in Note 7 of our consolidated financial statements appearing elsewhere in this prospectus.

Comparison of the Years Ended December 31, 2012 and 2013

The following table summarizes the results of our operations for the years ended December 31, 2013 and 2012:

	Year Ended December 31,		Increase (Decrease)
	2012	2013
Operating expenses:
Research and development	$(3,542)	$(5,330)	$1,788
General and administrative	(2,307)	(1,324)	(983)

Total operating expenses	(5,849)	(6,654)	805
Interest expense	(213)	(884)	671
Other income (expense), net	4	(78)	82

Net loss	$(6,058)	$(7,616)	$1,558

Research and Development Expenses

Research and development expenses increased by $1.8 million, to $5.3 million, for the year ended December 31, 2013, as compared to $3.5 million for the year ended December 31, 2012. The increase resulted entirely from higher CRO and other direct clinical expenses related to the Phase 2 trial of trabodenoson FDC, which we recently completed.

General and Administrative Expenses

General and administrative expenses decreased $1.0 million, to $1.3 million, for the year ended December 31, 2013, as compared to $2.3 million for the year ended December 31, 2012. Approximately $0.6 million of this decrease is due to lower stock-based compensation and included a reversal of $0.3 million in expenses related to the termination of our former CEO and CFO who were terminated in May 2013. The remaining decrease resulted primarily from lower patent, legal and consultant-related expenses offset by higher payroll-related expenses.

Interest Expense

Interest expense increased by $0.7 million, to $0.9 million, for the year ended December 31, 2013, as compared to $0.2 million for the year ended December 31, 2012. Approximately $0.5 million of the increase resulted from the interest expense related to our notes payable which we issued in June 2013. The remaining increase resulted from higher interest expense related to our convertible promissory notes which converted into equity in June 2013.

Other Income (Expense), Net

Net other income increased by $0.1 million and is the result of the non-cash income related to changes in the fair value of our warrant liabilities arising from the warrants to purchase shares of Series AA Preferred Stock described in Note 7 of our consolidated financial statements appearing elsewhere in this prospectus.

Liquidity and Capital Resources

Since inception, we have incurred accumulated net losses and negative cash flows from our operations. We incurred net losses of $7.4 million and $5.6 million for the nine months ended September 30, 2014 and 2013, respectively. We incurred net losses of $7.6 million and $6.1 million for the years ended December 31, 2013 and 2012, respectively. Our operating activities used $6.5 million and $6.9 million of cash flows during the years ended December 2013 and 2012, respectively, and $6.8 million and $4.7 million for the nine months ended September 30, 2014 and 2013, respectively. Historically, we have financed our operations principally through grants from government and private entities, private placements of preferred stock and issuances of convertible promissory notes and notes payable.

At September 30, 2014, we had cash and cash equivalents of $5.4 million. Additionally, we estimate that the net proceeds to us from the concurrent offering of the notes, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $         million, if completed. We invest our cash equivalents in operating or money market accounts in order to preserve principal.

On June 28, 2013, we entered into notes payable agreements with two financial entities pursuant to which we issued a $3.5 million note to each lender and received net proceeds of $6.9 million. The notes bear interest at a rate of 11.0% per annum and mature on October 1, 2016. Payments for the initial 12 months of the term are interest only and thereafter require repayment of the principal balance, with interest, in 27 monthly installments. Under the terms of the notes payable agreements, we granted first priority liens and the loans are collateralized by our personal property, including cash and cash equivalents. The notes payable agreements also contain representations and warranties by us and the lenders, indemnification provisions in favor of the lenders, customary covenants (including limitations on other indebtedness, liens, acquisitions, investments and dividends, but no financial covenants), and events of default (including payment defaults, breaches of covenants following any applicable cure period, a material impairment in the perfection or priority of lenders’ security interest or in the collateral, and events relating to bankruptcy or insolvency). The terms of our current indebtedness may limit our ability to incur additional debt and undertake strategic transactions that may be beneficial to holders of our common stock. As of September 30, 2014, the total principal balance owed under the notes payable agreements was $6.3 million. In addition, we believe we were in compliance with all covenants under the notes payable agreements as of September 30, 2014. If we consummate the concurrent offering of notes, we intend to repay the borrowings under and terminate our notes payable agreements. See “Use of Proceeds” and “Concurrent Offering of Convertible Senior Notes.”

The following table summarizes our sources and uses of cash for each of the periods presented:

	Year Ended December 31,		Nine Months Ended September 30,
	2012	2013	2013	2014
(in thousands)			(unaudited)
Cash used in operating activities	$(6,936)	$(6,455)	$(4,677)	$(6,749)
Cash provided by investing activities	3	–	–	–
Cash provided by financing activities	2,500	17,876	17,876	(687)

Net increase (decrease) in cash and equivalents	$(4,433)	$11,421	$13,199	$(7,436)

Net cash used in operating activities

Net cash used in operating activities was $6.7 million for the nine months ended September 30, 2014 and $4.7 million for the nine months ended September 30, 2013. Net cash used in operating activities for the nine months ended September 30, 2014 principally resulted from our net loss of $7.4 million and increased prepaid expenses primarily related to $1.1 million in deferred public offering expenses. These amounts were partially offset by increases in non-cash expenses related to changes in the fair value of our warrant liabilities of $0.7 million, increases in accounts payables and accrued expenses of $0.7 million, non-cash interest expenses of $0.2 million as well as non-cash stock-based compensation expense of $0.2 million. Net cash used in operating activities for the nine months ended September 30, 2013 principally resulted from our net loss of $5.6 million partially offset by increases in accounts payable and accrued expenses of $0.7 million and net non-cash stock compensation and interest expenses of $0.3 million.

Net cash used in operating activities was $6.5 million for the year ended December 31, 2013 and $6.9 million for the year ended December 31, 2012. Net cash used in operating activities for the year ended December 31, 2013 principally resulted from our net loss of $7.6 million and decreases in accounts payable of $0.2 million partially offset by increases in accrued expenses of $0.9 million and net non-cash stock compensation and interest expenses of $0.3 million. Net cash used in operating activities for the year ended December 31, 2012 principally resulted from our net loss of $6.1 million and decreases in accrued expenses of $1.8 million partially offset by increases in non-cash stock compensation expenses of $0.5 million, non-cash interest expenses of $0.2 million and accounts payable of $0.2 million. Our net losses in all periods were the result of our significant operating expenses for research and development activities and general and administrative expenses.

Net cash used in investing activities

Net cash used in investing activities was not significant for all periods presented.

Net cash used in or provided by financing activities

Net cash used in financing activities was $0.7 million for the nine months ended September 30, 2014 and reflects the principal payments on our notes payable. Net cash provided by financing activities was $17.9 million for the nine months ended September 30, 2013 and resulted primarily from $10.0 million in net proceeds from the sale of our Series AA Preferred Stock, $6.9 million in net proceeds from our notes payable and $1.0 million in net proceeds from the sale of our convertible notes, which converted into Series AA Preferred Stock in June 2013.

Net cash provided by financing activities was $17.9 million for the year ended December 31, 2013 and $2.5 million for the year ended December 31, 2012. Net cash provided by financing activities for the year ended December 31, 2013 resulted primarily from $10.0 million in net cash proceeds from the sale of our Series AA Preferred Stock, $6.9 million in proceeds from our notes payable and $1.0 million in net proceeds from the sale of our convertible notes which converted into Series AA Preferred Stock in June 2013. Net cash provided by financing activities for the year ended December 31, 2012 principally resulted from the receipt of $2.5 million in proceeds from the sale of our convertible notes which converted into Series AA Preferred Stock in June 2013.

Operating Capital Requirements

To date, we have not generated any revenue from product sales. We do not know when, or if, we will generate any revenue from product sales. We do not expect to generate significant revenue from product sales unless and until we obtain regulatory approval of and commercialize one of our current or future product candidates. We anticipate that we will continue to generate losses for the foreseeable future and we expect the losses to increase as we continue the development of, and seek regulatory approvals for, our product candidates and begin to commercialize any approved products. Upon the closing of this offering, we expect to incur additional costs associated with operating as a public company. In addition, subject to obtaining regulatory approval of any of our product candidates, we expect to incur significant commercialization expenses for product sales, marketing and manufacturing. Accordingly, we anticipate that we will need substantial additional funding in connection with our continuing operations.

Based on our current operating plan, we expect that our existing cash and cash equivalents as of September 30, 2014, together with anticipated net proceeds from this offering of common stock and the concurrent offering of notes, will enable us to fund our operating expenses for the next 12 months. In that time, we expect that our expenses will increase substantially as we fund clinical development of trabodenoson, fund clinical development of our FDC product candidate, fund new and ongoing research and development activities, fund the additional expenses related to being a public company, working capital and other general corporate purposes. If we do not complete the concurrent offering of notes, the proceeds from this offering of common stock would be insufficient to prepare and submit our NDA for trabodenoson monotherapy to the FDA and to initiate Phase 3 pivotal trials for our FDC product candidates. The closing of this offering of common stock is not contingent upon the closing of the concurrent offering of notes, but the closing of the concurrent offering of notes is contingent upon the closing of this offering of common stock. We have based our estimates on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures necessary to complete the development and commercialization of our product candidates.

Our future capital requirements will depend on many factors, including:

■	the costs, timing and outcome of regulatory reviews and approvals;
■	the ability of our product candidates to progress through clinical development successfully;
■	the initiation, progress, timing, costs and results of non-clinical studies and clinical trials for our other programs and potential products;
■	the number and characteristics of the product candidates we pursue;
■	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;
■	the extent to which we acquire or in-license other products and technologies; and
■	our ability to establish any future collaboration arrangements on favorable terms, if at all.

Until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends and may require the issuance of warrants, which could potentially dilute your ownership interest. If we raise additional funds through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or research programs or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market products or product candidates that we would otherwise prefer to develop and market ourselves.

Contractual Obligations and Commitments

The following summarizes our significant contractual obligations as of December 31, 2013:

(in thousands)	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Operating lease obligations(1)	$67	$54	$13	$–	$–
Notes payable(2)	8,529	2,148	6,381	–	–
Severance payments(3)	145	145	–	–	–

Total	$8,741	$2,347	$6,394	$–	$–

(1)	Amounts represent our minimum lease obligations related to our corporate headquarters in Lexington, Massachusetts. The minimum lease payments in the table do not include related common area maintenance charges or real estate taxes, which costs are variable.
(2)	Amounts represent principal, interest and termination payments on our notes payable. If we consummate the concurrent offering of notes, we intend to repay the borrowings under and terminate our notes payable agreements. See “Use of Proceeds.”
(3)	Amount represents severance payments owed to our former CEO.

The table above does not reflect the concurrent offering of notes.

We enter into contracts in the normal course of business with CROs and contract manufacturers to assist in the performance of our research and development activities and other services and products for operating purposes. To the extent that these contracts provide for termination on notice, and therefore are cancelable contracts, they are not included in the table of contractual obligations and commitments.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined under SEC rules.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. These market risks are principally limited to interest rate fluctuations. We had cash and cash equivalents of $5.4 million at September 30, 2014, consisting primarily of funds in operating cash accounts. The primary objective of our investment activities is to preserve principal and liquidity while maximizing income without significantly increasing risk. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of our investment portfolio, we do not believe an immediate 1.0% increase in interest rates would have a material effect on the fair market value of our portfolio, and accordingly we do not expect a sudden change in market interest rates to affect materially our operating results or cash flows.

Because our notes payable bear interest at a fixed rate, a change in interest rates would not impact the amount of interest we would pay on our indebtedness.

JOBS Act

Under Section 107(b) of the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, an “emerging growth company” can delay the adoption of new or revised accounting standards until such time as those standards would apply to private companies. We have irrevocably elected not to avail ourselves of this exemption and, as a result, we will adopt new or revised accounting standards at the same time as other public companies that are not emerging growth companies. There are other exemptions and reduced reporting requirements provided by the JOBS Act that we are currently evaluating. For example, as an emerging growth company, we are exempt from Sections 14A(a) and (b) of the Exchange Act which would otherwise require us to (i) submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “golden parachutes” and (ii) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of our Chief Executive Officer’s compensation to our median employee compensation. We also intend to rely on an exemption from the rule requiring us to provide an auditor’s attestation report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and the rule requiring us to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will continue to remain an “emerging growth company” until the earliest of the following: the last day of the fiscal year following the fifth anniversary of the date of the closing of this offering; the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1 billion; the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Critical Accounting Policies and Estimates

Accrued Research and Development Expenses

As part of the process of preparing our financial statements, we are required to estimate our accrued research and development expenses. This process involves reviewing open contracts and purchase orders, communicating with our personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated costs incurred for the services when we have not yet been invoiced or otherwise notified of the actual costs. The majority of our service providers invoice us in arrears for services performed, on a pre-determined schedule or when contractual milestones are met; however, some require advanced payments. We make estimates of our accrued expenses as of each balance sheet date in our financial statements based on facts and circumstances known to us at that time. Examples of estimated accrued research and development expenses include fees paid to:

■	CROs in connection with performing research and development services on our behalf;
■	investigative sites or other providers in connection with clinical trials;
■	vendors in connection with non-clinical development activities; and
■	vendors related to product manufacturing, development and distribution of clinical supplies.

We base our expenses related to clinical trials on our estimates of the services received and efforts expended pursuant to contracts with multiple CROs that conduct and manage non-clinical studies and clinical trials on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the clinical expense. Payments under some of these contracts depend on factors such as the successful enrollment of patients and the completion of clinical trial milestones. In accruing service fees, we estimate the time period over which services will be performed, enrollment of patients, number of sites activated and level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from our estimate, we adjust the accrual or prepaid accordingly. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in us reporting expenses that are too high or too low in any particular period.

Fair Value Measurements

We are required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. Accounting Standard Codification, or ASC, Topic 820, Fair Value Measurements and Disclosures, establishes a hierarchy of inputs used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of our company. Unobservable inputs are inputs that reflect our assumptions about the inputs that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances. The fair value hierarchy applies only to the valuation inputs used in determining the reported fair value of the investments and is not a measure of the investment credit quality. The three levels of the fair value hierarchy are described below:

■	Level 1—Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date;
■	Level 2—Valuations based on quoted prices for similar assets or liabilities in markets that are not active or for which all significant inputs are observable, either directly or indirectly;
■	Level 3—Valuations that require inputs that reflect our own assumptions that are both significant to the fair value measurement and unobservable.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by us in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Our material financial instruments at September 30, 2014 and 2013 and December 31, 2013 and 2012 consist primarily of cash and cash equivalents and preferred stock warrant liabilities. We have determined that our preferred stock warrant liabilities would be classified as a Level 3 fair value measurements. We account for our preferred stock warrant liabilities as liabilities based upon the characteristics and provisions of the underlying instruments. These liabilities were recorded at their fair value on the date of issuance and are re-measured on each subsequent balance sheet date, with fair value changes recognized as income (decreases in fair value) or expense (increases in fair value) in other income (expense), net in the consolidated statements of operations.

Stock-Based Compensation

We measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. That cost is recognized on a straight-line basis over the period during which the employee is required to provide service in exchange for the award. The fair value of options on the date of grant is calculated using the Black-Scholes option pricing model based on key assumptions such as stock price, expected volatility and expected term. Our estimates of these assumptions are primarily based on third-party valuations, historical data, peer company data and judgment regarding future trends and factors.

We account for stock options issued to non-employees in accordance with the provisions of The Financial Accounting Standards Board, or FASB, ASC Subtopic 505-50, Equity-Based Payments to Non-employees, which requires valuing the stock options using the Black-Scholes option pricing model and re-measuring such stock options at their current fair value as they vest.

Significant Factors, Assumptions and Methodologies Used in Determining Fair Value

Determining the fair value of our convertible preferred stock warrants and stock-based awards requires the use of subjective assumptions. In the absence of a publicly traded market for our securities, we conducted periodic valuations of our securities.

Valuation of Series AA Preferred Stock Warrants as of June 30, 2013, September 30, 2013, December 31, 2013 and September 30, 2014

We performed a retrospective valuation for June 9, 2010 (which coincides with our grants of restricted Series X preferred stock), June 30, 2013 (which closely coincides with the issuance of warrants to purchase our Series AA preferred stock), September 30, 2013 and December 31, 2013. Additionally, we performed a valuation as of September 30, 2014. The valuation methods employed and significant assumptions are described below.

We engaged consultants to perform market research at our direction in the second half of 2012. This research concluded that our current product candidates could be well-positioned to compete effectively with existing drug therapies. We also obtained script data for current ophthalmology-related products and research data for other public companies developing products similar to our product candidates.

A third-party valuation consultant was engaged to advise and assist us in connection with the valuations of our Series AA preferred stock warrants as of June 30, 2013, September 30, 2013, December 31, 2013 and September 30, 2014. Because our Series X preferred stock is entitled to a contingent liquidation preference which varies based on the total value of our equity, we were precluded from using a closed-form model, such as the Black-Scholes option pricing method, to value the Series AA preferred stock warrants. Therefore, we employed a Monte Carlo simulation methodology for all models used to determine the fair value of securities in our capital structure.

Our initial equity value, or EV, was determined by utilizing a risk-adjusted discounted cash flow model based upon the market research described above, which is an income approach and was corroborated with market data, coupled with a series of Monte Carlo simulations which projected various equity values under different possible liquidity events including (i) initial public offering, or IPO, (ii) merger and acquisition, or M&A, and (iii) stay-private, or SP, scenarios. The first two scenarios assume the successful completion of our recent Phase 2 clinical trial, while the third scenario considered unfavorable results.

Key assumptions underlying the discounted cash flow model are described below:

■	Based on the research described above and the industry knowledge of our officers and consultants, we developed projections of market penetration, product selling prices and required infrastructure to estimate our future revenues and operating expenses to determine projected free cash flows from our two current product candidates containing trabodenoson, through patent expiration.

■	Probability of Success. To determine the probability of success for the various phases of development required for submission in an NDA, we utilized the clinical trial success rates as published in certain reports.

■	Time to Liquidity. For valuations occurring prior to September 30, 2014, we assumed liquidity events occurring between December 31, 2014 and April 1, 2015. For the September 30, 2014 valuation we assumed liquidity events occurring between November 30, 2014 and April 1, 2015.

■	Risk Free rates. Risk free rates are based on published or imputed government treasury rates as of each valuation date.

■	Volatilities. Volatilities were derived from historical data from guideline publicly traded comparable companies. We used volatilities of 75% to 80% for the June 30, 2013 and September 30, 2013 valuations, 60% for the December 31, 2013 valuation and 65% to 70% for the September 30, 2014 valuation.

The Monte Carlo-simulated total equity values were then allocated to each type of security using a current value (waterfall) method under each scenario and were then probability-adjusted using probability weights by scenario.

As of date:	IPO	M&A	SP
June 30, 2013	–%	20%	80%
September 30, 2013	–%	20%	80%
December 31, 2013	5%	20%	75%
September 30, 2014	30%	20%	50%

Retrospective 2010 Valuation

We performed a retrospective valuation of our Series X preferred stock as of its issuance in June 2010 for the purpose of determining an appropriate amount to record as stock-based compensation related to this stock grant. A third-party valuation consultant was engaged to advise and assist us in connection with the valuation of our Series X preferred stock as of the June 9, 2010 grant date. We implied the value of the Series X preferred stock from the value of the Series AA preferred stock investment made on the same date. We examined the parameters surrounding the Series AA preferred stock and determined that it adequately represented an arm’s length transaction which constituted a Level 2 input for purposes of valuing the Series X preferred stock under a market approach.

The equity value as of this retrospective valuation date was estimated using a Monte Carlo simulation that would result in a per share value for the Series AA preferred stock equal to the price paid in the transaction. The simulated total equity values were allocated to each share class using a current value (waterfall) allocation method. The determined value of the Series X preferred stock represented the mean of all outputs from each Monte Carlo simulation model.

The per share value of Series X preferred stock on a fully marketable basis was estimated at $0.63 as of June 2010. We applied a discount for lack of marketability of 35% to the value of Series X preferred stock which resulted in a fair value per share of Series X preferred stock on a non-marketable interest basis of $0.41. A protective put option pricing model was used to estimate the discount for lack of marketability in the aforementioned Series X preferred stock valuation.

Results of Valuation Models May Vary

Valuation models require the input of highly subjective assumptions. Because our shares have characteristics significantly different from that of publicly traded common stock and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable, single measure of the fair value of our Series AA preferred stock or Series X preferred stock. The foregoing valuation methodologies are not the only valuation methodologies available and are not expected to be used to value our securities after this offering is complete. We cannot make complete assurances as to any particular valuation for our securities. Accordingly, investors are cautioned not to place undue reliance on the foregoing valuation methodologies as an indicator of future stock prices.

BUSINESS

Overview

We are a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma. Glaucoma is a disease of the eye that is typically characterized by structural evidence of optic nerve damage, vision loss and consistently elevated intraocular pressure, or IOP. Our lead product candidate, trabodenoson, is a first-in-class selective adenosine mimetic that we rationally designed to lower IOP by restoring the eye’s natural pressure control mechanism. We developed this molecule to selectively stimulate a particular adenosine subreceptor in the eye with the effect of augmenting the intrinsic function of the eye’s trabecular meshwork, or TM. The TM regulates the pressure inside the eye and is also the main outflow path for the fluid inside of the eye that often builds up pressure in patients with glaucoma. We believe that by restoring the natural function of the TM and this outflow path, rather than changing the fundamental dynamics of pressure regulation in the eye, trabodenoson’s mechanism of action should result in a lower risk of unintended side effects and long term safety issues than other mechanisms of action. Additionally, trabodenoson’s unique mechanism of action in the TM should complement the activity of existing glaucoma therapies that exert their IOP-lowering effects on different parts of the in-flow and out-flow system of the eye.

Our product pipeline includes trabodenoson monotherapy delivered in an eye drop formulation, as well as a fixed-dose combination, or FDC, of trabodenoson with latanoprost given once-daily, or QD. Statistically significant results for the primary endpoint of our completed Phase 2 clinical trial indicate that trabodenoson monotherapy has IOP-lowering effects in line with the best existing therapies, with a favorable safety and tolerability profile at all doses tested. Our completed Phase 2 trial of trabodenoson co-administered with latanoprost, a prostaglandin analogue, or PGA, demonstrated IOP-lowering in patients who have previously had inadequate responses to treatment with latanoprost. These patients represent PGA poor-responders, as evidenced by persistently elevated IOP at levels that typically require the addition of a second drug to further lower IOP.

We are planning an End-of-Phase 2 meeting with the U.S. Food and Drug Administration, or FDA, for trabodenoson monotherapy in the first half of 2015. We expect to initiate a Phase 3 program for trabodenoson monotherapy in mid-2015, which will consist of two Phase 3 pivotal trials and a long-term safety study. Based on our estimates of the rate of patient enrollment and assuming commencement in mid-2015, we expect to report top-line data from the first of the two pivotal Phase 3 trials by late 2016 or early 2017, with a second pivotal trial being completed in 2017. If the primary objectives of our Phase 3 program are met, we plan to submit a New Drug Application, or NDA, to the FDA for marketing approval of trabodenoson for the treatment of glaucoma in the United States. We plan to submit a marketing authorization application, or MAA, in Europe after filing our NDA for approval of trabodenoson in the United States.

According to IMS Health sales of glaucoma drugs in 2013 were approximately $2.0 billion in the United States and $5.6 billion worldwide. According to the British Journal of Ophthalmology, there were an estimated 2.8 million Americans with glaucoma in 2010. Once glaucoma develops, it is a chronic condition that requires life-long treatment. PGAs are the most widely prescribed drug class for glaucoma and include the most widely prescribed glaucoma drug, latanoprost. When PGA monotherapy is insufficient to control IOP or is poorly tolerated, non-PGA products, such as beta blockers, alpha agonists and carbonic anhydrase inhibitors, are generally used either as an add-on therapy to the PGA or as an alternative monotherapy. Both PGAs and non-PGAs can cause adverse effects in the eye. In addition, non-PGA drugs can have adverse effects in the rest of the body and have been shown to have poor tolerability profiles. As a result, we believe there is a significant unmet need for a treatment that effectively lowers IOP by restoring outflow and the natural pressure control by the TM, that has a favorable safety and tolerability profile, and that works effectively in combination with other treatments.

Additionally, no existing treatments offer the potential to directly treat the underlying cause of glaucoma associated vision loss: the death of retinal ganglion cells, or RGCs, the nerve tissue in the retina that relays the visual signal to the brain. We believe that a drug with the potential to make these cells more resilient to the stress caused by glaucoma would achieve broad market acceptance as the treatment preferred among patients and physicians.

We own worldwide rights to all indications for our current product candidates and have patents and pending patent applications related to the composition of matter, pharmaceutical compositions and methods of use for trabodenoson, certain of which extend to 2031 with respect to our issued patents and 2034 with respect to our pending patent applications, if issued. If trabodenoson receives marketing approval in the United States, we plan to commercialize it by establishing our own specialty sales force in the United States.

Our Strategy

Our goal is to become a leading biopharmaceutical company focused on the discovery, development and commercialization of novel therapies to treat glaucoma. The key elements of our strategy are as follows:

■	Complete clinical development and seek marketing approval for our lead product candidate, trabodenoson monotherapy. In 2012, we completed a Phase 2 trial of trabodenoson monotherapy, which demonstrated statistically significant IOP-lowering and a favorable safety profile. We are planning an End-of-Phase 2 meeting with the FDA in the first half of 2015 to discuss our Phase 3 program for trabodenoson monotherapy and to confirm the design and endpoints for the Phase 3 pivotal trials. Based on our estimates of the rate of patient enrollment and assuming commencement in mid-2015, we expect to have top-line data from the first of two pivotal trials in the program by late 2016 or early 2017. If the primary objectives of our Phase 3 program are met, we plan to submit an NDA to the FDA for marketing approval of trabodenoson monotherapy for the treatment of glaucoma in the United States. We plan to submit an MAA in Europe after filing our NDA for approval of trabodenoson monotherapy in the United States.
■	Complete clinical development and seek marketing approval of a fixed-dose combination product that includes both trabodenoson and latanoprost. As many as half of glaucoma patients, typically those with more severe disease, need to use two or more glaucoma drugs to sufficiently reduce their IOP. The initial treatment for glaucoma patients is usually the use of a prescription eye drop from the PGA drug class. However, as PGAs are often unable to lower IOP sufficiently to reach the patient’s medically targeted level, non-PGA products are used either as an add-on therapy to the PGA or as an alternative monotherapy in place of PGAs. There are currently no FDC products approved for use in the United States that include a PGA. We intend to formulate and conduct clinical development in order to seek marketing approval for an FDC product that includes both trabodenoson and latanoprost, the best-selling PGA. We believe that the favorable safety and tolerability profile and complementary mechanism of action of trabodenoson could, if approved, make an FDC with latanoprost a highly effective, well-tolerated and more convenient QD regimen for treating glaucoma in patients who have a less functional TM and therefore need additional help lowering their IOP. Our completed Phase 2 trial of trabodenoson co-administered with the PGA, latanoprost, demonstrated IOP-lowering in patients who have previously had inadequate responses to the PGA, latanoprost. These patients represent PGA poor-responders, as evidenced by persistently elevated IOP at levels that typically require the addition of a second drug to further lower IOP.
■

Establish a specialty sales force to maximize the commercial potential of trabodenoson in the United States. We have retained worldwide commercial rights to trabodenoson. If trabodenoson receives marketing approval in the United States, we plan to commercialize it by establishing a glaucoma-focused specialty sales force of approximately 150 people targeting ophthalmologists and optometrists throughout the United States. For markets outside the United States, we intend to explore partnership opportunities through collaboration and licensing arrangements.
■	Evaluate the potential of trabodenoson to slow the loss of vision associated with glaucoma or for additional ophthalmic indications. Based on an animal model that indicated trabodenoson’s potential to directly protect RGCs, the nerve tissue in the retina that relays the visual signal to the brain, we plan to conduct clinical trials to measure the rate of vision loss over time, rather than IOP control, in patients treated with trabodenoson. Should the results of these trials be positive, we plan to seek labeling indicative of trabodenoson’s potential to change the course of glaucoma-related vision loss, beyond that of IOP-lowering effect alone. In addition, this effect, if proven, could address the subset of glaucoma patients that do not have high IOPs, but still suffer from vision loss over time. We are also evaluating other potential indications where therapy with trabodenoson may be beneficial.

Glaucoma Overview

Glaucoma is a disease of the eye in which damage to the optic nerve leads to progressive, irreversible vision loss. Its characteristics can include structural evidence of optic nerve damage, vision loss and consistently elevated IOP.

Physiology of the Eye

The eye is a fibrous sack which must stay “inflated” with a fluid that maintains the eye’s form, known as aqueous humor, at the proper pressure in order to maintain its shape and effectively convey light to the retina where the light stimulus is then relayed to the brain and converted into a visual image. To maintain the eye’s pressure—and therefore its shape—and as a means to provide nutrients to eye tissue, aqueous humor is constantly produced inside the eye by a tissue known as the ciliary body. The ciliary body sits just behind the iris, which is the colored part of the eye. Aqueous humor flows forward through a hole in the center of the iris, called the pupil, and down into the angle defined by the front of the iris and the back of the cornea, which is the clear covering on the front of the eye. This angle is the same angle referred to in Primary Open Angle Glaucoma, or POAG, the most common form of glaucoma. Below is a diagram depicting certain parts of the eye, including the ciliary body, iris and the angle defined by the front of the iris and the back of the cornea:

In this angle, around the outer rim of the iris, is the TM, a natural, pressure-regulating drain. It is here that in a healthy, well-functioning eye, approximately 70% of the aqueous humor exits and flows into a drainage canal known as Schlemm’s canal, which empties back into the venous drainage system. The remaining approximately 30% of the aqueous humor leaves the eye through a secondary pathway called the uveoscleral pathway. The diagram below reflects the TM and the uveoscleral pathway, the two pathways for the aqueous humor to leave the eye.

Development of High IOP and its Effects on Glaucoma

In a typical glaucoma patient, not enough aqueous humor exits the eye, creating excess pressure and compressing the retina, the layer of tissue covering the inside of the back half of the eye that actually converts light into nerve impulses. For people to “see,” these impulses—the visual signal—must be relayed through the optic nerve back to the brain for processing. The cells in the retina require nutrients and oxygen that are delivered via blood vessels entering and exiting the eye through the same opening as the nerve fibers carrying the visual signal. However, when IOP is too high, it is more difficult to pump blood enriched in oxygen and nutrients into the retina. The diagram below reflects the anatomy of the eye and how elevated IOP can impair the nerve tissue in the retina and the optic nerve head.

The deprivation of blood supply to the retina may damage RGCs, the nerve tissue in the retina that relays the visual signal to the brain. These RGCs have long tails called axons that extend back to the brain to carry the visual image. In fact, the optic nerve is nothing more than a bundle of these axons extending to the vision processing center of the brain. When an RGC dies, one of the connections between the retina and the brain is lost, and like most cases when a nerve is damaged or cut—like in a spinal cord injury—there is no known way to repair the damage and, as a result, some portion of vision is permanently lost. Therefore, the root cause of vision loss in glaucoma is not high IOP per se, but the impact of high IOP on the retina, and specifically the RGCs.

Clinical Definition of Glaucoma

There are two key elements to the clinical definition of glaucoma: structural evidence of optic nerve damage and vision loss. Common risk factors include age, family history, corneal thickness and high IOP, commonly measured in millimeters of mercury, or mmHg. Currently, the only known way to treat glaucoma and slow the progression of vision loss is to reduce IOP. While treatment approaches are based on an assessment of the patient’s risk factors for vision loss, elevated IOP is by far the best understood contributor to development of glaucoma. We believe that the general treatment patterns in the figure below, relative to a patient’s IOP, are typical.

The Ocular Hypertension Treatment Study, or the OHTS Study, was a large, randomized academic trial published in 2002 that followed a total of 1,636 participants who initially had no evidence of glaucoma-related damage. The OHTS Study found that higher IOPs generally indicate a higher risk for progression to glaucoma. An IOP of 10 to 21 mmHg is generally considered in the normal range. Individuals with IOPs greater than 21 and up to 25 mmHg will often not be prescribed drug therapy unless they have evidence of both structural changes and some vision loss, or some combination of these and other risk factors for future vision loss. In fact, the United Kingdom’s National Institute of Health and Care Excellence Guidelines, or NICE Guidelines, for the treatment of suspected glaucoma (structural changes but without vision loss) plus elevated IOP, does not recommend treatment of eyes with corneal thickness of 555-590 nm and IOP of 25 mmHg or below. Drug treatment is much more common when patients have IOPs greater than 25 mmHg.

Glaucoma Market

According to the British Journal of Ophthalmology, there were an estimated 2.8 million Americans with glaucoma in 2010. According to the Archives of Ophthalmology, that number will reach approximately 3.4 million by 2020. Approximately 120,000 of these patients are suffering from blindness as a result of destruction to their optic nerve. Glaucoma can affect patients of all ages and ethnicities. However, according to the Archives of Ophthalmology, the prevalence rate (the proportion of people in the population that have glaucoma) increases with age. The most significant increases in prevalence rates occur above 55 years of age. The prevalence in the population aged 65 years and younger is approximately twice that of the population 55 years or younger. Glaucoma is a chronic condition with no known cure and as a result patients are typically treated for the rest of their lives. Patients with glaucoma report decreased quality-of-life, difficulties with daily functioning, including driving, and are more likely to report falls and motor vehicle collisions.

According to IMS Health, in 2013, 31.2 million prescriptions were written for glaucoma medications in the United States. The majority of these prescriptions were for generic drugs, including latanoprost and timolol, which are the top two selling drugs for the treatment of glaucoma. Due to the lack of innovation in medications for glaucoma, most of the drugs used to treat glaucoma are generic drugs. Sales of glaucoma drugs in 2012 were approximately $1.9 billion in the United States and $5.5 billion worldwide. In 2013, sales of glaucoma drugs were approximately $2.0 billion in the United States and $5.6 billion worldwide, and IMS Health projects U.S. sales to be $3.1 billion in 2018, an increase of approximately 54% over 2013 sales.

Existing Glaucoma Treatments

The initial treatment for glaucoma patients is typically the use of a prescription eye drop from a class of drugs called PGAs. According to IMS Health, prescriptions for PGAs make up more than half of all prescriptions for glaucoma medications. The PGAs’ primary mechanism of action for treating glaucoma is thought to be increasing fluid outflow through the uveoscleral pathway. A number of adverse effects are known to occur in all drugs in the PGA class and, as a result, these side effects are assumed to be associated with the mechanism of action. Most notable of these side effects is eye redness, or conjunctival hyperemia.

When PGAs are insufficient to control IOP or are poorly tolerated, non-PGA products are used either as an add-on therapy to the PGA or as an alternative monotherapy in place of a PGA. Non-PGAs can include a beta-blocker, an alpha (adrenergic) agonist or a carbonic anhydrase inhibitor alone. FDC products containing these non-PGAs are dominated by beta-blocker combinations, which can take the form of a beta-blocker combined with an alpha agonist (Combigan®), or a beta-blocker combined with a carbonic anhydrase inhibitor (Cosopt® or generic equivalent). Finally, there is a non-PGA combination (Simbrinza®) which consist solely of an alpha agonist and a carbonic anhydrase inhibitor. Non-PGA drugs generally have poorer tolerability in the eye than PGA drugs, and some have systemic adverse effects that limit the patient population in which they can be used safely. Moreover, their IOP-lowering effect is generally less than that of PGAs and the vast majority of non-PGAs are required to be dosed multiple times daily.

The existing classes of treatment available for glaucoma each have varying mechanisms of action, levels of IOP-lowering, side effects and other adverse effects, as described in the following table.

Summary of Existing Glaucoma Treatments:

Drug Classification (Generic Names)	Mechanism of Action*	IOP Reduction**	Known Side Effects*	Other Precautions, Warnings, Contraindications and Adverse Effects*

Prostaglandin analog latanoprost Travatan (travoprost) Lumigan (bimatoprost)	Increase uveoscleral and/or trabecular outflow	6-8 mmHg (25%-33%)

- Eye redness (conjunctival hyperemia)

- Visual disturbances (blurred vision, loss of visual acuity)

- Itching (pruritis)

- Burning

- Stinging

- Eye pain

- Darkening of the eyelids (periocular hyperpigmentation)

- Permanent eye (iris) color change

- Macular edema - History of herpetic keratitis - Ocular edema

Beta-adrenergic antagonist, or beta-blocker timolol	Decrease aqueous production	N/A mmHg (20%-25%)

- Burning

- Stinging

- Eye lid swelling (Blepharitis)

- Corneal inflammation (keratitis)

- Itching (pruritis)

- Eye pain

- Dry eyes, foreign body sensation

- Visual disturbances

- Drooping eye lids (ptosis)

- Swelling of retina (cystoid macular edema)

- Muscle weakness

- Anaphylaxis

- Severe respiratory and cardiac reactions

- Contraindicated in bronchial asthma (or history of), severe chronic obstructive pulmonary disease, sinus bradycardia (slower heart rate), second or third degree atrioventricular block, overt cardiac failure, cardiogenic shock

Alpha-adrenergic agonist, or alpha agonist brimonidine	Decrease aqueous production; increase uveoscleral outflow	2-6 mmHg (20%-25%)	- Allergic conjunctivitis - Eye redness (conjunctival hyperemia) - Itchy eyes (eye pruritis)	- Severe cardiovascular disease - Depression - Cerebral or coronary insufficiency - High blood pressure (orthostatic hypertension) - Contraindicated in patients on monoamine oxidase inhibitor therapy

Carbonic anhydrase inhibitor dorzolamide brinzolamide	Decrease aqueous production	3-5 mmHg (15%-20%)	- Bitter taste - Burning - Stinging - Allergic conjunctivitis - Corneal inflammation (superficial punctate keratitis)	- Conjunctivitis - Eye lid reactions - Sulfonamide allergy

*	According to FDA-approved labeling.
**	mmHg, according to FDA-approved labeling; % from baseline, according to American Academy of Ophthalmology Glaucoma Panel.

The chart below illustrates the respective proportions of glaucoma prescriptions issued in 2013 by class, according to IMS Health.

Glaucoma Treatments Currently in Development.

We believe there are currently two leading classes of new drugs in clinical development for glaucoma: Rho kinase inhibitors and adenosine mimetics.

Certain Rho kinase inhibitors recently entered Phase 3 clinical trials and are the furthest along of the potential new glaucoma therapies. The most advanced of these, Aerie Pharmaceuticals, Inc.’s AR-13324, reported average IOP-lowering of 5.7 mmHg and 6.2 mmHg in two separate Phase 2 clinical trials in glaucoma patients after four weeks of treatment. Like with PGAs, conjunctival hyperemia has been reported with the Rho kinase inhibitor class.

Adenosine mimetics are compounds that mimic or simulate some of the actions or effects of adenosine, a naturally-occurring molecule with many, diverse biologic effects. There are four known subreceptors that are specific to adenosine: A1, A2a, A2b and A3. These subreceptors can cause many effects if stimulated. In the adenosine mimetic group, there are compounds targeting three different adenosine subreceptors: A1, A2a and A3. We believe that A1 selectivity is necessary for optimal IOP-lowering effect. To our knowledge, the two compounds being developed by other companies that were selective for the A2a subreceptor have been discontinued from clinical development for glaucoma. A third compound being developed that we believe targets both the A1 (IOP-lowering) and the A3 (IOP-increasing) subreceptors is still being studied. We believe that because this third compound is dosed orally, it is challenging to isolate its pharmacologic effects solely to the eye. We believe we are the only company to be developing an adenosine mimetic highly selective for the A1 subreceptor for ophthalmic indications.

Market Opportunity

Since 1996, there have been no new drug classes approved in the United States for glaucoma. As a result, there are persistent inadequacies in the tools that ophthalmologists use to manage patients with glaucoma. Thus, we believe there is a need for an innovative glaucoma treatment that offers:

■	significant IOP-lowering;
■	a favorable safety and tolerability profile;
■	a novel mechanism of action that complements existing therapies; and
■	convenient dosing.

Our Solution—Trabodenoson

Trabodenoson is a first-in-class selective adenosine mimetic that is designed to lower IOP with a mechanism of action that we believe augments the natural function of the TM. In addition, by enhancing a naturally occurring process to make the eye function more like that of a younger, healthier eye, rather than changing the fundamental dynamics of pressure regulation in the eye, we believe there is a lower risk of unintended side effects that could result in safety or tolerability issues in the long term. We believe trabodenoson enhances metabolic activity in the TM, which helps clear the pathway for the aqueous humor, the fluid in the eye, to flow out of the eye, thereby lowering IOP. We believe that trabodenoson’s mechanism of action improves the function of the eye, and that trabodenoson has the potential to be used as a monotherapy in place of current glaucoma treatments. In addition, we expect that trabodenoson’s purported mechanism of action in the TM should complement the activity of all currently-approved glaucoma drugs that work in other ways to lower IOP.

We believe the following elements of trabodenoson’s product profile will drive its adoption, if approved, in the glaucoma market:

■	Meaningful IOP-Lowering. After four weeks of monotherapy treatment in a Phase 2 clinical trial in glaucoma patients who had discontinued any other medications, trabodenoson (500 mcg) lowered IOP by an average of 6.5 mmHg from baseline. Moreover, IOP-lowering at week four was significantly better than IOP-lowering at week two. IOP-lowering for currently-approved glaucoma therapies, according to their FDA-approved labels, ranges from 2-8 mmHg. A similar trend in improvement of IOP with increasing treatment time was observed in our recently completed Phase 2 trial of trabodenoson co-administered with latanoprost in a population of PGA poor-responders. In this trial, IOP was lowered from a baseline on latanoprost by an additional 4.6 mmHg and 5.0 mmHg after four and eight weeks of twice-a-day, or BID, trabodenoson therapy, respectively, and 5.5 mmHg at week 12 following four weeks of QD dosing.
■	Favorable Safety Profile. In four completed trabodenoson clinical trials over a wide range of doses, no patients have been withdrawn due to a trabodenoson-related side effect in the eye. In our multiple-dose Phase 2 monotherapy clinical trial, we did not observe side effects in the eye that would indicate a tolerability problem at any of the doses tested. Specifically, there was no change in the background rate of conjunctival hyperemia in the patient population when treatment with trabodenoson was initiated or continued for up to four weeks, even at the highest dose tested. Furthermore, in our most recently completed multiple-dose Phase 2 trial of trabodenoson co-administered with latanoprost in a population of PGA poor-responders, there also was no change in the rate of hyperemia from study baseline after four, eight or 12 weeks of treatment. No systemic effects of the drug have been identified, despite rigorous monitoring including cardiac and renal function, when administered as an eye drop. We believe this safety profile could be important in the potential for trabodenoson to become a preferred treatment alternative for patients that experience undesired side effects with existing therapies.

■	Unique, Complementary Mechanism of Action. We believe that trabodenoson’s mechanism of action augments a naturally occurring process by clearing the path for aqueous humor outflow in the TM. We expect that this mechanism of action should complement all currently-approved glaucoma drugs which work in other ways to lower IOP, including by reducing aqueous humor production and increasing outflow through the uveoscleral pathway. This complementary mechanism was confirmed in patients already receiving latanoprost therapy in a recently completed multiple-dose Phase 2 trial. In this Phase 2 trial of trabodenoson co-administered with latanoprost in a population of PGA poor-responders, patients experienced an additional 5.5 mmHg IOP lowering from their baseline on latanoprost after 12 weeks treatment (eight weeks BID plus four weeks QD). These results make trabodenoson, with its favorable safety profile, a candidate to add to other glaucoma medications when a further reduction of the IOP is desirable.
■	Convenient Dosing. Current Phase 2 clinical data indicate that QD dosing with trabodenoson in PGA poor-responders is well tolerated and lowers IOP significantly. We believe a QD dosing regimen minimizes the burden on patients to remember to take their medication, thus, we believe, potentially improving compliance with the therapy. If confirmed and approved in our Phase 3 program, QD dosing would make trabodenoson easier to use than most non-PGA products, and trabodenoson’s dosing frequency would match the best-in-class PGAs, which would facilitate an FDC with a PGA that could be dosed QD.

We believe that trabodenoson’s efficacy, complementary mechanism of action, dosing and safety profile make it well suited for use in an FDC with a PGA, which could be an effective and convenient option for patients currently using two or more glaucoma drugs to lower IOP.

Trabodenoson Discovery—Background

Adenosine is a naturally occurring molecule that has a broad array of biological effects. Its effects are mediated through activity at four known adenosine-specific subreceptors: A1, A2a, A2b and A3. These subreceptors are present throughout the body on the cells of different tissues, and at different concentrations. When adenosine binds and activates these different subreceptors, it can cause many diverse effects.

In 1995, a study was published in the Journal of Pharmacology and Experimental Therapeutics describing how adenosine mimetics can lower IOP by activating adenosine A1 subreceptors in rabbits. In 2001, an animal study published by the University of Pennsylvania School of Medicine confirmed that stimulation of A1 lowered IOP, but that stimulating A2a or A3 subreceptors increased IOP.

Our scientists began a rational deconstruction of this complex biology in order to isolate the protective activity of adenosine and to incorporate it into novel therapeutics. Beginning with the structure of adenosine, we created a series of molecules to bind with, and therefore induce the biological effects associated with stimulation of a single adenosine subreceptor. In this way, the undesired biological actions of native adenosine were systematically removed, one by one by eliminating the activity at non-target subreceptors. This rational drug design process relied heavily on our understanding of structure activity relationships, which relate the variation in the structure of the adenosine mimetics and their ability to bind and activate ideally just one adenosine subreceptor. Ultimately, a number of molecules emerged from these efforts with isolated and specialized activity, including some adenosine mimetics that only targeted the A1 subreceptor, leading to the discovery of trabodenoson.

The high affinity binding of trabodenoson to the A1 subreceptor is shown by the small Ki in the table below, and its selectivity for this IOP-lowering activity is indicated by much higher Ki’s for A2a and A3 receptors where its binding is relatively weak.

Trabodenoson is a Potent and Selective A1 Adenosine Mimetic

Compound	A1 (Ki, nM)	A2a (Ki, nM)	A3 (Ki, nM)	Selectivity Ratios
				A1/A2a	A1/A3
Trabodenoson	0.97	4,690	704	4,835x	725x

Trabodenoson’s key characteristics include:

1.	Potency—Ki in single-digit nM range (0.97nM);
2.	High Selectivity—over A2a> 1000-fold and A3>500-fold;
3.	Ease of Fat Solubility—allowing corneal penetration so it can reach the TM; and
4.	A high compatibility with the often sensitive tissues in the front of the eye.

We believe that trabodenoson is the only adenosine mimetic with high selectivity for the single desired target of action, the A1 subreceptor, and that stimulation of this subreceptor in the TM effects a meaningful improvement in the metabolic activity in the TM that helps to clear the pathway for the aqueous humor to flow out of the eye, lowering IOP. This metabolic activity takes the form of an increase or up-regulation of proteases—such as Protease A or MMP-2—that digests and removes accumulated proteins that can block the healthy flow of the aqueous humor out of an eye with glaucoma. This metabolic activity is a naturally occurring or endogenous process that is enhanced by treatment with trabodenoson. We believe this process does not radically change the way the TM controls eye pressure, but rather restores the natural process of pressure control in the TM, which is different from other therapies that decrease aqueous humor production or increase the permeability of the eye to increase outflow.

Product Pipeline

Our product pipeline includes trabodenoson, as a monotherapy delivered in an eye drop formulation, as well as an FDC that includes trabodenoson plus latanoprost in an eye drop formulation, which we refer to as our FDC product candidate. We are also evaluating the potential for trabodenoson to directly target optic nerve neuropathies. The following table summarizes key information about our product development programs.

Trabodenoson

Our first product candidate, trabodenoson, is a monotherapy dosed in an eye drop. Our clinical trials have shown that trabodenoson has significant IOP-lowering effects, convenient dosing and also has a favorable safety profile when compared to the currently available glaucoma treatments, such as PGAs and non-PGAs.

Trabodenoson-Latanoprost Fixed-Dose Combination

As many as half of glaucoma patients, typically those with more severe disease, need to use two or more glaucoma drugs to sufficiently reduce their IOP. The available FDC products increase IOP-lowering but also have unpleasant tolerability challenges in the eye, as well as the adverse effects, safety warnings, precautions and contraindications that the two individually-dosed drugs carry in their FDA-approved package inserts. An FDC product containing a PGA plus a non-PGA has not yet been approved in the United States. We believe that none have gained FDA approval because the modest incremental benefit in IOP-lowering seen when a non-PGA is added to a PGA is too small in the context of the added side effects and clinical risks that come with the combined drugs. In contrast, based on our completed Phase 2 study in which trabodenoson therapy was co-administered with latanoprost, we believe that an FDC containing a PGA and trabodenoson will provide significant incremental efficacy while adding very few side effects or clinical risks to the profile of the PGA alone. We believe such a product would be well received in the glaucoma market, especially for use in patients with higher IOPs that currently use two or more glaucoma drugs to lower IOP.

Our second product candidate is a combination of trabodenoson with a PGA, latanoprost, to create an FDC. While our FDC product candidate has not yet been formulated as an FDC or administered to humans, we expect that trabodenoson will not adversely affect the safety profile of latanoprost, or any other currently-approved PGA, because of its favorable safety and tolerability profile from our completed Phase 2 trial in which trabodenoson and latanoprost were co-administered. We believe that trabodenoson’s mechanism for lowering IOP complements the mechanism of action of latanoprost and other PGAs, which work primarily on the secondary uveoscleral outflow, because trabodenoson is believed to act through the TM, the largest aqueous humor outflow path in the eye. In fact, our IOP-lowering studies in cynomolgus monkeys have shown that IOP-lowering is significantly better when the eye is treated with both trabodenoson and latanoprost, as compared to treatment with latanoprost alone. Our completed Phase 2 trial of trabodenoson co-administered with latanoprost also demonstrated IOP-lowering in patients who have previously had inadequate responses to latanoprost.

These patients represent PGA poor-responders, as evidenced by persistently elevated IOP at levels that typically require the addition of a second drug to further lower IOP. The safety profile of trabodenoson co-administered with latanoprost is similar to that of trabodenoson monotherapy. Moreover, trabodenoson had a sufficiently long duration of action, allowing it to be effectively dosed QD in conjunction with latanoprost. Assuming the trabodenoson safety profile remains favorable, a trabodenoson-latanoprost FDC therapy could present a much improved risk/benefit profile over other combinations of currently-approved PGAs and non-PGAs.

Trabodenoson for Optic Neuropathy

The neuroprotective potential of trabodenoson is supported by the basic biology of adenosine, which has shown that the stimulation of the A1 receptor can protect tissues of the central nervous system. A pre-clinical study of the impact of high IOP on RGCs showed that trabodenoson could protect this key population of cells in the retina that, when lost, result in the irreversible vision loss associated with glaucoma. While we have not yet conducted a formal program of studies to prove neuroprotection, we plan to study the potential of trabodenoson monotherapy and our FDC product candidate to slow the loss of vision significantly more than attributable to IOP lowering alone, either in glaucoma patients or in other rarer forms of optic nerve neuropathies.

Clinical Data and Development Strategy

Our planned Phase 3 program for trabodenoson as a monotherapy is expected to incorporate both the FDA-acceptable clinical endpoint of IOP, and to include studies with three months of treatment, both of which are well-known and accepted standards for pivotal trials for glaucoma. We are planning an End-of-Phase 2 meeting with the FDA in the first half of 2015 to discuss our Phase 3 program for trabodenoson monotherapy and to confirm the design and endpoints for the Phase 3 pivotal trials. Timolol, a non-PGA, will be used as the positive control in the Phase 3 pivotal trials due to its long history of use as a glaucoma drug and the large amount of clinical data available on the drug, making it the comparator of choice in most recent Phase 3 trials in glaucoma. We plan to start our Phase 3 program for trabodenoson monotherapy in mid-2015, and we expect to report top-line data from the first pivotal trial in the program by late 2016 or early 2017, with the second pivotal trial being completed in 2017. If the primary objectives of our Phase 3 program are met, we plan to submit an NDA. We are planning to commence our Phase 3 program for the FDC of trabodenoson and latanoprost in 2017.

Clinical Results

Trabodenoson Phase 2 Tolerability, Safety and Efficacy of Monotherapy in Glaucoma Patients

In 2012, we completed a successful Phase 2 dose-ranging clinical trial in 144 patients with OHT (ocular hypertension with no visual field loss) or POAG, which demonstrated a clear dose response to trabodenoson. Statistically significant results for the primary endpoint of our Phase 2 clinical trials indicate that trabodenoson has IOP-lowering effects in line with the best existing therapies, with a favorable safety and tolerability profile at all doses tested. The trial was randomized, double-masked, placebo-controlled, and evaluated the efficacy, tolerability, safety, and pharmacokinetics of trabodenoson over two or four weeks of BID dosing with eye drops. Separate groups of patients received trabodenoson doses of 50, 100 or 200 mcg for two weeks, or 500 mcg for four weeks, and their IOP-lowering efficacy and safety data were compared to groups of patients dosed concurrently with placebo eye drops, also BID. To enter the trial, otherwise healthy patients had to have elevated IOPs (greater than or equal to 24 mmHg and less than or equal to 34 mmHg) when off of all glaucoma drugs, and a diagnosis of either OHT or POAG.

The primary efficacy endpoint was IOP (measured throughout the day, or diurnal IOP). The primary efficacy analysis calculated the reduction in diurnal IOP from the patients’ IOP at the beginning of the study (recorded before active drug was administered at the study baseline). In the primary analysis, this IOP drop from baseline for each dose group (50, 100, 200 and 500 mcg) was then compared statistically to the IOP drop of a matched placebo group treated concurrently.

Safety evaluations included recording of withdrawals or terminations and adverse events. In each patient, the treated eye was evaluated at regular intervals with internal eye exams (including pupil dilation with slit lamp examination of the inside of the eye) and external eye examinations (of the outside surface of the eye, eye lids and surrounding tissue). Visual function was also assessed. Overall health was assessed by physical exam, vital signs (including heart rate and blood pressure), electrocardiograms, or ECGs, for heart function and analysis of urine and blood samples (clinical chemistry), and plasma samples were collected to analyze the pharmacokinetic parameters, such as the half-life of any drug detected in the systemic circulation.

Results

Patient Population: The characteristics of the patients in the dose groups were similar, including their ages, baseline IOPs, and diagnoses (OHT or POAG). The table below reflects information regarding the demographics of the patient populations that participated in the study, and shows that both diagnoses groups had similar baseline IOPs, and that groups treated with trabodenoson had characteristics that were similar to the placebo groups to which they were compared.

Baseline Demographics and IOP

		Trabodenoson Dose
	Placebo	50 mcg	100 mcg	200 mcg	500 mcg	Total Active
Mean Age	59	56.6	55.6	53.8	57.6	56.3
n	59	17	17	17	34	85
Baseline IOP (mmHg)	26.6	26.1	25.6	26.1	26.2	26

OHT n(%)	22(37.3)	6(35.3)	8(47.1)	6(35.3)	14(41.2)	34(40.0)
Baseline IOP (mmHg)	26.7	27.2	25	27.1	26.3	26.3

POAG n(%)	37(62.7)	11(64.7)	9(52.9)	11(64.7)	20(58.8)	51(60.0)
Baseline IOP (mmHg)	26.5	25.5	26.1	25.5	26.1	25.9

Efficacy

Both the 200 mcg dose and the 500 mcg doses at day 14, and the 500 mcg dose at day 28, met the primary endpoint demonstrating statistically significant improvements in IOP relative to the matched placebo (p<0.05 indicating a greater than 95% probability that the result was not a random event). Moreover, a clear increase in IOP-lowering efficacy was seen with increasing doses of trabodenoson (i.e. a dose response), and the most efficacious trabodenoson dose tested was the highest dose of 500 mcg. Trabodenoson’s primary efficacy endpoint (IOP drop from baseline) measured after four weeks of treatment (at day 28) had improved significantly from the same endpoint when measured after two weeks of treatment (at day 14). This improvement with treatment time was statistically significant (p=0.016). In the figure below, a clear trend for increasing IOP-lowering efficacy with increasing dose is evident. For the 500 mcg dose, the statistically significant increase in efficacy between day 14 and day 28 is illustrated on the right side of the figure.

The IOP-lowering at the highest and most efficacious dose (500 mcg) was evaluated in various patient sub-populations to gain a sense of the ability to generalize the results over a diverse patient population. The figure below compares the IOP drop from baseline (the primary endpoint analysis) for all patients (far left) to various sub-populations to the right of that. All of these patient subgroups responded to trabodenoson’s IOP-lowering effect.

When we rationally designed trabodenoson, our primary objective was to restore pressure regulation in eyes with high IOP, a risk factor for glaucoma. A healthy eye has a natural circadian rhythm that dictates a pattern of IOP over the day. We found that this pattern, or the shape of the IOP circadian rhythm curve throughout the day, is relatively unchanged by trabodenoson treatment, except that the overall IOP during the day is reduced by trabodenoson treatment as intended. We believe this indicates that the TM has been restored to an improved function resulting in a more normal average pressure, and that this normal daily IOP pattern indicates that the fundamental biology of pressure management in the eye has been preserved. The natural daily changes in IOP still exist, but at a significantly lower average pressure that we believe is less damaging to RGCs and the optic nerve. The figure below shows diurnal IOP for the highest dose tested and the placebo group at day 28, and the primary endpoint for the trial (average daily drop from baseline).

Furthermore, after 28 days of BID dosing, the IOP-lowering effect persisted for an additional 24 hours after the last dose of medication, which we believe may indicate the potential for trabodenoson to be dosed QD.

Safety and Tolerability

There were no serious adverse events or patients that withdrew due to safety findings that occurred once the drug was given. There were no signs of systemic safety issues in any of the non-ocular examinations, ECG evaluations or laboratory tests performed. Systemically, administration of trabodenoson eye drops was found to be well-tolerated. There were no changes noted from internal eye examinations or visual testing during drug treatment. The rate of conjunctival hyperemia in patients treated with trabodenoson was unchanged from the placebo run-in period (study baseline). There was no maximum tolerated dose determined because all doses tested were well-tolerated.

Trabodenoson Phase 2 Co-Administered with Latanoprost in Glaucoma Patients

In October 2014, we received top line results from a Phase 2 trial in patients with POAG or OHT, in which trabodenoson eye drops were co-administered with latanoprost eye drops. The objective of the study was to evaluate the safety and additional IOP-lowering effect of trabodenoson when added either BID or QD to latanoprost. This trial enrolled 101 patients who had IOPs of greater than or equal to 24 mmHg despite one month of previous treatment with latanoprost. These patients are considered PGA poor-responders, as evidenced by persistently elevated IOP at levels that typically require the addition of a second drug to further lower IOP. The trial was randomized, double-masked, placebo- and active- controlled.

Following four weeks of latanoprost eye drops, otherwise healthy patients with an IOP greater than 24 mmHg and a diagnosis of either OHT or POAG were randomized for Part 1 of the study. In Part 1, the study arm consisted of BID-dosed trabodenoson (1.5%; 500 mcg nominal dose) plus latanoprost 0.005%, at the approved dose, QD. The control arm consisted of timolol 0.5%, an approved BID dose plus latanoprost 0.005% QD. Patients in both arms were treated for a total of eight weeks in Part 1 of the study to evaluate the additive effects of trabodenoson BID to latanoprost QD, with an active control consisting of timolol BID.

At the end of Part 1, after eight weeks of treatment, patients began Part 2 of the study. In Part 2, the study arm was switched to a QD dose of trabodenoson (3.0%, 1,000 mcg nominal dose) plus latanoprost 0.005% QD, and patients in the control arm were switched to placebo QD plus latanoprost 0.005% QD. Part 2 was designed to measure the additive effects of trabodenoson QD to latanoprost QD over an additional four weeks. This trial is outlined below.

The primary efficacy endpoint was IOP, measured throughout the day. The primary efficacy analysis calculated the reduction in diurnal IOP from the patients’ IOP at study baseline (recorded after taking latanoprost for four weeks but before trabodenoson or timolol were added). In Part 1, this IOP drop from baseline on latanoprost was compared to the IOP drop of the control arm treated concurrently with timolol. In Part 2, the IOP drop from baseline in patients receiving trabodenoson QD plus latanoprost QD was compared to patients receiving placebo QD plus latanoprost QD.

Safety evaluations included recording of withdrawals or terminations and adverse events, or AEs. In each patient, both eyes were evaluated at regular intervals with internal eye exams (including pupil dilation with slit lamp examination of the inside of the eye) and external eye examinations (of the outside surface of the eye, eye lids and surrounding tissue). Visual function was also assessed. Overall health was assessed by physical exam, vital signs (including heart rate and blood pressure), electrocardiograms, or ECGs, for heart function and analysis of urine and blood samples (clinical chemistry). Plasma samples were collected to analyze the pharmacokinetic parameters, such as the half-life of any drug detected in the systemic circulation.

Results

Patient Population: The characteristics of the patients in the dose groups were similar, including their age, and baseline IOPs, which were not adequately controlled following a four-week run-in using latanoprost therapy. The table below includes information on the demographics of the patients that participated in the study.

Baseline Demographics and IOP

	Part 1		Part 2
ITT population	Trabodenoson BID	Timolol BID	Trabodenoson QD	Placebo QD
n	50	51	37	43
Mean Age	62	61	63	61
Baseline IOP using latanoprost (mmHg)	25.71	25.86	25.68	25.86

OHT n (%)	23 (46%)	13 (25.5%)	15 (40.5%)	12 (28%)
Baseline IOP using latanoprost (mmHg)	25.78	25.65	25.93	25.29

POAG n (%)	27 (54%)	38 (74.5%)	22 (59.5%)	31 (72%)
Baseline IOP using latanoprost (mmHg)	25.65	25.93	25.50	26.08

Efficacy

After four and eight weeks of BID dosing in Part 1, patients treated with trabodenoson co- administered with latanoprost experienced a further median reduction of IOP of 4.6 mmHg and 5.0 mmHg, respectively, beyond the IOP-lowering of latanoprost at baseline (reductions in mean IOP were similar). After switching to QD trabodenoson in Part 2, and treating for an additional four weeks, QD dosing with trabodenoson resulted in a median reduction in IOP of 5.5 mmHg from the IOP on latanoprost alone at study baseline (reduction in mean IOP was again similar). At the end of Part 2 (after 12 weeks), the IOP-lowering seen in the Study Eye (the eye treated with trabodenoson) was statistically significantly greater than the IOP drop of the patient’s Control Eye (the patient’s other eye that only received QD latanoprost).

In the primary Part 1 endpoint of mean diurnal IOP drop from study baseline at the end of 8 weeks of treatment, trabodenoson BID (1.5%) dropped IOP an additional 5.0 mmHg on average in this population of latanoprost poor-responders, but less than timolol BID (0.5%) which dropped pressure an additional 7.6 mmHg, on average. This effect observed with timolol is presented in the context of the available data from published studies with similar designs in the figure below. As the figure shows, timolol’s results in our study (second bar from the right), while of larger magnitude than reported in these other published trials, can be understood considering differences in study design, dosing schedule, and baseline IOPs. However, it is clear that co-administration of timolol in a manner that provides therapeutic coverage for a full 24 hour period (grey bars) results in greater efficacy than the FDCs of timolol and latanoprost (white bars) in which half of the typical daily dose of timolol is given, dosed QD in the evening, according to the dosing schedule for latanoprost. In contrast, because trabodenoson was shown to be effective when dosed QD in this study (hatched bar on the far right), we believe that its additive efficacy, plus its safety and tolerability profile, indicate great potential for a trabodenoson plus latanoprost FDC that can be dosed QD, be well tolerated and be among the most efficacious products in the glaucoma market.

In Part 2 of the trial, QD trabodenoson lowered IOP an additional 5.5 mmHg beyond the effect of latanoprost alone in this population of latanoprost poor-responders. To adjust for the effects of Part 1 of the trial which resulted in an imbalance between the groups at week eight; the groups were rebalanced for the Part 2 comparison by using the 8 AM Day 56 baseline as a covariate for analysis and the trabodenoson group was found to be statistically superior compared to the placebo control group.

Consistency of Results across Phase II Studies

Mean reductions in IOP ranging from 5.0 mmHg after four weeks of BID treatment to 5.8 mmHg after four weeks of QD treatment in the trial were similar to the 6.5 mmHg IOP reduction seen at the end of the four week Trabodenoson Phase 2 Tolerability, Safety and Efficacy of Monotherapy in Glaucoma Patients trial (the monotherapy trial). In the monotherapy trial, patients received only trabodenoson. The patients in the 2014 additivity trial represented a different patient population than those studied in the monotherapy trial. These patients had inadequate responses to latanoprost, as evidenced by persistently high IOP, despite latanoprost treatment for four weeks prior to randomization. This patient population typically requires the addition of a second drug to their PGA therapy to further lower IOP. Patients in the monotherapy trial, by contrast, were removed from all glaucoma medications, and thus represented a typical patient population studied in a Phase 3 glaucoma trial. Despite these differences in the patient populations, the efficacy of trabodenoson was consistent across trials, suggesting that trabodenoson’s mechanism of action is effective across a wide-range of glaucoma disease severity.

Both OHT and POAG patients responded to trabodenoson with POAG subjects showing the largest trend towards increasing efficacy with treatment time, as shown in the chart below.

Safety and Tolerability

With the exception of a single patient who received placebo plus latanoprost, no patients dropped out of the trial as a result of a drug-related adverse effect or due to drug intolerability. Trabodenoson was well tolerated in the eye, with no drug related hyperemia detectable by ocular exam at four, eight or 12 weeks. Mild hyperemia seen on the first day of dosing in a minority of patients was back to baseline by the 1 week post dose ocular exams. Trabodenoson had no detectable systemic effects in any of the non-ocular examinations, ECG evaluations or laboratory tests performed. Overall adverse events were similar in the BID phase (Trabodenoson 36%; Timolol 29%), with the trabodenoson rate dropping to 26% without the first-day hyperemias, and were also similar in the QD phase (Trabodenoson 16%; Placebo 14%) between treatment groups. However, timolol (dosed in one eye only) had systemic adverse events associated with systemic beta blockade, including: dizziness, headache, fatigue and symptomatic sinus bradycardia.

Patients randomized to timolol also had lower pulse rates than in the trabodenoson group (the pulse rate was measured 30 minutes and one hour after dosing). This difference was statistically significant in the overall data (p=0.033) as well as at the individual time points (p=0.041 and p=0.030 at the 30 minute and one hour post-dose time points, respectively).

The pulse rates for both groups are shown in the boxplot below, which includes the minimum and maximum values, median (white line), and the boundaries of the upper and lower quartiles (top and bottom of the box).

Trabodenoson Repeat-Dose Safety and Tolerability in Adult Healthy Volunteers

We conducted a randomized, double-masked, placebo-controlled, dose-escalation trial in healthy volunteers, aged 35-65, with the primary objective of characterizing the safety and tolerability profile of trabodenoson and identifying a maximum tolerated dose (a dose that was associated with limiting or intolerable side effects).

Ten subjects were assigned to each of seven consecutive cohorts (six to active trabodenoson and four to matched placebo). Cohorts 1 through 6 consisted of sequential, escalating doses (200, 400, 800, 1600, 2400 and 3200 mcg of trabodenoson) which were given topically to a single eye, BID, for 14 days. The 3200 mcg dose was the highest dose that could be administered to a single eye at one time due to, among others, the limitations of the formulation. Cohort 7 included eight step-wise escalating doses of trabodenoson, given in both eyes. Doses given to this cohort ranged from 200-3200 mcg in a single eye and totaled 1800-6400 mcg for both eyes combined. Dose escalation to the next dose level proceeded only after masked review of the safety data from the preceding dose level.

Systemic safety assessments included: adverse events, other medications used, physical examinations, vital signs, clinical laboratory tests of blood and urine samples, extensive monitoring of cardiac function and health (12-lead ECG tracings, continuous cardiac monitoring and cardiac troponin concentrations), lung function testing (FEV1), sleep (Karolinska Sleepiness Scale), kidney function and withdrawals or terminations. No systemic safety signals were found at any of the doses tested.

Ocular safety assessments included vision tests (visual acuity), IOP measurements, as well as internal and external eye examinations. No significant changes were seen in IOP measurements and examination of the periorbital area, eyelids, eyelashes, pupils, cornea, iris and sclera. The only ocular finding was short-lived, self-limited conjunctival hyperemia that was dose-related, usually mild in severity, decreased with continuing exposure, and was not accompanied by evidence that it was related to inflammation, such as persistent anterior chamber cells or flare. The incidence of clinically significant eye redness reported as an adverse event was extremely low (1 of 42) in subjects randomized to trabodenoson.

Early Terminations and Withdrawals

Three subjects randomized to placebo were terminated early from the study for reasons unrelated to the study drug. Only one subject assigned to active study drug was withdrawn. The study subject’s laboratory tests revealed findings consistent with gallbladder disease (chronic cholecystitis), so the subject was withdrawn from the clinical trial (without unmasking the subject’s treatment assignment) and referred for a surgical consult resulting in the subject having chronic gallbladder stones removed.

Pharmacokinetic Data

The pharmacokinetics data indicated that the exposure to trabodenoson generally increased in a dose-dependent manner. At the highest three doses, there were no apparent increases in systemic exposure with increasing dose. This plateau effect suggests that little additional drug is absorbed into systemic circulation following doses above 4800 mcg (2400 mcg per eye), as reflected in the figure below.

Conclusions

In conclusion, no safety or tolerability issues were identified in either the eye or the body as a whole. Due to the lack of clinically significant findings following in depth safety testing for systemic and ocular effects of trabodenoson, no maximum tolerated dose could be identified. Systemic exposure to trabodenoson appeared to be limited above ocular doses totaling 4800 mcg, indicating an apparent limitation to the amount of drug that can be delivered to the body by dosing in the eye.

Trabodenoson Monotherapy Tolerability, Safety and Efficacy

We conducted a Phase 1/2 multi-center, randomized, double-masked, placebo-controlled, dose-escalation trial in 70 adults with POAG and OHT with the primary objective of characterizing the safety and tolerability of increasing doses of a pilot formulation of trabodenoson monotherapy.

Subjects were sequentially assigned to one of seven consecutive cohorts (eight to active trabodenoson and four to matched placebo); consisting of sequential, escalating single-doses of 2.5, 7.5, 20, 60, 180, 350 or 700 mcg of trabodenoson given topically to a single study eye.

Efficacy (IOP-lowering), tolerability, safety and pharmacokinetics assessments were performed following study drug administration, and dose escalation from one cohort to the next cohort proceeded only after masked review of the safety data from the preceding cohort.

Conclusions

In conclusion, trabodenoson monotherapy ophthalmic solution up to and including 700 mcg were well-tolerated. This preliminary formulation of trabodenoson demonstrated activity at lowering IOP following single doses of 350 mcg and 700 mcg in patients with POAG or OHT.

Development Plans

Upon completion of our Phase 2 trials and meeting with the FDA, we plan to continue developing trabodenoson as a monotherapy and an FDC with latanoprost, along with the neuroprotective potential of both to slow the loss of vision significantly more than attributable to IOP-lowering alone either in glaucoma patients or other rarer forms of optic nerve neuropathy. The figure below shows our plans for upcoming clinical trials.

Trabodenoson

We are planning an End-of-Phase 2 meeting with the FDA in the first half of 2015 to discuss our Phase 3 program for trabodenoson monotherapy and to confirm the design and endpoints for the Phase 3 pivotal trials. This program is scheduled to begin in mid-2015, when the manufacturing (in accordance with the current Good Manufacturing Practices, or cGMP), packaging and labeling of the study drug are complete. The preliminary design for the program, which is to be confirmed by the FDA, is expected to include doses and dose frequencies based on the Phase 2 clinical data. The two Phase 3 pivotal efficacy trials are expected to include between 800 and 1,500 patients, depending on the design and number of dosing arms in the study, and are expected to include patients with glaucoma and baseline IOPs in the mid-20s mmHg. Following a run-in period, the trials are expected to run for 12 weeks of active treatment with the primary endpoint of IOP-lowering over the day. Timolol will be used as the active comparator due to its long history of use as a glaucoma drug and the large amount of clinical data available on the drug, making it the comparator of choice in most recent FDA filings.

The FDA expects that a total of at least 1,500 patients will be exposed to at least a single dose of trabodenoson, and the complete submission package must also contain safety data from at least 300 patients treated with trabodenoson for at least six months, and at least 100 patients treated for at least a year. These longer-term treatments will be accomplished in a long-term safety trial conducted at the highest anticipated trabodenoson dose, and with a timolol control, and are expected to begin in early 2016 when the long-term ocular toxicity studies of six and nine month durations are available to support the longer dosing time. This long-term safety trial represents the first opportunity for us to study the rate of vision loss over a longer time. If the enrollment projections are met, the first data from our Phase 3 program is anticipated in late 2016 or early 2017. We are planning to complete the long-term safety study in early 2018. If the primary objectives of our Phase 3 program are met, we plan to submit an NDA to the FDA for marketing approval of trabodenoson for the treatment of glaucoma in the United States.

Fixed-Dose Combination of Trabodenoson and Latanoprost

We are also developing an FDC of trabodenoson and latanoprost. Upon successful completion of our formulation efforts and stability studies, we will commence manufacturing of clinical supplies to support further clinical trials. We have not filed a separate investigational new drug application, or IND, for the FDC, as we expect to be able to rely on the existing trabodenoson IND. Similarly, we have not conducted a Phase 1 trial for the FDC as we were able to rely on the safety and tolerability data generated in our completed trials for trabodeonson as a monotherapy.

The results of the Phase 2 trial that evaluated the efficacy and safety of the combination of latanoprost and trabodenoson, at two dose levels, and when given QD and BID, will inform the design and format of the next study which will be structured to evaluate the safety and efficacy of various dose combinations and dosing patterns of an FDC of latanoprost and trabodenoson, which we still need to formulate. Once FDC clinical supplies are available, we believe that the FDA will allow us to continue the Phase 2 development using several FDC formulations with various dose combinations. However, the commencement of our Phase 2 program for the FDC product candidate will depend on successful development and cGMP manufacturing of stable FDC dosage forms. We expect to initiate our Phase 2 program in 2016 and plan to start our Phase 3 FDC program in late 2017. We expect our FDC product candidate to benefit many patients with higher IOPs and more severe disease that typically require more aggressive medical treatment. For this reason, the patient population for the FDC program is expected to carry a higher disease burden. As with the monotherapy product development, the FDA requirements for long-term dosing data (at least 300 patients treated with the FDC for at least six months, and at least 100 patients treated for at least a year) will require the program to include a long-term safety study.

Neuroprotection

We plan to study the neuroprotective potential of trabodenoson monotherapy and our FDC product candidate to slow the loss of vision significantly more than attributable to IOP-lowering alone either in glaucoma patients or other rarer forms of optic nerve neuropathy. While supported by the basic biology of adenosine, we have not yet conducted a formal program of studies to prove neuroprotection and have not filed an IND related to this program. This evaluation may include longer longitudinal studies in glaucoma patients, as potentially smaller patient groups with rapidly-progressing optic nerve damage. Although treatment times will be measured in years rather than months, this effort can run in parallel to the normal development trials, or may be included in the objectives of the planned long-term safety trials. The regulatory path for such an indication is thus far uncharted, so significant regulatory as well as clinical risk is anticipated for such a program and close interaction with regulatory agencies will be required. Due to the speculative nature of the development, it is difficult at this time to predict if or when an NDA submission in support of neuroprotection indication may be submitted.

Competition

The pharmaceutical industry is characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. While we believe that our experience and scientific knowledge provide us with competitive advantages, we face competition from established branded and generic pharmaceutical companies, such as Novartis International AG and its subsidiary Alcon Labs, Allergan Inc., Bausch + Lomb, Inc. (now a unit of Valeant Pharmaceuticals International, Inc.), Merck & Co., Inc., Santen Inc., Aerie Pharmaceuticals, Inc. and smaller biotechnology and pharmaceutical companies, as well as from academic institutions, government agencies and private and public research institutions, which may in the future develop products to treat glaucoma. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future. We believe that the key competitive factors affecting the success of our product candidates, if approved, are likely to be efficacy, safety, convenience, price, tolerability and the availability of coverage and adequate reimbursement from governmental authorities and other third-party payors.

Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Glaukos Corporation recently commercialized a trabecular micro-bypass stent that is implanted in the eye during cataract surgery and allows fluid to flow from the anterior of the eye into the collecting channels, bypassing the TM. In addition, early-stage companies that are also developing glaucoma treatments, such as Aerie Pharmaceuticals, Inc., which is developing a Rho kinase/norepinephrine transport inhibitor, may prove to be significant competitors. We expect that our competitors will continue to develop new glaucoma treatments, which may include eye drops, oral treatments, surgical procedures, implantable devices or laser treatments.

Other early-stage companies may also compete through collaborative arrangements with large and established companies. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer adverse effects, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours. In addition, our ability to compete may be affected because in many cases physicians, insurers or other third-party payors may encourage the use of generic products. The market for glaucoma prescriptions is highly competitive and is currently dominated by generic drugs, such as latanoprost and timolol, and additional products are expected to become available on a generic basis over the coming years. If any of our product candidates are approved, we expect that they will be priced at a premium over competitive generic products and consistent with other branded glaucoma drugs.

Manufacturing

Trabodenoson is a small molecule that is capable of being manufactured in reliable and reproducible synthetic processes from readily available starting materials. We believe the chemistry used to manufacture trabodenoson is amenable to a scale up and does not require unusual equipment in the manufacturing process. We do not currently operate manufacturing facilities for clinical or commercial production of our product candidates. We currently rely on third-party manufacturers to produce the active pharmaceutical ingredient and final drug product for our clinical trials. We manage such production with all our vendors on a purchase order basis in accordance with applicable master service and supply agreements. We do not have long-term agreements with these manufacturers or any other third-party suppliers. Latanoprost and timolol, used in our clinical trials, are available in commercial quantities from multiple reputable third-party manufacturers. We intend to procure quantities on a purchase order basis for our clinical and commercial production. If any of our existing third-party suppliers should become unavailable to us for any reason, we believe that there are a number of potential replacements, although we might experience a delay in our ability to obtain alternative suppliers. We also do not have any current contractual relationships for the manufacture of commercial supplies of our product candidates if they are approved. With respect to commercial production of our product candidates in the future, we plan to outsource production of the active pharmaceutical ingredients and final drug product manufacturing if they are approved for marketing by the applicable regulatory authorities.

We expect to continue to develop drug candidates that can be produced in a cost effective manner at contract manufacturing facilities. However, should a supplier or manufacturer on which we have relied to produce a product candidate provide us with a faulty product or such product is later recalled, we would likely experience delays and additional costs, each of which could be significant.

Intellectual Property

Our success depends in part on our ability to obtain and maintain proprietary protection for our products and product candidates, technology and know-how, to operate without infringing the proprietary rights of others and to prevent others from infringing our proprietary rights.

We own a patent portfolio covering the trabodenoson compound that includes issued patents in the United States, Europe, Japan, and several other countries. These composition of matter patents are scheduled to expire by early 2026 in the United States and by mid-2025 abroad. We also own an issued U.S. patent and have pending patent applications in Europe and Japan relating to the use of trabodenoson for reducing IOP. The issued U.S. patent and the pending foreign patent applications, if issued, are scheduled to expire by 2030. A detailed freedom-to-operate analysis has been conducted and we are not aware of any third party rights or impediments to commercializing trabodenoson for use in ophthalmic indications in the United States or Europe.

Our patent portfolio includes issued U.S. patents relating to combinations of trabodenoson with carbonic anhydrase inhibitors and beta blockers.

We are also pursuing patent applications in the United States and abroad relating to:

■	combinations of trabodenoson with PGAs, carbonic anhydrase inhibitors or beta blockers, in patent applications which, if issued, are scheduled to expire by 2031;
■	polymorphs of trabodenoson, in patent applications which, if issued, are scheduled to expire by 2033;
■	formulations of trabodenoson, in patent applications which, if issued, are scheduled to expire by 2034; and
■	ocular neuroprotective uses of trabodenoson, in patent applications which, if issued, are scheduled to expire by 2034.

As we advance the development of our trabodenoson products and clinical development we continue to look at opportunities to file additional patent applications covering new and innovative developments to ensure we have a patent portfolio that is multifaceted. For such additional applications, we will continue to seek patent protection in the United States and other jurisdictions that are important in the ophthalmic markets.

In addition to our patents and patent applications, we keep certain of our proprietary information as trade secrets, which we seek to protect by confidentiality agreements with our employees and third parties, and by seeking to maintain the physical security of our premises and physical and electronic security of our information technology systems.

Government Regulation

FDA Regulation and Marketing Approval

In the United States, the FDA regulates drugs under the Federal Food, Drug and Cosmetic Act, or FDCA, and related regulations. Drugs are also subject to other federal, state and local statutes and regulations. Failure to comply with the applicable United States regulatory requirements at any time during the product development process, approval process or after approval may subject an applicant to administrative or judicial sanctions and non-approval of product candidates. These sanctions could include the imposition by the FDA or an Institutional Review Board, or IRB, of a clinical hold on trials, the FDA’s refusal to approve pending applications or related supplements, withdrawal of an approval, untitled or warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, restitution, disgorgement, civil penalties or criminal prosecution. Such actions by government agencies could also require us to expend a large amount of resources to respond to the actions. Any agency or judicial enforcement action could have a material adverse effect on us.

The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the clinical development, manufacture and marketing of pharmaceutical products. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, packaging, storage, distribution, record keeping, approval, post-approval monitoring, advertising, promotion, sampling and import and export of our products. Our drugs must be approved by the FDA through the NDA process before they may be legally marketed in the United States. See “The NDA Approval Process” below.

The process required by the FDA before drugs may be marketed in the United States generally involves the following:

■	completion of non-clinical laboratory tests, animal studies and formulation studies conducted according to Good Laboratory Practices, or GLP, or other applicable regulations;
■	submission of an IND, which allows clinical trials to begin unless FDA objects within 30 days;
■	adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use or uses conducted in accordance with FDA regulations and Good Clinical Practices, or GCP, which are international ethical and scientific quality standards meant to ensure that the rights, safety and well-being of trial participants are protected and that the roles of clinical trial sponsors, administrators, and monitors are well defined;
■	preparation and submission to the FDA of an NDA;
■	review of the product by an FDA advisory committee, where appropriate or if applicable;
■	satisfactory completion pre-approval inspection of manufacturing facilities and clinical trial sites at which the product, or components thereof, are produced to assess compliance with cGMP requirements and of selected clinical trial sites to assess compliance with GCP requirements; and
■	FDA approval of an NDA which must occur before a drug can be marketed or sold.

Preclinical Studies

Preclinical studies include laboratory evaluation of the purity and stability of the manufactured drug substance or active pharmaceutical ingredient and the formulated drug or drug product, as well as in vitro and animal studies to assess the safety and activity of the drug for initial testing in humans and to establish a rationale for therapeutic use. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations. The results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and plans for clinical studies, among other things, are submitted to the FDA as part of an IND.

Companies usually must complete some long-term preclinical testing, such as animal tests of reproductive adverse events and carcinogenicity, and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the drug in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its shelf life.

IND and Clinical Trials

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCP requirements. Clinical trials are conducted under written study protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Prior to commencing the first clinical trial, an initial IND, which contains the results of preclinical testing along with other information, such as information about product chemistry, manufacturing and controls and a proposed protocol, must be submitted to the FDA. The IND automatically becomes effective 30 days after receipt by the FDA unless the FDA within the 30-day time period raises concerns or questions about the conduct of the clinical trial and imposes a clinical hold. A clinical hold may also be imposed at any time while the IND is in effect. In such a case, the IND sponsor must resolve any outstanding concerns with the FDA before the clinical trial may begin. Accordingly, submission of an IND may or may not result in the FDA allowing clinical trials to commence.

A sponsor who wishes to conduct a clinical trial outside the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor may submit data from the clinical trial to the FDA in support of an NDA or IND so long as the clinical trial is conducted in compliance with GCP, and the FDA is able to validate the data from the study through an onsite inspection if the agency deems it necessary.

A separate submission to the existing IND must be made for each successive clinical trial to be conducted during product development. Further, an independent IRB for each site proposing to conduct the clinical trial must review and approve the study for any clinical trial before it commences at that site. Informed written consent must also be obtained from each trial subject. Regulatory authorities, including the FDA, an IRB, a data safety monitoring board or the sponsor, may suspend or terminate a clinical trial at any time on various grounds, including a finding that the participants are being exposed to an unacceptable health risk or that the clinical trial is not being conducted in accordance with FDA requirements.

For purposes of NDA approval, human clinical trials are typically conducted in sequential phases that may overlap:

■	Phase 1– the drug is initially given to healthy human subjects or patients and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. These trials may also provide early evidence on effectiveness. During Phase 1 clinical trials, sufficient information about the investigational drug’s pharmacokinetics and pharmacologic effects may be obtained to permit the design of well-controlled and scientifically valid Phase 2 clinical trials.
■	Phase 2– trials are conducted in a limited number of patients in the target population to identify possible adverse effects and safety risks, to determine the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage. Multiple Phase 2 clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

■	Phase 3– when Phase 2 evaluations demonstrate that a dosage range of the product appears effective and has an acceptable safety profile, and provide sufficient information for the design of Phase 3 trials, Phase 3 trials are undertaken to provide statistically significant evidence of clinical efficacy and to further test for safety in an expanded patient population at multiple clinical trial sites. They are performed after preliminary evidence suggesting effectiveness of the drug has been obtained, and are intended to further evaluate dosage, effectiveness and safety, to establish the overall benefit-risk relationship of the investigational drug and to provide an adequate basis for product labeling and approval by the FDA. In most cases, the FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate the efficacy of the drug.

All clinical trials must be conducted in accordance with FDA regulations, GCP requirements and their protocols in order for the data to be considered reliable for regulatory purposes. Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if serious adverse events occur. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, or at all.

An investigational drug product that is a combination of two different drugs in a single dosage form must comply with an additional rule that requires that each component make a contribution to the claimed effects of the drug product and the dosage of each component (amount, frequency, duration) is such that the combination is safe and effective for a significant patient population requiring such concurrent therapy as defined in the labeling of the drug product. This typically requires larger studies that test the drug against each of its components. In addition, typically, if a drug product is intended to treat a chronic disease, as is the case with our products, safety and efficacy data must be gathered over an extended period of time, which can range from six months to three years or more.

Government regulation may delay or prevent marketing of product candidates or new drugs for a considerable period of time and impose costly procedures upon our activities.

Disclosure of Clinical Trial Information

Sponsors of clinical trials of FDA-regulated products, including drugs, are required to register and disclose certain clinical trial information. Information related to the product, patient population, phase of investigation, study sites and investigators, and other aspects of the clinical trial is then made public as part of the registration. Sponsors are also obligated to discuss the results of their clinical trials after completion. Disclosure of the results of these trials can be delayed until the new product or new indication being studied has been approved. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs.

The NDA Approval Process

In order to obtain approval to market a drug in the United States, a marketing application must be submitted to the FDA that provides data establishing to the FDA’s satisfaction the safety and effectiveness of the investigational drug for the proposed indication. Each NDA submission requires a substantial user fee payment unless a waiver or exemption applies. The application includes all relevant data available from pertinent non-clinical or preclinical studies and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls and proposed labeling, among other things. Data can come from company-sponsored clinical trials intended to test the safety and effectiveness of a use of a product, or from a number of alternative sources, including studies initiated by investigators that meet GCP requirements.

During the development of a new drug, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to submission of an IND, at the end of Phase 1 or 2, and before an NDA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice and for the sponsor and the FDA to reach agreement on the next phase of development. Sponsors typically use the end of Phase 2 meetings to discuss their Phase 2 clinical results and present their plans for the pivotal Phase 3 trials that they believe will support approval of the new drug.

The results of product development, non-clinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The FDA reviews all NDAs submitted to ensure that they are sufficiently complete for substantive review before it accepts them for filing. It may request additional information rather than accept a NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. The FDA has 60 days from its receipt of an NDA to conduct an initial review to determine whether the application will be accepted for filing based on the agency’s threshold determination that the application is sufficiently complete to permit substantive review. If the NDA submission is accepted for filing, the FDA reviews the NDA to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, strength, quality and purity. The FDA has agreed to specific performance goals on the review of NDAs and seeks to review standard NDAs in 12 months from submission of the NDA. The review process may be extended by the FDA for three additional months to consider certain late-submitted information or information intended to clarify information already provided in the submission. After the FDA completes its initial review of an NDA, it will communicate to the sponsor that the drug will either be approved, or it will issue a complete response letter to communicate that the NDA will not be approved in its current form and inform the sponsor of changes that must be made or additional clinical, non-clinical or manufacturing data that must be received before the application can be approved, with no implication regarding the ultimate approvability of the application or the timing of any such approval, if ever. If or when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. FDA has committed to reviewing such resubmissions in two to six months depending on the type of information included. The FDA may refer applications for novel drug products or drug products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and, if so, under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving an NDA, the FDA typically will inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA may inspect one or more clinical sites to assure compliance with GCP. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it typically will outline the deficiencies and often will request additional testing or information. This may significantly delay further review of the application. If the FDA finds that a clinical site did not conduct the clinical trial in accordance with GCP, the FDA may determine the data generated by the clinical site should be excluded from the primary efficacy analyses provided in the NDA. Additionally, notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

The FDA may require, or companies may pursue, additional clinical trials after a product is approved. These so-called Phase 4 trials may be made a condition to be satisfied for continuing drug approval. The results of Phase 4 trials can confirm the effectiveness of a product candidate and can provide important safety information. In addition, the FDA has authority to require sponsors to conduct post-marketing trials to specifically address safety issues identified by the agency. See “Post-Marketing Requirements” below.

The FDA also has authority to require a Risk Evaluation and Mitigation Strategy, or a REMS, from manufacturers to ensure that the benefits of a drug outweigh its risks. A sponsor may also voluntarily propose a REMS as part of the NDA submission. The need for a REMS is determined as part of the review of the NDA. Based on statutory standards, elements of a REMS may include “Dear Doctor letters,” a medication guide, more elaborate targeted educational programs, and in some cases elements to assure safe use, or ETASU. ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring and the use of patient registries. These elements are negotiated as part of the NDA approval, and in some cases the approval date may be delayed. Once adopted, REMS are subject to periodic assessment and modification.

Changes to some of the conditions established in an approved application, including changes in indications, labeling, manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

Even if a product candidate receives regulatory approval, the approval may be limited to specific disease states, patient populations and dosages, or might contain significant limitations on use in the form of warnings, precautions or contraindications, or in the form of onerous risk management plans, restrictions on distribution, or post-marketing trial requirements. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. Delay in obtaining, or failure to obtain, regulatory approval for our products, or obtaining approval but for significantly limited use, would harm our business. In addition, we cannot predict what adverse governmental regulations may arise from future United States or foreign governmental action.

The Hatch-Waxman Amendments

Under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments, a portion of a product’s U.S. patent term that was lost during clinical development and regulatory review by the FDA may be restored by returning up to five years of patent life for a patent that covers a new product or its use. This period is generally one-half the time between the effective date of an IND (falling after issuance of the patent) and the submission date of an NDA, plus the time between the submission date of an NDA and the approval of that application, provided the sponsor acted with diligence. Patent term restorations, however, cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only one patent applicable to an approved drug may be extended and the extension must be applied for prior to expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration.

Market Exclusivity

Market exclusivity provisions under the FDCA also can delay the submission or the approval of certain competing applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an Abbreviated New Drug Application, or ANDA, or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement to one of the patents listed with the FDA by the innovator NDA holder. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, for new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA; however, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the non-clinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Pediatric exclusivity is another type of non-patent marketing exclusivity in the United States and, if granted, provides for the attachment of an additional six months of marketing protection to the term of any existing regulatory exclusivity, including the non-patent exclusivity. This six-month exclusivity may be granted if an NDA sponsor submits pediatric data that fairly respond to a written request from the FDA for such data.

Post-Marketing Requirements

Following approval of a new product, a pharmaceutical company and the approved product are subject to continuing regulation by the FDA, including, among other things, monitoring and recordkeeping activities, reporting to the applicable regulatory authorities of adverse experiences with the product, providing the regulatory authorities with updated safety and efficacy information, product sampling and distribution requirements, and complying with promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, restrictions on promoting drugs for uses or in patient populations that are not described in the drug’s approved labeling, or off-label use, limitations on industry-sponsored scientific and educational activities and requirements for promotional activities involving the internet. Although physicians may, in their independent professional medical judgment, prescribe legally available drugs for off-label uses, manufacturers may not market or promote such off-label uses. Modifications or enhancements to the product or its labeling or changes of the site of manufacture are often subject to the approval of the FDA and other regulators, who may or may not grant approval or may include a lengthy review process.

Prescription drug advertising is subject to federal, state and foreign regulations. In the United States, the FDA regulates prescription drug promotion, including direct-to-consumer advertising. Prescription drug promotional materials must be submitted to the FDA in conjunction with their first use. Any distribution of prescription drug products and pharmaceutical samples must comply with the U.S. Prescription Drug Marketing Act, or the PDMA, a part of the FDCA.

In the United States, once a product is approved, its manufacturing is subject to comprehensive and continuing regulation by the FDA. The FDA regulations require that products be manufactured in specific approved facilities and in accordance with cGMP. We rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of our products in accordance with cGMP regulations. cGMP regulations require among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMP. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain

cGMP compliance. These regulations also impose certain organizational, procedural and documentation requirements with respect to manufacturing and quality assurance activities. NDA holders using contract manufacturers, laboratories or packagers are responsible for the selection and monitoring of qualified firms, and, in certain circumstances, qualified suppliers to these firms. These firms and, where applicable, their suppliers are subject to inspections by the FDA at any time, and the discovery of violative conditions, including failure to conform to cGMP, could result in enforcement actions that interrupt the operation of any such product or may result in restrictions on a product, manufacturer, or holder of an approved NDA, including, among other things, recall or withdrawal of the product from the market.

In addition, the manufacturer and/or sponsor under an approved NDA are subject to annual product and establishment fees. These fees are typically increased annually.

The FDA also may require post-marketing testing, also known as Phase 4 testing, REMS to monitor the effects of an approved product or place conditions on an approval that could restrict the distribution or use of the product. Discovery of previously unknown problems with a product or the failure to comply with applicable FDA requirements can have negative consequences, including adverse publicity, judicial or administrative enforcement, untitled or warning letters from the FDA, mandated corrective advertising or communications with doctors, withdrawal of approval, and civil or criminal penalties, among others. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory approval of our products under development.

Coverage and Reimbursement

Sales of any products for which we receive regulatory approval for commercial sale will depend in part on the availability of reimbursement from third-party payors, including government healthcare program administrative authorities, managed care organizations, private health insurers, and other entities. Patients who are prescribed medications for the treatment of their conditions, and their prescribing physicians, generally rely on third-party payors to reimburse all of part of the costs associated with their prescription drugs. Patients are unlikely to use our products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our products. Therefore, our products, once approved, may not obtain market acceptance unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our products.

The process for determining whether a third-party payor will provide coverage for a drug product typically is separate from the process for setting the price of a drug product or for establishing the reimbursement rate that the payor will pay for the drug product once coverage is approved. Third-party payors may limit coverage to specific drug products on an approved list, also known as a formulary, which might not include all of the FDA-approved drugs for a particular indication. A decision by a third-party payor not to cover our product candidates could reduce physician utilization of our products once approved. Moreover, a third-party payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. Additionally, coverage and reimbursement for drug products can differ significantly from payor to payor. One third-party payor’s decision to cover a particular drug product or service does not ensure that other payors will also provide coverage for the medical product or service, or will provide coverage at an adequate reimbursement rate. As a result, the coverage determination process will require us to provide scientific and clinical support for the use of our products to each payor separately and will be a time-consuming process.

The containment of healthcare costs has become a priority of federal, state and foreign governments, and the prices of drugs have been a focus in this effort. Third-party payors are increasingly challenging the prices charged for drug products and medical services, examining the medical necessity and reviewing the cost effectiveness of drug products and medical services, in addition to questioning safety and efficacy. If these third-party payors do not consider our products to be cost-effective compared to other available therapies, they may not cover our products after FDA approval or, if they do, the level of payment may not be sufficient to allow us to sell our products at a profit.

In particular, our success may depend on our ability to obtain coverage and adequate reimbursement through Medicare Part D plans for our products that obtain regulatory approval. The Medicare Part D program provides a voluntary prescription drug benefit to Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities which will provide coverage of outpatient prescription drugs. Part D plans include both stand-alone prescription drug benefit plans and prescription drug coverage as a supplement to Medicare Advantage plans. Unlike Medicare Part A and B, Part D coverage is not standardized. In general, Part D prescription drug plan sponsors have flexibility regarding coverage of Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class, with certain exceptions. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for products for which we receive regulatory approval. However, any negotiated prices for our future products covered by a Part D prescription drug plan will likely be discounted, thereby lowering the net price realized on our sales to pharmacies. Moreover, while the Part D program applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from Medicare Part D may result in a similar reduction in payments from non-government payors.

The American Recovery and Reinvestment Act of 2009 provides funding for the federal government to compare the effectiveness of different treatments for the same illness. A plan for the research will be developed by the Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures will be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payors, it is not clear what effect, if any, the research will have on the sales of our product candidates, if any such product or the condition that it is intended to treat is the subject of a study. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s product could adversely affect the sales of our product candidates, once approved. If third-party payors do not consider our products to be cost-effective compared to other available therapies, they may not cover our products after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the United States and generally tend to be significantly lower.

Anti-Kickback and False Claims Laws and Other Regulatory Matters

In the United States, among other things, the research, manufacturing, distribution, sale and promotion of drug products and medical devices are potentially subject to regulation and enforcement by various federal, state and local authorities in addition to the FDA, including the Centers for Medicare & Medicaid Services, other divisions of the United States Department of Health and Human Services (e.g., the Office of Inspector General), the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency, state Attorneys General and other state and local government agencies. Our current and future business activities, including for example, sales, marketing and scientific/educational grant programs must comply with healthcare regulatory laws, including the Federal Anti-Kickback Statute, the Federal False Claims Act, as amended, the privacy regulations promulgated under the Health Insurance Portability and Accountability Act, or HIPAA, as amended, physician payment transparency laws, and similar state laws. Pricing and rebate programs must comply with the Medicaid Drug Rebate Program requirements of the Omnibus Budget Reconciliation Act of 1990, as amended, and the Veterans Health Care Act of 1992, as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. The handling of any controlled substances must comply with the U.S. Controlled Substances Act and Controlled Substances Import and Export Act. Products must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act. All of these activities are also potentially subject to federal and state consumer protection and unfair competition laws.

The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive record-keeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The Federal Anti-Kickback Statute makes it illegal for any person, including a prescription drug manufacturer (or a party acting on its behalf) to knowingly and willfully solicit, receive, offer, or pay any remuneration that is intended to induce the referral of business, including the purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of, any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as Medicare or Medicaid. The term “remuneration” has been broadly interpreted to include anything of value. The Federal Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers and formulary managers on the other. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Federal Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Additionally, the intent standard under the Federal Anti-Kickback Statute was amended by the Patient Protection and Affordable Care Act, as amended by the Health Care Education and Reconciliation Act, or collectively the ACA, to a stricter standard such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the ACA codified case law that a claim including items or services resulting from a violation of the Federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the Federal False Claims Act. Violations of this law are punishable by up to five years in prison, criminal fines, administrative civil money penalties, and exclusion from participation in federal healthcare programs. In addition, many states have adopted laws similar to the Federal Anti-Kickback Statute. Some of these state prohibitions apply to the referral of patients for healthcare services reimbursed by any insurer, not just federal healthcare programs such as Medicare and Medicaid. Due to the breadth of these federal and state anti-kickback laws, and the potential for additional legal or regulatory change in this area, it is possible that our future business activities, including our sales and marketing practices and/or our future relationships with ophthalmologists and optometrists might be challenged under anti-kickback laws, which could harm us.

The Federal False Claims Act prohibits anyone from, among other things, knowingly presenting, or causing to be presented, for payment to federal programs (including Medicare and Medicaid) claims for items or services, including drugs, that are false or fraudulent. This statute has been interpreted to prohibit presenting claims for items or services not provided as claimed, or claims for medically unnecessary items or services. Although we would not submit claims directly to payors, manufacturers can be held liable under these laws if they are deemed to “cause” the submission of false or fraudulent claims by, for example, providing inaccurate billing or coding information to customers or promoting a product off-label. In addition, our future activities relating to the reporting of wholesaler or estimated retail prices for our products, the reporting of prices used to calculate Medicaid rebate information and other information affecting federal, state and third-party reimbursement for our products, and the sale and marketing of our products, are subject to scrutiny under this law. For example, pharmaceutical companies have been found liable under the Federal False Claims Act in connection with their off-label promotion of drugs. Penalties for a False Claims Act violation include three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim, the potential for exclusion from participation in federal healthcare programs, and, although the Federal False Claims Act is a civil statute, conduct that results in a False Claims Act violation may also implicate various federal criminal statutes. If the government were to allege that we were, or convict us of, violating these false claims laws, we could be subject to a substantial fine and may suffer a decline in our stock price. In addition, private individuals have the ability to bring actions under the Federal False Claims Act and certain states have enacted laws modeled after the Federal False Claims Act.

Similarly, the civil monetary penalties statute imposes penalties against any person or entity who, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

Additionally, HIPAA created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.

There are also an increasing number of state laws that require manufacturers to make reports to states on pricing and marketing information. Many of these laws contain ambiguities as to what is required to comply with the laws. In addition, as discussed below, a similar federal requirement requires certain manufacturers to track and report to the federal government certain payments provided to physicians and teaching hospitals made in the previous calendar year. These laws may affect our sales, marketing and other promotional activities by imposing administrative and compliance burdens on us. In addition, given the lack of clarity with respect to these laws and their implementation, our reporting actions could be subject to the penalty provisions of the pertinent state and federal authorities.

In addition, we may be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their respective implementing regulations, including the final omnibus rule published on January 25, 2013, imposes specified requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to business associates, defined as independent contractors or agents of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

The failure to comply with regulatory requirements subjects us to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in significant criminal, civil and/or administrative penalties, damages, fines, disgorgement, exclusion from participation in federal healthcare programs, such as Medicare and Medicaid, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of product approvals, refusal to allow us to enter into supply contracts, including government contracts, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

We plan to develop a comprehensive compliance program that establishes internal controls to facilitate adherence to the law and program requirements to which we will or may become subject because we intend to commercialize products that could be reimbursed under a federal healthcare program and other governmental healthcare programs.

Changes in law or the interpretation of existing law could impact our business in the future by requiring, for example: (i) changes to our manufacturing arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of our products; or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

Affordable Health Care Act and Other Reform Initiatives

In the United States and some foreign jurisdictions, there have been, and likely will continue to be, a number of legislative and regulatory changes and proposed changes regarding the healthcare system directed at broadening the availability of healthcare and containing or lowering the cost of healthcare.

In March 2010, the ACA, was enacted. The ACA includes measures that have or will significantly change the way healthcare is financed by both governmental and private insurers. Among the provisions of the ACA of greatest importance to the pharmaceutical industry are the following:

■

The Medicaid Drug Rebate Program requires pharmaceutical manufacturers to enter into and have in effect a national rebate agreement with the Secretary of the Department of Health and Human Services in exchange for state Medicaid coverage of most of the manufacturer’s drugs. ACA made several changes to the Medicaid Drug Rebate Program, including increasing pharmaceutical manufacturers’ rebate liability by raising the minimum basic Medicaid rebate on most branded prescription drugs and biologic agents to 23.1% of average manufacturer price, or AMP, and adding a new rebate calculation for “line extensions” (i.e., new formulations, such as extended release formulations) of solid oral dosage forms of branded products, as well as potentially impacting their rebate liability by modifying the statutory definition of AMP.

■	The ACA expanded the types of entities eligible to receive discounted 340B pricing, although, with the exception of children’s hospitals, these newly eligible entities will not be eligible to receive discounted 340B pricing on orphan drugs used in orphan indications. In addition, because 340B pricing is determined based on AMP and Medicaid drug rebate data, the revisions to the Medicaid rebate formula and AMP definition described above could cause the required 340B discounts to increase. The ACA imposed a requirement on manufacturers of branded drugs and biologic agents to provide a 50% discount off the negotiated price of branded drugs dispensed to Medicare Part D beneficiaries in the coverage gap (i.e., “donut hole”).
■	The ACA imposed an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs, although this fee would not apply to sales of certain products approved exclusively for orphan indications.
■	The ACA included the Federal Physician Payments Sunshine Act, which required pharmaceutical manufacturers to track certain financial arrangements with physicians and teaching hospitals, including any “transfer of value” provided, as well as any ownership or investment interests held by physicians and their immediate family members. Covered manufacturers were required to begin collecting data on August 1, 2013 and submit reports on aggregate payment data to the government for the first reporting period (August 1, 2013— December 31, 2013) by March 31, 2014, and were required to report detailed payment data for the first reporting period and submit legal attestation to the completeness and accuracy of such data by June 30, 2014. Thereafter, covered manufacturers must submit reports by the 90th day of each subsequent calendar year. The information reported is expected to be publicly available on a searchable website in September 2014.
■	The ACA established a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research. The research conducted by the Patient-Centered Outcomes Research Institute may affect the market for certain pharmaceutical products.
■	The ACA created the Independent Payment Advisory Board which has the authority to recommend certain changes to the Medicare program to reduce expenditures by the program that could result in reduced payments for prescription drugs. Under certain circumstances, these recommendations will become law unless Congress enacts legislation that will achieve the same or greater Medicare cost savings.
■	The ACA established the Center for Medicare and Medicaid Innovation within CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending. Funding has been allocated to support the mission of the Center for Medicare and Medicaid Innovation through 2019.

Many of the details regarding the implementation of the ACA are yet to be determined, and at this time, it remains unclear the full effect that the ACA would have on our business.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year, which went into effect in April 2013 and will remain in effect through 2024 unless additional Congressional action is taken. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors, which may adversely affect our future profitability.

European Union Drug Development

In the European Union, our products will also be subject to extensive regulatory requirements. As in the United States, medicinal products can only be marketed if an MAA from the competent regulatory agencies has been obtained, and the various phases of preclinical and clinical research in the European Union are subject to significant regulatory controls. Although the EU Clinical Trials Directive 2001/20/EC has sought to harmonize the EU clinical trial regulatory framework, setting out common rules for the control and authorization of clinical trials in the EU, the EU Member States have transposed and applied the provisions of the Directive differently. This has led to significant variations in the member state regimes. Under the current regime, before a clinical trial can be initiated it must be approved by two distinct bodies in each of the EU countries where the trial is to be conducted: the National Competent Authority, or NCA, and one or more Ethics Committees, or ECs. In addition, all serious adverse reactions to the investigated drug that occur during the clinical trial must be reported to the NCA and ECs of the Member State where they occurred.

The EU clinical trials legislation is currently undergoing a revision process mainly aimed at making more uniform and streamlining the clinical trials authorization process, simplifying adverse event reporting procedures, improving the supervision of clinical trials and increasing the transparency of clinical trials.

European Union Drug Review Approval

In the European Economic Area, or EEA, which is comprised of the 28 Member States of the European Union plus Norway, Iceland and Liechtenstein, medicinal products can only be commercialized after obtaining an MAA. There are two types of MAAs: the Community MAA, which is issued by the European Commission through the Centralized Procedure based on the opinion of the Committee for Medicinal Products for Human Use, or CHMP, a body of the EMA, and which is valid throughout the entire territory of the EEA; and the National MAA, which is issued by the competent authorities of the Member States of the EEA and only authorized marketing in that Member State’s national territory and not the EEA as a whole.

The Centralized Procedure is mandatory for certain types of products, such as biotechnology medicinal products, orphan medicinal products and medicinal products containing a new active substance indicated for the treatment of AIDS, cancer, neurodegenerative disorders, diabetes, auto-immune and viral diseases. The Centralized Procedure is optional for products containing a new active substance not yet authorized in the EEA, or for products that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the EU. The National MAA is for products not falling within the mandatory scope of the Centralized Procedure. Where a product has already been authorized for marketing in a Member State of the EEA, this National MAA can be recognized in another Member States through the Mutual Recognition Procedure. If the product has not received a National MAA in any Member State at the time of application, it can be approved simultaneously in various Member States through the Decentralized Procedure. Under the Decentralized Procedure an identical dossier is submitted to the competent authorities of each of the Member States in which the MAA is sought, one of which is selected by the applicant as the Reference Member State, or RMS. If the RMS proposes to authorize the product, and the other Member States do not raise objections, the product is granted a national MAA in all the Member States where the authorization was sought. Before granting the MAA, the EMA or the competent authorities of the

Member States of the EEA make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy.

Other Regulations

We are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. We may incur significant costs to comply with such laws and regulations now or in the future.

Employees

We had four full-time employees as of September 30, 2014. None of our employees are represented by any collective bargaining unit. We believe that we maintain good relations with our employees.

Property and Facilities

Our headquarters is currently located in Lexington, Massachusetts, and consists of approximately 2,300 square feet of leased office space under a lease that expires on March 31, 2015. We will require additional space and facilities as our business expands. We believe that suitable additional or alternative space would be available if required in the future on commercially reasonable terms.

Legal Proceedings

From time to time, we may become involved in litigation relating to claims arising from the ordinary course of business. Our management believes that there are currently no claims or actions pending against us, the ultimate disposition of which could have a material adverse effect on our results of operations, financial condition or cash flows.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors, including their respective ages and positions as of the date hereof:

Name	Age	Position
Executive Officers:
David P. Southwell	53	President, Chief Executive Officer and Director
Rudolf Baumgartner, M.D.	55	Executive Vice President and Chief Medical Officer
William K. McVicar, Ph.D.	56	Executive Vice President and Chief Scientific Officer
Dale Ritter	63	Vice President—Finance

Non-Management Directors:
Ittai Harel	47	Director
Paul G Howes	60	Director
Devang V. Kantesaria, M.D.	41	Director
A.N. “Jerry” Karabelas, Ph.D.	62	Director
Isai Peimer	37	Director
Martin Vogelbaum	51	Director

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

The following is a biographical summary of the experience of our executive officers and directors:

Executive Officers

David P. Southwell has served as our President and Chief Executive Officer since July 2014, and as one of our directors since August 2014. Mr. Southwell received a B.A. from Rice University and an M.B.A. from Dartmouth College. From March 2010 to October 2012, Mr. Southwell served as Executive Vice President, Chief Financial Officer of Human Genome Sciences, Inc., or Human Genome Sciences, which is owned by GlaxoSmithKline plc. Prior to his time at Human Genome Sciences, Mr. Southwell served as Executive Vice President and Chief Financial Officer of Sepracor Inc. from July 1994 to July 2008. Mr. Southwell has also served on the board of directors of PTC Therapeutics Inc. since December 2005 and THL Credit, Inc. since June 2007. We believe that Mr. Southwell’s qualifications to sit on our board of directors include his broad experience serving on the boards of directors of public companies, his specific experience with public therapeutics companies and his executive leadership, managerial and business experience.

Rudolf Baumgartner, M.D. has served as our Executive Vice President and Chief Medical Officer since June 2007. Dr. Baumgartner received a B.S. and an M.D. from Pennsylvania State University and completed post-doctoral training at the University of Michigan, Johns Hopkins University and the National Institutes of Health (NIH).

William K. McVicar, Ph.D. joined us in September 2007 as Executive Vice President, Pharmaceutical Development and has served as our Executive Vice President and Chief Scientific Officer since January 2009. Dr. McVicar also served as our interim President from May 2013 until August 2014. Dr. McVicar received a B.S. from the State University of New York College at Oneonta and a Ph.D. in Chemistry from the University of Vermont.

Dale Ritter joined us as a financial consultant in June 2014 and has served as our Vice

President—Finance since August 2014. From May 2011 to November 2013, Mr. Ritter served in various roles at Coronado Biosciences, Inc., most recently as Senior Vice President, Finance and Chief Accounting Officer. Prior to his work at Coronado Biosciences Inc., from January 2011 to May 2011, Mr. Ritter served as an Independent Financial Consultant. Mr. Ritter received a B.A. from Syracuse University and an M.B.A. from Babson College.

Non-Management Directors

Ittai Harel has served as one of our directors since March 2010. Since July 2006, Mr. Harel has served in various roles, most recently as general partner, at Pitango Venture Capital, a provider of seed, growth and late-stage capital for core life sciences and technology companies. In connection with these positions, Mr. Harel currently serves on numerous boards of directors, including Vertos Medical, Inc., Valeritas, Inc., Lifebond Ltd. and EarlySense Ltd., also serving as Chairman of the boards of directors of Lifebond Ltd. and EarlySense Ltd. From February 2002 to June 2006, Mr. Harel held pharmaceutical product development strategy and business development roles at Nektar Therapeutics, including serving as Director of Corporate Development. Mr. Harel received a B.S from Ben Gurion University and an M.B.A. from the Massachusetts Institute of Technology. We believe that Mr. Harel’s qualifications to sit on our board of directors include his extensive board and management experience, including with development stage life sciences companies.

Paul G. Howes has served as one of our directors since September 2008. Mr. Howes also served as our President and Chief Executive Officer from September 2008 to May 2013. Prior to his time with us, Mr. Howes served as President of the Americas Region of Bausch + Lomb Incorporated, or Bausch + Lomb, which is owned by Valeant Pharmaceuticals International, Inc., from July 2003 to February 2007. Since May 2013, Mr. Howes has served as a member of the board of directors of various companies including: since May 2013, Kish Bancorp and Kish Bank, a financial conglomerate parent company and its community bank subsidiary; since November 2008, Prevent Blindness America, a vision-related charity for which Mr. Howes has served as Chairman since November 2013; since August 2014, ThromboGenics NV and ThromboGenics Inc., a global integrated biopharmaceutical company and its U.S.-based operating subsidiary. Mr. Howes received an A.B. from Harvard University and an M.B.A. from York University. We believe that Mr. Howes’ qualifications to sit on our board of directors include the intimate knowledge of our operations he developed as our President and Chief Executive Officer, his experience working with a public biopharmaceutical company and his executive leadership, managerial and business experience.

Devang V. Kantesaria, M.D. has served as one of our directors since September 2011. Since June 2006, Dr. Kantesaria has been a managing member at Devon Park Associates, LLC, a provider of capital for therapeutics companies which Dr. Kantesaria co-founded. From February 2000 to February 2006, Dr. Kantesaria held venture capital investment and portfolio company development roles at TL Ventures, including as Principal. Dr. Kantesaria received a B.S. from the Massachusetts Institute of Technology and an M.D. from Harvard Medical School. We believe that Dr. Kantesaria’s qualifications to sit on our board of directors include his extensive experience in investing in and advising pharmaceutical companies.

A.N. “Jerry” Karabelas, Ph.D. has served as one of our directors since July 2012 and previously served as one of our directors from February 2004 to January 2012, during which time he was the Chairperson of our board. Since December 2001, Mr. Karabelas has been a managing member at Care Capital II, LLC and Care Capital III, LLC, or Care Capital, a provider of capital for entrepreneurial private and public companies developing pharmaceuticals. Prior to his work at Care Capital, from July 2000 to September 2001, Mr. Karabelas was Chairman at Novartis BioVentures, which is owned by Novartis AG, or Novartis, a provider of capital for life sciences companies across the biotech, medical devices and diagnostics industries, prior to which Mr. Karabelas was the Chief Executive Officer of Novartis Pharma AG, which is owned by Novartis. In connection with his work at Care Capital,

Mr. Karabelas has served on numerous boards of directors of pharmaceutical and therapeutics companies, including Renovo, plc, Vanda Pharmaceuticals, Inc. and NitroMed, Inc. Since June 2013, Mr. Karabelas served as Chairman of Polyphor AG. Mr. Karabelas also served as a member of the boards of directors of SkyePharma, plc from May 2001 to May 2009 and Human Genome Sciences. Mr. Karabelas received a B.S. from the University of New Hampshire and a Ph.D. from the Massachusetts College of Pharmacy. We believe that Mr. Karabelas’ qualifications to sit on our board of directors include his extensive experience in working with publicly held pharmaceuticals companies, advising developing life sciences, therapeutics and pharmaceuticals companies and his executive leadership, managerial and business experience.

Isai Peimer has served as one of our directors since May 2013. He is a principal at MedImmune Ventures Inc., an investment company, a position he has held since August 2010. From September 2009 to August 2010, Mr. Peimer was an associate analyst at AllianceBernstein LP, a global asset management firm. From April 2008 to January 2009, he was a senior associate at Visium Asset Management, LP, a healthcare-focused investment fund. From June 2005 to April 2008, Mr. Peimer worked as an investment banker at J.P. Morgan & Co. and was a management consultant for the pharmaceutical and biotech sectors. In connection with his work at MedImmune Ventures, Inc., Mr. Peimer has served on numerous boards of directors of pharmaceutical and therapeutics companies, including Ambit Biosciences Corp., where he is a member of the Audit and Nominating and Corporate Governance Committees, Adheron Therapeutics Inc., where he is a member of the Compensation and Nominating and Corporate Governance Committees, and Corridor Pharmaceuticals, Inc., where he is a member of the Audit Committee. Mr. Peimer received a B.A. from Emory University and an M.B.A. from Dartmouth College. We believe that Mr. Peimer’s qualifications to sit on our board of directors include his experience on numerous committees of boards of directors of pharmaceutical companies and his work in advising developing life sciences companies.

Martin Vogelbaum has served as one of our directors since April 2010. Since May 2005, Mr. Vogelbaum has been a Partner at Rho Ventures, or Rho, a venture capital investment firm focused on companies in the healthcare, information technology, new media and multiple other sectors. Mr. Vogelbaum has served on numerous boards of directors private and public of biopharmaceutical companies, including Cara Therapeutics, Inc., where he has been a director since July 2010, and NephroGenex, Inc. Mr. Vogelbaum has more than twenty years of experience investing in life sciences companies at various stages of development and has co-founded more than a half dozen companies. Mr. Vogelbaum received an A.B. from Columbia University. We believe that Mr. Vogelbaum’s qualifications to sit on our board of directors include his experience in investing in and service on boards of directors of public and private biopharmaceuticals and therapeutics companies.

Composition of Our Board of Directors

Our board of directors currently consists of seven members, all of whom were elected pursuant to the board composition provisions of our Stockholders Agreement, which is described under “Certain Relationships and Related Party Transactions—Agreements with our Stockholders” in this prospectus. These board composition provisions will terminate immediately prior to the closing of this offering. Upon the termination of these provisions, there will be no further contractual obligations regarding the election of our directors. Our nominating and governance committee and board of directors may therefore consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity and is not limited to race, gender or national origin. We have no formal policy regarding board diversity. Our nominating and governance committee’s and board of directors’ priority in selecting board members is identification of persons who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape and professional and personal experiences and expertise relevant to our growth strategy. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

Our amended and restated certificate of incorporation and amended and restated bylaws that will become effective upon the closing of this offering also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Director independence. Our board of directors has determined that all members of the board of directors, except Messrs. Howes and Southwell, are independent, as determined in accordance with the rules of The NASDAQ Global Market, or NASDAQ. In making such independence determination, the board of directors considered the relationships that each such non-employee director has with us and all other facts and circumstances that the board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our board of directors considered the association of our directors with the holders of more than 5% of our common stock. Upon the closing of this offering, we expect that the composition and functioning of our board of directors and each of our committees will comply with all applicable requirements of NASDAQ and the rules and regulations of the SEC. There are no family relationships among any of our directors or executive officers.

Staggered board. In accordance with the terms of our amended and restated certificate of incorporation and amended and restated bylaws that will become effective upon the closing of this offering, our board of directors will be divided into three classes, class I, class II and class III, with each class serving staggered three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.

■	Our Class I directors will be and ;
■	Our Class II directors will be and ; and
■	Our Class III directors will be and .

Our amended and restated certificate of incorporation and amended and restated bylaws that will become effective upon the closing of this offering provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one third of the board of directors.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of our management or a change in control.

Board Leadership Structure and Board’s Role in Risk Oversight

The positions of our Chairperson of the board and Chief Executive Officer are presently separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairperson of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as our Chairperson, particularly as the board of directors’ oversight responsibilities continue to grow. Our board of directors also believes that this structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors. Our board of directors believes its administration of its risk oversight function has not affected its leadership structure. Although our amended and restated bylaws that will be in effect upon the closing of this offering will not require our Chairperson and Chief Executive Officer positions to be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Our board of directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our board of directors performs this oversight role by using several different levels of review. In connection with its reviews of our operations and corporate functions, our board of directors addresses the primary risks associated with those operations and corporate functions. In addition, our board of directors reviews the risks associated with our business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Each of our board committees also oversees the management of our risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our principal financial officer reports to the audit committee and is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our audit committee meets privately with representatives from our independent registered public accounting firm and our principal financial officer. The audit committee oversees the operation of our risk management program, including the identification of the primary risks associated with our business and periodic updates to such risks, and reports to our board of directors regarding these activities.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates pursuant to a separate charter adopted by our board of directors. The composition and functioning of all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act, the Dodd-Frank Act, NASDAQ and SEC rules and regulations.

Audit Committee

             currently serve on the audit committee, which is chaired by             . Our board of directors has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined in the rules of the SEC and the applicable rules of NASDAQ. Our board of directors has designated              as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee’s responsibilities include:

■	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
■	approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
■	reviewing the internal audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;
■	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;
■	reviewing the adequacy of our internal control over financial reporting;

■	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
■	recommending, based upon the audit committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;
■	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
■	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;
■	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and
■	reviewing quarterly earnings releases.

Compensation Committee

             currently serve on the compensation committee, which is chaired by             . Our board of directors has determined that each member of the compensation committee is “independent” as that term is defined in the applicable rules of NASDAQ. The compensation committee’s responsibilities include:

■	annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;
■	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining the compensation of our Chief Executive Officer;
■	reviewing and approving the compensation of our other executive officers;
■	reviewing and establishing our overall management compensation, philosophy and policy;
■	overseeing and administering our compensation and similar plans;
■	evaluating and assessing potential current compensation advisors in accordance with the independence standards identified in the applicable rules of NASDAQ;
■	retaining and approving the compensation of any compensation advisors;
■	reviewing and approving our policies and procedures for the grant of equity-based awards;
■	reviewing and making recommendations to the board of directors with respect to director compensation;
■	preparing the compensation committee report required by SEC rules to be included in our annual proxy statement;
■	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K; and
■	reviewing and discussing with the board of directors corporate succession plans for the Chief Executive Officer and other key officers.

Nominating and Corporate Governance Committee

             currently serve on the nominating and corporate governance committee, which is chaired by             . Our board of directors has determined that each member of the nominating and corporate governance committee is “independent” as that term is defined in the applicable rules of NASDAQ. The nominating and corporate governance committee’s responsibilities include:

■	developing and recommending to the board of directors criteria for board and committee membership;
■	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;
■	identifying individuals qualified to become members of the board of directors;
■	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;
■	developing and recommending to the board of directors a set of corporate governance guidelines; and

■	overseeing the evaluation of the board of directors and management.

Our board of directors may establish other committees from time to time.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Corporate Governance

Prior to the closing of this offering, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. Following the completion of this offering, a current copy of the code will be posted on the Corporate Governance section of our website, which is located at www.inotekcorp.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

EXECUTIVE COMPENSATION

Executive Compensation Overview

Historically, our executive compensation program has reflected our growth and development-oriented corporate culture. To date, the compensation of David P. Southwell, our President and Chief Executive Officer, and the other executive officers identified in the Summary Compensation Table below, has consisted of a combination of base salary, bonuses and long-term incentive compensation in the form of stock options. Our executive officers and all salaried employees are also eligible to receive health and welfare benefits.

As we transition from a private company to a publicly-traded company, we will evaluate our compensation values and philosophy and compensation plans and arrangements as circumstances require. At a minimum, we expect to review executive compensation annually with input from a compensation consultant if and when determined appropriate by the compensation committee. As part of this review process, we expect the board of directors and the compensation committee to apply our values and philosophy, while considering the compensation levels needed to ensure our executive compensation program remains competitive. We will also review whether we are meeting our retention objectives and the potential cost of replacing a key employee.

Compensation Tables

Summary Compensation Table—2013

The following table presents information regarding the total compensation awarded to, earned by, and paid to each of our named executive officers for services rendered in all capacities to us for the year ended December 31, 2013.

Name and principal position	Salary ($)	Bonus ($)		Option awards ($)	Non-equity incentive plan compensation ($)	Total ($)
David P. Southwell(1)	–	–		–	–	–
President and Chief Executive Officer
Rudolf Baumgartner, M.D.	322,438	25,000	(2)	–	–	347,438
Executive Vice President and Chief Medical Officer
William K. McVicar, Ph.D.	290,698	25,000	(2)	–	–	315,698
Executive Vice President and Chief Scientific Officer
Dale Ritter(3)	–	–		–	–	–
Vice President—Finance
Paul G. Howes(4)	371,289	–		–	–	371,289
Former President and Chief Executive Officer

(1)	Mr. Southwell was not an employee of ours during the year ended December 31, 2013. In connection with the commencement of his employment, Mr. Southwell entered into an employment agreement with us as described below, was granted options to purchase 1,617,040 shares of our common stock and will receive an annual base salary of $300,000. Subject to certain conditions, 25% of the options we granted to Mr. Southwell vest on the first anniversary of the date of this offering and the remaining 75% of the options we granted to Mr. Southwell vest in equal monthly installments beginning on the first anniversary of this offering with all options becoming vested on August 29, 2018.

(2)	Reflects the amount paid under retention bonus agreements we entered into with Dr. Baumgartner and Dr. McVicar. The material terms of these retention agreements are described below in the “Executive Compensation—Employment Agreements with Our Named Executive Officers” section.
(3)	Mr. Ritter was not an employee of ours during the year ended December 31, 2013. In connection with the commencement of his employment, Mr. Ritter entered into an employment agreement with us as described below, was granted options to purchase 178,476 shares of our common stock and will receive an annual base salary of $255,000. Subject to certain conditions, 25% of the options we granted to Mr. Ritter vest on the first anniversary of the commencement of his employment and the remaining 75% of the options we granted to Mr. Ritter vest in equal monthly installments beginning on the first anniversary of the commencement of his employment with all options becoming vested on August 28, 2018.
(4)	Mr. Howes resigned as our President and Chief Executive Officer in May 2013.

Employment Agreements with Our Named Executive Officers

We have entered into employment agreements with certain of our named executive officers. These employment agreements will provide for “at will” employment and contain the additional terms summarized below:

David P. Southwell. On August 11, 2014, we entered into an employment agreement with Mr. Southwell, our President and Chief Executive Officer. Mr. Southwell currently receives a base salary of $300,000, which is subject to review and adjustment in accordance with our corporate policy. Mr. Southwell is eligible for an annual performance bonus with a target amount of 30% of his base salary, pro-rated for 2014 based on Mr. Southwell’s start date with us, payable at the discretion of our board of directors or compensation committee. Mr. Southwell is eligible to participate in our employee benefit plans in effect from time to time, subject to the terms of those plans.

Rudolf Baumgartner, M.D. On May 2, 2007, we entered into an employment agreement with Dr. Baumgartner, our Executive Vice President and Chief Medical Officer, which we amended on December 23, 2008 and October 9, 2009. Dr. Baumgartner currently receives a base salary of $322,438, which is subject to review and adjustment in accordance with our corporate policy. Dr. Baumgartner is eligible for an annual performance bonus with a target amount of 25% of his base salary. Dr. Baumgartner is eligible to participate in our employee benefit plans in effect from time to time, subject to the terms of those plans. We also entered into a retention bonus agreement with Dr. Baumgartner on June 24, 2013 pursuant to which Dr. Baumgartner received a one-time retention bonus payment of $12,500 and one-time milestone bonus payments of $12,500 and $25,000.

William K. McVicar, Ph.D. On August 23, 2007, we entered into an employment agreement with Dr. McVicar, our Executive Vice President and Chief Scientific Officer, which we amended on December 23, 2008 and October 9, 2009. Dr. McVicar currently receives a base salary of $290,698, which is subject to review and adjustment in accordance with our corporate policy. Dr. McVicar is eligible for an annual performance bonus with a target amount of 20% of his base salary, payable at the discretion of our board of directors. Dr. McVicar is eligible to participate in our employee benefit plans in effect from time to time, subject to the terms of those plans. We also entered into a retention bonus agreement with Dr. McVicar on June 24, 2013 pursuant to which Dr. McVicar received a one-time retention bonus payment of $12,500 and one-time milestone bonus payments of $12,500 and $25,000.

Dale Ritter. On August 28, 2014, we entered into an employment agreement with Mr. Ritter, our Vice President—Finance. Mr. Ritter currently receives an annual base salary of $255,000. Mr. Ritter is eligible for an annual performance bonus with a target amount of 30% of his annualized base salary, pro-rated for 2014 based on Mr. Ritter’s start date with us, payable at the discretion of our president and chief executive officer and our board of directors. Mr. Ritter is eligible to participate in our employee benefit plans in effect from time to time, subject to the terms of those plans.

Involuntary Termination of Employment and Change of Control

Subject to the execution and effectiveness of a separation agreement, including, among other things, a general release of claims, Mr. Southwell will be eligible to receive the following payments and benefits in the event that his employment is terminated by us without cause or he terminates his employment with us for good reason:

■	base salary continuation for twelve months;
■	if Mr. Southwell is participating in our group health plan immediately prior to the date of termination and elects COBRA health continuation, we will pay him a monthly cash payment equal to the monthly employer contribution we would have made to provide him health insurance if he had remained employed by us until twelve months following the date of termination; and
■	the portion of the stock options and other time-based equity awards held by Mr. Southwell as of the date of termination that would have vested in the twelve months following termination of his employment had he remained employed by us through such date shall immediately accelerate and become fully vested as of the date of termination.

Subject to the execution and effectiveness of a separation agreement, including, among other things, a general release of claims, each of Dr. Baumgartner and Dr. McVicar will be eligible to receive the following payments and benefits in the event that his employment is terminated by us without cause:

■	base salary continuation for twelve months; and
■	with respect to Dr. Baumgartner, a monthly cash payment equal to the monthly employer contribution we would have made to provide him health and dental insurance coverage if he had remained employed by us until twelve months following the date of termination.

Subject to the execution and effectiveness of a separation agreement, including, among other things, a general release of claims, Mr. Ritter will be eligible to receive base salary continuation for six months in the event that his employment is terminated by us without cause.

The receipt of the severance payments and benefits set forth above shall be conditioned upon the named executive officer not violating the terms of a restrictive covenant agreement.

Subject to the execution and effectiveness of a separation agreement, including, among other things, a general release of claims, each named executive officer will be eligible to receive the payments and benefits set forth below in the event that his employment is terminated by us without cause or the named executive officer terminates his employment with us for good reason, in either case within twelve months after a “change in control.” With the exception of the payments and benefits for which Mr. Southwell is eligible, the payments and benefits described below are in addition to, not in lieu of, the payments set forth above. With respect to Mr. Southwell, the payments and benefits described below are in lieu of the payments set forth above.

■	A one-time lump payment equal to eighteen months base salary within forty-five days of termination for Mr. Southwell.
■	All unvested stock options and other stock-based awards held by the named executive officer as of the date of the termination of such named executive officer’s employment shall immediately accelerate and become fully vested as of the date of termination.

The receipt of the severance payments and benefits set forth above shall be conditioned upon the named executive officer not violating the terms of a restrictive covenant agreement.

Definitions

For purposes of the employment agreement with Mr. Southwell, “cause” means:

■	material misconduct, deliberate and material violation of our rules or policies or breach of a fiduciary duty owed to us;
■	commission of an act of fraud, theft, misappropriation or embezzlement;
■	violation of a federal or state securities law;
■	conviction of, or pleading nolo contendre to, a felony or any other crime involving moral turpitude;
■	failure to use reasonable best efforts to consummate a potential change of control of Inotek with one or more potential acquirers following the initiation of a change of control process supported by our board of directors; or
■	material breach of any written agreement with us which breach is not cured within ten days of written notice given by us specifying in reasonable detail such breach.

For purposes of the employment agreements with Dr. Baumgartner, Dr. McVicar and Mr. Ritter, “cause” means:

■	misconduct, deliberate disregard of our rules or policies or breach of a fiduciary duty to us;
■	commission of an act of fraud, theft, misappropriation or embezzlement;
■	violation of federal or state securities laws;
■	conviction of, or pleading nolo contendere to, a felony or any other crime involving moral turpitude; or
■	material breach of the employment agreement, any stock option agreement between such named executive officer and us, the confidentiality agreement between such named executive officer and us, or any other written agreement between such named executive officer and us.

For purposes of the employment agreement with Mr. Southwell, “good reason” means the compliance with certain processes and procedures following the occurrence of any of the following events:

■	reduction of base salary without the prior consent of such named executive officer other than in connection with and substantially proportionate to our reductions of the compensation of our management employees;
■	material diminution in his duties, responsibilities and authorities with us without his prior consent; or
■	relocation of our offices more than fifty miles away from the current location without his prior consent.

Notwithstanding the foregoing, in no event shall a named executive officer be deemed to have resigned for good reason unless such named executive officer provides written notice of the reason for such resignation within ninety days of the initial occurrence of such reason and we fail, with such named executive officer’s good faith cooperation, to cure the situation within thirty days following such notice, provided that the resignation must occur no more than thirty days following the end of our cure period.

For the purposes of the employment agreements with Dr. Baumgartner, Dr. McVicar and Mr. Ritter, “good reason” means:

■	reduction of compensation due to such named executive officer on the date of his employment agreement that is not part of a reduction applicable to our other senior executives or our failure to pay such named executive officer’s compensation in the time and manner contemplated therein;

■	our requirement that such named executive officer relocate to an office more than 50 miles from our current office; or
■	material reduction in such named executive officer’s title, responsibilities, duties, reporting relationships or authorities as they exist on the date of each employment agreement.

Notwithstanding the foregoing, in no event shall Dr. Baumgartner, Dr. McVicar or Mr. Ritter be deemed to have resigned for good reason unless such named executive officer provides written notice of the reason for such resignation within ninety days of the initial occurrence of such reason and we fail to cure the situation within thirty days following such notice.

For purposes of the employment agreements with Mr. Southwell, “change in control” means:

■	our consolidation or merger into or with any other entity of entities (except such transaction into one of our subsidiaries or in which we are the surviving corporation and the holders of our voting stock outstanding immediately prior to such transaction constitute not less than the holders of a majority of the voting stock outstanding immediately following such transaction);
■	our sale, lease, transfer or exclusive license of all or substantially all of our intellectual property relating to trabodenoson (other than a sale, lease, transfer or exclusive license of a subsidiary of ours or to an entity in which the holders of our voting stock outstanding immediately prior to such transaction constitute not less than the holders of a majority of the voting stock outstanding immediately following such transaction);
■	our sale, lease transfer or exclusive license of substantially all of our assets (other than a sale, lease, transfer or exclusive license of a subsidiary of ours or to an entity in which the holders of our voting stock outstanding immediately prior to such transaction constitute not less than the holders of a majority of the voting stock outstanding immediately following such transaction); or
■	the sale, exchange or transfer by our stockholders, in a single transaction or a series of related transactions, of capital stock representing a majority of the voting power at elections of our directors (other than a transaction or series of transactions in which we are the surviving entity and the holders of our voting stock outstanding immediately prior to such transaction or series of transactions constitute not less than the holders of a majority of the voting stock outstanding immediately following such transaction or series of transactions).

Notwithstanding the foregoing, a change in control shall not be deemed to have occurred solely as the result of an acquisition of securities by us which, by reducing the number of shares of voting securities outstanding, increases the proportionate number of voting securities beneficially owned by any person to 50% or more of the combined voting power of all of the then outstanding voting securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of voting securities (other than pursuant to a stock split, stock dividend or similar transaction or as a result of an acquisition of securities directly from us) and immediately thereafter beneficially owns 50% or more of the combined voting power of all of the then outstanding voting securities, then a change in control shall be deemed to have occurred.

For the purposes of the employment agreements with Dr. Baumgartner, Dr. McVicar and Mr. Ritter, “change in control” means:

■	a sale of the company by merger in which our stockholders in their capacity as such no longer own a majority of our or our successor’s outstanding equity securities;
■	any sale of all or substantially all of our assets or capital stock (other than in a spin-off or similar transaction); or
■	any other acquisition of our business, as determined by our board of directors.

Outstanding Equity Awards at Fiscal Year-End Table—2013

The following table summarizes, for each of our named executive officers, the number of shares of common stock underlying outstanding stock options and restricted common stock held as of December 31, 2013.

	Option Awards
Name	Number of securities underlying unexercised options (#) exercisable (1)	Per share option exercise price ($)	Option expiration date
David P. Southwell	–	–	–
Rudolf Baumgartner, M.D.	8,810	$10.00	6/3/2017
	805	$10.00	3/20/2018
William K. McVicar, Ph.D.	5,150	$10.00	9/18/2017
	1,880	$10.00	12/31/2018
	470	$10.00	3/20/2018
Dale Ritter	–	–	–
Paul G. Howes	25,000	$10.00	8/31/2018

(1)	All options held by our named executive officers are fully vested as of December 31, 2013.

Director Compensation

The following table presents the total compensation for each person who served as a member of our board of directors during 2013. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our board of directors in 2013. David P. Southwell, who is also our President and Chief Executive Officer, receives no compensation for his service as a director, and, consequently, is not included in this table.

We intend to put in place a formal director compensation policy for all of our non-employee directors prior to the closing of this offering.

Director Compensation Table—2013

Director name(1)	Fees earned or paid in cash ($)	Option awards ($)	All other compensation ($)	Total ($)
William Bertrand(2)	–	–	–	–
Ittai Harel	–	–	–	–
Paul G. Howes	–	–
Devang V. Kantesaria, M.D.			–
A.N. “Jerry” Karabelas, Ph.D.	–	–	–	–
Michael Loberg, Ph.D.(3)	–	–	–	–
Isai Peimer	–	–	–	–
Martin Vogelbaum	–	–	–	–

(1)	As of December 31, 2013, none of our directors as of such date held stock awards and only the following directors as of such date held any stock options: Mr. Howes held 25,000 stock options and Dr. Loberg held 3,109 stock options.
(2)	Mr. Bertrand resigned from our board of directors in May 2013.
(3)	Dr. Loberg resigned from our board of directors in July 2014.

Compensation Risk Assessment

We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Equity Compensation Plans and Other Benefit Plans

The equity incentive plans described in this section are our 2004 Stock Option and Incentive Plan, or the 2004 Plan and our 2014 Stock Option and Incentive Plan, or 2014 Plan. Prior to this offering, we granted awards to eligible participants under the 2004 Plan until its expiration date in February 2014 and the 2014 Plan. We expect to continue to grant awards to eligible participants under the 2014 Plan following the closing of this offering. The following descriptions of certain transactions, payments and other matters contemplated by the 2004 Plan and the 2014 Plan are summaries only. They do not purport to be complete and are qualified, in all respects, by the actual provisions of the 2004 Plan and the 2014 Plan.

2004 Plan

The 2004 Plan was approved by our board of directors and our stockholders on February 10, 2004 and was amended in August 2005 and in September 2008. The 2004 Plan provides for the grant of incentive stock options, as defined under Section 422 of the Code, and for the grant of non-statutory stock options, restricted stock and other equity interests to our employees, officer, directors, consultants and advisors.

As of September 30, 2014, options to purchase a total of 48,137 shares of common stock, with a weighted average exercise price of $10.00 per share, remained outstanding under the 2004 Plan. The 2004 Plan has expired and we therefore no longer issue any additional awards under the 2004 Plan.

Although no future awards may be granted under the 2004 Plan, all grants previously granted under the 2004 Plan will continue to be outstanding and will be governed under the terms and conditions of the 2004 Plan. Our 2004 Plan is administered by our board of directors. Our board of directors has the authority to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the 2004 Plan. All stock option awards that were granted pursuant to the 2004 Plan are covered by an option agreement, and all restricted stock awards that were granted pursuant to the 2004 Plan are covered by a restricted stock purchase agreement.

The 2004 Plan provides that upon the occurrence of an “Acquisition,” as defined in the 2004 Plan, the board of directors of the surviving or acquiring entity shall, as to outstanding awards, make appropriate provision for the continuation of such awards or the assumption of such awards by the surviving or acquiring entity, or by substituting on an equitable basis for the shares subject to the awards either the consideration payable in the Acquisition, stock of the surviving corporation or securities or other consideration as our board of directors deems appropriate with a fair market value not materially different from the stock subject to such awards immediately prior to the acquisition. Our board of directors may also provide that outstanding options must be exercised within a specified number of days, after which the options shall terminate or provide that one or more awards shall be terminated in exchange for a cash payment equal to the excess of the fair market value of the shares over the exercise price thereof.

Our board of directors may amend, alter, suspend or terminate the 2004 Plan at any time. Our board of directors may also amend, modify or terminate any outstanding award, provided that no amendment to an award may materially impair any of the rights of a participant under any awards previously granted without his or her written consent.

2014 Plan

On August 28, 2014, our board of directors adopted and on September 26, 2014, our stockholders approved our 2014 Plan to replace the 2004 Plan. Our 2014 Plan provides us flexibility to use various equity-based incentive and other awards as compensation tools to motivate our workforce. These tools include stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, performance share awards, cash-based awards and dividend equivalent rights. The 2014 Plan will become effective on the date immediately preceding the closing of this offering.

We have initially reserved 3,652,556 shares of common stock for the issuance of awards under the 2014 Plan. The shares we issue pursuant to awards granted under the 2014 Plan will be authorized but unissued shares or shares that we reacquire. The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without any issuance of common stock, expire or are otherwise terminated (other than by exercise) under the 2014 Plan and the 2004 Plan will be added back to the shares available for issuance under the 2014 Plan.

As of September 30, 2014, options to purchase a total of 3,652,556 shares of common stock, with a weighted average exercise price of $1.07 per share, remained outstanding under the 2014 Plan.

Under the 2014 Plan, stock options or stock appreciation rights with respect to no more than                  shares of common stock may be granted to any one individual in any one calendar year and the maximum number of shares that may be issued in the form of incentive stock options in any one calendar year period may not exceed                  shares.

The 2014 Plan will be administered by the compensation committee. The compensation committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2014 Plan. Full and part-time officers, employees, non-employee directors and other key persons (including consultants) as selected from time to time by our compensation committee will be eligible to participate in the 2014 Plan.

The 2014 Plan permits the granting of both options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. The exercise price of each stock option will be determined by the compensation committee but may not be less than 100% of the fair market value of our common stock on the date of grant or, in the case of an incentive stock option granted to a 10% owner, less than 110% of the fair market value of our common stock on the date of grant. The term of each stock option will be fixed by the compensation committee and may not exceed 10 years from the date of grant (or five years in the case of an incentive stock option granted to a 10% owner). The compensation committee will determine at what time or times each option may be exercised.

The compensation committee may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of common stock, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price of each stock appreciation right may not be less than 100% of fair market value of the common stock on the date of grant.

The compensation committee may award restricted shares of common stock or restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment or service with us through a specified vesting period. The compensation committee may also grant cash-based awards to participants subject to such conditions and restrictions as it may determine. The compensation committee may also grant shares of common stock that are free from any restrictions under the 2014 Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant.

The compensation committee may grant performance share awards to participants that entitle the recipient to receive awards of common stock upon the achievement of certain performance goals and such other conditions as our compensation committee shall determine. Our compensation committee may grant dividend equivalent rights right to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient held a specified number of shares of common stock.

The compensation committee may grant cash bonuses under the 2014 Plan to participants, subject to the achievement of certain performance goals.

The compensation committee may grant awards of restricted stock, restricted stock units, performance shares or cash-based awards to participants that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Such awards will only vest or become payable upon the attainment of performance goals that are established by our compensation committee and related to one or more performance criteria. The performance criteria that could be used with respect to any such awards include: total shareholder return, earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of our common stock, economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of common stock, sales or market shares and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. From and after the time that we become subject to Section 162(m) of the Code, the maximum award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code that may be made to any one employee during any one calendar year period is                  shares with respect to a stock-based award and $             with respect to a cash-based award.

The 2014 Plan provides that, upon the effectiveness, of a “sale event,” as defined in the 2014 Plan, the successor entity may assume, continue or substitute for outstanding awards, as appropriately adjusted. To the extent that awards are not assumed or continued or substituted by the successor entity, all awards granted under the 2014 Plan shall terminate. In addition, in connection with the termination of the 2014 Plan upon a sale event, we may make or provide for a cash payment to participants holding options and stock appreciation rights, equal to the difference between the per share cash consideration payable to stockholders in the sale event and the exercise price of the options or stock appreciation rights.

Our board of directors may amend or discontinue the 2014 Plan and our compensation committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, including option repricing, but no such action may adversely affect rights under an award without the holder’s consent. Certain amendments to the 2014 Plan may require the approval of our stockholders.

No awards may be granted under the 2014 Plan after the date that is ten years from the date of stockholder approval of the 2014 Plan.

Amended and Restated 2014 Management Incentive Plan

The Company adopted the Amended and Restated 2014 Management Incentive Plan, or the MIP, in August 2014, in which certain of our named executive officers participate. Pursuant to the MIP, upon a “change in control” (as defined in the MIP), a bonus pool will be created from the proceeds received in connection with such change in control (ranging from 7 percent to 9.75 percent of transaction proceeds, depending upon the level of transaction proceeds received in the transaction), and each participant is entitled to receive a bonus equal to a certain percentage of such bonus pool. The MIP terminates automatically upon the earliest of (i) March 31, 2015 (unless a change in control has occurred prior to such date), (ii) the closing of our initial public offering, (iii) the closing of a qualified financing, as defined in the MIP, and (iv) the date all amounts to be paid under the MIP following a change in control have been paid. Accordingly, the MIP will automatically terminate upon the closing of this offering in accordance with its terms.

Limitations on Liability and Indemnification Matters

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

We have adopted provisions in our certificate of incorporation and bylaws to be in effect upon the closing of this offering that limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

■	any breach of the director’s duty of loyalty to us or our stockholders;
■	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
■	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or
■	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our bylaws provide that:

■	we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

■	we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

Additionally, each of our directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by their affiliates, which indemnification relates to and might apply to the same proceedings arising out of such director’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors are primary and any obligation of the affiliates of those directors to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions, since January 1, 2011, which includes our last three full fiscal years, to which we were a party or will be a party, in which:

■	the amounts involved exceeded or will exceed $120,000; and
■	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described elsewhere in this prospectus.

Sales and Purchases of Securities

Equity Financings

In June 2010, we entered into a securities purchase agreement pursuant to which we issued to certain investors shares an aggregate of 9,477,907 of our Series AA Preferred Stock in two separate closings at a price of approximately $1.529 per share, as amended, or the 2010 Series AA Purchase Agreement. In May 2011, we issued to certain investors an additional aggregate of 2,329,464 shares of our Series AA Preferred Stock as a result of our attainment of certain milestones under the 2010 Series AA Purchase Agreement. In June 2011, we issued to certain investors an additional aggregate of 3,651,425 shares of our Series AA Preferred Stock pursuant to an elective extension of the 2010 Series AA Purchase Agreement.

The following table summarizes the participation in the 2010 Series AA Preferred Stock financing by any of our directors, executive officers, holders of more than 5% of our voting securities, or any member of the immediate family of the foregoing persons, since January 1, 2011.

Name	Shares of Series AA Preferred Stock	Aggregate Purchase Price Paid
Devon Park Bioventures, L.P.(1)	1,677,097	$2,565,746
Pitango Venture Capital Fund IV L.P.(2)	984,987	$1,506,907
Pitango Venture Capital Fund Principals L.P.(2)	21,271	$32,541
Care Capital Investments III, LP(3)	989,729	$1,514,160
Care Capital Offshore Investments III, LP(3)	16,529	$25,297
Rho Management Trust I(4)	294,404	$450,400
Rho Ventures IV, L.P.(4)	135,120	$206,716
Rho Ventures IV (QP), L.P.(4)	318,105	$486,661
Rho Ventures IV GmbH & Co. BETEILIGUNGS KG(4)	331,513	$507,172
MedImmune Ventures, Inc.(5)	905,633	$1,385,503

(1)	Devang V. Kantesaria, a member of our board of directors, is a managing member of Devon Park Associates, LLC, of which Devon Park Bioventures, L.P. is an affiliated fund.
(2)	Ittai Harel, a member of our board of directors, is a general partner with Pitango Venture Capital, of which Pitango Venture Capital Fund IV L.P. and Pitango Venture Capital Fund Principals L.P. are affiliated funds.
(3)	A.N. “Jerry” Karabelas, a member of our board of directors, is a managing member at Care Capital II, LLC and Care Capital III, LLC, of which Care Capital Investments III, LP and Care Capital Offshore Investments III, LP are affiliated funds.

(4)	Martin Vogelbaum, a member of our board of directors, is a Partner at Rho, of which Rho Management Trust I, Rho Ventures IV, L.P, Rho Ventures IV (QP), L.P., and Rho Ventures IV GmbH & Co. BETEILIGUNGS KG are affiliated funds.
(5)	Isai Peimer, a member of our board of directors, is a Principal of MedImmune Ventures, Inc.

In July 2012, we issued unsecured convertible promissory notes in a private placement for aggregate proceeds of $1.5 million. In November 2012, we issued unsecured convertible promissory notes in a private placement for aggregate proceeds of $1.0 million. In February 2013, we issued unsecured convertible promissory notes in a private placement for aggregate proceeds of $1.0 million. In June 2013, we entered into a securities purchase agreement pursuant to which the promissory notes were converted into 2,677,731 shares of Series AA Preferred Stock in accordance with their terms at a price of $1.3761 per share and we issued to certain investors an additional aggregate of 5,687,991 shares of our Series AA Preferred Stock at a price of $1.529 per share, or the 2013 Series AA Purchase Agreement. In July 2013, we issued an additional aggregate of 852,230 shares of our Series AA Preferred Stock to certain investors and warrants to purchase 852,230 shares of our Series AA Preferred Stock at an exercise price of $0.01 per share, which will terminate upon the closing of this offering, pursuant to the 2013 Series AA Purchase Agreement.

The following table summarizes the participation in the 2013 Series AA Preferred Stock financing by any of our directors, executive officers, holders of more than 5% of our voting securities, or any member of the immediate family of the foregoing persons.

Name	Principal Amount of Convertible Promissory Notes	Shares of Series AA Preferred Stock	Warrants to Purchase Series AA Preferred Stock	Aggregate Purchase Price Paid
Devon Park Bioventures, L.P.(1)	968,789	2,852,631	301,141	$4,248,346.76
Pitango Venture Capital Fund IV L.P.(2)	568,986	988,183	–	$1,444,372.91
Pitango Venture Capital Fund Principals L.P.(2)	12,287	21,319	–	$31,161.02
Care Capital Investments III, LP(3)	571,726	1,683,490	177,717	$2,507,174.01
Care Capital Offshore Investments III, LP(3)	9,548	28,115	2,968	$41,870.35
Rho Ventures IV Holdings LLC(4)	182,366	536,983	56,687	$799,713.93
Rho Ventures IV, L.P.(4)	83,699	246,453	26,017	$367,036.97
Rho Ventures IV (QP), L.P.(4)	197,047	580,211	61,251	$864,093.40
Rho Ventures IV GmbH & Co. BETEILIGUNGS KG(4)	205,353	604,668	63,833	$900,515.95
MedImmune Ventures, Inc.(5)	523,146	1,540,444	162,616	$2,294,139.87

(1)	Devang V. Kantesaria, a member of our board of directors, is a managing member of Devon Park Associates, LLC, of which Devon Park Bioventures, L.P. is an affiliated fund.
(2)	Ittai Harel, a member of our board of directors, is a general partner with Pitango Venture Capital, of which Pitango Venture Capital Fund IV L.P. and Pitango Venture Capital Fund Principals L.P. are affiliated funds.
(3)	A.N. “Jerry” Karabelas, a member of our board of directors, is a managing member at Care Capital II, LLC and Care Capital III, LLC, of which Care Capital Investments III, LP and Care Capital Offshore Investments III, LP are affiliated funds.
(4)	Martin Vogelbaum, a member of our board of directors, is a Partner at Rho, of which Rho Ventures IV, L.P, Rho Ventures IV (QP), L.P., Rho Ventures IV GmbH & Co. BETEILIGUNGS KG and Rho Ventures IV Holdings LLC are affiliated funds.
(5)	Isai Peimer, a member of our board of directors, is a Principal of MedImmune Ventures, Inc.

Agreements With Our Stockholders

In connection with our preferred stock financings, we entered into an investor rights agreement and a stockholders agreement, in each case, with the purchasers of our preferred stock and, in the case of the stockholders agreement, certain holders of our common stock. Our third amended and restated investor rights agreement, or Investor Rights Agreement, provides those certain holders of our preferred stock with the right to demand that we file a registration statement, subject to certain limitations, and to request that their shares be covered by a registration statement that we are otherwise filing. See “Description of Capital Stock—Registration Rights” for additional information.

Our third amended and restated stockholders agreement, as amended, or Stockholders Agreement, provides for rights of first refusal, co-sale and drag along rights in respect of sales by certain holders of our capital stock. The Stockholders Agreement further provides certain holders of our capital stock with a participation right to purchase their pro rata share of new securities that we may propose to sell and issue, subject to certain exceptions. Further, the Stockholders Agreement contains provisions with respect to the election of our board of directors and its composition.

The rights under each of the Investor Rights Agreement and the Stockholders Agreement will terminate upon the closing of this offering, other than certain registration rights for certain holders of our preferred stock described below.

Indemnification Agreements

Our Fifth Amended and Restated Certificate of Incorporation and our bylaws, as amended, provide that we shall indemnify our directors and officers to the fullest extent permitted by law. In addition, we have previously entered into and intend to enter into new agreements to indemnify our directors and executive officers. These agreements will, among other things, indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of us or that person’s status as a member of our board of directors.

Policies for Approval of Related Party Transactions

Following the closing of this offering, the audit committee of our board of directors will have the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit committee charter will provide that the audit committee shall review and approve or disapprove any related party transactions. As of the date of this prospectus, we have not adopted any formal standards, policies or procedures governing the review and approval of related party transactions, but we expect that our audit committee will do so in the future.

All of the transactions described above were entered into prior to the adoption of this policy. Accordingly, each was approved by disinterested members of our board of directors after making a determination that the transaction was executed on terms no less favorable than those that could have been obtained from an unrelated third party.

CONCURRENT OFFERING OF CONVERTIBLE SENIOR NOTES

Concurrently with this offering of our common stock, we are offering $             principal amount of     % Convertible Senior Notes due 2019, or the notes (plus up to an additional $             principal amount of notes if the underwriters for the concurrent offering of notes exercise their overallotment option), in an underwritten offering pursuant to a separate prospects. The notes will bear interest at a rate of     % per year, payable semiannually in arrears on                  and                  of each year, beginning on                 , 2015. The notes will mature on                 , 2019 unless earlier converted or repurchased.

The notes will be convertible by holders beginning on                 , 2019, or earlier upon the occurrence of certain events. Upon conversion of a note, we will satisfy our conversion obligation by paying and/or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in the Convertible Senior Notes Prospectus. The conversion rate will initially be                  shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $             per share of our common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such corporate event in certain circumstances.

We may not redeem the notes prior to maturity. No sinking fund is provided for the notes.

If we undergo a “fundamental change” (as defined in the Convertible Senior Notes Prospectus), holders may require us to repurchase for cash all or any portion of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes will be our general unsecured obligations and will rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes; rank equal in right of payment with all of our existing and future liabilities that are not so subordinated; effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally rank junior to all preferred stock and indebtedness and other liabilities of our future subsidiaries, if any.

We estimate that the net proceeds to us from the concurrent offering of notes, after deducting underwriting discounts and commissions and estimated offering expenses will be approximately $         million (assuming no exercise by the underwriters for the concurrent offering of notes of their overallotment option), if completed.

The closing of this offering of common stock is not contingent upon the closing of the concurrent offering of notes, but the closing of the concurrent offering of notes is contingent upon the closing of this offering of common stock and the listing of our common stock on The NASDAQ Global Market. We cannot assure you that the concurrent offering of notes will be completed, or if completed, on what terms it will be completed.

This description and the other information in this prospectus regarding the concurrent notes offering is included in this prospectus for informational purposes only. This prospectus shall not be deemed an offer to sell or a solicitation of an offer to buy any of the notes offered in the concurrent notes offering.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to us regarding beneficial ownership of our capital stock as of September 30, 2014, as adjusted to reflect the sale of common stock offered by us in this offering, for:

■	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our capital stock;
■	our named executive officers;
■	each of our other directors; and
■	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. A person is deemed to be a beneficial holder of our common stock if that person has or shares voting power, which includes the power to vote or direct the voting of our common stock, or investment power, which includes the power to dispose of or to direct the disposition of such capital stock. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 36,022,579 shares of common stock outstanding as of September 30, 2014, and assumes the conversion of all of our outstanding 25,949,333 shares of preferred stock, including all accrued and unpaid dividends thereon, into 31,882,980 shares of common stock, which will occur immediately prior to the closing of this offering. Shares of common stock that may be acquired by an individual or group within 60 days of September 30, 2014, pursuant to the exercise of options, warrants or other rights, are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. The column entitled “Percentage of Shares Beneficially Owned— After this Offering (No Exercise of the Underwriters’ Overallotment Option)” is based on                  shares of our common stock outstanding after this offering, including the                  shares of our common stock that we are selling in this offering and assumes no exercise of the underwriters’ option. The column entitled “Percentage of Shares Beneficially Owned—After this Offering (Full Exercise of the Underwriters’ Option)” is based on                  shares of our common stock outstanding after this offering, including the                  shares of our common stock that we are selling in this offering and assumes the exercise in full of the underwriters’ option to purchase                  additional shares to cover overallotments.

Unless otherwise noted below, the address of each person listed on the table is c/o Inotek Pharmaceuticals Corporation, 131 Hartwell Avenue, Suite 105, Lexington, MA 02421.

	Number of Shares Beneficially Owned Prior to this Offering	Percentage of Shares Beneficially Owned
Name and address of beneficial owner		Prior to this Offering	After this Offering (No Exercise of the Underwriters’ Overallotment Option)	After this Offering (Full Exercise of the Underwriters’ Overallotment Option)
5% Stockholders
Devon Park Bioventures, L.P.(1)	9,246,664	25.7%
Rho Ventures Entities(2)	7,337,673	20.4%
Care Capital Entities(3)	6,422,845	17.8%
MedImmune Ventures, Inc.(4)	5,761,301	16.0%
Pitango Venture Capital Fund Entities(5)	4,162,208	11.6%

Named executive officers and directors
David P. Southwell	0	*
Rudolf Baumgartner, M.D.(6)	519,452	1.4%
William K. McVicar, Ph.D.(7)	438,932	1.2%
Dale Ritter	0	*
Ittai Harel(8)	40,000	*
Paul G Howes(9)	476,830	1.3%
Devang V. Kantesaria, M.D(10).	9,286,664	25.8%
A.N. “Jerry” Karabelas, Ph.D.(11)	6,462,845	17.9%
Isai Peimer(12)	5,801,301	16.1%
Martin Vogelbaum(13)	40,000	*

All directors and executive officers as a group (10 persons)	23,066,024	64.0%

*	Represents beneficial ownership of less than one percent.
(1)	Consists of 9,246,664 shares of common stock upon conversion of our outstanding Series AA convertible preferred stock held by Devon Park Bioventures, L.P. The general partner of Devon Park Bioventures, L.P. is Devon Park Associates, L.P. and Devon Park Associates, LLC is the general partner of Devon Park Associates, L.P. Messrs. Devang V. Kantesaria, a member of our board, Christopher Moller and Marc Ostro are the managing members of Devon Park Associates, LLC. Each such managing director may be deemed to have shared voting and investment power over the shares held by Devon Park Bioventures, L.P. as described above. The address for Devon Park Bioventures, L.P. is 1400 Liberty Ridge Drive, Suite 103, Wayne, Pennsylvania, 19087.
(2)

Consists of (a) 2,162,970 shares beneficially owned by Rho Ventures IV (QP), L.P. (“Rho QP”), (b) 2,254,137 shares beneficially owned by Rho Ventures IV GmbH & Co. BETEILIGUNGS KG (“Rho GmbH”), (c) 2,001,813 shares beneficially owned by Rho Ventures IV Holdings LLC (“Rho Holdings”), (d) 392,924 shares beneficially owned by Rho Ventures IV, L.P. (“Rho IV”) and (e) 525,828 shares beneficially owned by Rho Ventures IV-A, L.P. (“Rho IV-A”). Rho QP’s shares consist of (a) 1,884,211 shares of common stock upon conversion of our outstanding Series AA convertible preferred stock and (b) 278,759 shares of common stock. Rho GmbH’s shares consist of (a) 1,963,629 shares of common stock upon conversion of our outstanding Series AA convertible preferred stock and (b) 290,508 shares of common stock. Rho Holdings’ shares consist of (a) 1,743,824 shares of common stock upon conversion of our outstanding Series AA convertible preferred stock and (b) 257,989 shares of common stock. Rho IV’s shares consist of (a) 340,181 shares of common stock upon conversion of our outstanding Series AA convertible preferred stock and (b) 52,743 shares of common stock. Rho IV-A’s shares consist of (a) 460,165 shares of common stock upon conversion of our outstanding Series AA convertible preferred stock and (b) 65,663 shares of common stock. The voting and dispositive decisions with respect to the shares held by Rho IV, Rho Holdings, Rho IV-A, and Rho QP are made by the following managing members of their general partner or managing member, Rho Management Ventures IV, L.L.C.: Mark Leschly, Habib Kairouz and Joshua Ruch. The voting and dispositive decisions with respect to the shares held by Rho GmbH are made by the following managing directors of its general partner, Rho Capital Partners Verwaltungs GmbH: Mark Leschly, Habib Kairouz and Joshua Ruch. The address for the Rho Venture Entities is 152 West 57th Street, 23rd Floor, New York, New York 10019.
(3)	Consists of (a) 2,853,494 shares beneficially owned by Care Capital Investments II, LP (“Investments II”), (b) 3,318,090 shares beneficially owned by Care Capital Investments III, L.P. (“Investments III”), (c) 195,846 shares beneficially owned by Care Capital Offshore Investments II, LP (“Offshore II”) and (d) 55,414 shares beneficially owned by Care Capital Offshore Investments III, LP (“Offshore III”). Investments II’s shares consist of (a) 2,036,649 shares of common stock upon conversion of our outstanding Series AA convertible preferred stock and (b) 816,845 shares of common stock. Investments III’s shares consist of 3,318,090 shares of common stock upon conversion of our outstanding Series AA convertible preferred stock. Offshore II’s shares consist of (a) 139,809 shares of common stock upon conversion of our outstanding Series AA convertible preferred stock and (b) 56,037 shares of common stock. Offshore III’s shares consist of 55,414 shares of common stock upon conversion of our outstanding Series AA convertible preferred stock. The voting and disposition of the shares held by Investments II and Offshore II is determined by the following managing members of their general partner, Care Capital II, LLC: A.N. “Jerry” Karabelas, Ph.D., a member of our Board of Directors, Jan Leschly and David R. Ramsay. The voting and disposition of the shares held by Investments III and Offshore III is determined by the following managing members of their general partner, Care Capital III, LLC: A.N. “Jerry” Karabelas, Ph.D., a member of our Board of Directors, Jan Leschly, Richard Markham and David R. Ramsay. The address of the Care Capital Entities is 47 Hull Street, Suite 310, Princeton, New Jersey 08540.
(4)	Consists of (a) 4,994,717 shares of common stock upon conversion of our outstanding Series AA convertible preferred stock and (b) 766,584 shares of common stock. Isai Peimer, a member of our Board of Directors, is a Principal of MedImmune Ventures, Inc. The address of MedImmune Ventures, Inc. is 1 MedImmune Way, Gaithersburg, Maryland 20878.
(5)	Consists of (a) 4,074,251 shares beneficially owned by Pitango Venture Capital Fund IV L.P. (“Pitango Fund IV”) and 87,957 shares beneficially owned by Pitango Venture Capital Fund Principals IV L.P. (“Pitango Principals”). Pitango Fund IV’s shares consist of (a) 3,301,082 shares of common stock upon conversion of our outstanding Series AA convertible preferred stock and (b) 773,169 shares of common stock. Pitango Principals’ shares consist of (a) 71,261 shares of common stock upon conversion of our outstanding Series AA convertible preferred stock and (b) 16,696 shares of common stock. The general partner and manager of Pitango Fund IV and Pitango Principals is Pitango V.C. Fund IV, L.P., whose general partner is Pitango G.P. Capital Holdings Ltd., an Israeli company owned indirectly (through personal holding entities) by each of the following individuals: Rami Kalish, Chemi J. Peres, Aaron Mankovski, Isaac Hillel, Rami Beracha and Zeev Binman. These individuals share voting and dispositive power, but none of them has sole voting or dispositive power, over the shares held by Pitango Fund IV and Pitango Principals. Ittai Harel, a member of our Board of Directors, is a general partner with Pitango Venture Capital. The address of the Pitango Fund IV and Pitango Principals is 11 Hamenofim Street, Building B, Herzliya Pituach 46725, Israel.

(6)	Consists of (a) 509,837 shares of common stock upon conversion of our outstanding Series X convertible preferred stock and (b) 9,615 shares of common stock issuable upon the exercise of options exercisable within 60 days after September 30, 2014.
(7)	Consists of (a) 431,432 shares of common stock upon conversion of our outstanding Series X convertible preferred stock and (b) 7,500 shares of common stock issuable upon the exercise of options exercisable within 60 days after September 30, 2014.
(8)	Consists of 40,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after September 30, 2014.
(9)	Consists of (a) 411,830 shares of common stock upon conversion of our outstanding Series X convertible preferred stock and (b) 65,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after September 30, 2014.
(10)	Consists of (a) 9,246,664 shares of common stock upon conversion of our outstanding Series AA convertible preferred stock held by Devon Park Bioventures, L.P. and (b) 40,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of September 30, 2014. The general partner of Devon Park Bioventures, L.P. is Devon Park Associates, L.P. and Devon Park Associates, LLC is the general partner of Devon Park Associates, L.P. Messrs. Devang V. Kantesaria, a member of our board, Christopher Moller and Marc Ostro are the managing members of Devon Park Associates, LLC. Each such managing director may be deemed to have shared voting and investment power over the shares held by Devon Park Bioventures, L.P. as described above. The address for Devon Park Bioventures, L.P. is 1400 Liberty Ridge Drive, Suite 103, Wayne, Pennsylvania, 19087.
(11)	Consists of (a) 2,853,494 shares beneficially owned by Care Capital Investments II, LP (“Investments II”), (b) 3,318,090 shares beneficially owned by Care Capital Investments III, L.P. (“Investments III”), (c) 195,846 shares beneficially owned by Care Capital Offshore Investments II, LP (“Offshore II”), (d) 55,414 shares beneficially owned by Care Capital Offshore Investments III, LP (“Offshore III”) and (e) 40,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of September 30, 2014. Investments II’s shares consist of (a) 2,036,649 shares of common stock upon conversion of our outstanding Series AA convertible preferred stock and (b) 816,845 shares of common stock. Investments III’s shares consist of 3,318,090 shares of common stock upon conversion of our outstanding Series AA convertible preferred stock. Offshore II’s shares consist of (a) 139,809 shares of common stock upon conversion of our outstanding Series AA convertible preferred stock and (b) 56,037 shares of common stock. Offshore III’s shares consist of 55,414 shares of common stock upon conversion of our outstanding Series AA convertible preferred stock. The voting and disposition of the shares held by Investments II and Offshore II is determined by the following managing members of their general partner, Care Capital II, LLC: A.N. “Jerry” Karabelas, Ph.D., a member of our Board of Directors, Jan Leschly and David R. Ramsay. The voting and disposition of the shares held by Investments III and Offshore III is determined by the following managing members of their general partner, Care Capital III, LLC: A.N. “Jerry” Karabelas, Ph.D., a member of our Board of Directors, Jan Leschly, Richard Markham and David R. Ramsay. The address of the Care Capital Entities is 47 Hull Street, Suite 310, Princeton, New Jersey 08540.
(12)	Consists of (a) 4,994,717 shares of common stock upon conversion of our outstanding Series AA convertible preferred stock, (b) 766,584 shares of common stock and (c) 40,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of September 30, 2014. Isai Peimer, a member of our Board of Directors, is a Principal of MedImmune Ventures, Inc. The address of MedImmune Ventures, Inc. is 1 MedImmune Way, Gaithersburg, Maryland 20878.
(13)	Consists of 40,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of September 30, 2014.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws, which will be effective upon closing of this offering. The descriptions of the common stock and preferred stock give effect to changes to our capital structure that will occur immediately prior to the closing of this offering. We refer in this section to our amended and restated certificate of incorporation as our certificate of incorporation, and we refer to our amended and restated bylaws as our bylaws.

General

Upon the closing of this offering, our authorized capital stock will consist of                  shares of common stock, par value $0.01 per share, and                  shares of preferred stock, par value $0.001 per share, all of which shares of preferred stock will be undesignated.

As of September 30, 2014, 4,139,599 shares of our common stock were outstanding and held by 34 stockholders of record. In addition, as of September 30, 2014, 25,949,333 shares of preferred stock were outstanding and, with all accrued and unpaid dividends thereon, will convert into 31,882,980 shares of common stock upon the closing of this offering. Further, as of September 30, 2014, we had outstanding options to purchase 3,700,693 shares of our common stock, at a weighted average exercise price of $1.19 per share, 288,137 of which are vested and exercisable.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by the board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. The shares to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable.

Preferred Stock

Immediately prior to the closing of this offering, all outstanding shares of our preferred stock, including all accrued and unpaid dividends thereon, will be converted into shares of our common stock. Immediately prior to the closing of this offering, our Fifth Amended and Restated Certificate of Incorporation will be amended and restated to, among other things, delete all references to such shares of preferred stock. Upon the closing of this offering, our board of directors will have the authority, without further action by our stockholders, to issue up to                  shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. Immediately after closing of this offering, no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

Warrants

As of September 30, 2014, we had the following outstanding warrants to purchase shares of our Series AA Preferred Stock:

Number of Underlying Shares	Exercise Price Per Share	Warrant Expiration Date
228,906	$1.529	June 28, 2023(1)

(1)	Warrants automatically terminate upon the closing of a sale or lease of all or substantially all of our business or property, our merger into or consolidation with any other corporation other than a wholly owned subsidiary of ours or any transaction or series of transactions pursuant to which more than 50% of the voting power of our capital stock is transferred.

Upon the closing of this offering, our warrants will become exercisable for shares of our common stock rather than Series AA Preferred Stock. The number of shares of our common stock into which the warrant will become exercisable will equal the number of shares of our common stock that the holder would have received if the warrant had been exercised in full and the resulting shares of convertible preferred stock received had been converted into shares of our common stock.

Registration Rights

Upon the closing of this offering, the holders of our registrable shares, as described in the Investor Rights Agreement, are entitled to rights with respect to the registration of these shares under the Securities Act as hereinafter described. These rights are provided under the terms of the Investor Rights Agreement, and include demand registration rights, short-form registration rights and piggyback registration rights. All fees, costs and expenses of underwritten registrations will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.

Demand Registration Rights

Upon the closing of this offering, certain holders of shares of our common stock, including shares issuable upon the conversion of preferred stock or their permitted transferees, are entitled to demand registration rights. Under the terms of the Investor Rights Agreement, we will be required, upon the written request of holders of at least 50% of our common shares issued upon conversion of our preferred stock upon consummation of this offering, to register shares with an anticipated aggregate offering price of at least $5,000,000, to use our commercially reasonable efforts to effect the registration of at least 25% of our common shares issued upon conversion of our preferred stock upon consummation of this offering, subject to certain exceptions. We are required to effect only two registrations pursuant to this provision of the Investor Rights Agreement. A demand for registration may not be made until 180 days after the closing of this offering.

Form S-3 Registration Rights

Upon the closing of this offering, certain holders of shares of our common stock issued upon the conversion of preferred stock or their permitted transferees are also entitled to short form registration rights. If we are eligible to file a registration statement on Form S-3, upon the written request of certain holders of our common stock issued upon conversion of our preferred stock upon consummation of this offering to register shares with an anticipated aggregate offering price of at least $1,000,000, we will be required to use our best efforts to effect a registration of such shares, subject to certain exceptions.

Piggyback Registration Rights

Upon the closing of this offering, certain holders of shares of our common stock issued upon the conversion of preferred stock or their permitted transferees are entitled to piggyback registration rights.

If we propose to register any of our securities either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration. Subject to certain exceptions, we and the underwriters may limit the number of shares included in the underwritten offering if the underwriters believe that including these shares would adversely affect the offering.

Indemnification

Our Investor Rights Agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.

Expiration of Registration Rights

The registration rights granted under the Investor Rights Agreement will terminate on the fifth anniversary of the closing of this offering.

Anti-takeover Effects of Our Certificate of Incorporation, Bylaws and Delaware Law

Our certificate of incorporation and bylaws that will be effective upon consummation of this offering include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board Composition and Filling Vacancies

Our certificate of incorporation provides for the division of our board of directors into three classes serving staggered three-year terms, with one class being elected each year. Our certificate of incorporation also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 75% of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. The classification of directors, together with the limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our board of directors.

No Written Consent of Stockholders

Our certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Meetings of Stockholders

Our certificate of incorporation and bylaws provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements

Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Amendment to Certificate of Incorporation and Bylaws

Any amendment of our certificate of incorporation must first be approved by a majority of our board of directors, and if required by law or our certificate of incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, board composition, limitation of liability and the amendment of our certificate of incorporation must be approved by not less than 75% of the outstanding shares entitled to vote on the amendment, and not less than 75% of the outstanding shares of each class entitled to vote thereon as a class. Our bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the bylaws; and may also be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment, or, if our board of directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

Undesignated Preferred Stock

Our certificate of incorporation provides for                  authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Section 203 of the Delaware General Corporation Law

Upon the closing of this offering, we will be subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

■	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
■	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

■	at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

■	any merger or consolidation involving the corporation and the interested stockholder;
■	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
■	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
■	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and
■	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Exchange Listing

We intend to apply to list our common stock on The NASDAQ Global Market under the trading symbol “ITEK.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be                 . The transfer agent and registrar’s address is                     .

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our shares. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Based on the number of shares outstanding as of September 30, 2014, upon the closing of this offering of common stock,                  shares of our common stock will be outstanding, assuming no exercise of the underwriters’ overallotment option and no exercise of outstanding options. Concurrently with this offering, we are also making a public offering of $             aggregate principal amount of     % Convertible Senior Notes due 2019, or the notes (plus up to an additional $             principal amount of notes if the underwriters for the concurrent offering of notes exercise their overallotment option). The notes will be convertible by holders beginning on                     , 2019, or earlier upon the occurrence of certain events. Upon conversion of a note, we will satisfy our conversion obligation by paying and/or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in the Convertible Senior Notes Prospectus. The conversion rate will initially be                  shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $             per share of our common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following a make-whole fundamental change (as defined in the Convertible Senior Notes Prospectus) that occurs prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such make-whole fundamental change in certain circumstances. Assuming that we settle all conversion of the notes in shares of our common stock and without the application of any anti-dilution, make-whole or other adjustments,                  shares would be issuable upon conversion of the notes, if issued. The closing of this offering is not contingent upon the closing of the concurrent offering of notes, but the closing of the concurrent offering of notes is contingent upon the closing of this offering. Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below.

Rule 144

In general, a person who has beneficially owned restricted stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

■	1% of the number of shares then outstanding, which will equal approximately shares immediately after this offering assuming no exercise of the underwriters’ overallotment option, based on the number of shares outstanding as of September 30, 2014; or
■	the average weekly trading volume of our common stock on during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements as described below and under “Underwriting” included elsewhere in this prospectus and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Lock-up Agreements

In connection with this offering, all of our directors and executive officers and certain holders of our shares, who collectively held                  shares of common stock (assuming conversion of all of our outstanding shares of preferred stock) as of September 30, 2014, and substantially all of our optionholders who are not stockholders, have signed lock-up agreements which prevent them from selling any of our common stock or any securities convertible into or exercisable or exchangeable for common stock for a period of not less than 180 days from the date of the preliminary prospectus prepared for this offering without the prior written consent of each of Cowen and Company, LLC and Piper Jaffray & Co., as representatives of the underwriters. The representatives may in their sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the 180-day period. When determining whether or not to release shares from the lock-up agreements, the representatives will consider, among other factors, the stockholder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time. In addition, our optionholders who have not executed lock-up agreements are nevertheless subject to similar restrictions set forth in the option agreements executed in connection with our 2004 Plan and 2014 Plan.

Registration Rights

Upon the closing of this offering, the holders of                  shares of common stock or their transferees will be entitled to various rights with respect to registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. See “Description of Capital Stock—Registration Rights” for additional information.

Stock Option Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act to register our shares issued or reserved for issuance under the 2014 Plan. The first such registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing with the SEC. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above. We estimate that such registration statement on Form S-8 will cover approximately 3,700,693 shares.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of the material U.S. federal income and estate tax considerations applicable to non-U.S. holders (as defined below) with respect to their ownership and disposition of shares of our common stock issued pursuant to this offering. For purposes of this discussion, a non-U.S. holder means a beneficial owner of our common stock that is for U.S. federal income tax purposes

■	a non-resident alien individual;
■	a foreign corporation or any other organization taxable as a corporation for U.S. federal income tax purposes or;
■	a foreign estate or trust, the income of which is not subject to U.S. federal income tax on a net-income basis.

This discussion does not address the tax treatment of partnerships or other entities that are pass-through entities for U.S. federal income tax purposes or persons that hold their common stock through partnerships or other pass-through entities. A partner in a partnership or other pass-through entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of acquiring, holding and disposing of our common stock through a partnership or other pass-through entity, as applicable.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-U.S. holders described in this prospectus. There can be no assurance that the Internal Revenue Service, which we refer to as the IRS, will not challenge one or more of the tax consequences described herein. We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset, generally property held for investment.

This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address any aspects of U.S. state, local or non-U.S. taxes, the alternative minimum tax, or the Medicare tax on net investment income. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

■	insurance companies;
■	tax-exempt organizations;
■	financial institutions;
■	brokers or dealers in securities;
■	regulated investment companies;
■	pension plans;
■	controlled foreign corporations;
■	passive foreign investment companies;
■	persons that have a functional currency other than the U.S. dollar;
■	owners deemed to sell our common stock under the constructive sale provisions of the Code;
■	owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and
■	certain U.S. expatriates.

This discussion is for general information only and is not tax advice. Accordingly, all prospective non-U.S. holders of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock.

Distributions on Our Common Stock

Distributions, if any, on our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “Gain on sale, exchange or other disposition of our common stock.” Any such distributions will also be subject to the discussion below under the section titled “Withholding and Information Reporting Requirements—FATCA.”

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing a U.S. tax return with the IRS.

Gain on Sale, Exchange or Other Disposition of Our Common Stock

In general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such holder’s sale, exchange or other disposition of shares of our common stock unless:

■	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed-base maintained by such non-U.S. holder in the United States, in which case the non-U.S. holder generally will be taxed on a net income basis at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “Distributions on Our Common Stock” also may apply;

■	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses); or
■	we are, or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation,” unless our common stock is regularly traded on an established securities market and the non-U.S. holder holds no more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. If we are determined to be a U.S. real property holding corporation and the foregoing exception does not apply, then a purchaser may withhold 10% of the proceeds payable to a non-U.S. holder from a sale of our common stock and the non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code). Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above.

U.S. Federal Estate Tax

Shares of our common stock that are owned or treated as owned at the time of death by an individual who is not a citizen or resident of the United States, as specifically defined for U.S. federal estate tax purposes, are considered U.S. situs assets and will be included in the individual’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock. Dividends paid to non-U.S. holders subject to withholding of U.S. federal income tax, as described above in “Distributions on Our Common Stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is filed with the IRS in a timely manner.

Withholding and Information Reporting Requirements—FATCA

The Foreign Account Tax Compliance Act, or FATCA, generally imposes a U.S. federal withholding tax at a rate of 30% on payments of dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” such foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” such foreign entity identifies certain of its U.S. investors, if any, or (iii) the foreign entity is otherwise exempt under FATCA. Under applicable U.S. Treasury regulations, withholding under FATCA will apply to payments of dividends on our common stock made after June 30, 2014, but will only apply to payments of gross proceeds from a sale or other disposition of our common stock made after December 31, 2016. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of the tax. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our common stock and the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares of common stock being offered. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of shares of common stock set forth opposite its name below. Cowen and Company, LLC and Piper Jaffray & Co. are the representatives of the underwriters.

Underwriter	Number of Shares
Cowen and Company, LLC
Piper Jaffray & Co.
Canaccord Genuity Inc.
Nomura Securities International, Inc.

Total

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters have agreed, severally and not jointly, to purchase all of the shares of common stock sold under the underwriting agreement if any of these shares are purchased, other than those shares covered by the overallotment option described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Overallotment Option to Purchase Additional Shares

We have granted to the underwriters an option to purchase up to                  additional shares of common stock at the public offering price, less the underwriting discount, in this offering of common stock. This option is exercisable for a period of 30 days. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the sale of common stock offered hereby. To the extent that the underwriters exercise this option, the underwriters will purchase additional shares from us in approximately the same proportion as shown in the table above.

Discounts and Commissions

The following table shows the public offering price, underwriting discount and proceeds, before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ overallotment option.

We estimate that the total expenses of this offering of common stock, excluding underwriting discounts and commissions, will be approximately $         and are payable by us. We have also agreed to reimburse the underwriters for certain of their expenses as set forth in the underwriting agreement, including legal fees incurred in the qualification of this offering and the concurrent offering of notes with the Financial Regulatory Authority, or FINRA, in an amount of up to $25,000, which amount is deemed to be underwriting compensation by FINRA.

Total
	Per Share	Without Overallotment	With Overallotment
Initial public offering price
Underwriting discounts and commissions
Proceeds, before expenses, to Inotek

The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus. The underwriters may offer the shares of common stock to securities dealers at the public offering price less a concession not in excess of $         per share. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms. Sales of shares of common stock made outside of the United States may be made by affiliates of certain of the underwriters.

Discretionary Accounts

The underwriters do not intend to confirm sales of the shares of common stock to any accounts over which they have discretionary authority.

Market Information

Prior to this offering, there has been no public market for shares of our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In addition to prevailing market conditions, the factors to be considered in these negotiations include:

■	the history of, and prospects for, our company and the industry in which we compete;
■	our past and present financial information;
■	an assessment of our management; its past and present operations, and the prospects for, and timing of, our future revenues;
■	the present state of our development; and
■	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for our common stock may not develop, of if such a market develops, may not be sustained. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

We intend to apply to list our common stock on The NASDAQ Global Market under the symbol ‘‘ITEK.’’

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering of common stock, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

■	Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

■	Overallotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriters may close out any short position by exercising their overallotment option and/or purchasing shares in the open market.
■	Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the overallotment option. If the underwriters sell more shares than could be covered by exercise of the overallotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.
■	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of shares of our common stock. These transactions may be effected on The NASDAQ Global Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Lock-Up Agreements

Pursuant to certain ‘‘lock-up’’ agreements, we and our executive officers, directors and certain of our other stockholders, have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of Cowen and Company, LLC and Piper Jaffray & Co., for a period of 180 days after the date of the underwriting agreement.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The exceptions to the lock-up for executive officers, directors and stockholders include: (a) transfers made as a bona fide gift to an immediate family member, to a trust the beneficiaries of which are exclusively the executive officer, director or stockholder or immediate family member, or to a charity or educational institution; (b) transfers made by will or intestate succession; (c) transfers not for value to a stockholder, partner, member or similar equity owner of, or business entity that is an affiliate of, a similar equity interest in, a stockholder that is an entity; (d) transfers made by an employee or director pursuant to a net exercise or cashless exercise of outstanding equity awards pursuant to our equity plans or as forfeitures or sales to us of common stock or securities convertible into common stock to cover tax withholding obligations in connection with the vesting, settlement or exercise of equity awards outstanding on the date of the underwriting agreement; (e) the conversion, exchange or exercise of any securities convertible into or exchangeable for our common stock; (f) transactions relating to our common stock or other securities convertible into or exercisable or exchangeable for our common stock acquired in open market transactions after the date of this prospectus, provided that no such transaction is required to be, or is, publicly announced; (g) transactions relating to our common stock acquired through our initial public offering, provided that no such transaction is required to be, or is, publicly announced, and provided further that this sub-clause will not apply to our officers and directors; (h) the establishment of a trading plan in accordance with Rule 10b5-l(c) under the Exchange Act, provided that no sale or other disposition under such trading plan may occur during the 180-day restricted period; and (i) transfers pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to holders of our common stock involving the transfer in one or more transactions to a person or affiliated persons of our voting securities if, after such transfer, such person or group of affiliated persons would hold 90% of our outstanding voting securities. The exceptions to the lock-up for us are: (i) our sale of shares in this offering; (ii) the issuance of common stock or options to acquire common stock pursuant to our employee benefit plans, equity compensation plans or other compensation plans in existence on the date hereof and as described in this prospectus; and (iii) the issuance of common stock pursuant to the conversion or exercise of existing securities and the notes. In addition, the lock-up provision will not restrict broker-dealers from engaging in market making and similar activities conducted in the ordinary course of their business.

Cowen and Company, LLC and Piper Jaffray & Co., in their sole discretion, may release our common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release our common stock and other securities from lock-up agreements, Cowen and Company, LLC and Piper Jaffray & Co. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time of the request. In the event of such a release or waiver for one of our directors or officers, Cowen and Company, LLC and Piper Jaffray & Co. shall provide us with notice of the impending release or waiver at least three business days before the effective date of such release or waiver and we will announce the impending release or waiver by issuing a press release at least two business days before the effective date of the release or waiver.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships

Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees. In addition, the underwriters of this offering of common stock are also the underwriters for the concurrent offering of notes.

Selling Restrictions

No action has been taken in any jurisdiction except the United States that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

United Kingdom

Each of the underwriters has, separately and not jointly, represented and agreed that:

■	it has not made or will not make an offer of the securities to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended), or the FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or FSA;
■	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and
■	it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland

The securities will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

European Economic Area

In relation to each Member State of the European Economic Area, or the EEA, which has implemented the European Prospectus Directive (each, a “Relevant Member State”), an offer of our shares may not be made to the public in a Relevant Member State other than:

■	to any legal entity which is a qualified investor, as defined in the European Prospectus Directive;
■	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the European Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer, or
■	in any other circumstances falling within Article 3(2) of the European Prospectus Directive,

provided that no such offer of our shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the European Prospectus Directive or supplement prospectus pursuant to Article 16 of the European Prospectus Directive.

For the purposes of this description, the expression an “offer to the public” in relation to the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that Relevant Member State by any measure implementing the European Prospectus Directive in that member state, and the expression “European Prospectus Directive’’ means Directive 2003/71/EC (and amendments hereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of shares on our behalf or on behalf of the underwriters.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. Certain legal matters will be passed upon for the underwriters by Cooley LLP, New York, New York.

EXPERTS

The consolidated financial statements of Inotek Pharmaceuticals Corporation appearing in this prospectus and registration statement have been audited by McGladrey LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (File Number 333-            ) under the Securities Act with respect to the common stock we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Upon the closing of the offering, we will be subject to the informational requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Inotek Pharmaceuticals Corporation

Index to Consolidated Financial Statements

Report of Independent

Registered Public Accounting Firm

To the Board of Directors and Shareholders

Inotek Pharmaceuticals Corporation

We have audited the accompanying consolidated balance sheets of Inotek Pharmaceuticals Corporation as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Inotek Pharmaceuticals Corporation as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey LLP

Boston, Massachusetts

August 29, 2014

Inotek Pharmaceuticals Corporation

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,		September 30, 2014	Pro Forma September 30, 2014
	2012	2013
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,372	$12,793	$5,357	$5,357
Prepaid expenses and other current assets	45	66	74	74

Total current assets	1,417	12,859	5,431	5,431
Other assets	4	4	1,067	1,067

Total assets	$1,421	$12,863	$6,498	$6,498

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Notes payable-current portion	$–	$1,410	$2,980	$2,980
Accounts payable	387	229	1,048	1,048
Accrued expenses and other current liabilities	665	1,579	1,468	1,468
Convertible notes payable	2,713	–	–	–

Total current liabilities	3,765	3,218	5,496	5,496
Notes payable, net of current portion	–	5,395	3,294	3,294
Warrant liabilities	–	1,888	294	–
Other long-term liabilities	24	24	24	24

Total liabilities	3,789	10,525	9,108	8,814

Series AA redeemable convertible preferred stock, $0.001 par value; 23,923,602 shares, 25,757,874 shares, 25,757,874 shares, and 25,757,874 shares authorized at December 31, 2012, December 31, 2013, September 30, 2014 (unaudited) and pro forma (unaudited), respectively; 15,458,796 shares, 23,204,783 shares, 24,057,013 shares and no shares issued and outstanding at December 31, 2012, December 31, 2013, September 30, 2014 (unaudited) and pro forma (unaudited), respectively	27,856	40,685	45,114	–

Series X redeemable convertible preferred stock, $0.001 par value; 2,451,183 shares, 2,902,050 shares, 2,902,050 shares, and 2,902,050 shares authorized at December 31, 2012, December 31, 2013, September 30, 2014 (unaudited) and pro forma (unaudited), respectively; 2,451,184 shares, 1,892,320 shares, 1,892,320 shares and no shares issued and outstanding at December 31, 2012, December 31, 2013, September 30, 2014 (unaudited) and pro forma (unaudited), respectively	706	548	548	–

Total redeemable convertible preferred stock	28,562	41,233	45,662	–

Commitments and Contingencies (Note 8)

Stockholders’ deficit:

Common stock, $0.01 par value; 85,000,000 shares, 32,857,171 shares, 32,857,171 shares, and 32,857,171 shares authorized at December 31, 2012, December 31, 2013, September 30, 2014 (unaudited) and pro forma (unaudited), respectively; 4,132,530 shares, 4,147,249 shares, 4,139,599 shares and 36,022,579 shares issued at December 31, 2012, December 31, 2013, September 30, 2014 (unaudited) and pro forma (unaudited), respectively; 4,124,880 shares, 4,139,599 shares, 4,139,599 shares and 36,022,579 shares outstanding at December 31, 2012, December 31, 2013, September 30, 2014 (unaudited) and pro forma (unaudited), respectively

	41	41	41	360
Treasury stock, at cost 7,650 shares, at December 31, 2012 and 2013 and no shares at September 30, 2014 (unaudited)	(176)	(176)	–	–
Additional paid-in capital	80,099	79,750	77,580	123,217
Accumulated deficit	(110,894)	(118,510)	(125,893)	(125,893)

Total stockholders’ deficit	(30,930)	(38,895)	(48,272)	(2,316)

Total Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit	$1,421	$12,863	$6,498	$6,498

The accompanying notes are an integral part of these consolidated financial statements.

Inotek Pharmaceuticals Corporation

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Year ended December 31,		Nine months ended September 30,
	2012	2013	2013	2014
			(unaudited)
Operating expenses:
Research and development	$(3,542)	$(5,330)	$(3,738)	$(4,655)
General and administrative	(2,307)	(1,324)	(1,242)	(1,337)

Loss from operations	(5,849)	(6,654)	(4,980)	(5,992)
Other income	4	3	2	–
Interest expense	(213)	(884)	(638)	(735)
Change in fair value of warrant liabilities	–	(81)	(29)	(656)

Net loss	$(6,058)	$(7,616)	$(5,645)	$(7,383)

Net loss per share attributable to common stockholders—basic and diluted	$(1.98)	$(2.48)	$(1.76)	$(2.54)

Weighted-average number of shares outstanding—basic and diluted	4,124,880	4,131,863	4,129,247	4,139,599

Pro forma net loss per share attributable to common stockholders—basic and diluted (unaudited)		$(0.35)		$(0.31)

Pro forma weighted-average number of shares outstanding—basic and diluted (unaudited)		29,413,014		34,142,259

The accompanying notes are an integral part of these consolidated financial statements.

Inotek Pharmaceuticals Corporation

Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share and per share data)

	Series AA Redeemable Convertible Preferred Stock		Series X Redeemable Convertible Preferred Stock		Common Stock		Treasury Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Par Value	Shares	Amount
Balances at December 31, 2011	15,458,796	$25,738	2,451,184	$495	4,132,530	$41	(7,650)	$(176)	$81,942	$(104,836)	$(23,029)
Stock-based compensation	–	–	–	211	–	–	–	–	275	–	275
Accretion of Series AA preferred stock issuance costs	–	45	–	–	–	–	–	–	(45)	–	(45)
Accrual of Series AA preferred stock dividends	–	2,073	–	–	–	–	–	–	(2,073)	–	(2,073)
Net loss	–	–	–	–	–	–	–	–	–	(6,058)	(6,058)

Balances at December 31, 2012	15,458,796	27,856	2,451,184	706	4,132,530	41	(7,650)	(176)	80,099	(110,894)	(30,930)
Repurchase of Series X preferred stock	–	–	(558,864)	(343)	–	–	–	–	–	–	–
Stock-based compensation	–	–	–	185	–	–	–	–	10	–	10
Issuance of Series AA preferred stock and Series AA preferred stock warrants, net of issuance costs	6,540,221	8,377	–	–	–	–	–	–	–	–	–
Issuance of Series AA preferred stock upon conversion of convertible notes and accrued interest	2,677,731	4,093	–	–	–	–	–	–	–	–	–
Conversion of Series AA preferred stock into common stock	(1,471,965)	(2,253)	–	–	14,719	–	–	–	2,253	–	2,253
Accretion of Series AA preferred stock to redemption value	–	380	–	–	–	–	–	–	(380)	–	(380)
Accrual of Series AA preferred stock dividends	–	2,232	–	–	–	–	–	–	(2,232)	–	(2,232)
Net loss	–	–	–	–	–	–	–	–	–	(7,616)	(7,616)

Balances at December 31, 2013	23,204,783	40,685	1,892,320	548	4,147,249	41	(7,650)	(176)	79,750	(118,510)	(38,895)
Stock-based compensation (unaudited)	–	–	–	–	–	–	–	–	177	–	177
Accretion of Series AA preferred stock to redemption value (unaudited)	–	628	–	–	–	–	–	–	(628)	–	(628)
Accrual of Series AA preferred stock dividends (unaudited)	–	2,498	–	–	–	–	–	–	(2,498)	–	(2,498)
Exercise of Series AA preferred stock warrants (unaudited)	852,230	1,303	–	–	–	–	–	–	955	–	955
Retirement of treasury stock (unaudited)	–	–	–	–	(7,650)	–	7,650	176	(176)	–	–
Net loss (unaudited)	–	–	–	–	–	–	–	–	–	(7,383)	(7,383)

Balances at September 30, 2014 (unaudited)	24,057,013	45,114	1,892,320	548	4,139,599	41	–	–	77,580	(125,893)	(48,272)
Conversion off redeemable convertible preferred stock into common stock (unaudited)	(24,057,013)	(45,114)	1,892,320	(548)	31,882,980	319	–	–	45,343	–	45,662
Reclassification of warrants to purchase preferred stock to stockholders’ deficit (unaudited)	–	–	–	–	–	–	–	–	294	–	294

Pro forma balances—September 30, 2014 (unaudited)	–	$–	–	$–	36,022,579	$360	–	$–	$123,217	$(125,893)	$(2,316)

The accompanying notes are an integral part of these consolidated financial statements.

Inotek Pharmaceuticals Corporation

Consolidated Statements of Cash Flows

(in thousands, except share and per share amounts)

	Year Ended December 31,		Nine months Ended September 30,
	2012	2013	2013	2014
			(unaudited)
Cash flows from operating activities:
Net loss	$(6,058)	$(7,616)	$(5,645)	$(7,383)
Adjustments to reconcile net loss to cash used by operating activities:
Depreciation	9	–	–	–
Noncash interest expense	213	492	438	165
Change in fair value of warrant liabilities	—	81	29	656
Stock-based compensation	486	(148)	(151)	177
Loss on sale of property and equipment	2	–	–	–
Changes in operating assets and liabilities:
Prepaid expenses and other assets	43	(21)	(34)	(1,072)
Accounts payable	159	(158)	(9)	819
Accrued expenses and other current liabilities	(1,790)	915	695	(111)

Net cash used in operating activities	(6,936)	(6,455)	(4,677)	(6,749)

Cash flows from investing activities:
Proceeds from sale of property and equipment	3	–	–	–

Net cash provided by investing activities:	3	–	–	–

Cash flows from financing activities:
Net proceeds from issuance of notes payable and Series AA preferred stock warrants	–	6,915	6,915	–
Proceeds from issuance of convertible notes	2,500	1,000	1,000	–
Net proceeds from issuance of Series AA preferred stock and Series AA preferred stock warrant	–	9,961	9,961	–
Proceeds from exercise of warrants for Series AA Preferred Stock	–	–	–	8
Principal payments on notes	–	–	–	(695)

Net cash provided by financing activities:	2,500	17,876	17,876	(687)

Net change in cash and cash equivalents	(4,433)	11,421	13,199	(7,436)
Cash and cash equivalents, beginning of period	5,805	1,372	1,372	12,793

Cash and cash equivalents, end of period	$1,372	$12,793	$14,571	$5,357

Supplemental disclosure of cash flow information:
Cash paid for interest	$–	$389	$193	$570

Supplemental disclosure of noncash investing and financing activities:
Accrual of Series AA preferred stock dividends	$2,073	$2,232	$1,420	$2,498

Issuance of 2,677,731 shares of Series AA preferred stock upon conversion of convertible notes and accrued interest	$–	$4,093	$4,093	$–

Accretion of Series AA preferred stock to redemption value	$45	$380	$202	$628

Conversion of Series AA preferred stock to common stock	$–	$2,253	$–	$–

Reclassification of fair value of warrant liability related to exercise of preferred stock warrants	$–	$–	$–	$2,250

Retirement of treasury stock	$–	$–	$–	$176

The accompanying notes are an integral part of these consolidated financial statements.

Inotek Pharmaceuticals Corporation

Notes to Consolidated Financial Statements

(Information as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 is unaudited)

(in thousands, except share and per share data)

1. Organization and Operations

Inotek Pharmaceuticals Corporation (the “Company”) is a clinical-stage biopharmaceutical company advancing molecules with novel mechanisms of action to address significant diseases of the eye. The Company’s business strategy is to develop and progress its product candidates through human clinical trials. The Company’s headquarters are located in Lexington, Massachusetts.

The Company has devoted substantially all of its efforts to research and development, including clinical trials of its product candidates. The Company has not completed the development of any product candidates. The Company has no current source of revenue to sustain present activities and does not expect to generate revenue until and unless the Company receives regulatory approval of and successfully commercializes its product candidates. The Company is subject to a number of risks and uncertainties similar to those of other life science companies developing new products, including, among others, the risks related to the necessity to obtain adequate additional financing, to successfully develop product candidates, to obtain regulatory approval of products candidates, to comply with government regulations, to successfully commercialize its potential products, to the protection of proprietary technology and to the dependence on key individuals.

Liquidity

The accompanying consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has funded its operations to date primarily through the sale of preferred stock and issuance of convertible promissory notes and notes payable. The Company will need to expend substantial resources for research and development, including costs associated with the clinical testing of its product candidates and will need to obtain additional financing to fund its operations and to conduct trials for its product candidates. If such products were to receive regulatory approval, the Company would need to prepare for the potential commercialization of its product candidates and fund the commercial launch and continued marketing of its products. The Company expects operating expenses will substantially increase in the future related to additional clinical testing and to support an increased infrastructure to support expanded operations.

As of September 30, 2014, the Company has an accumulated deficit of $125,893. The Company has $5,357 of cash as of September 30, 2014 which is expected to fund operations through the first quarter of 2015. The future need for operating capital and research and development funding significantly exceeds this amount and as a result, the Company will require additional funding in the future and may not be able to raise such additional funds. The Company expects losses will continue as it conducts research and development activities. The Company will seek to finance future cash needs through public or private equity offerings, license agreements, debt financings, collaborations, strategic alliances, or any combination thereof. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in restrictive covenants, such as limitations on our ability to incur additional debt, limitations on the Company’s ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact the ability of the Company to conduct its business. If adequate funds are not available, the Company would delay,

Inotek Pharmaceuticals Corporation

Notes to Consolidated Financial Statements

(Information as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 is unaudited)

(in thousands, except share and per share data)

reduce or eliminate research and development programs and reduce administrative expenses. The Company may seek to access the public or private capital markets whenever conditions are favorable, even if it does not have an immediate need for additional capital at that time. In addition, if the Company raises additional funds through collaborations, strategic alliances or licensing arrangements with third parties, it may have to relinquish valuable rights to its technologies, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to it. If the Company is unable to raise sufficient funding, it may be unable to continue to operate. There is no assurance that the Company will be successful in obtaining sufficient financing on acceptable terms and conditions to fund continuing operations, if at all. The failure of the Company to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on the Company’s business, results of operations and financial condition.

2. Significant Accounting Policies

Basis of Presentation—The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation—The consolidated financial statements include the accounts of the Company and results of its wholly owned subsidiaries which ceased operations in 2010. All subsidiaries were dissolved by December 31, 2012, and results from their operations were insignificant during the year ended December 31, 2012. The Company currently has no subsidiaries.

Segment Reporting—Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business in one operating segment, that of developing pharmaceutical product candidates with the intention of achieving marketing approval and commercializing the approved products. All operations are located in the United States.

Unaudited Pro Forma Presentation—In August 2014, the Company’s board of directors authorized the Company to submit a draft registration statement to the Securities and Exchange Commission (the “SEC”) permitting the Company to sell shares of its common stock to the public. The unaudited pro forma balance sheet as of September 30, 2014 reflects the automatic conversion of all of the shares of Preferred Stock (Note 7) and accrued dividends thereon into 31,882,980 shares of common stock.

Unaudited pro forma net loss per share is computed using the weighted average number of shares of common stock outstanding after giving effect to the conversion of all Preferred Stock during the year ended December 31, 2013 and the nine months ended September 30, 2014 into shares of the Company’s common stock as if such conversion had occurred at the date the Company issued such shares or the beginning of the applicable period, as appropriate.

Unaudited Interim Financial Information—The accompanying balance sheet as of September 30, 2014, statements of operations and cash flows for the nine months ended September 30, 2013 and 2014,

Inotek Pharmaceuticals Corporation

Notes to Consolidated Financial Statements

(Information as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 is unaudited)

(in thousands, except share and per share data)

and statements of changes in redeemable convertible preferred stock and stockholders’ deficit for the nine months ended September 30, 2014, are unaudited. The interim unaudited consolidated financial statements have been prepared on the same basis as the annual audited consolidated financial statements and, in the opinion of management, reflect all adjustments, which include normal recurring adjustments, necessary for the fair presentation of the Company’s financial position as of September 30, 2014, and the results of its operations and its cash flows for the nine months ended September 30, 2013 and 2014. The financial data and other information disclosed in these notes related to the nine months ended September 30, 2013 and 2014 and as of September 30, 2014, are unaudited. The results for the nine months ended September 30, 2014, are not indicative of results to be expected for the year ending December 31, 2014, any other interim periods or any future year or period.

Use of Estimates—The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from these estimates. Significant items subject to such estimates and assumptions include the valuation of stock options used for the calculation of stock-based compensation, fair value of warrant liabilities and determination of accruals related to research and clinical development.

Cash and Cash Equivalents—Cash and cash equivalents consists of bank deposits and money market accounts. Cash equivalents are carried at cost which approximates fair value due to their short-term nature and which the Company believes do not have a material exposure to credit risk. The Company considers all highly liquid investments with maturities of three months or less from the date of purchase to be cash equivalents.

The Company maintains its cash and cash equivalent balances in the form of money market accounts with financial institutions that management believes are creditworthy. The Company’s cash and cash equivalent accounts, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Deferred Public Offering Costs—Deferred public offering costs, which consist primarily of direct, incremental legal, accounting, SEC and NASDAQ fees relating to the proposed initial public offering, are capitalized as a component of other assets in the accompanying balance sheet as of September 30, 2014. The deferred public offering costs will be offset against proceeds from the proposed initial public offering. In the event the proposed initial public offering does not occur, the deferred public offering costs will be expensed. At September 30, 2014, the Company had $1,063 of deferred public offering costs.

Deferred Financing Costs—Financing costs incurred in connection with the Company’s notes payable and convertible promissory notes were capitalized at the inception of the notes and are amortized over the term of the respective notes using the effective interest rate method. Amortization of deferred financing costs were $0 and $112 in the years ended December 31, 2012 and 2013, respectively, and $58 and $165 in the nine months ended September 30, 2013 and 2014, respectively (see Note 5).

Inotek Pharmaceuticals Corporation

Notes to Consolidated Financial Statements

(Information as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 is unaudited)

(in thousands, except share and per share data)

Research and Development Costs—Research and development costs are charged to expense as incurred and include, but are not limited to:

■	employee-related expenses including salaries, benefits, travel and stock-based compensation expense for research and development personnel;
■	expenses incurred under agreements with contract research organizations that conduct clinical and preclinical studies, contract manufacturing organizations and consultants;
■	costs associated with preclinical and development activities; and
■	costs associated with regulatory operations.

Costs for certain development activities, such as clinical studies, are recognized based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations, and information provided to the Company by its vendors on their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the patterns of costs incurred, and are reflected in the consolidated financial statements as accrued expenses.

Stock-Based Compensation—The Company measures the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grant date. That cost is recognized on a straight-line basis over the period during which the employee is required to provide service in exchange for the award. The fair value of options on the date of grant is calculated using the Black-Scholes option pricing model based on key assumptions such as stock price, expected volatility and expected term. The Company’s estimates of these assumptions are primarily based on third-party valuations, historical data, peer company data and judgment regarding future trends and factors.

The Company accounts for stock options issued to non-employees in accordance with the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 505-50, Equity-Based Payments to Non-employees, which requires valuing the stock options on their grant date and remeasuring such stock options at their current fair value as they vest.

During 2010, the Company issued shares of Series X preferred stock to certain employees and consultants. In August 2014, the Company granted 3,652,556 stock options to employees and directors. Prior to these stock option grants, the Company last granted stock options in 2009. (See Note 7).

Fair Value Measurements—The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a hierarchy of inputs used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances. The fair value hierarchy applies only to the valuation inputs

Inotek Pharmaceuticals Corporation

Notes to Consolidated Financial Statements

(Information as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 is unaudited)

(in thousands, except share and per share data)

used in determining the reported fair value of the investments and is not a measure of the investment credit quality. The three levels of the fair value hierarchy are described below:

Level 1—Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2—Valuations based on quoted prices for similar assets or liabilities in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3—Valuations that require inputs that reflect the Company’s own assumptions that are both significant to the fair value measurement and unobservable.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The Company’s assets and liabilities measured at fair value on a recurring basis include cash equivalents and warrant liabilities (Note 9).

Income taxes—The Company uses the asset and liability method for accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded if it is more likely than not that a deferred tax asset will not be realized. The Company has provided a full valuation allowance on its deferred tax assets.

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

The Company will recognize interest and penalties related to uncertain tax positions in income tax expense. As of and for the periods ended December 31, 2012 and 2013 and September 30, 2013 and 2014, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts have been recognized in the Company’s consolidated statements of operations.

Net loss per share—The Company calculates net loss per share in accordance with ASC 260, Earnings per Share. Basic earnings (loss) per share (“EPS”) is calculated by dividing the net income or loss applicable to common stockholders by the weighted average number of common shares outstanding for the period, without consideration of unissued common stock equivalents. The net loss applicable to common stockholders is determined by the reported net loss for the period and deducting dividends accrued and accretion of preferred stock. Diluted EPS is calculated by adjusting the weighted average common shares outstanding for the dilutive effect of common stock options, warrants, and convertible

Inotek Pharmaceuticals Corporation

Notes to Consolidated Financial Statements

(Information as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 is unaudited)

(in thousands, except share and per share data)

preferred stock and accrued but unpaid convertible preferred stock dividends. In periods where a net loss is recorded, no effect is given to potentially dilutive securities, as their effect would be anti-dilutive.

Unaudited pro forma net loss per share is computed using the weighted average number of shares of common stock outstanding after giving effect to the conversion of all convertible preferred stock and accrued but unpaid convertible preferred stock dividends during the year ended December 31, 2013 and the nine months ended September 30, 2014 into shares of the Company’s common stock as if such conversion had occurred at the date the Company issued such shares or the beginning of the applicable period, as appropriate.

The following table sets forth the computation of basic and diluted earnings (loss) per share attributable to the Company’s common stockholders:

	December 31,		September 30,
	2012	2013	2013	2014
Numerator:
Net loss	$(6,058)	$(7,616)	$(5,645)	$(7,383)
Accretion and dividends on convertible preferred stock	(2,118)	(2,612)	(1,622)	(3,126)

Net loss applicable to common stockholders	$(8,176)	$(10,228)	$(7,267)	$(10,509)
Denominator:
Weighted average common shares outstanding—basic and diluted	4,124,880	4,131,863	4,129,247	4,139,599

Net loss per share applicable to common stockholders—basic and diluted	$(1.98)	$(2.48)	$(1.76)	$(2.54)

The following common stock equivalents were excluded from the calculation of diluted net loss per share for the periods indicated as including them would have an anti-dilutive effect:

	December 31, 2012	December 31, 2013	September 30, 2013	September 30, 2014
Series AA preferred stock	15,458,796	23,204,783	23,204,783	24,057,013
Series X preferred stock	2,451,184	1,892,320	1,892,320	1,892,320
Warrants for Series AA preferred stock	–	1,081,226	1,081,226	228,906
Stock options	53,542	48,137	48,137	3,700,693

Total	17,963,522	26,226,466	26,226,466	29,878,932

Subsequent Events—The Company considers events or transactions that occur after the balance sheet date but prior to the issuance of the financial statements to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. The Company has completed an evaluation of all subsequent events through the date the financial statements were issued.

Inotek Pharmaceuticals Corporation

Notes to Consolidated Financial Statements

(Information as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 is unaudited)

(in thousands, except share and per share data)

3. Property and Equipment

At December 31, 2012 and 2013 and September 30, 2014, the Company’s property and equipment consisted of the following:

	Estimated Useful Life	December 31,		September 30, 2014
		2012	2013
Office equipment	5 years	$50	$50	$50
Computer hardware and software	3 – 5 years	167	167	167

Total		217	217	217
Less accumulated depreciation		(217)	(217)	(217)

Property and equipment, net		$–	$–	$–

During the year ended December 31, 2012, the Company recognized $9 of depreciation expense. During the year ended December 31, 2013, and the nine month periods ended September 30, 2013 and 2014, the Company did not recognize any depreciation expense as its assets were fully depreciated.

4. Accrued Expenses

Accrued expenses at December 31, 2012 and 2013 and September 30, 2014 consisted of the following:

	December 31,		September 30, 2014
	2012	2013
Research and development	$144	$858	$821
Government payable	367	394	415
Compensation and benefits	86	213	104
Professional fees	52	110	113
Other	16	4	15

Total	$665	$1,579	$1,468

5. Debt

Notes Payable

On June 28, 2013, the Company entered into two Loan and Security Agreements (the “Loan Agreements” or “Loans”) with two financial entities (the “Lenders”) pursuant to which the Company issued Loans for $3,500 to each lender and received proceeds of $6,915 net of costs and fees payable to the lenders. The Loans bear interest at a rate per annum of 11.0%. The Loans mature on October 1, 2016 and require interest-only payments for the initial 12 months and thereafter require repayment of the principal balance with interest in 27 monthly installments. Also, upon full repayment or maturity of the Loans, the Lenders are due a termination payment of 3.0% of the initial principal amount of the Loans, or $210 (the “Loan Termination Payment”). In connection with the Loan Agreements, the Company granted first priority liens and the Loans are collateralized by the Company’s personal property, including cash

Inotek Pharmaceuticals Corporation

Notes to Consolidated Financial Statements

(Information as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 is unaudited)

(in thousands, except share and per share data)

and cash equivalents. The Loan Agreements contain representations and warranties by the Company and certain indemnification provisions, non-financial covenants and default provisions. The Loan Agreements also include certain provisions allowing for prepayment of the debt by the Company, exercisable at the Company’s option, which require payment of additional interest to the Lenders based upon a stated rate and the balance outstanding at repayment. The Company has determined that the various embedded features do not require bifurcation from the Loan Agreements.

In connection with the Loan Agreements, the Company issued to the Lenders fully-vested warrants to purchase either, at the election of the warrant holder, (i) 228,906 shares of the Company’s Series AA preferred stock at an exercise price of $1.529 per share, or (ii) $350 of stock in the next round stock, as defined in the Loan Agreements, at a price that is the lowest effective price per share that is offered in the next round. The warrants expire on the earlier of (i) ten years after the date of grant, or (ii) immediately prior to an acquisition transaction, as defined in the warrants.

The Company recorded the fair value of the warrant of approximately $222 (Note 9) as a discount to the carrying value of the Loans and as a liability. The Company will recognize any change in the value of the warrant liability each reporting period in the statement of operations. Additionally, the Company incurred fees related to the Loan Agreements and reimbursed Lenders for costs incurred by them aggregating $85 and reflected these fees as a discount to the carrying value of the Loan. The Company amortizes these loan discounts and the Loan Termination Payment, together totaling $517, to interest expense over the term of the Loan using the effective interest rate method. For the year ended December 31, 2013, interest expense related to the Loan Agreements was $501, including $112 related to accretion of the debt discount and termination payment. For the nine months ended September 30, 2013, interest expense related to the Loan Agreements was $254, including $58 related to accretion of the debt discount and termination payment. For the nine months ended September 30, 2014, interest expense related to the Loan Agreements was $735, including $165 related to accretion of the debt discount and termination payment. At December 31, 2013, the principal balance on the Loan Agreements was $7,210, including the Loan Termination Payment and the unamortized debt discount and termination payment balance was $405. At September 30, 2014, the principal balance on the Loan Agreements was $6,515, including the Loan Termination Payment, and the unamortized debt discount and termination payment balance was $241. Principal payments on the Loans are scheduled to be $1,410, of which $695 was paid during the nine months ended September 30, 2014, in 2014, $3,063 in 2015 and $2,737, including the Loan Termination Payment, in 2016.

Convertible Promissory Notes

On July 2, 2012, the Company entered into convertible note purchase agreements (the “Convertible Note Agreements”) with 11 of its principal investors pursuant to which the investors agreed to make loans to the Company in installments aggregating $3,500 in exchange for 8% convertible promissory notes (the “Convertible Notes”). The Convertible Notes’ maturity date was July 2, 2013.

In July and November 2012, $1,500 and $1,000, respectively, of Convertible Notes were issued by the Company and reflected as a current liability at December 31, 2012.

Inotek Pharmaceuticals Corporation

Notes to Consolidated Financial Statements

(Information as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 is unaudited)

(in thousands, except share and per share data)

The Convertible Notes plus the accrued interest thereon were convertible into shares issued in the Company’s next sale of preferred stock on or before the maturity date of the Convertible Notes in an amount of at least $10,000 from one or more institutional investors. The conversion price was at a 10% discount from the issue price of such preferred stock. Based upon the terms of the Convertible Notes, and the intention to convert the notes prior to maturity, the Company deemed the Convertible Notes to be share-settled debt, and the Company accreted the Convertible Notes over their term, to the value of the preferred stock into which the Convertible Notes would be converted ($3,909), recognizing accretion of this $409 discount as interest expense.

Pursuant to the terms of the Convertible Note Agreements, if a change-in control event, as defined in the Convertible Note Agreements, occurred prior to repayment or conversion of the Convertible Notes, the Convertible Noteholders would be entitled to receive in cash, an amount equal to two times the principal plus accrued interest. This feature was determined to be an embedded derivative. The Company bifurcated the derivative and accounted for it separately determining the value of the derivative to be de minimis. The Company reassessed the value of the derivative at each reporting period, concluding that the value remained de minimis.

During the years ended December 31, 2012 and 2013 and the nine months ended September 30, 2013, the Company recorded $213, $381 and $381, respectively, of non-cash interest expense related to the accretion of the conversion feature and the accrual of interest on the Convertible Notes.

On June 11, 2013, pursuant to the provisions of the Convertible Note Agreements and in connection with the Company’s issuance of Series AA preferred stock (see Note 7), the carrying value of the Convertible Notes of $3,909 and accrued interest of $185 were converted into 2,677,731 shares of Series AA preferred stock.

6. Income Taxes

No provision for federal or state income taxes was recorded during the years ended December 31, 2012 and December 31, 2013, as the Company incurred operating losses for each of these years.

A reconciliation between the effective tax rates and statutory rates for the years ended December 31, 2012 and 2013 is as follows:

	December 31,
	2012	2013
Computed at statutory rate	34.00%	34.00%
State income taxes	5.46%	5.44%
Tax credits	0.00%	4.41%
Other	(1.82%)	(0.51%)
Valuation allowance	(37.64%)	(43.34%)

	–%	–%

Inotek Pharmaceuticals Corporation

Notes to Consolidated Financial Statements

(Information as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 is unaudited)

(in thousands, except share and per share data)

The tax effect of significant temporary differences representing deferred tax assets and liabilities as of December 31, 2012 and 2013 is as follows:

	December 31,
	2012	2013
Net operating loss (“NOL”) and credit carryforwards	$25,255	$28,490
Capitalized research and development costs	11,786	11,890
Capital loss carryover	1,672	1,672
Other	221	183
Valuation allowance	(38,934)	(42,235)

	$–	$–

As required by ASC 740, Income Taxes, management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are comprised principally of NOL carryforwards and capitalized research and development costs. As a result of the fact that the Company has incurred tax losses from inception, management has determined that it is more likely than not that the Company will not recognize the benefits of federal and state net deferred tax assets and, as a result, a full valuation allowance has been established against its net deferred tax assets as of December 31, 2012 and 2013. The Company has offset certain deferred tax liabilities with deferred tax assets that are expected to generate offsetting deductions within the same period. During the years ended December 31, 2012 and 2013, the valuation allowance changed by $2,300 and $3,301, respectively. Realization of deferred tax assets is dependent upon the generation of future taxable income.

As of December 31, 2013, the Company had federal NOL carryforwards for income tax purposes of approximately $69,300 that expire at various dates through 2033, and state NOL carryforwards of approximately $45,200 that expire at various dates through 2033, available to reduce future federal and state income taxes, if any. As of December 31, 2013, the Company had federal research and development tax credits of approximately $2,466, and state research and development tax credits of approximately $526. If substantial changes in the Company’s ownership should occur, as defined in Section 382 of the Internal Revenue Code of 1986, as amended, (the “Code”), there could be annual limitations on the amount of loss carryforwards which can be realized in future periods. The Company has determined that it has experienced a prior ownership change occurring in 2006. The pre-change NOLs, although subject to an annual limitation, can be utilized in future years as well as any post change NOLs, provided that sufficient income is generated and no future ownership changes occur that may limit the Company’s NOLs. The Company does not believe it has experienced an ownership change since 2006.

As of December 31, 2012 and 2013, the Company’s total unrecognized tax benefits totaled $235 and $258, respectively, which if recognized would affect the effective tax rate prior to the adjustment for the Company’s valuation allowance. The Company files income tax returns in the U.S. federal and Massachusetts tax jurisdictions. Tax years 2010 through 2013 remain open to examination by the tax jurisdictions to which the Company is subject to tax. Since the Company is in a loss carryforward

Inotek Pharmaceuticals Corporation

Notes to Consolidated Financial Statements

(Information as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 is unaudited)

(in thousands, except share and per share data)

position, the Internal Revenue Service (“IRS”) and state taxing authorities are permitted to audit the earlier tax years and propose adjustments up to the amount of the NOLs, generated. The Company is not currently under examination by the IRS or any other jurisdiction for any tax years.

The change in unrecognized tax benefits for each of the years ended December 31, 2012 and 2013 are as follows:

	December 31,
	2012	2013
Balance at January 1,	$220	$235
Additions for current year tax positions	15	23
Reductions for expirations of statute of limitations or settlements	–	–

	$235	$258

The Company does not expect significant changes in its unrecognized tax benefits over the next twelve months.

7. Equity

Authorized Shares

As of December 31, 2013, the authorized stock of the Company was 32,857,171 shares of common stock, $0.01 par value per share, and 28,659,924 shares of preferred stock, $0.001 par value per share, of which 25,757,874 shares are authorized Series AA redeemable convertible preferred stock (the “Series AA preferred stock”) and 2,902,050 shares are authorized as Series X redeemable convertible preferred stock (the “Series X preferred stock”) (collectively, the “Preferred Stock”).

Common Stock

All preferences, voting powers, relative, participating, optional, or other specific rights and privileges, limitations, or restrictions of the common stock are expressly subject to those that may be fixed with respect to any shares of preferred stock. Common stockholders are entitled to one vote per share, and to receive dividends, when and if declared by the Board. At December 31, 2012, there were 4,124,880, shares of common stock outstanding and at each of December 31, 2013 and September 30, 2014, there were 4,139,599, shares of common stock outstanding.

Preferred Stock

The Company has evaluated the tranched nature of its Preferred Stock offerings, its investor registration rights, as well as the rights, preferences and privileges of each series of Preferred Stock and has concluded that there are no freestanding derivative instruments or any embedded derivatives requiring bifurcation. Additionally, the Company assessed the conversion terms associated with its Preferred Stock and concluded that there were no beneficial conversion features.

Inotek Pharmaceuticals Corporation

Notes to Consolidated Financial Statements

(Information as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 is unaudited)

(in thousands, except share and per share data)

Series AA Redeemable Convertible Preferred Stock

As of December 31, 2011, there were 15,458,796 shares of Series AA preferred stock issued and outstanding.

In June and July 2013, the Company issued 6,540,221 shares of Series AA preferred stock at a price per share of $1.529 for cash proceeds in the amount of $9,961, net of issuance costs of $39.

In connection with these financings, the Company issued 2,677,731 shares of Series AA preferred stock pursuant to conversion of the Convertible Notes (see Note 5).

Certain investors did not purchase their prescribed pro-rata shares, as defined in the Series AA convertible preferred stock and warrant purchase agreements and in accordance therewith 1,471,965 shares of their previously outstanding Series AA preferred stock were converted into 14,719 shares of common stock and the $2,253 carrying value of the converted Series AA preferred stock was reclassified to additional paid-in capital.

Additionally, the Company issued warrants to purchase 852,230 shares of Series AA preferred stock at a price of $0.01 per share, with an expiration date on the earliest of (i) July 11, 2023, (ii) the closing of the Company’s initial public offering of its securities, or (iii) the closing of a sale event, as defined in the warrant. The Company allocated $1,585 of the proceeds received to the warrants issued, representing the grant date fair value of the warrants, and accounts for these warrants as liabilities. The Company recognized any change in the fair value of the warrant liabilities each reporting period in the consolidated statements of operations (Note 9). These warrants were exercised in full during the nine months ended September 30, 2014 for total proceeds of $8 which was recorded as Series AA preferred carrying value. The $2,250 fair value of the warrants was reclassified partially to Series AA preferred stock carrying value and the remainder to accumulated paid-in capital.

Due to the optional redemption feature of the Series AA preferred stock, the Company classifies the Series AA preferred stock as temporary equity in the mezzanine section of the balance sheet and is accreting the value to the redemption amount. The carrying amount of the Series AA preferred stock at December 31, 2012 was $27,856, including $4,343 of accrued but unpaid and undeclared dividends. The carrying amount of the Series AA preferred stock at December 31, 2013 was $40,685, including $6,575 of accrued but unpaid and undeclared dividends. The carrying amount of the Series AA preferred stock at September 30, 2014, was $45,114, including $9,073 of accrued but unpaid and undeclared dividends.

Rights, Preferences, and Privileges

Voting:

Series AA preferred stock votes together with all other classes and series of stock as a single class on all actions to be taken by the stockholders of the Company. Each share of Series AA preferred stock shall entitle the holder to such number of votes per share on each such action as shall equal the number of shares of common stock (including fractions of a share) into which each share of Series AA preferred stock is then convertible.

Inotek Pharmaceuticals Corporation

Notes to Consolidated Financial Statements

(Information as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 is unaudited)

(in thousands, except share and per share data)

Dividends:

Series AA preferred stock accrues dividends quarterly at the rate of eight percent (8%) per annum, based upon the Series AA original issue price, whether or not declared, are cumulative and compounded annually. The Series AA original issue price was $1.529 per share (“Series AA Original Issue Price”).

Liquidation Preference:

Upon any liquidation, dissolution or winding up of the Company (a “Liquidation Event”), whether voluntary or involuntary, the holders of the shares of Series AA preferred stock shall be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of Series X preferred stock or common stock, an amount per share equal to two times the Series AA Original Issue Price plus any accrued or declared but unpaid dividends ( the “Series AA Initial Preference”). If upon any Liquidation Event, the assets to be distributed to the holders of Series AA preferred stock shall be insufficient to permit payment to the stockholders of the Series AA Initial Preference, then the holders of the Series AA preferred stock shall share ratably in any distribution of the remaining assets of the Company available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Upon any Liquidation Event, immediately after the holders of Series AA preferred stock have been paid in full the Series AA Initial Preference and after the holders of Series X preferred stock have been paid full the Series X preference (see Series X preferred stock below), the holders of the shares of Series AA preferred stock shall be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of common stock, a per share amount equal to one-half times the Series AA Original Issue Price (the “Series AA Secondary Preference”). If upon any Liquidation Event, the assets to be distributed to the holders of Series AA preferred stock shall be insufficient to permit payment to such stockholders of the Series AA Secondary Preference, then the holders of the Series AA preferred stock shall share ratably in any distribution of the remaining assets of the Company available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Optional Conversion:

The holder of any share or shares of Series AA preferred stock shall have the right, at its option at any time, to convert any such shares of Series AA preferred stock (except that upon any liquidation of the Company the right of conversion shall terminate at the close of business on the business day fixed for payment of the amounts distributable on the Series AA preferred stock), each such share of Series AA preferred stock being converted into such number of fully paid and nonassessable shares of common stock as is obtained by dividing (1) the Series AA Original Issue Price plus any accrued or declared but unpaid dividends by (2) the Series AA Conversion Price in effect at the date any share or shares of Series AA preferred stock are surrendered for conversion. The “Series AA Conversion Price” is $ 1.529, and is subject to adjustment as discussed under the section “Anti-Dilution” below.

Inotek Pharmaceuticals Corporation

Notes to Consolidated Financial Statements

(Information as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 is unaudited)

(in thousands, except share and per share data)

Mandatory Conversion:

The Series AA preferred stock (including any accrued and unpaid dividends thereon) shall be automatically converted into common stock, at the then applicable conversion price (i) in the event that the holders of at least two-thirds of the outstanding Series AA preferred stock, voting as a single class, consent to such conversion, or (ii) upon the closing of a firmly underwritten public offering (a “Qualified Public Offering”) of shares of common stock of the Company at a price per share of not less than $7.65 per share and a total gross offering proceeds to the Company in excess of $40,000 (before deduction of underwriters’ commissions and discounts). The Qualified Public Offering shall be underwritten by an investment bank approved by a majority of the board of directors and acceptable to two-thirds of the Series AA preferred stock.

Special Mandatory Conversion:

In the event that any investor does not participate in a qualified financing by purchasing in the aggregate, in such qualified financing and within the time period specified by the Company its pro rata amount of the qualified financing (such Investor’s “Pro Rata Amount”), then the applicable portion of the shares of Series AA preferred stock held by such investor immediately prior to the initial closing of the qualified financing shall automatically, and without any further action on the part of such Investor, be converted into common stock at a conversion ratio of one hundred-to-one (100:1) (such that every one hundred shares of Series AA preferred Stock are converted into one share of common stock), effective upon, subject to, and concurrently with, the consummation of the final closing. For purposes of determining the number of shares of Series AA preferred stock owned by an investor, and for determining the number of offered securities an investor has purchased in a qualified financing, all shares of Series AA preferred stock held by affiliates of such investor shall be aggregated with such investor’s shares and all offered securities purchased by affiliates of such Investor shall be aggregated with the offered securities purchased by such Investor (provided that no shares or securities shall be attributed to more than one entity or person within any such group of affiliated entities or persons).

Anti-dilution:

The conversion price of the Series AA preferred stock is subject to adjustment to reduce dilution in the event that the Company issues additional equity securities at a purchase price less than the applicable conversion price. The conversion price will also be subject to proportional adjustment for events such as stock splits, stock dividends, and recapitalization.

Redemption:

Shares of Series AA preferred stock shall be redeemed by the Company out of funds lawfully available there for at a price equal to the Series AA Original Issue Price per share, plus all accrued or declared but unpaid dividends thereon (the “Redemption Price”), in three annual installments commencing not more than 60 days after receipt by the Company at any time on or after the fifth anniversary of June 9, 2010, from the holders of at least sixty-six and two-thirds percent (66 and 2/3%) of the then outstanding shares of Series AA preferred stock of written notice requesting redemption of all shares of Series AA preferred stock. The date of each such installment shall be referred to as a “Redemption Date.” If the Company does not have sufficient funds legally available to redeem on any

Inotek Pharmaceuticals Corporation

Notes to Consolidated Financial Statements

(Information as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 is unaudited)

(in thousands, except share and per share data)

Redemption Date all shares of Series AA preferred stock to be redeemed on such Redemption Date, the Company shall redeem a pro rata portion of each holder’s redeemable shares of such capital stock out of funds legally available.

Certain “change in control” events, as defined in the Company’s certificate of incorporation, are considered to be liquidation events upon which the holders of Series AA preferred stock have the option to require the Company redeem the shares held, at their liquidation value, as discussed above.

Series X Redeemable Convertible Preferred Stock

In June 2010, the Company sold 2,451,184 shares of Series X redeemable convertible preferred stock (“Series X preferred stock”) to employees and consultants to the Company at a purchase price of $0.001 per share, subject to stock purchase and restriction agreements. Pursuant to these agreements, the shares vest upon the third anniversary of the issuance if the purchaser of the Series X preferred shares remained an employee or maintained a business relationship with the Company. The Series X preferred stockholder cannot sell, assign, transfer, pledge, encumber or dispose of all or any of the unvested shares except to the Company. The Company determined that the issuance of these restricted shares was compensatory in nature and accounted for the issuance as stock-based compensation. The excess grant date value, over the proceeds received from each purchase was determined to be compensation expense.

Simultaneous with the issuance of Series X preferred stock, the Company entered into termination and separation agreements with certain employees and consultants who purchased 392,189 shares of Series X preferred stock. The Company determined that there was no substantive future services required of these employees and consultants and recognized all of the associated compensation expense upon issuance.

The remaining 2,058,995 shares were issued to continuing employees of the Company and the Company recognized the compensation expense on a straight-line basis over the requisite service period, net of an estimated forfeiture rate. The Company recognized compensation expense of $211 and $185 related to the vesting of these shares, during the years ended December 31, 2012 and 2013, respectively.

Two of the employees that purchased Series X preferred stock were terminated by the Company in May 2013. Upon termination, the Company repurchased an aggregate of 558,864 shares of Series X preferred stock and modified the vesting terms on the remaining 558,862 shares of Series X preferred stock held by these employees. The modified vesting terms provide that the shares will vest upon the occurrence of a liquidation event, if such liquidation event occurs within two years of the date of the modifications. The Company retains the right to repurchase the invested shares at the purchase price of $0.01 per share if a liquidation event does not occur within two years of the date of the modification. In connection with this modification, during the year ended December 31, 2013, and the nine months ended September 30, 2013, the Company reversed the cumulative $343 of stock-based compensation that had been recorded related to these shares. During the nine months ended September 30, 2014, the Company further modified the vesting terms of these 558,862 shares of Series X preferred stock

Inotek Pharmaceuticals Corporation

Notes to Consolidated Financial Statements

(Information as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 is unaudited)

(in thousands, except share and per share data)

such that the Company’s repurchase right will expire upon consummation of an initial public offering of its common stock occurring prior to June 30, 2015. The Company has estimated the fair value of the modified award at the modification date and at September 30, 2014 to be $950 and will recognize the compensation expense if and when a liquidation event or an initial public offering occurs.

The following table is a rollforward of unvested Series X preferred stock shares;

Unvested—December 31, 2011	2,451,184
Vested	–
Repurchased	–

Unvested—December 31, 2012	2,451,184
Vested	1,333,458
Repurchased	558,864

Unvested—December 31, 2013	558,862
Vested	–
Repurchased	–

Unvested—September 30, 2014	558,862

Due to the redemption feature of the Series X preferred stock, discussed further below, the Company classifies the Series X preferred stock as temporary equity in the mezzanine section of the balance sheet.

Rights, Preferences, and Privileges

Voting Rights:

The Series X preferred stock does not have any voting rights, except as related to the election of certain directors. When the Series X preferred stock has voting rights, each share of Series X preferred stock entitles the holder to such number of votes per share on each such action as shall equal the number of shares of common stock into which each share of Series X preferred stock is then convertible.

Liquidation Preference:

Upon any liquidation event, such as a liquidation, dissolution or winding up of the Company, immediately after the holders of Series AA preferred stock have been paid in full, the Series AA preferred stock initial preference as described above and before any payment is made to the holders of common stock, the holders of the shares of Series X preferred stock shall be paid out of assets of the Company available for distribution to its stockholders a per share amount determined by taking the product of (1) the percentage calculated as (i) the total number of issued and outstanding shares of common stock owned by the holders of Series X preferred stock determined on an as converted fully-diluted basis divided by (ii) the total number of issued and outstanding shares of common stock of the Company on an as converted fully diluted basis, and (2) the remaining assets of the Company available for distribution to its stockholders, and dividing such product by the number of issued and outstanding shares of Series X preferred stock (the “Series X Preference”).

Inotek Pharmaceuticals Corporation

Notes to Consolidated Financial Statements

(Information as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 is unaudited)

(in thousands, except share and per share data)

Certain change in control events, as defined in the Company’s certificate of incorporation, are considered to be liquidation events upon which the holders of Series X preferred stock have the option to require the Company redeem the shares held, at their liquidation value, as discussed above.

Right to Convert:

The holder of any share of Series X preferred stock shall have the right, at any time to convert any such share (except that upon any liquidation of the Company the right of conversion shall terminate at the close of business on the business day fixed for payment of the amounts distributable on the Series X preferred stock), into fully paid and nonassessable shares of common stock based on the Series X Conversion Ratio. The Series X Conversion Ratio shall initially be 1:1, subject to adjustment as discussed under the section “Anti-Dilution” below.

Mandatory Conversion:

The Series X preferred stock shall be automatically converted into common stock, at the then applicable conversion price (i) in the event that the holders of at least two-thirds of the outstanding Series AA preferred stock, voting as a single class, consent to such conversion, or (ii) upon the closing of a Qualified Public Offering.

Anti-Dilution:

The conversion price of the Series X preferred stock is subject to adjustment to reduce dilution in the event that the Company issues additional equity securities at a price less than the applicable conversion price. The conversion price will also be subject to proportional adjustment for events such as stock splits, stock dividends, and recapitalization.

Treasury Stock

Treasury stock of $176 at December 31, 2012 and 2013 reflects 7,650 shares on common stock repurchased by the Company and recorded at cost. During the nine months ended September 30, 2014, the treasury stock was retired.

2004 Stock Option and Incentive Plan

In July 2004, the Company’s board of directors adopted the 2004 Stock Option and Incentive Plan (the 2004 “Plan”) for the issuance of incentive stock options, restricted stock, and other equity awards, all for common stock, as determined by the board of directors to employees, officers, directors, consultants, and advisors of the Company and its subsidiaries. There are 82,989 shares issuable under the 2004 Plan. Only stock options were granted under the 2004 Plan. The 2004 Plan expired in February 2014 but remains effective for all outstanding options.

Inotek Pharmaceuticals Corporation

Notes to Consolidated Financial Statements

(Information as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 is unaudited)

(in thousands, except share and per share data)

The following table summarizes the option activity for the years ended December 31, 2012 and 2013 and nine months ended September 30, 2014 under the 2004 Plan:

	Year Ended December 31,				Nine months ended September 30,
	2012	Weighted- Average Exercise Price Per Share	2013	Weighted- Average Exercise Price Per Share	2014	Weighted- Average Exercise Price Per Share
Outstanding at beginning of the period	53,542	$10.00	53,542	$10.00	48,137	$10.00
Granted during the period	–	–	–	–	–	–
Exercised during the period	–	–	–	–	–	–
Expired during the period	–	–	(5,405)	10.00	–	–

Outstanding at end of the period	53,542	$10.00	48,137	$10.00	48,137	$10.00

Exercisable at end of period	49,835	$10.00	48,137	$10.00	48,137	$10.00

Weighted-average years remaining on contractual life	5.18		4.17		3.42
Unrecognized compensation cost related to non-vested stock options	$1		$–		$–

No stock options were granted or exercised from January 1, 2012 through September 30, 2014 pursuant to the 2004 Plan.

The Company recorded a total of $266 and $1 in the years ended December 31, 2012 and 2013, respectively, as stock-based compensation expense relating to outstanding stock options granted pursuant to the 2004 Plan. At December 31, 2012 and 2013, there was $1 and $0 of unrecognized stock-based compensation expense relating to stock options granted pursuant to the 2004 Plan, respectively.

2014 Stock Option and Incentive Plan

In August 2014, the Company’s board of directors adopted the 2014 Stock Option and Incentive Plan (the “2014 Plan”) for the issuance of incentive and non-qualified stock options, restricted stock, and other equity awards, all for common stock, as determined by the board of directors to employees, officers, directors, consultants, and advisors of the Company and its subsidiaries. There are 3,652,556 shares issuable under the 2014 Plan. The 2014 Plan expires in August 2024.

On August 28, 2014, the board of directors granted 3,652,556 stock options at an exercise price of $1.07 per share, the fair market value of the common stock as determined by the board of directors. All stock options granted have a ten-year term. Of the stock options granted, 240,000 were fully vested at the date of the grant. The remaining 3,412,556 stock options granted (i) will be of no further force and effect if the Company has not consummated an IPO prior to the one-year anniversary of the grant date or (ii) upon consummation of an IPO, will vest 25% on the one-year anniversary of the grant date and remaining 75% will vest equally over the following 35 monthly anniversaries.

Inotek Pharmaceuticals Corporation

Notes to Consolidated Financial Statements

(Information as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 is unaudited)

(in thousands, except share and per share data)

The fair value of each stock option granted is estimated on the grant date using a Black-Scholes stock option pricing model based on the following assumptions: an expected term of 5 to 6.25 years; expected stock price volatility of 83.3% to 92.5%; a risk free rate of 1.63% to 1.84%; and a dividend yield of 0%.

The Company recorded stock compensation expense of $170 in general and administrative expense in the nine months ended September 30, 2014 related to the 240,000 stock options that were granted pursuant to the 2014 Plan and fully vested as of the date of grant. The Company will recognize $2,798 of stock compensation expense related to the remaining 3,412,556 stock options on a straight-line basis over the vesting period commencing upon the consummation of an IPO if an IPO occurs prior to the one-year anniversary of the grant date.

The Company has historically granted common stock options pursuant to the 2004 and 2014 Plans at an exercise price that is not less than the fair market value of the Company’s stock as determined by the board of directors, with input from management. The board of directors has historically determined the estimated fair value of the Company’s common stock on the date of grant based on a number of objective and subjective factors, including external market conditions, rights and preferences of securities senior to the common stock at the time of each grant, the likelihood of achieving a liquidity event such as an initial public offering or the sale of the Company, and third party valuations.

The Company recognizes compensation expense based on the estimated grant date fair value method using the Black-Scholes valuation model. The Company reduces compensation expense for expected forfeitures, as estimated by management.

As the Company’s stock is not traded publicly, the computation of expected volatility is based on the historical volatilities of peer companies. The peer companies include organizations that are in the same industry, with similar size and stage of growth. The Company estimates that the expected life of the options granted using the simplified method allowable under Staff Accounting Bulletin No. 107, Share Based Payments. The expected life is applied to the stock option grant group as a whole, as the Company does not expect substantially different exercise or post vesting termination behavior among its employee population. The interest rate for grants pursuant to the 2004 and 2014 Plans are based on the U.S. treasury bills rate for U.S. treasury bills with terms commensurate with the expected term of the option grants on the grant date of the option.

Inotek Pharmaceuticals Corporation

Notes to Consolidated Financial Statements

(Information as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 is unaudited)

(in thousands, except share and per share data)

Restricted Common Stock

In 2011, the Company issued 98,530 restricted common shares pursuant to a stock purchase and restriction agreement for a price of $0.01 per share. The Company received $1 from the grantee. These shares vest 25% on each of the first four anniversaries of the date of grant. During the nine months ended September 30, 2014, the board of directors accelerated the vesting of the last tranche resulting in 49,265 shares vesting in such period. The following table is a rollforward of unvested restricted common shares:

Unvested shares—December 31, 2011	98,530
Shares vested	(24,632)

Unvested shares—December 31, 2012	73,898
Shares vested	(24,633)

Unvested shares—December 31, 2013	49,265
Shares vested	(49,265)

Unvested shares—September 30, 2014	—

The Company recorded the excess grant date fair value, over the proceeds received as compensation expense. The Company recorded $9 of stock-based compensation expense related to this award in the years ended December 31, 2012 and 2013, and $7 in each of the nine months ended September 30, 2013 and 2014, respectively. At December 31, 2012 and 2013, there was $16 and $7, respectively, unrecognized compensation expense related to this grant. At September 30, 2014, there was no unrecognized compensation expense related to this grant.

8. Commitments and Contingencies

Operating leases

The Company leases office space in Lexington, Massachusetts under a lease agreement expiring in March 2015. Rent expense for the years ended December 31, 2012 and 2013, was $97 and $47, respectively, and $39 and $41 for the nine months ended September 30, 2013 and 2014, respectively. Future minimum rental payments under the terms of this lease are $54 and $13 for the years ended December 31, 2014 and 2015, respectively.

Indemnification Arrangements

As permitted under Delaware law, the Company’s bylaws provide that the Company will indemnify any director, officer, employee or agent of the Company or anyone serving in these capacities. The maximum potential amount of future payments the Company could be required to pay is unlimited. The Company has insurance that reduces its monetary exposure and would enable it to recover a portion of any future amounts paid. As a result, the Company believes that the estimated fair value of these indemnification commitments is minimal.

Inotek Pharmaceuticals Corporation

Notes to Consolidated Financial Statements

(Information as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 is unaudited)

(in thousands, except share and per share data)

Throughout the normal course of business, the Company has agreements with vendors that provide goods and services required by the Company to run its business. In some instances, vendor agreements include language that requires the Company to indemnify the vendor from certain damages caused by the Company’s use of the vendor’s goods and/or services. The Company has insurance that would allow it to recover a portion of any future amounts that could arise from these indemnifications. As a result, the Company believes that the estimated fair value of these indemnification commitments is minimal.

9. Fair Value of Financial Measurements

Items measured at fair value on a recurring basis include cash equivalents and warrant liabilities.

The following table sets forth the Company’s financial instruments that were measured at fair value on a recurring basis by level within the fair value hierarchy:

	Fair Value Measurements at December 31, 2012
	Total	Level 1	Level 2	Level 3
Assets
Money market mutual fund	$505	$–	$505	$–

	Fair Value Measurements at December 31, 2013
	Total	Level 1	Level 2	Level 3
Assets
Money market mutual fund	$5,009	$–	$5,009	$–

Liabilities
Convertible preferred stock warrant liability	$1,888	$–	$–	$1,888

	Fair Value Measurements at September 30, 2014
	Total	Level 1	Level 2	Level 3
Liabilities
Convertible preferred stock warrant liability	$294	$–	$–	$294

The fair value of the Company’s money market mutual funds is based on quoted prices on an active exchange.

As previously discussed (see Notes 5 and 7), the Company has issued warrants to purchase Series AA preferred stock in connection with the 2013 Series AA preferred stock issuance and the Loan Agreements. The Series AA warrant liabilities were recorded at their fair value on the date of issuance and are remeasured on each subsequent balance sheet date and as of the warrant exercise date, with fair value changes recognized as income (decrease in fair value) or expense (increase in fair value) in other income (expense) in the statements of operations.

Inotek Pharmaceuticals Corporation

Notes to Consolidated Financial Statements

(Information as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 is unaudited)

(in thousands, except share and per share data)

As of December 31, 2013 and September 30, 2013 and 2014, the Company used a hybrid valuation model in which a Monte Carlo simulation was used to calculate the fair value of the Company’s equity securities under three scenarios including: i) an initial public offering scenario, ii) a merger or acquisition scenario or iii) a stay private scenario. The Company then probability-weighted each equity value derived from the Monte Carlo simulation based upon the Company’s estimate of the likelihood of the exit scenario occurring.

The assumptions used in calculating the estimated fair value of the warrants represent the Company’s best estimates and include probabilities of settlement scenarios, enterprise value, time to liquidity, risk-free interest rates, discount for lack of marketability and volatility. The estimates are based, in part, on subjective assumptions and could differ materially in the future. Generally, increases or decreases in the fair value of the underlying convertible preferred stock would result in a directionally similar impact in the fair value measurement of the warrant liability.

The following table details the assumptions used in the Monte Carlo simulation models used to estimate the fair value of the Series AA preferred stock warrants upon issuance and at each reporting period:

	September 30,	December 31,	September 30,
	2013	2013	2014
Volatility	75% – 80%	60%	65% – 70%
Expected term (years)	1.50 – 1.75	1.00 – 1.25	0.17 – 0.50
Expected dividend yield	0.0%	0.0%	0.0%
Risk-free rate	0.26% – 0.31%	0.13% – 0.19%	0.02% – 0.03%

In addition to the assumptions above, the Company’s estimated fair value of the Series AA preferred stock warrant liabilities is calculated using other key assumptions including the probability of an exit event, the enterprise value as determined on an income approach, and a discount for lack of marketability. Management, with the assistance of an independent valuation firm, made these subjective determinations based on available current information; however, as such information changes, so might management’s determinations and such changes could have a material impact of future operating results.

During the periods presented, the Company has not changed the manner in which it values liabilities that are measured at fair value using Level 3 inputs. The Company recognizes transfers between levels of the fair value hierarchy as of the end of the reporting period. There were no transfers within the hierarchy during the years ended December 31, 2012 or 2013 and during the nine months ended September 30, 2014.

Inotek Pharmaceuticals Corporation

Notes to Consolidated Financial Statements

(Information as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014 is unaudited)

(in thousands, except share and per share data)

The following table reflects the change in the Company’s Level 3 warrant liabilities from December 31, 2012 through September 30, 3014:

Warrant Liabilities
Balance at December 31, 2012	$–
Issuance of warrants	1,807
Change in value	29

Balance at September 30, 2013	1,836
Change in value	52

Balance at December 31, 2013	1,888
Change in value	656
Warrant exercises	(2,250)

Balance at September 30, 2014	$294

10. Retirement Plan

The Company sponsors a 401(k) savings plan (the “Savings Plan”) for all eligible U.S. employees. The Company reserves the right to modify, amend, or terminate the Savings Plan. Employees may contribute up to the maximum allowed by the IRS, while the Company contributes to the plan at the discretion of the board of directors. The Company’s contributions to the plan for the years ended December 31, 2012 and 2013, amounted to $28 and $23, respectively, and $10 for the nine months ended September 30, 2014.

11. Subsequent Events (unaudited)

Management Incentive Plan

In August 2014, the Company adopted the Amended and Restated 2014 Management Incentive Plan (the “2014 MIP”). in which certain of our named executive officers participate. Pursuant to the MIP, upon a “change in control” (as defined in the MIP), a bonus pool will be created from the proceeds received in connection with such change in control (ranging from 7 percent to 9.75 percent of transaction proceeds, depending upon the level of transaction proceeds received in the transaction), and each participant is entitled to receive a bonus equal to a certain percentage of such bonus pool. The MIP terminates automatically upon the earliest of (i) March 31, 2015 (unless a change in control has occurred prior to such date), (ii) the closing of our initial public offering, (iii) the closing of a qualified financing, as defined in the MIP, and (iv) the date all amounts to be paid under the MIP following a change in control have been paid.

Authorized Shares

On October 1, 2014, authorized shares of common stock was increased to 43,509,727 shares.

                 Shares

Common Stock

PROSPECTUS

Cowen and Company	Piper Jaffray
Canaccord Genuity	Nomura

                    , 2014

Through and including                     , 2014 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

The information in this preliminary prospectus is not complete and may be changed. We may not sell securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell the notes and it is not soliciting an offer to buy the notes in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to completion)	November 4, 2014

$

    % Convertible Senior Notes due 2019

Interest payable on             and

We are offering $         principal amount of our     % Convertible Senior Notes due 2019, or the notes. The notes will bear interest at a rate of     % per year, payable semiannually in arrears on                     and                     of each year, beginning on                     , 2015. The notes will mature on             , 2019 unless earlier converted or repurchased.

Holders may convert all or any portion of their notes at their option at any time prior to the close of business on the business day immediately preceding                     , 2019 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on December 31, 2014 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to     % of the conversion price for the notes on each applicable trading day; (2) during the five business day period after any five consecutive trading day period, or the measurement period, in which the trading price per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. On or after                     , 2019 holders may convert all or any portion of their notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date, regardless of the foregoing conditions. Upon conversion of a note, we will satisfy our conversion obligation by paying and/or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus.

The conversion rate will initially be             shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $         per share of our common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such corporate event in certain circumstances.

We may not redeem the notes prior to maturity. No sinking fund is provided for the notes.

If we undergo a fundamental change, holders may require us to repurchase for cash all or any portion of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes will be our general unsecured obligations and will rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment with all of our existing and future liabilities that are not so subordinated; effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities of our future subsidiaries, if any.

For a more complete description of the terms of the notes, see the “Description of Notes” section of this prospectus. We do not intend to list the notes on any securities exchange or any automated dealer quotation system. We intend to apply to list our common stock on The NASDAQ Global Market under the symbol “ITEK”.

Concurrently with this offering of notes, we are offering             shares of our common stock (or up to             shares of our common stock if the underwriters for that offering exercise their overallotment option), in an underwritten initial public offering of shares of our common stock pursuant to a separate prospectus. The closing of this offering of notes is contingent upon the closing of the concurrent offering of common stock and the listing of our common stock on The NASDAQ Global Market, but the closing of the concurrent offering of common stock is not contingent upon the closing of this offering of notes.

Our business and an investment in the notes involve significant risks. These risks are described under the caption “Risk Factors” beginning on page 13 of this prospectus.

	Per note		Total
Initial public offering price(1)		%	$
Underwriting discount		%	$
Proceeds, before expenses, to Inotek		%	$

(1)	Plus accrued interest from , 2014, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters may also purchase up to an additional $             principal amount of notes from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on                     , 2014.

Nomura	Cowen and Company	Piper Jaffray

Canaccord Genuity

            , 2014

The Offering

Issuer	Inotek Pharmaceuticals Corporation, a Delaware corporation

Securities offered by us	$ principal amount of % Convertible Senior Notes due 2019, or the notes ($ principal amount of notes if the underwriters exercise their option to purchase additional notes to cover overallotments)

Underwriters’ option to purchase additional notes to cover overallotments	$ principal amount of notes

Maturity	, 2019, unless earlier converted or repurchased

Interest and payment dates	% per year. Interest will accrue from , 2014 and will be payable semiannually in arrears on and of each year, beginning on , 2015 to holders of record at the close of business on the or , as the case may be, immediately preceding each interest payment date. We will pay additional interest, if any, at our election, as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of Notes—Events of Default.”

Conversion rights	Holders may convert all or any portion of their notes at their option prior to the close of business on the business day immediately preceding , 2019, in multiples of $1,000 principal amount, only under the following circumstances:

■       during any calendar quarter commencing after the calendar quarter ending on December 31, 2014 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to     % of the conversion price for the notes on each applicable trading day;

■       during the five business day period after any five consecutive trading day period, or the measurement period, in which the “trading price” (as defined under “Description of Notes—Conversion Rights—Conversion upon Satisfaction of Trading Price Condition”) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; or

■       upon the occurrence of specified corporate events described under “Description of Notes—Conversion Rights—Conversion upon Specified Corporate Events.”

On or after , 2019 holders may convert all or any portion of their notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date, in multiples of $1,000 principal amount, regardless of the foregoing circumstances.

The conversion rate will initially be shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $ per share of our common stock), subject to adjustment as described in this prospectus.

Upon conversion of a note, we will satisfy our conversion obligation by paying and/or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in an 80 trading day observation period (as described herein). See “Description of Notes—Conversion Rights—Settlement upon Conversion.”

In addition, following certain corporate events that occur prior to the maturity date, we may be required to increase the conversion rate for a holder who elects to convert its notes in connection with such corporate event in certain circumstances as described under “Description of Notes—Conversion Rights—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the cash, shares of our common stock or combination of cash and shares of our common stock paid and/or delivered, as the case may be, to you upon conversion of a note.

No redemption	We may not redeem the notes pursuant to the indenture governing the notes prior to maturity though the indenture will not limit our ability to make open-market purchases or tender offers for the notes at any time. No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

Fundamental change	If we undergo a “fundamental change” (as defined in this prospectus under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), subject to certain conditions, holders may require us to repurchase for cash all or any portion of their notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

Ranking	The notes will be our general unsecured obligations and will rank:

■       senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes;

■      equal in right of payment with all of our existing and future liabilities that are not so subordinated;

■       effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

■       structurally junior to all indebtedness and other liabilities of our future subsidiaries, if any.

As of , 2014, we had total consolidated indebtedness of $ million, of which an aggregate $ was secured indebtedness. After giving effect to the issuance of the notes (assuming no exercise by the underwriters’ of their overallotment option) our total consolidated indebtedness would have been $ million. See “Description of Notes—Ranking.”

The indenture governing the notes will not limit the amount of debt that we or our future subsidiaries, if any, may incur.

Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately $ million, or $ million if the underwriters exercise their overallotment option,

after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We estimate that the net proceeds to us from the concurrent offering of common stock of approximately $         million, or $         million, if the underwriters for the concurrent offering of common stock exercise their overallotment option, based on an assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of the prospectus for the concurrent offering of common stock, or the Common Stock Prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering and the concurrent offering of common stock to fund the continued development of our product candidates and for other general corporate purposes, including the repayment of borrowings under and the termination of our existing notes payable agreements. See “Use of Proceeds.”

Concurrent offering of common stock

Concurrently with this offering, we are also making a public offering of             shares of our common stock (             shares if the underwriters for the concurrent offering of common stock exercise their overallotment option) in an underwritten initial public offering pursuant to the separate Common Stock Prospectus. Prior to the concurrent offering of common stock, there has been no public market for our common stock.

This prospectus shall not be deemed an offer to sell or a solicitation of an offer to buy any of the common stock offered in the concurrent offering of common stock. The closing of this offering of notes is contingent upon the closing of the concurrent offering of common stock and the listing of our common stock on The NASDAQ Global Market, but the closing of the concurrent offering of common stock is not contingent upon the closing of this offering of notes.

Book-entry form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of Notes—Book-Entry, Settlement and Clearance.”

Form and denomination	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Absence of a public market for the notes

The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

U.S. federal income tax consequences

For a description of the U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Certain Material U.S. Federal Income Tax Considerations For U.S. and non-U.S. Holders of the Notes.”

Governing law	The notes and the indenture governing the notes will be governed by New York law.

Proposed NASDAQ Global Market symbol for our common stock	“ITEK”

Trustee, paying agent, registrar and conversion agent

Risk factors	You should carefully read “Risk Factors” in this prospectus for a discussion of factors that you should consider before deciding to invest in the notes.

Risks Related to the Notes and Our Common Stock

The notes are effectively subordinated to our secured debt and will be structurally subordinated to the liabilities of our future subsidiaries, if any.

The notes will rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment with all of our existing and future liabilities that are not so subordinated; effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities of our future subsidiaries, if any. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets and the assets of our future subsidiaries, if any, will be available to pay obligations on the notes only after all claims senior to the notes have been paid in full. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes will not prohibit us from incurring additional senior debt or secured debt, nor will it prohibit any of our future subsidiaries, if any, from issuing preferred stock or incurring liabilities.

As of September 30, 2014, we had total consolidated indebtedness of $         million, of which an aggregate of $         million was secured indebtedness. After giving effect to the issuance of the notes (assuming no exercise by the underwriters’ of their option to purchase additional notes to cover overallotments) our total consolidated indebtedness would have been $         million.

The absence of a public market in our common stock prior to the concurrent offering of common stock and recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes may seek to employ a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on the common stock in lieu of or in addition to short selling the common stock. However, prior to the consummation of the concurrent offering of common stock, there has been no public market for our common stock. As a result, there may not be sufficient liquidity or available stock borrow to effect such convertible arbitrage strategies, which could adversely impact the trading price and liquidity of the notes. In addition, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to our common stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy with respect to the notes.

The Securities and Exchange Commission, or SEC, and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Dodd-Frank Act. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.

The market price of our common stock may be highly volatile, which could adversely impact the trading price of our common stock and the trading price of the notes.

Prior to the concurrent offering of common stock, there has not been a public market for our common stock. Although we expect to list our common stock on The NASDAQ Global Market, if an active trading market for our common stock does not develop following the concurrent offering of common stock, you may not be able to sell the shares of our common stock, if any, you receive upon conversion of your notes, quickly or above the initial public offering price. The initial public offering price for the shares was determined by negotiations between us and representatives of the underwriters for the concurrent offering of common stock and may not be indicative of prices that will prevail in the trading market, and the value of our common stock may decrease from the initial public offering price.

The trading price of our common stock is likely to be volatile. The following factors, in addition to other factors described in this “Risk Factors” section and elsewhere in this prospectus, may have a significant impact on the market price of our common stock:

■	announcements of regulatory approval or a complete response letter, or specific label indications or patient populations for its use, or changes or delays in the regulatory review process;
■	announcements of therapeutic innovations or new products by us or our competitors;
■	adverse actions taken by regulatory agencies with respect to our clinical trials, manufacturing supply chain or sales and marketing activities;
■	any adverse changes to our relationship with manufacturers or suppliers;
■	the results of our testing and clinical trials;
■	the results of our efforts to acquire or license additional product candidates;
■	variations in the level of expenses related to our existing product candidates or preclinical and clinical development programs;
■	any intellectual property infringement actions in which we may become involved;
■	announcements concerning our competitors or the pharmaceutical industry in general;
■	achievement of expected product sales and profitability;
■	manufacture, supply or distribution shortages;
■	actual or anticipated fluctuations in our quarterly or annual operating results;
■	changes in financial estimates or recommendations by securities analysts;
■	trading volume of our common stock;
■	sales of our common stock by us, our executive officers and directors or our stockholders in the future;
■	sales by us of securities linked to our common stock, such as the notes;
■	general economic and market conditions and overall fluctuations in the U.S. equity markets;
■	changes in accounting principles; and
■	the loss of any of our key scientific or management personnel.

In addition, the stock market, in general, and small pharmaceutical and biotechnology companies have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. Further, the current decline in the financial markets and related factors beyond our control may cause our stock price to decline rapidly and unexpectedly. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading prices of the notes.

We may incur substantially more debt or take other actions which would intensify the risks discussed above.

We and our future subsidiaries, if any, may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some or all of which may be secured debt. Our existing notes payable agreements do substantially limit our ability to incur additional debt without lender consent, however, we intend to repay and terminate our existing notes payable agreements with a portion of the net proceeds from this offering. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due.

Servicing our debt requires a significant amount of cash. We may not have sufficient cash flow from our business to make payments on our debt, and we may not have the ability to repay the principal amount of the notes at maturity, to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our existing debt contains and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.

We currently have no source of revenue. Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors that may be beyond our control. Our business has not historically generated cash flow from operating activities and may not in the future generate cash flow from operating activities sufficient to service our debt, including the notes, and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations, including the notes.

At maturity, the entire outstanding principal amount of the notes will become due and payable by us. Holders of the notes will also have the right to require us to repurchase their notes upon the occurrence of a fundamental change at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.” In addition, upon conversion of the notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the notes being converted as described under “Description of Notes—Conversion Rights—Settlement upon Conversion.” However, we may not have enough available cash or be able to obtain financing at the time we are required to repay the principal amount of the notes, make repurchases of the notes surrendered therefor or settle conversions of the notes. In addition, our ability to repurchase the notes or to pay cash upon conversions of the notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repay the principal amount of the notes, repurchase notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions thereof.

In addition, our significant indebtedness, combined with our other financial obligations and contractual commitments, could have other important consequences. For example, it could:

■	make us more vulnerable to adverse changes in general U.S. and worldwide economic, industry and competitive conditions and adverse changes in government regulation;
■	limit our flexibility in planning for, or reacting to, changes in our business and our industry;
■	place us at a disadvantage compared to our competitors who have less debt; and
■	limit our ability to borrow additional amounts for working capital and other general corporate purposes, including to fund possible acquisitions of, or investments in, complementary businesses, products, services and technologies.

Any of these factors could materially and adversely affect our business, financial condition and results of operations. In addition, if we incur additional indebtedness, the risks related to our business and our ability to service or repay our indebtedness would increase.

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of Notes—Conversion Rights.” If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than cash in lieu of any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which may result in a material reduction of our net working capital.

Sales of a substantial number of shares of our common stock in the public market by our existing stockholders could cause our stock price to fall and adversely impact the trading price of the notes.

Sales of a substantial number of shares of our common stock or any of our securities linked to our common stock, such as the notes, in the public market or the perception that these sales might occur, could depress the market price of our common stock, which would likely adversely affect the trading price of the notes, and could impair our ability to raise capital through the sale of additional equity securities or equity-linked securities. Substantially all of our existing stockholders are subject to lock-up agreements with the underwriters of the concurrent offering of common stock that restrict the stockholders’ ability to transfer shares of our common stock for a period of 180 days after the date of the Common Stock Prospectus. After the concurrent offering of common stock, we will have outstanding             shares of common stock based on the number of shares outstanding as of September 30, 2014 and we will have reserved             shares of our common stock to be issued upon the conversion of the notes (assuming an initial public offering price per share of our common stock equal to the midpoint of the price range set forth on the cover page of the Common Stock Prospectus and no exercise by the underwriters of their option to purchase additional notes to cover overallotments in full). Subject to limitations, approximately             shares will become eligible for sale upon expiration of the lock-up period, as calculated and described in more detail in the section entitled “Shares Eligible for Future Sale”. In addition, shares issued or issuable upon exercise of options and warrants vested as of the expiration of the lock-up period will be eligible for sale at that time. Sales of stock by these stockholders could have a material adverse effect on the trading price of our common stock, which would likely adversely affect the trading price of the notes.

Moreover, after the concurrent offering of common stock, holders of an aggregate of shares of our common stock will have rights, subject to certain conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. Registration of these shares under the Securities Act of 1933, as amended, or the Securities Act, would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares held by our affiliates as defined in Rule 144 under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock, which would likely adversely affect the trading price of the notes.

The availability of our common stock and securities linked to our common stock for sale in the future could reduce the market price of our common stock which would likely adversely affect the trading price of the notes.

In the future, we may issue equity and equity-linked securities to raise cash for acquisitions or otherwise. We may also acquire interests in other companies by using a combination of cash and our common stock or just our common stock. We also will have the option to issue common stock in respect of conversions of the notes. We may also issue preferred stock or additional securities convertible into our common stock or preferred stock. Any of these events may dilute the ownership interest of stockholders in our Company and have an adverse effect on the price of our common stock which would likely adversely affect the trading price of the notes.

Holders of notes will not be entitled to any rights with respect to shares of our common stock, but will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date relating to such notes (if we elect to settle the relevant conversion by delivering solely shares of our common stock (other than cash in lieu of any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion). For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring approval of holders of shares of common stock and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes (if we elect to settle the relevant conversion by delivering solely shares of our common stock (other than cash in lieu of any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

The conditional conversion feature of the notes could result in your receiving less than the value of the consideration into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding             , 2019, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common stock (or the value of the cash, shares of our common stock or combination of cash and shares of common stock, as applicable) into which the notes would otherwise be convertible.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we will satisfy our conversion obligation by paying and/or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, together with cash payments for fractional shares, if any. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume-weighted average prices of our common stock for each trading day in an 80 trading day observation period. As described under “Description of Notes—Conversion Rights—Settlement upon Conversion,” this observation period would be (i) if the relevant conversion date occurs prior to             , 2019, the 80 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date; and (ii) if the relevant conversion date occurs on or after             , 2019, the 80 consecutive trading days beginning on, and including, the 82nd scheduled trading day immediately preceding the maturity date. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average of the volume-weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

If we elect to satisfy our conversion obligation solely in shares of our common stock upon conversion of the notes, we will be required to deliver such shares of our common stock, together with cash for any fractional share, on the third business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The notes are not protected by restrictive covenants.

The indenture governing the notes will not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our future subsidiaries, if any. The indenture will not contain covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” “Description of Notes—Conversion Rights—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” and “Description of Notes—Consolidation, Merger and Sale of Assets.” Accordingly, subject to restrictions contained in our future debt instruments, we could enter into certain transactions that could increase the amounts of our debt or otherwise affect our capital structure or any credit ratings and the value of the notes and our common stock but would not constitute a fundamental change or a make-whole fundamental change.

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole fundamental change occurs prior to the maturity date, under certain circumstances, we will increase the conversion rate for notes converted in connection with such make-whole fundamental change. The increase, if any, in the conversion rate will be determined based on the date on which the make-whole fundamental change becomes effective and the price paid (or deemed to be paid) per share of our common stock in such transaction, as described under “Description of Notes—Conversion Rights—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change.” The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price paid (or deemed paid) per share of our common stock in the transaction is greater than $         per share or less than $         per share (in each case, subject to adjustment), the conversion rate will not be increased. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed             , subject to adjustments in the same manner as the conversion rate as set forth under “Description of Notes—Conversion rights—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends to holders of our common stock, the issuance of certain rights, options or warrants to holders of our common stock, subdivisions or combinations of our common stock, distributions of capital stock, indebtedness, or assets to holders of our common stock, cash dividends on our common stock and certain issuer tender or exchange offers for our common stock as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of our common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

The fundamental change repurchase feature of the notes may delay or prevent an otherwise beneficial takeover attempt of us.

The indenture governing the notes will require us to repurchase the notes for cash upon the occurrence of a fundamental change of us and, in certain circumstances, to increase the conversion rate for a holder that converts its notes in connection with a make-whole fundamental change. A takeover of us may trigger the requirement that we repurchase the notes and/or increase the conversion rate, which could make it more costly for a potential acquirer to engage in a combinatory transaction with us. Such additional costs may have the effect of delaying or preventing a takeover of us that would otherwise be beneficial to investors.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally and other factors. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

You may have to pay taxes if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted, under certain circumstances you may be deemed to have received a dividend from us, resulting in ordinary income to you for U.S. federal income tax purposes, even though you would not receive any cash related to that adjustment and even though you might not exercise your conversion right. If a make-whole fundamental change occurs prior to the maturity date, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. This increase may be treated as a distribution subject to U.S. federal income tax as a dividend. See “Certain Material U.S. Federal Income Tax Considerations For U.S. and non-U.S. Holders of the Notes.”

You will not receive cash payments of accrued but unpaid interest upon conversion of the notes.

Upon conversion of your notes, we will satisfy our conversion obligation by paying and/or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, together with cash payments for fractional shares, if any. Except in limited circumstances, our obligation to pay accrued but unpaid interest attributable to the period from the most recent interest payment date through the conversion date will be deemed to be satisfied upon delivery of the consideration due upon conversion.

We may be subject to securities litigation, which is expensive and could divert management attention.

Our share price may be volatile, and in the past companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could adversely impact our business. Any adverse determination in litigation could also subject us to significant liabilities.

Our existing principal stockholders, executive officers and directors own a significant percentage of our common stock and will be able to exert a significant control over matters submitted to our stockholders for approval.

After the concurrent offering of common stock, our officers and directors, and stockholders who own more than 5% of our outstanding common stock before the concurrent offering of common stock will, in the aggregate, beneficially own approximately     % of our common stock (after giving effect to the conversion of all outstanding shares of our convertible preferred stock but assuming no exercise by the underwriters of the concurrent offering of common stock of their overallotment option and no exercise of outstanding options or warrants).

This significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. As a result, these stockholders, if they acted together, could significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. These stockholders may be able to determine all matters requiring stockholder approval. The interests of these stockholders may not always coincide with our interests or the interests of other stockholders. This may also prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as a holder of notes or one of our stockholders, if you receive common stock upon conversion of your notes, and they may act in a manner that advances their best interests and not necessarily those of other stockholders, including seeking a premium value for their common stock, and might affect the prevailing market price for our common stock and the notes.

The notes may adversely affect the market price of our common stock.

The market price of our common stock is likely to be influenced by the notes. For example, the market price of our common stock could become more volatile and could be depressed by:

■	investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of the notes;
■	possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us than owning shares of our common stock; and
■	hedging or arbitrage trading activity that may develop involving the notes and our common stock.

Our management will have broad discretion in the use of the net proceeds from this offering and the concurrent offering of common stock and may allocate the net proceeds from this offering in ways that you and other stockholders may not approve.

Our management will have broad discretion in the use of the net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering and the concurrent offering of common stock, their ultimate use may vary substantially from their currently intended use. The failure of our management to use these funds effectively could have a material adverse effect on our business, cause the market price of our common stock to decline, which would likely adversely affect the trading price of the notes, and delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing instruments and U.S. government securities. These investments may not yield a favorable return to our stockholders.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or our stock, our stock price and trading volume and trading price of the notes could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding our stock, or provide more favorable relative recommendations about our competitors, our stock price could decline, which would likely adversely affect the trading price of the notes. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline, which would likely adversely affect the trading price of the notes.

Because we do not intend to declare cash dividends on our shares of common stock in the foreseeable future, stockholders must rely on appreciation of the value of our common stock for any return on their investment.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, we expect that only appreciation of the price of our common stock, if any, will provide a return to investors that receive common stock in partial or full satisfaction of conversions of the notes, if any, for the foreseeable future.

If we are unable to substantially utilize our net operating loss carryforward, our financial results will be adversely affected.

As of December 31, 2013, we had net operating losses of approximately $69.3 million, which may be utilized against future federal and state income taxes. In general, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses, or NOLs, to offset future taxable income. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders (generally 5% stockholders, applying certain look-through and aggregation rules) increases by more than 50% over such stockholders’ lowest percentage ownership during the testing period (generally three years). Purchases of our common stock in amounts greater than specified levels, which will be beyond our control, could create a limitation on our ability to utilize our NOLs for tax purposes in the future. Limitations imposed on our ability to utilize NOLs could cause U.S. federal and state income taxes to be paid earlier than would be paid if such limitations were not in effect and could cause such NOLs to expire unused, in each case reducing or eliminating the benefit of such NOLs. Furthermore, we may not be able to generate sufficient taxable income to utilize our NOLs before they expire. If any of these events occur, we may not derive some or all of the expected benefits from our NOLs. In addition, at the state level there may be periods during which the use of NOLs is suspended or otherwise limited, which would accelerate or may permanently increase state taxes owed.

The requirements associated with being a public company will require significant company resources and management attention.

Following the concurrent offering of common stock, we will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, the listing requirements of the securities exchange on which our common stock is traded and other applicable securities rules and regulations. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition and maintain effective disclosure controls and procedures and internal control over financial reporting. In addition, subsequent rules implemented by the SEC and The NASDAQ Global Market may also impose various additional requirements on public companies. As a result, we will incur additional legal, accounting and other expenses that we did not incur as a nonpublic company, particularly after we are no longer an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act. Further, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy. We have made, and will continue to make, changes to our corporate governance standards, disclosure controls and financial reporting and accounting systems to meet our reporting obligations. However, the measures we take may not be sufficient to satisfy our obligations as a public company, which could subject us to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance initiatives. Failure to build our finance infrastructure and improve our accounting systems and controls could impair our ability to comply with the financial reporting and internal controls requirements for publicly traded companies.

As a public company, we will operate in an increasingly challenging regulatory environment. Once we no longer qualify as an “emerging growth company” under the JOBS Act, we will be required to comply with the Sarbanes-Oxley Act and the related rules and regulations of the SEC, expanded disclosures, accelerated reporting requirements and more complex accounting rules. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the same or similar coverage. We estimate that we will annually incur approximately $1.5 million to $2.5 million in expenses to ensure compliance with these requirements.

Section 404(a) of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the SEC and we will be required to disclose material changes made in our internal controls and procedures on a quarterly basis. Company responsibilities required by the Sarbanes-Oxley Act include establishing corporate oversight and adequate internal control over financial reporting and disclosure controls and procedures. Effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. However, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an “emerging growth company” as defined in the JOBS Act, because we are taking advantage of the exemptions contained in the JOBS Act.

To build the infrastructure to allow us to assess the effectiveness of our internal control over financial reporting, we will need to hire additional accounting personnel and improve our accounting systems, disclosure policies, procedures and controls. We are currently in the process of:

■	hiring additional accounting and financial staff with appropriate public company experience;
■	initiating plans to establish an outsourced internal audit function;
■	initiating plans to upgrade our computer systems, including hardware and software;
■	establishing more robust policies and procedures; and
■	enhancing internal controls and our financial statement review process.

If we are unsuccessful in building an appropriate accounting infrastructure, we may not be able to prepare and disclose, in a timely manner, our financial statements and other required disclosures, or comply with existing or new reporting requirements.

During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by The NASDAQ Global Market, the SEC and comparable non-U.S. regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

The recently enacted JOBS Act will allow us to postpone the date by which we must comply with some of the laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC, which could undermine investor confidence in our company and adversely affect the market price of our common stock, which would likely adversely affect the trading price of the notes.

For so long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies” including:

■	the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;
■	the “say on pay” provisions (requiring a non-binding stockholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a nonbinding stockholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Act and some of the disclosure requirements of the Dodd-Frank Act relating to compensation of its chief executive officer;
■	the requirement to provide detailed compensation discussion and analysis in proxy statements and reports filed under the Exchange Act, and instead provide a reduced level of disclosure concerning executive compensation; and
■	any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

We may take advantage of these exemptions until we are no longer an “emerging growth company.” We would cease to be an “emerging growth company” upon the earliest of: (i) the last day of the first fiscal year following the fifth anniversary of the closing of this offering; (ii) the last day of the first fiscal year in which our annual gross revenues are $1 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities; or (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

Although we are still evaluating the JOBS Act, we currently intend to take advantage of some, but not all, of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an “emerging growth company.” For example, we have irrevocably elected under Section 107 of the JOBS Act not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act. Our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an “emerging growth company,” which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected. Likewise, so long as we qualify as an “emerging growth company,” we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate our company. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile and may decline, which would likely adversely affect the trading price of the notes.

Some provisions of our charter documents, Delaware law and the indenture that will govern the notes, if issued, may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our amended and restated certificate of incorporation and our bylaws that will become effective prior to the closing of this offering, as well as provisions of the Delaware General Corporation Law, or DGCL, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions include:

■	establishing a classified board of directors such that not all members of the board are elected at one time;
■	allowing the authorized number of our directors to be changed only by resolution of our board of directors;
■	limiting the removal of directors by the stockholders;
■	authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;
■	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;
■	eliminating the ability of stockholders to call a special meeting of stockholders;
■	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings; and
■	requiring the approval of the holders of at least 75% of the votes that all our stockholders would be entitled to cast to amend or repeal our bylaws.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, we are subject to Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our board of directors. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders.

DESCRIPTION OF NOTES

We will issue the notes under an indenture, or the indenture, to be entered into upon the closing of this offering between us and     , as trustee, or the trustee.

You may request a copy of the indenture, which includes the form of the notes, from us as described under “Where You Can Find More Information”. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act.

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all of the provisions of the notes and the indenture, including the definitions of certain terms used in the notes and the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “we,” “our” and “us” refer only to Inotek Pharmaceuticals Corporation and not to any of our existing and future subsidiaries.

General

The notes will:

■	be our general unsecured, senior obligations;
■	initially be limited to an aggregate principal amount of $ million ($ million if the underwriters exercise their option to purchase additional notes to cover overallotments);
■	bear cash interest from 2014 at an annual rate of % payable semi-annually on and of each year, beginning on , 2015;
■	not be redeemable at our option prior to their maturity date;
■	be subject to repurchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the relevant fundamental change repurchase date;
■	mature on , 2019, unless earlier converted or repurchased;
■	be issued in denominations of $1,000 and integral multiples of $1,000; and
■	be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in certificated form. See “—Book-Entry, Settlement and Clearance.”

Subject to satisfaction of certain conditions and during the periods described below, the notes may be converted at an initial conversion rate of              shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $         per share of our common stock). The conversion rate is subject to adjustment if certain events occur.

Upon conversion, we will settle conversions of notes by paying and/or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under “—Conversion Rights—Settlement upon Conversion.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt, including secured debt, that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “—Conversion Rights—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby (except for any differences in issue date, issue price and interest accrued, if any) in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax and securities law purposes, such additional notes will have a separate CUSIP number.

We do not intend to list the notes on any securities exchange or any interdealer quotation system.

Purchase and Cancellation

We will cause all notes surrendered for payment, repurchase (including as described below, but excluding notes repurchased pursuant to cash-settled swaps or other derivatives), registration of transfer or exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation in accordance with its customary procedures, and they will no longer be considered “outstanding” under the indenture upon their repurchase. All notes delivered to the trustee shall be cancelled promptly by the trustee. Except for notes surrendered for registration of transfer or exchange, no notes shall be issued to replace any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a privately negotiated transaction or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives, in each case, without prior notice to the holders of the notes.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay or cause the paying agent to pay the principal of, and interest on, the notes in global form registered in the name of or held by The Depository Trust Company, or DTC, or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay or cause the paying agent to pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in the continental United States of America as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar; provided that the paying agent and registrar must be located within the continental United States of America. Interest on certificated notes will be payable (i) to holders holding certificated notes having an aggregate principal amount of $5.0 million or less, by check mailed to the holders of these notes and (ii) to holders holding certificated notes having an aggregate principal amount of more than $5.0 million, either by check mailed to each holder or, upon application by such a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of certificated notes may transfer or exchange its notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture.

The registered holder of a note will be treated as its owner for all purposes.

Interest

The notes will bear cash interest at a rate of     % per year until maturity. Interest on the notes will accrue from                     , 2014 or from the most recent date to which interest has been paid or duly provided for. Interest will be payable semi-annually in arrears on                      and                      of each year, beginning on                     , 2015.

Interest will be paid to the person in whose name a note is registered at the close of business on the                      or                     , as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months or, in the case of a partial month, the number of days elapsed over a 30-day month.

If any interest payment date, the maturity date or any earlier required repurchase date upon a fundamental change occurs on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or other day on which banking institutions in New York State are authorized or required by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in this prospectus include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Ranking

The notes will be our general unsecured obligations that rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equal in right of payment with all of our existing and future liabilities that are not so subordinated. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. The notes will rank structurally junior to all indebtedness and other liabilities of our subsidiaries. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of                     , 2014, we had total consolidated indebtedness of $         million, of which an aggregate of $         million was secured indebtedness. After giving effect to the issuance of the notes (assuming no exercise by the underwriters of their overallotment option) and the use of proceeds therefrom, our total consolidated indebtedness would have been $         million.

No Optional Redemption or Sinking Fund

We may not redeem the notes pursuant to the indenture prior to their maturity, though the indenture will not limit our ability to make open-market purchases or tender offers for the notes at any time. No sinking fund is provided for the notes, which means that we are not required to redeem or retire the notes periodically, and the notes will not be subject to defeasance.

Conversion Rights

General

Prior to the close of business on the business day immediately preceding                     , 2019, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon Satisfaction of Sale Price Condition,” “—Conversion upon Satisfaction of Trading Price Condition” and “—Conversion upon Specified Corporate Events.” On or after                     , 2019 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their notes at any time irrespective of the foregoing conditions.

The conversion rate will initially be              shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $         per share of our common stock). Upon conversion of a note, we will satisfy our conversion obligation by paying and/or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as set forth below under “—Settlement upon Conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in an 80 trading day observation period (as defined below under “—Settlement upon Conversion”). The trustee initially will act as the conversion agent.

A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of the $1,000 principal amount.

If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may convert those notes only if that holder first withdraws its repurchase notice.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. Our payment and/or delivery, as the case may be, to you of the cash, shares of our common stock or a combination thereof, as the case may be, into which a note is convertible will be deemed to satisfy in full our obligation to pay:

■	the principal amount of the note; and
■	accrued and unpaid interest, if any, to, but excluding, the relevant conversion date.

As a result, accrued and unpaid interest, if any, to, but excluding, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.

Notwithstanding the immediately preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period beginning after 5:00 p.m., New York City time, on any regular record date and ending at 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

■	for notes surrendered for conversion after 5:00 p.m., New York City time, on the regular record date immediately preceding the maturity date;
■	if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the second business day immediately following the corresponding interest payment date; or
■	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Therefore, all record holders of notes on the regular record date immediately preceding the maturity date and any fundamental change repurchase date described in the second bullet in the preceding paragraph will receive the full interest payment due on the maturity date or other corresponding interest payment date regardless of whether their notes have been converted or repurchased, as applicable, following such regular record date.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any such shares to be issued in a name other than such holder’s name, in which case such holder must pay that tax.

Holders may surrender their notes for conversion only under the following circumstances:

Conversion upon Satisfaction of Sale Price Condition

Prior to the close of business on the business day immediately preceding                     , 2019, a holder may surrender all or any portion of its notes for conversion at any time during any calendar quarter commencing after the calendar quarter ending on December 31, 2014 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to     % of the conversion price for the notes on each applicable trading day.

The “last reported sale price” of our common stock or any other security on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the relevant stock exchange (as defined below). If our common stock or such other security is not listed for trading on a relevant stock exchange on the relevant date, the “last reported sale price” will be the average of the last quoted bid and ask prices per share for our common stock or such other security in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock or such other security is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices per share for our common stock or such other security on the relevant date received from each of at least three nationally recognized independent investment banking firms selected by us for this purpose. The “last reported sale price” will be determined without regard to after-hours trading or any other trading outside of regular trading session hours.

Except for the purposes of determining amounts due upon conversion, “trading day” means a day on which (i) trading in our common stock (or any other security for which a last reported sale price must be determined) generally occurs on the relevant stock exchange or, if our common stock (or such other security) is not then listed on a relevant stock exchange, on the principal other market on which our common stock (or such other security) is then traded, and (ii) a last reported sale price for our common stock (or such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

Conversion upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding                     , 2019, a holder of notes may surrender all or any portion of its notes for conversion at any time during the five business day period after any five consecutive trading day period, or the measurement period, in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day, subject to compliance with the procedures and conditions described below concerning the bid solicitation agent’s obligation to make a trading price determination.

The “trading price” per $1,000 principal amount of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $1.0 million principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select for this purpose; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $1.0 million principal amount of notes from a nationally recognized securities dealer selected by us, then the trading price per $1,000 principal amount of notes for such determination date will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. If (x) we are not acting as bid solicitation agent, and we do not, when we are required to, instruct the bid solicitation agent to obtain bids, or if we give such instruction to the bid solicitation agent and the bid solicitation agent fails to make such determination or (y) we are acting as bid solicitation agent and we fail to make such determination, then, in either case, the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each trading day of such failure.

The bid solicitation agent (if other than us) shall have no obligation to determine the trading price per $1,000 principal amount of notes unless we have requested such determination, and we shall have no obligation to make such request (or, if we are acting as bid solicitation agent, we shall have no obligation to determine the trading price) unless a holder of at least $1.0 million aggregate principal amount of notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. At such time, we shall instruct the bid solicitation agent in writing (if other than us) to determine, or if we are acting as bid solicitation agent, we shall determine, the trading price per $1,000 principal amount of notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate. At such time as we direct the bid solicitation agent in writing to solicit bid quotations we will provide the bid solicitation with the names and contact details of the three independent national recognized securities dealers we select, and we will direct those security dealers to provide bids to the bid solicitation agent.

If the trading price condition has been met on any trading day, we will so notify the holders, the trustee and the conversion agent (if other than the trustee) in writing on or within one business day of such trading day. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such trading day, we will promptly so notify the holders, the trustee and the conversion agent (if other than the trustee) in writing that the trading price condition is no longer met and thereafter neither we, nor the bid solicitation agent shall be required to measure the trading price again until a new holder request is made as provided above.

The trustee will initially act as the bid solicitation agent.

Conversion upon Specified Corporate Events

Certain Distributions

If, prior to the close of business on the business day immediately preceding                     , 2019, we elect to:

■	issue to all or substantially all holders of our common stock any rights, options or warrants (other than any issuance of any rights, options or warrants issued under a stockholder rights plan that are (i) transferable with shares of our common stock, including upon conversion, and (ii) not exercisable until the occurrence of a triggering event; provided that such rights, options or warrants will be deemed issued under this bullet upon the separation of such rights, options or warrants from our common stock, or upon the occurrence of such triggering event) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or
■	distribute to all or substantially all holders of our common stock our assets, securities or rights, options or warrants to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors or a committee thereof, exceeding 10% of the last reported sale price of our common stock on the trading day immediately preceding the date of announcement for such distribution, then, in either case, we will notify the holders of the notes at least 85 scheduled trading days prior to the ex-dividend date for such issuance or distribution (or, with respect to the separation of any rights, options or warrants described in the parenthetical included in the first bullet above, within three business days of such separation). Once we have given such notice, holders may surrender all or any portion of their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the second business day immediately preceding the ex-dividend date for such issuance or distribution and our announcement that such issuance or distribution will not take place.

Certain corporate events

If a transaction or event that constitutes a “fundamental change” (as defined under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) or a “make-whole fundamental change” (as defined under “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change”) occurs prior to the close of business on the business day immediately preceding                     , 2019, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” or if we are a party to a specified corporate event (as defined under “—Recapitalizations, Reclassifications and Changes of Our Common Stock”) (other than any specified corporate event that is solely for the purpose of changing our jurisdiction of organization that (x) does not constitute a fundamental change or a make-whole fundamental change and (y) results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity) that occurs prior to the close of business on the business day immediately preceding                     , 2019, the notes may be surrendered for conversion at any time from or after the date that is 85 scheduled trading days prior to the anticipated effective date of such transaction or event (or, if later, the business day after we give notice of such transaction or event) until 35 trading days after the actual effective date of such transaction or event or, if such transaction or event also constitutes a fundamental change, until the close of business on the second scheduled trading day immediately preceding the related fundamental change repurchase date. We will notify holders, the trustee and the conversion agent (if other than the trustee) (i) as promptly as practicable following the date we publicly announce such transaction or event but in no event less than 85 scheduled trading days prior to the anticipated effective date of such transaction or event; or (ii) if we do not have knowledge of the anticipated effective date of such transaction or event at least 85 scheduled trading days prior to the anticipated effective date of such transaction or event, within one business day of the date upon which we publicly announce such transaction, but in no event later than the actual effective date of such transaction.

Conversions on or After                     , 2019

On or after                     , 2019 a holder may convert all or any portion of its notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay certain specified taxes or duties, if any.

If you hold a certificated note, to convert you must:

■	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;
■	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;
■	if required, furnish appropriate endorsements and transfer documents;
■	if required, pay all transfer or similar taxes; and
■	if required, pay funds equal to the interest payable on the next interest payment date to which you are not entitled.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our common stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder must pay the tax.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a repurchase notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the fundamental change repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the fundamental change repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the second business day immediately preceding the relevant fundamental change repurchase date.

Settlement upon Conversion

Upon conversion, we may choose to pay and/or deliver, as the case may be, either cash, or cash settlement, shares of our common stock, or physical settlement, or a combination of cash and shares of our common stock, or combination settlement, as described below. We refer to each of these settlement methods as a “settlement method”.

All conversions for which the relevant conversion date occurs on or after                     , 2019 will be settled using the same settlement method. Except for any conversions for which the relevant conversion date occurs on or after                     , 2019, we will use the same settlement method for all conversions with the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions with different conversion dates. That is, we may choose for notes converted on one conversion date to settle conversions through physical settlement, and choose for notes converted on another conversion date cash settlement or combination settlement.

If we elect a settlement method, we will inform holders so converting through the trustee of the settlement method we have selected no later than the close of business on the second trading day immediately following the related conversion date (or in the case of any conversions for which the relevant conversion date occurs on or after                     , 2019, no later than                     , 2019). If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of notes will be equal to $1,000. If we elect (or are deemed to have elected) combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000. It is our current intent and policy to settle conversions through combination settlement with a specified dollar amount per $1,000 principal amount of notes of $1,000.

Settlement amounts will be computed as follows:

■	if we elect physical settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of shares of our common stock equal to the conversion rate in effect on the conversion date;
■	if we elect cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 80 consecutive trading days during the related observation period; and
■	if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 80 consecutive trading days during the related observation period.

The “daily settlement amount,” for each of the 80 consecutive trading days during the observation period, shall consist of:

■	cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of notes being converted to be received upon conversion as specified in the notice specifying our chosen settlement method, or the specified dollar amount, if any, divided by 80 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and
■	if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 80 consecutive trading days during the observation period, 1.25% of the product of (1) the conversion rate on such trading day and (2) the daily VWAP on such trading day.

The “daily VWAP” means, for each of the 80 consecutive trading days during the applicable observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “ITEK <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

■	if the relevant conversion date occurs prior to , 2019, the 80 consecutive trading day period beginning on, and including, the third trading day immediately succeeding such conversion date; and
■	if the relevant conversion date occurs on or after , 2019, the 80 consecutive trading days beginning on, and including, the 82nd scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on the relevant stock exchange or, if our common stock is not then listed on a relevant stock exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Relevant stock exchange” means The NASDAQ Global Market, or if our common stock is not then listed on The NASDAQ Global Market, the principal other U.S. national or regional securities exchange on which our common stock is then listed.

“Scheduled trading day” means a day that is scheduled to be a trading day on the relevant stock exchange. If our common stock is not listed or admitted for trading on a relevant stock exchange, “scheduled trading day” means a “business day.”

“Market disruption event” means (i) a failure by the relevant stock exchange to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

Except as described under “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” and “—Recapitalizations, Reclassifications and Changes of Our Common Stock,” we will deliver the consideration due upon conversion on the third business day immediately following the relevant conversion date, if we elect to satisfy our conversion obligation by physical settlement, or on the third business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method.

We will pay cash in lieu of delivering any fractional share of our common stock issuable upon conversion based on the daily VWAP on the relevant conversion date (in the case of physical settlement) or based on the daily VWAP on the last trading day of the relevant observation period (in the case of combination settlement).

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date in accordance with the requirements set forth in the indenture; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).

Exchange in Lieu of Conversion

When a holder surrenders its notes for conversion, we may, at our election (an “exchange election”), direct the conversion agent to surrender, on or prior to the second trading day following the related conversion date, such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to timely deliver, in exchange for such notes, cash, the shares of our common stock or combination thereof due upon conversion as described above under “—Settlement upon Conversion.” If we make an exchange election, we will, by the close of business on the second trading day following the relevant conversion date, notify the holder surrendering its notes for conversion that we have made the exchange election, and we will notify the designated financial institution of the settlement method we have elected with respect to such conversion and the relevant deadline e for payment and/or delivery of cash, shares of our common stock or a combination thereof due upon conversion.

If the designated financial institution accepts any such notes, it will pay and/or deliver the cash, shares of our common stock or combination thereof due upon conversion to the conversion agent and the conversion agent will pay and/or deliver such cash, shares of common stock or combination thereof to the holder. Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely pay and/or deliver the required cash, shares of our common stock or a combination thereof due upon conversion, or if such designated financial institution does not accept the notes for exchange, we will pay and/or deliver the required cash, shares of our common stock or a combination thereof due upon conversion to the converting holder at the time and in the manner required under the indenture as if we had not made an exchange election.

Our designation of an institution to which the notes may be submitted for exchange does not require the institution to accept any notes (unless the financial institution has separately made an agreement with us). We may, but will not be obligated to, enter into a separate agreement with any designated financial institution that would compensate it for any such transaction.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer, in each case, that would result in an adjustment to the conversion rate pursuant to clause (1) or (5) below), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of our common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0

where,

CR0 =

the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;
OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date; and
OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)	If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	OS0 + X
OS0 + Y

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;
CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;
OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex- dividend date;
X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of our common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of our common stock actually delivered. If such rights, options or warrants are not so issued or if no such right, option or warrant is exercised prior to its expiration, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For the purpose of this clause (2) and for the purpose of the first bullet point under “—Conversion upon Specified Corporate Events—Certain Distributions,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at a price per share that is less than such average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of our common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire shares of our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

■	dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;
■	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below;
■	any dividends or distributions of reference property in exchange for our common stock in connection with any reclassification, change, consolidation, merger, conveyance, transfer, sale, lease or other disposition described below under “—Recapitalization, Reclassification and Changes of our Common Stock”; and
■	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	SP0
SP0 – FMV

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;
CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;
SP0 =

the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our shares of capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our shares of capital stock or other securities that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate in effect on the record date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	FMV0 + MP0
MP0

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such spin-off;
CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such spin-off;
FMV0 =

the average of the last reported sale prices of the shares or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth under “—Conversion upon Satisfaction of Sale Price Condition” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off, or the valuation period; and

MP0 =	the average of the last reported sale prices of our common stock over the valuation period.

The increase to the conversion rate under the preceding paragraph will be determined on the last trading day of the valuation period but will be given effect at the open of business on the ex-dividend date for such spin-off. Notwithstanding the foregoing, in respect of any conversion of notes during the valuation period, references in the preceding paragraph with respect to 10 consecutive trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date of such spin-off to, but excluding, the conversion date in determining the conversion rate. If the ex-dividend date for the spin-off is less than 10 trading days prior to, and including, the end of the observation period in respect of any conversion, references in the preceding paragraph to 10 consecutive trading days will be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for the spin-off to, and including, the last trading day of such observation period. If such spin-off does not occur, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared, effective as of the date on which our board of directors or a committee thereof determines not to consummate such spin-off.

(4)	If we make any cash dividend or distribution to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0
SP0 – C

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;
CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;
SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and
C =	the amount in cash per share we distribute to all or substantially all holders of our common stock.

Any increase to the conversion rate made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the record date for such cash dividend or distribution.

(5)	If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock, other than an odd lot tender offer, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0	AC + (SP1 × OS1)
OS0 × SP1

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the trading day next succeeding the date such tender or exchange offer expires;

CR1 =	the conversion rate in effect immediately after the open of business on the trading day next succeeding the date such tender or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of our common stock outstanding immediately prior to the time such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =	the number of shares of our common stock outstanding immediately after the time such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The increase to the conversion rate under the preceding paragraph will be determined at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires but will be given effect at the open of business on the trading day next succeeding the date such tender or exchange offer expires. Notwithstanding the foregoing, in respect of any conversion within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references in the preceding paragraph with respect to 10 consecutive trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the conversion rate. In addition, if the trading day next succeeding the expiration date is less than 10 trading days prior to, and including, the end of the observation period (if applicable) in respect of any conversion, references in the preceding paragraph to 10 consecutive trading days shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, and including, the last trading day of such observation period. For the avoidance of doubt, no adjustment under this clause (5) will be made if such adjustment would result in a decrease in the conversion rate.

If we or one of our subsidiaries are obligated to purchase our common stock pursuant to any such tender or exchange offer described in this clause (5) but we or such subsidiary are permanently prevented by applicable law from effecting all or any such purchases or all or any portion of such purchases are rescinded, the conversion rate will be readjusted to be the conversion rate that would then be in effect if such tender or exchange offer had not been made or had been made only in respect of the purchases that have been effected.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “—Settlement upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment. If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of a reverse share split or share combination or the reversal of an increase to the conversion rate where the relevant event did not occur, as expressly specified in the indenture).

“Ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market

As used in this section, “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable and “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain Material U.S. Federal Income Tax Consequences For U.S. and Non-U.S. Holders of Notes.”

Upon consummation of this offering of notes, we will not have a shareholder rights plan. If we have a rights plan in effect upon conversion of the notes into shares of our common stock, you will receive, in addition to any shares of our common stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of our common stock in accordance with the provisions of the applicable rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Except as stated herein, the conversion rate will not be adjusted:

■	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;
■	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;
■	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet;
■	the repurchase of any shares of our common stock pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the kind described under clause (5) above;
■	solely for a change in the par value (or lack of par value) of our common stock; or
■	for accrued and unpaid interest, if any.

We will not adjust the conversion rate pursuant to the clauses above unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, we will carry forward any adjustment to the conversion rate that we would otherwise have to make and take that adjustment into account in any subsequent adjustment. Notwithstanding the foregoing, all such carried-forward adjustments shall be made (i) in connection with any subsequent adjustment to the conversion rate of at least 1% and (ii) (x) on the conversion date for any notes (in the case of physical settlement) or (y) on each trading day of any observation period (in the case of cash settlement or combination settlement). Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of:

■	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination),
■	any consolidation, merger or combination involving us,
■	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or
■	any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (each, a “specified corporate event”), then we or the successor or acquiring corporation, as the case may be, will execute with the trustee a supplemental indenture providing that, at and after the effective time of the specified corporate event, the right to convert each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate immediately prior to such specified corporate event would have owned or been entitled to receive (the “reference property”) upon the occurrence of such specified corporate event. However, at and after the effective time of the specified corporate event, (i) we or the successor or acquiring company, as the case may be, will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under “—Settlement upon Conversion” and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under “—Settlement upon Conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such specified corporate event and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such specified corporate event. If the specified corporate event causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), the reference property into which the notes will be convertible will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if no holders of our common stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of our common stock. If the holders receive only cash in such specified corporate event, then for all conversions that occur after the effective date of such specified corporate event (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased by any additional shares as described under “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change”), multiplied by the price paid per share of our common stock in such specified corporate event and (ii) we will satisfy our conversion obligation by paying such cash amount to converting holders on the third business day immediately following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) in writing of the weighted average as soon as practicable after such determination is made. The supplemental indenture will also provide for (x) anti-dilution adjustments that are as nearly equivalent as practicable to the adjustments described under “—Conversion Rate Adjustments” above, with respect to any reference property consisting of shares of common equity, and (y) with respect to any other reference property, such adjustments (if any) that our board of directors determines in good faith are appropriate. If the reference property in respect of any such transaction includes shares of stock, securities or other property or assets of a company other than us or the successor or purchasing corporation, as the case may be, in such transaction, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to purchase their notes upon a fundamental change as described under “Fundamental Change Permits Holders to Require Us to Repurchase Notes” below, as we reasonably consider necessary by reason of the foregoing. If the notes become convertible into reference property, we will notify in writing the holders of the notes, the trustee and the conversion agent (if other than the trustee).

We will agree in the indenture not to become a party to any such specified corporate event unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period and, if applicable, the period for determining the “stock price” for purposes of a make-whole fundamental change), our board of directors or a committee thereof will make appropriate adjustments (to the extent no corresponding adjustment is otherwise made pursuant to the provisions described under “—Conversion Rate Adjustments” above) to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, effective date or expiration date, as the case may be, of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change

If, prior to the maturity date of the notes, the “effective date” (as defined below) of a “fundamental change” (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of our common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” a make-whole fundamental change if the relevant notice of conversion for such notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the second business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change) (such period, the “make-whole fundamental change period”).

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement, as described under “—Conversion Rights—Settlement upon Conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any adjustment as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. We will notify holders of the effective date of any make-whole fundamental change no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective, or the effective date, and the price paid (or deemed to be paid) per share of our common stock in the make-whole fundamental change, or the stock price. If the holders of our common stock receive in exchange for their common stock only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price will be the cash amount paid per share. In the case of any other make-whole fundamental change (regardless of whether such transaction also constitutes a fundamental change pursuant to one or more other clauses of the definition thereof), the stock price will be the average of the last reported sale prices of our common stock over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The amounts by which the conversion rate will be increased as set forth in the table below will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the amount, if any, by which the conversion rate will be increased per $1,000 principal amount of notes for each stock price and effective date set forth below:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$

, 2014

, 2015

, 2016

, 2017

, 2018

, 2019

The exact stock prices and effective dates may not be set forth in the table above, in which case:

■	If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the amount by which the conversion rate will be increased will be determined by a straight-line interpolation between the amount of the conversion rate increase set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.
■	If the stock price is greater than $ per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), the conversion rate will not be increased.
■	If the stock price is less than $ per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), the conversion rate will not be increased.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed             shares of our common stock, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

For the avoidance of doubt, if you convert your notes prior to the effective date of a make-whole fundamental change, then, whether or not the make-whole fundamental change occurs, you will not be entitled to an increased conversion rate in connection with such transaction.

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” (as defined below in this section) occurs or becomes effective at any time prior to the maturity date, holders will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 business days following the date of our fundamental change notice as described below.

The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding,

the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased).

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1) other than as described in clause (2) below, a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2) the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision, combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger involving us pursuant to which our common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction described in clause (A) or (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);

(3) our stockholders or, if no stockholder approval is necessary, our board of directors approves any plan or proposal for the liquidation or dissolution of us; or

(4) our common stock (or other common stock underlying the notes) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Capital Market or The NASDAQ Global Market (or any of their respective successors) (any such exchange, a “permitted exchange”).

A transaction or transactions described in clause (1) or (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common shareholders, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any permitted exchange or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the notes become convertible into such consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights (subject to the provisions set forth above under “—Conversion Rights—Settlement Upon Conversion”).

If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related make-whole fundamental change period, references to us in the definition of “fundamental change” above shall instead be references to such other entity.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a written notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

■	the events causing a fundamental change;
■	the effective date of the fundamental change;
■	the last date on which a holder may exercise the repurchase right;
■	the fundamental change repurchase price;
■	the fundamental change repurchase date;
■	the name and address of the paying agent and the conversion agent, if applicable;
■	if applicable, the conversion rate and any adjustments to the conversion rate;
■	that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and
■	the procedures that holders must follow to require us to repurchase their notes.

To exercise the fundamental change repurchase right, you must deliver, prior to the close of business on the second business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent. Each repurchase notice must state:

■	if certificated, the certificate numbers of your notes to be delivered for repurchase;
■	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and
■	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, such repurchase notice must comply with appropriate DTC procedures.

Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the second business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

■	the principal amount of the withdrawn notes, which must be $1,000 aggregate principal amount or an integral multiple thereof;
■	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and
■	the principal amount, if any, which remains subject to the repurchase notice, which must be $1,000 aggregate principal amount or an integral multiple thereof.

If the notes are not in certificated form, such notice of withdrawal must comply with appropriate DTC procedures.

We will be required to repurchase the notes on the fundamental change repurchase date, subject to postponement to comply with applicable law. Holders who have exercised the repurchase right will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then, with respect to the notes that have been properly surrendered for repurchase and have not been validly withdrawn:

■	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

■	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price and, if the fundamental change repurchase date falls after a regular record date but on or prior to the related interest payment date, the right of the holder of record on such regular record date to receive the related interest payment).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

■	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;
■	file a Schedule TO or any other required schedule under the Exchange Act; and
■	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes;

in each case, so as to permit the rights and obligations under this “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” to be exercised in the time and in the manner specified in the indenture.

No notes may be repurchased by us on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).

The repurchase rights of the holders upon a fundamental change could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

We will not be required to purchase, or to make an offer to purchase, the notes upon a fundamental change if a third party makes such an offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by us as set forth above and such third party purchases all notes properly surrendered and not validly withdrawn under its offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by us as set forth above.

To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to our obligations to purchase the notes upon a fundamental change, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under such provisions of the indenture by virtue of such conflict.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Furthermore, holders may not be entitled to require us to repurchase their notes upon a fundamental change or entitled to an increase in the conversion rate upon conversion as described under “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” in certain circumstances involving a significant change in the composition of our board, unless such change is in connection with a fundamental change or make-whole fundamental change as described herein.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes and Our Common Stock—Servicing our debt requires a significant amount of cash. We may not have sufficient cash flow from our business to make payments on our debt, and we may not have the ability to repay the principal amount of the notes at maturity or to raise the funds necessary to settle conversions of the notes or repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The indenture provides that we shall not consolidate with or merge with or into, or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of our properties and assets in one transaction or series of related transactions, to another person unless:

■	the resulting, surviving or transferee person (if other than us) shall be a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;
■	the corporation formed by or surviving any such consolidation or merger (if other than us) or the corporation to which the sale, conveyance, assignment, transfer, lease or other disposition shall have been made assumes all our obligations under the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee; and
■	immediately after giving effect to such transaction, no default shall have occurred and be continuing.

In the case of any such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition, such successor corporation shall succeed to and be substituted for us and may exercise every right and power of ours under the notes and the indenture, and thereupon we shall be relieved of all obligations and covenants under the notes and the indenture (except in the case of any such lease).

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

Each of the following is an event of default with respect to the notes:

(1) default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

(3) our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for a period of five business days;

(4) our failure to give a fundamental change notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”, notice of a make-whole fundamental change as described under “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” or notice of a specified corporate event as described under “—Conversion upon Specified Corporate Events,” in each case when due;

(5) our failure to comply with our obligations under “—Consolidation, Merger and Sale of Assets”;

(6) our failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or indenture;

(7) default by us or any of our significant subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $5.0 million (or the foreign currency equivalent thereof) in the aggregate of ours and/or of any such significant subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable (after the expiration of all applicable grace periods) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and such acceleration shall not have been rescinded or annulled or such failure to pay shall not have been cured, as the case may be, within 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the notes then outstanding has been received;

(8) certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries; or

(9) a final judgment or judgments for the payment of $5.0 million (or the foreign currency equivalent thereof) or more (excluding any amounts covered by insurance) in the aggregate rendered against us or any of our significant subsidiaries, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

A “significant subsidiary” is a subsidiary that is a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated by the SEC; provided that, in the case of a subsidiary that meets the criteria of clause (3) of the definition thereof but not clause (1) or (2) thereof, such subsidiary shall not be deemed to be a significant subsidiary unless the subsidiary’s income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle exclusive of amounts attributable to any non-controlling interests for the last completed fiscal year prior to the date of such determination exceeds $5.0 million.

If an event of default with respect to the outstanding notes (other than an event of default with respect to us described in clause (8) above) occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes by notice to us, may declare 100% of the principal amount of and accrued and unpaid interest, if any, on all the notes to be due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately. In the case of any event of default with respect to us described in clause (8) above, the principal amount of and accrued and unpaid interest, if any, on the notes will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the notes.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default under the indenture relating to our failure to comply with our obligations as set forth under “—Reports” below and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will (i) for the first 90 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.25% per annum of the principal amount of the notes outstanding for each day during such 90-day period on which such an event of default is continuing and (ii) for the period from, and including, the 91st day after the occurrence of such an event of default to, and including, the 180th day after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.50% per annum of the principal amount of the notes outstanding for each day during such additional 90-day period on which such an event of default is continuing. In no event will the additional interest described in this paragraph accrue at a rate in excess of 0.50% per annum, regardless of the number of events or circumstances giving rise to the requirement to pay such additional interest.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 181st day after such event of default (if the event of default relating to the reporting obligations or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act is not cured or waived prior to such 181st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default under the indenture in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act in accordance with the immediately preceding paragraph, we must notify all holders of notes, the trustee and the paying agent (if other than the trustee) of such election prior to the beginning of such 180-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on any note upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in aggregate principal amount of the outstanding notes by notice to the trustee may waive an existing default and its consequences (except with respect to nonpayment of the principal of and accrued and unpaid interest, if any, on the notes; with respect to our failure to repurchase the notes when required under the indenture; with respect to a default in respect of certain provisions that under the indenture cannot be amended without the consent of each affected holder; and with respect to the failure to deliver the consideration due upon conversion). At any time after the principal of the notes shall have been declared due and payable (or have become immediately due and payable) and before any judgment or decree for the payment of moneys due shall have been obtained or entered as provided in the indenture, the holders of a majority in aggregate principal amount of the outstanding notes by written notice to us and the trustee, may rescind and annul any such acceleration with respect to the notes and its consequences if (i) we have paid or deposited with the trustee a sum sufficient to pay all matured installments of interest upon the notes and the principal of any and all notes that shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that such payment is enforceable under applicable law, upon overdue installments of interest, at the rate per annum expressed in the notes to the date of such payment or deposit) and the amount payable to the trustee under the compensation and indemnification provisions of the indenture, and (ii) any and all events of default under the indenture with respect to the notes, other than the nonpayment of the principal of and interest on the notes that shall not have become due by their terms, shall have been remedied or waived as described above.

Each holder shall have the right to receive payment or delivery, as the case may be, of the principal (including the fundamental change repurchase price, if applicable) of and accrued and unpaid interest, if any, on the notes held by such holder and the consideration due upon conversion of its notes, on or after their respective due dates expressed or provided for in the indenture, or to bring suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates, shall not be impaired or affected without the consent of such holder.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless such holders have offered to the trustee reasonable indemnity against all losses and expenses. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee written notice that an event of default with respect to the notes is continuing;

(2) holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request to the trustee to pursue the remedy;

(3) such holders have offered the trustee indemnity reasonably satisfactory to it against all loss and expenses;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of such indemnity; and

(5) the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction that is inconsistent with such request within such 60-day period.

Subject to the trustee’s right to request a reasonable indemnity from the relevant holders as described above, the holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee under the indenture. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability.

Prior to taking any action under the indenture at our instruction, the trustee will be entitled to indemnification by us reasonably satisfactory to it against all losses and expenses caused by taking or not taking such action.

The indenture provides that in the event an event of default has occurred and is continuing with respect to the notes, the trustee shall exercise the rights and powers vested in it by the indenture and use the same degree of care and skill that a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The indenture provides that if a default with respect to the notes occurs and is continuing and is known to a trust officer of the trustee, the trustee must mail to each holder of the notes notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note (including default in the payment of the fundamental change repurchase price) or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as the trustee in good faith determines that withholding the notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, an officer’s certificate indicating whether the signer thereof knows of any default that occurred during such previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event of default and any event which with the giving of notice or the lapse of time would become an event of default, its status and what action we are taking or proposing to take in respect thereof.

Payments of the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may:

(1)	reduce the consideration due upon conversion of the notes;

(2)	reduce the rate of or extend the stated time for payment of interest on any note;

(3)	reduce the principal of or change the stated maturity of any note;

(4)	make any change that adversely affects the conversion rights of any notes other than as required by the indenture;

(5)	reduce the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payment, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)	make any note payable in a currency other than that stated in the note;

(7)	change the ranking of the notes;

(8)	impair the right of any holder to receive payment of principal and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(9)	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend or supplement the indenture or the notes to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	provide for the assumption by a successor corporation of our obligations under the indenture and the notes in accordance with the provisions of the indenture described above under “—Consolidation, Merger and Sale of Assets;”

(3)	add guarantees with respect to the notes;

(4)	secure the notes;

(5)	add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

(6)	make any change that does not adversely affect the rights of any holder;

(7)	conform the provisions of the indenture to the “Description of Notes” section in this preliminary prospectus as supplemented or amended by the related pricing term sheet;

(8)	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(9)	increase the conversion rate as provided in the indenture;

(10)	provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

(11)	provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

(12)	irrevocably elect one or more, or eliminate any of, the settlement methods or irrevocably select a specified dollar amount; or

(13)	in connection with any specified corporate event (as defined under “Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock” above), provide that the notes are convertible into reference property, subject to the provisions described under “Conversion Rights—Settlement upon Conversion” above, and make certain related changes to the terms of the notes to the extent expressly contemplated by the indenture.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture or the notes becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture and the notes by delivering to the registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after all outstanding notes have become due and payable, whether at maturity, at any fundamental change repurchase date, upon conversion or otherwise, cash or, solely to satisfy outstanding conversions, cash and/or shares of our common stock sufficient to pay all of the outstanding notes or satisfy all outstanding conversions, as the case may be, and pay all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture. The notes will not be subject to defeasance.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the stock price, last reported sale prices of our common stock, daily VWAPs, daily conversion values, daily settlement amounts, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. Upon written request, we will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (excluding, for the avoidance of doubt, any such documents or reports (or portions thereof) that are subject to confidential treatment and any correspondence with the SEC) must be delivered or filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system (or any successor thereto) will be deemed to be delivered and filed with the trustee as of the time such documents are filed via EDGAR (or any successor thereto).

Trustee

is the initial trustee, registrar, bid solicitation agent, paying agent, and conversion agent. , in each of its capacities, including without limitation as trustee, registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Governing Law

The indenture provides that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York.

Book-Entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons, or the global notes. Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, or DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

■	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and
■	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

■	a limited purpose trust company organized under the laws of the State of New York;
■	a “banking organization” within the meaning of the New York State Banking Law;
■	a member of the Federal Reserve System;
■	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
■	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

■	will not be entitled to have notes represented by the global note registered in their names;
■	will not receive or be entitled to receive physical, certificated notes; and
■	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to notices or the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same- day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered (i) to each person that DTC identifies as a beneficial owner of the related notes only if (a) DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days; or (b) DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or (ii) if an event of default with respect to the notes has occurred and is continuing, to each beneficial owner who requests that its beneficial interests in the notes be exchanged for notes in physical, certificated form.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. AND NON-U.S. HOLDERS OF NOTES

The following discussion is a summary of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the common stock issuable upon conversion of the notes, but does not purport to be a complete analysis of all potential U.S. federal income tax aspects and does not address the effects of any state, local, alternative minimum, estate, gift or non-U.S. tax laws. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations issued thereunder, and judicial and administrative interpretations thereof, each as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect and to differing interpretations, and all of which could result in U.S. federal income tax considerations different from those described below. No rulings from the Internal Revenue Service, or the IRS, have been or are expected to be sought with respect to the matters discussed below. The discussion below is not binding on the IRS or the courts. Accordingly, there can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes and the common stock issuable upon conversion of the notes or that any such position would not be sustained.

This discussion does not address any specific U.S. federal income tax considerations that might be relevant to a beneficial owner in light of such beneficial owner’s particular facts or circumstances or to beneficial owners subject to special treatment under the U.S. federal income tax laws, including:

■	a dealer in securities;
■	a financial institution;
■	a regulated investment company;
■	a real estate investment trust;
■	a tax-exempt organization;
■	an insurance company;
■	a person holding the notes as part of a hedging, integrated, or conversion transaction or a straddle, or a person deemed to sell notes or common stock under the constructive sale provisions of the Code;
■	a trader in securities that has elected the mark-to-market method of accounting for securities;
■	an entity that is treated as a partnership for U.S. federal income tax purposes;
■	a person who is an investor in a pass-through entity;
■	a U.S. person whose “functional currency” is not the U.S. dollar;
■	a “controlled foreign corporation”;
■	a “passive foreign investment company”; or
■	a U.S. expatriate.

In addition, this discussion is limited to persons who purchase the notes for cash at original issue and at their “issue price” (the first price at which a substantial amount of the notes are sold to the public for cash, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets within the meaning of Section 1221 of the Code.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a note or a share of common stock received upon conversion of the note that is:

■	an individual citizen of the United States or a resident of the United States for U.S. federal income tax purposes;

■	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
■	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
■	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of a note or share of common stock received upon conversion of the note that is (i) a foreign corporation, (ii) a nonresident alien individual, or (iii) a foreign estate or trust that in either case is not subject to U.S. federal income tax on a net-income basis on income or gain from a note or share of common stock.

If a partnership holds the notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding the notes or shares of common stock should consult its own tax advisors.

Prospective investors considering the purchase of notes should consult their own tax advisors concerning the particular U.S. federal income tax consequences to them of the ownership of the notes or shares of common stock in light of their specific situation, as well as the consequences to them arising under the laws of any other taxing jurisdiction.

U.S. Holders

The following discussion is a summary of certain U.S. federal income tax considerations applicable to a U.S. holder.

Payment of Interest. Payments of stated interest on the notes generally will be taxable to a U.S. holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

This discussion assumes that the notes will be issued with less than a de minimis amount of original issue discount. If, however, the notes’ principal amount exceeds the issue price by at least a de minimis amount, as determined under applicable Treasury regulations, a U.S. holder will be required to include such excess of principal amount over issue price in income as original issue discount, as it accrues, in accordance with a constant-yield method based on a compounding of interest, before the receipt of cash payments attributable to this income.

Additional Interest. As described under the heading “Description of Notes—Events of Default,” we may be required to pay additional interest on the notes in certain circumstances. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of the anticipated remote possibility of such additional payments. Assuming such position is respected, any additional interest paid to a U.S. holder would be taxable as additional ordinary income when received or accrued, in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes. However, the IRS may take a position contrary to our position, which could materially and adversely affect the timing and character of income with respect to the notes.

Sale, Exchange, or Other Taxable Disposition of Notes, Including a Conversion of the Notes for Cash. Except as provided below under “—Conversion of Notes into Common Stock” and “—Conversion of Notes into a Combination of Common Stock and Cash,” a U.S. holder will generally recognize gain or loss upon the sale, exchange, or other taxable disposition of a note, including a conversion of the note into cash, equal to the difference between the amount realized upon the sale, exchange, or other taxable disposition (less an amount equal to any accrued but unpaid interest, which will be taxable as interest income as discussed above to the extent not previously included in income by the U.S. holder) and the U.S. holder’s adjusted U.S. federal income tax basis in the note. A U.S. holder’s adjusted tax basis in a note will generally be its cost for that note. Any such gain or loss will generally be capital gain or loss. Capital gains of non-corporate U.S. holders (including individuals) derived in respect of capital assets held for more than one year currently are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations under the Code.

Conversion of Notes into Common Stock. A U.S. holder who receives solely stock and cash in lieu of a fractional share of common stock upon conversion will generally not recognize any gain or loss, except to the extent of cash received in lieu of a fractional share and except to the extent of the fair market value of common stock received with respect to accrued interest, which will be taxable as interest income as discussed above to the extent not previously included in income by the U.S. holder.

A U.S. holder’s tax basis in the shares of common stock received upon a conversion (other than common stock attributable to accrued interest, the tax basis of which common stock will equal its fair market value) will equal the tax basis in the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share). A U.S. holder’s holding period for shares of common stock will include the period during which the U.S. holder held the notes, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash a U.S. holder receives in respect of the fractional share and the portion of the U.S. holder’s tax basis in the note that is allocable to the fractional share. Any gain recognized on conversion will generally be capital gain and will be long-term capital gain if, at the time of the conversion, the note has been held for more than one year.

If a U.S. holder surrenders notes for conversion and such notes are exchanged with an entity other than us, the U.S. holder will be required to recognize gain or loss as described under “—Sale, Exchange, or Other Taxable Disposition of Notes, Including a Conversion of the Notes for Cash.” In such case, the U.S. holder’s tax basis in the common stock received will equal the fair market value of the stock on the date of the exchange, and the U.S. holder’s holding period in the common stock received will begin on the day after the date of the exchange.

Conversion of Notes into a Combination of Common Stock and Cash. If a combination of cash and common stock is received in exchange for a U.S. holder’s notes upon conversion, we intend to take the position that the conversion should be treated as a recapitalization. In this case, gain, but not loss, will be recognized in an amount equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be taxable as interest income as discussed above to the extent not previously included in income by the U.S. holder) over the U.S. holder’s tax basis in the note, but such gain will only be recognized to the extent of such cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share).

The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash a U.S. holder receives in respect of the fractional share and the portion of the U.S. holder’s tax basis in the note that is allocable to the fractional share. Any gain recognized on conversion will generally be capital gain and will be long-term capital gain if, at the time of the conversion, the note has been held for more than one year.

The tax basis in the shares of common stock received upon a conversion (other than common stock attributable to accrued interest, the tax basis of which common stock will equal its fair market value) will equal the tax basis in the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share and cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. holder’s holding period for shares of common stock will include the period during which the U.S. holder held the notes except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

Alternative treatments of the conversion of the notes into cash and common stock are possible. For example, the conversion of a note into cash and common stock may instead be treated for U.S. federal income tax purposes as in part a conversion into stock and in part a payment in redemption of a portion of the note. U.S. holders should consult their tax advisors regarding the tax treatment of the receipt of cash and stock in exchange for notes upon conversion or repurchase, including any alternative treatments.

If a U.S. holder surrenders notes for conversion and such notes are exchanged with an entity other than us, the U.S. holder will be required to recognize gain or loss as described under “—Sale, Exchange, or Other Taxable Disposition of Notes, Including a Conversion of the Notes for Cash.” In such case, the U.S. holder’s tax basis in the common stock received will equal the fair market value of the stock on the date of the exchange, and the U.S. holder’s holding period in the common stock received will begin on the day after the date of the exchange.

Constructive Distribution. The conversion rate of the notes will be adjusted in certain circumstances, including upon the payment of certain cash dividends. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution. Certain adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the beneficial owners of the notes, however, will generally not be considered to result in a deemed distribution. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, upon the payments of cash dividends to holders of common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder may be deemed to have received a distribution even though it has not received any cash or property because of such adjustments. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases a U.S. holder’s proportionate interest could be treated as a deemed taxable dividend. Other increases in the conversion rate of the notes (including an adjustment to the conversion rate in connection with a make-whole fundamental change) may, depending on the circumstances, be a deemed distribution. Any deemed distribution would be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid would be eligible for the preferential rates of U.S. federal income tax applicable to certain dividends paid to non-corporate beneficial owners. It is also not clear whether corporate beneficial owners would be entitled to claim the dividends-received deduction with respect to any such constructive dividends.

Common Stock. Distributions, if any, made on our common stock generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of our current or accumulated earnings and profits. However, for individual U.S. holders, such dividends currently are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. For corporate U.S. holders, dividends received may be eligible for the dividends-received deduction, subject to applicable limitations.

Upon the sale or exchange or other taxable disposition of our common stock (including certain redemptions), a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. The deductibility of capital losses is subject to certain limits under the Code.

Unearned Income Medicare Contribution Tax. Certain U.S. holders who are individuals, estates or trusts will be required to pay an additional 3.8% tax on, among other things, interest and dividends and capital gains from the sale, exchange, redemption, retirement or other taxable disposition of notes and our common stock.

Information Reporting and Backup Withholding. Information reporting requirements generally will apply to payments of interest on the notes and to the proceeds of a sale of a note unless a U.S. holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if a U.S. holder fails to provide its correct taxpayer identification number and certification of exempt status, or fails to report in full interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against U.S. federal income tax liability, provided the required information is timely furnished to IRS.

Non-U.S. Holders

The following is a summary of the U.S. federal income tax considerations applicable to a non-U.S. holder (as defined above) of notes or shares of common stock.

Payments of Interest. The gross amount of payments to a non-U.S. holder of interest that does not qualify for the portfolio interest exemption and that is not effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States (or, if required by an applicable income tax treaty, is not attributable to a permanent establishment of such non-U.S. holder in the United States) (“U.S. Trade or Business Income”) will be subject to U.S. withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate such withholding tax. The 30% U.S. federal withholding tax will not apply to any payment to a non-U.S. holder of interest on a note under the “portfolio interest exemption” provided the non-U.S. holder:

■	does not actually (or constructively) own 10% or more of the total combined voting power of all of our stock entitled to vote;
■	is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and
■	either (1) provides the non-U.S. holder’s name and address on an IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form), and certifies under penalties of perjury that it is not a U.S. person or (2) owns through a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, under penalties of perjury, that such a form has been received from the non-U.S. holder by it or by a financial institution between it and the non-U.S. holder.

If a non-U.S. holder is engaged in a trade or business in the United States and interest paid on the note constitutes U.S. Trade or Business Income, such interest will be taxed on a net basis at regular graduated U.S. income tax rates rather than the 30% gross rate. In the case of a non-U.S. holder that is a corporation, such U.S. Trade or Business Income may also be subject to the branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

To claim the benefit of a tax treaty exemption from or reduction in withholding, or to claim exemption from withholding because the income is U.S. Trade or Business Income, a non-U.S. holder must provide a properly executed IRS Form W-8BEN, W-8BEN-E or W-8ECI (or other applicable or successor forms as the IRS designates), as applicable. The non-U.S. holder must provide the form to its withholding agent. These forms must be periodically updated. A non-U.S. holder who is claiming the benefits of a treaty may be required in certain instances to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Dividends and Constructive Dividends. Any dividends paid to a non-U.S. holder with respect to shares of our common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate including, without limitation, for cash dividends paid to holders of our common stock, see “—U.S. Holders—Constructive Distribution” above) will be subject to withholding tax at a 30% rate (or lower applicable treaty rate). Because any constructive dividend a non-U.S. holder is deemed to receive would not give rise to any cash from which any applicable withholding tax could be satisfied, it is possible that this tax would be withheld from any amount owed to the non-U.S. holder, including, but not limited to, interest payments, cash or shares of common stock otherwise due on conversion, dividends or sales proceeds subsequently paid or credited to the non-U.S. holder. Dividends and constructive dividends that constitute U.S. Trade or Business Income are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S . federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

A non-U.S. holder of shares of our common stock who wishes to claim the benefit of an applicable treaty or to claim an exemption from withholding because the income is U.S. Trade or Business Income is required to satisfy applicable certification and other requirements and must provide a properly executed IRS Form W-8BEN, W-8BEN-E (or other applicable or successor form as the IRS designates). Non-U.S. holders eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange, Conversion or Other Disposition of Notes or Shares of Common Stock. A non- U.S. holder will recognize gain on the sale, exchange, or other taxable disposition of notes or shares of common stock, including a conversion of notes into cash or into a combination of cash and stock. Nevertheless, such gain generally will not be subject to U.S. federal income tax unless:

■	such gain is U.S. Trade or Business Income;
■	in the case of any gain realized by an individual non-U.S. holder, such non-U.S. holder is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement, conversion, or other disposition and certain other conditions are met; or
■	we are or have been a “United States real property holding corporation” for U. S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period and the five-year period ending on the date of such sale, exchange, retirement, conversion or other disposition.

An individual non-U.S. holder described in the first bullet point above will be subject to tax on the net gain derived from the sale, exchange, conversion or other taxable disposition under regular graduated U. S. federal income tax rates. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the sale, exchange, conversion or other taxable disposition, which may be offset by U.S. source capital losses, even though such non-U.S. holder is not considered a resident of the United States. A corporate non-U.S. holder that falls under the first bullet point above will be subject to tax on any net gain in the same manner as if such non-U.S. holder was a U.S. person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of such non-U.S. holder’s U.S. Trade or Business Income or such lower rate as may be specified by an applicable income tax treaty.

We believe that we are not, and do not anticipate becoming, a “United States real property holding corporation” for United States federal income tax purposes.

Any stock that a non-U.S. holder receives on the sale, exchange, conversion or other disposition of a note that is attributable to accrued interest will not give rise to gain, as described above, but will instead generally be subject to U. S. federal income tax in accordance with the rules for taxation of interest described above under “—Payments of Interest.”

Information Reporting and Backup Withholding. The amount of interest and dividends paid (including dividends deemed paid) and the amount of tax, if any, withheld with respect to those payments will be reported to the non-U.S. holder and the IRS. Copies of the information returns reporting such interest and dividend payments and any withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides, under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends, provided that the withholding agent does not have actual knowledge or reason to know that such non-U.S. holder is a U.S. person, as defined under the Code, and has received the statement described above in the third bullet point under “—Payments of Interest.” In addition, information returns will not be filed with the IRS in connection with the payment of proceeds from a sale or other disposition of the notes or the shares of our common stock unless paid within the United States or through certain U.S.-related payors and, unless the withholding agent has not received the statement described above in the third bullet point under “—Payments of Interest,” a non-U.S. holder may also be subject to U.S. backup withholding on such proceeds.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Withholding on Foreign Accounts. Legislation known as the Foreign Account Tax Compliance Act and guidance issued thereunder, or FATCA, imposes withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities (including financial intermediaries). FATCA imposes a 30% withholding tax on certain payments of interest, dividends, or gross proceeds from the sale or other disposition of common stock or notes paid to a foreign financial institution or to certain non-financial foreign entities unless certain certification, information reporting and other specified requirements are met or an exemption applies. FATCA withholding is currently in effect with respect to payments of interest on the notes and payments of dividends on the common stock. Under transition rules, any obligation to withhold under FATCA will not begin with respect to the gross proceeds of a sale or other disposition of the notes or common stock, until January 1, 2017. Prospective investors should consult their tax advisors regarding FATCA.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes being offered. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the principal amounts of the notes set forth opposite its name below. Nomura Securities International, Inc., Cowen and Company, LLC and Piper Jaffray & Co. are the representatives of the underwriters.

Underwriters	Principal Amount of Notes
Nomura Securities International, Inc.	$
Cowen and Company, LLC	$
Piper Jaffray & Co.	$
Canaccord Genuity Inc.	$
Total	$

The underwriting agreement will provide that the underwriters are committed to take and pay for all of the notes being offered, if any are taken, other than the notes covered by the option described below unless and until this option is exercised. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed to indemnify the several underwriters against specified liabilities in connection with this offering, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Overallotment Option to Purchase Additional Notes

We have granted to the underwriters an option to purchase up to an additional $         in aggregate principal amount of the notes to cover overallotments, less the underwriting discount, in this offering of notes. This option is exercisable for a period of 30 days. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the sale of the notes offered hereby. To the extent that the underwriters exercise this option, the underwriters will purchase additional notes from us in approximately the same proportion as shown in the table above.

Underwriting Discounts and Expenses

The initial public offering price is set forth on the cover page of this prospectus. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price set forth on the cover of this prospectus. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price set forth on the cover of this prospectus. If all the notes are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of notes made outside of the United States may be made by affiliates of certain of the underwriters.

The following table shows the underwriting discount to be received by the underwriters in connection with the sale of the notes, assuming both no exercise and full exercise of the option to purchase additional notes to cover overallotments.

	Without Over- Allotment	With Over- Allotment
Per note	$	$

Total	$	$

We estimate that the total expenses of this offering of notes, excluding underwriting discounts and commissions, will be approximately $         and are payable by us. We have also agreed to reimburse

the underwriters for certain of their expenses as set forth in the underwriting agreement, including legal fees incurred in the qualification of this offering and the concurrent offering of common stock with the Financial Regulatory Authority, or FINRA, in an amount of up to $25,000, which amount is deemed to be underwriting compensation by FINRA.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, we and our executive officers, directors and certain of our other stockholders, have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of Cowen and Company, LLC and Piper Jaffray & Co., for a period of 180 days after the date of the underwriting agreement.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The exceptions to the lock-up for executive officers, directors and stockholders include: (a) transfers made as a bona fide gift to an immediate family member, to a trust the beneficiaries of which are exclusively the executive officer, director or stockholder or immediate family member, or to a charity or educational institution; (b) transfers made by will or intestate succession; (c) transfers not for value to a stockholder, partner, member or similar equity owner of, or business entity that is an affiliate of, a similar equity interest in, a stockholder that is an entity; (d) transfers made by an employee or director pursuant to a net exercise or cashless exercise of outstanding equity awards pursuant to our equity plans or as forfeitures or sales to us of common stock or securities convertible into common stock to cover tax withholding obligations in connection with the vesting, settlement or exercise of equity awards outstanding on the date of the underwriting agreement; (e) the conversion, exchange or exercise of any securities convertible into or exchangeable for our common stock; (f) transactions relating to our common stock or other securities convertible into or exercisable or exchangeable for our common stock acquired in open market transactions after the date of this prospectus, provided that no such transaction is required to be, or is, publicly announced; (g) transactions relating to our common stock acquired through our concurrent initial public offering of common stock, provided that no such transaction is required to be, or is, publicly announced, and provided further that this subclause will not apply to our officers and directors; (h) the establishment of a trading plan in accordance with Rule 10b5-l(c) under the Exchange Act, provided that no sale or other disposition under such trading plan may occur during the 180-day restricted period; and (i) transfers pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to holders of our common stock involving the transfer in one or more transactions to a person or affiliated persons of our voting securities if, after such transfer, such person or group of affiliated persons would hold 90% of our outstanding voting securities. The exceptions to the lock-up for us are: (i) our sale of notes in this offering and our sale of common stock in the concurrent offering of common stock, including any notes issued pursuant to the exercise of the underwriters’ overallotment option; (ii) the issuance of common stock or options to acquire common stock pursuant to our employee benefit plans, equity compensation plans or other compensation plans in existence on the date hereof and as described in this prospectus; and (iii) the issuance of common stock pursuant to the conversion or exercise of existing securities and the notes. In addition, the lock-up provision will not restrict brokerdealers from engaging in market making and similar activities conducted in the ordinary course of their business.

Cowen and Company, LLC and Piper Jaffray & Co. may release our common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release our common stock and other securities from lock-up agreements, Cowen and Company, LLC and Piper Jaffray & Co. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time of the request. In addition, Cowen and Company, LLC and Piper Jaffray & Co. have agreed that they will not grant any such release without the prior written consent of Nomura Securities International, Inc. Cowen and Company, LLC, Piper Jaffray & Co. and Nomura Securities International, Inc. may make any such determination in their sole discretion. In the event of such a release or waiver for one of our directors or officers, Cowen and Company, LLC, Piper Jaffray & Co. and Nomura Securities International, Inc. shall provide us with notice of the impending release or waiver at least three business days before the effective date of such release or waiver and we will announce the impending release or waiver by issuing a press release at least two business days before the effective date of the release or waiver.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may purchase and sell notes and common stock in the open market. These transactions may include stabilizing transactions, short sales and purchases to cover positions created by short sales. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. If the underwriters create a short position in the notes in connection with the offering, the underwriters may cover that short position by purchasing notes in the open market or by exercising all or a part of the overallotment option described above.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. The underwriters are acting as underwriters in our concurrent common stock offering for which they will receive customary underwriting discounts and commissions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

Certain of the underwriters are expected to make offers and sales outside the United States through one or more of their affiliates as selling agents.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). Furthermore, no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), that is directed at, or the contents of which are likely to be accessed or read by the public in Hong Kong (except if permitted under the laws of Hong Kong), other than with respect to notes that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person (or any person pursuant to Section 275(1A)) in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person that is: (a) a corporation (which is not an accredited investor) whose sole business is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of which is an accredited investor, then shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that corporation or trust shall not be transferable for six months after that corporation or trust had acquired the notes under Section 275. However, such restriction shall not apply: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; and (3) by operation of law.

United Kingdom

Each of the underwriters has, separately and not jointly, represented and agreed that:

■	it has not made or will not make an offer of the notes to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended), or the FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or FSA;
■	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and
■	it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland

The notes will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

European Economic Area

In relation to each Member State of the European Economic Area, or the EEA, which has implemented the European Prospectus Directive (each, a “Relevant Member State”), an offer of our notes may not be made to the public in a Relevant Member State other than:

■	to any legal entity which is a qualified investor, as defined in the European Prospectus Directive;
■	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the European Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer, or
■	in any other circumstances falling within Article 3(2) of the European Prospectus Directive,

provided that no such offer of our notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the European Prospectus Directive or supplement prospectus pursuant to Article 16 of the European Prospectus Directive.

For the purposes of this description, the expression an “offer to the public” in relation to the notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the expression may be varied in that Relevant Member State by any measure implementing the European Prospectus Directive in that member state, and the expression “European Prospectus Directive’’ means Directive 2003/71/EC (and amendments hereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State)

and includes any relevant implementing measure in each Relevant Member State. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the notes as contemplated in this document. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of notes on our behalf or on behalf of the underwriters.

$

    % Convertible Senior Notes due 2019

PROSPECTUS

Nomura	Cowen and Company	Piper Jaffray

Canaccord Genuity

                    , 2014

Through and including                     , 2014 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee.

SEC registration fee		$15,367.45
FINRA filing fee		20,337.50
NASDAQ listing fee			*
Blue Sky fees and expenses			*
Printing and engraving expenses			*
Legal fees and expenses			*
Accounting fees and expenses			*
Transfer agent and registrar fees and expenses			*
Miscellaneous			*

Total	$		*

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

We have adopted provisions in our certificate of incorporation and bylaws to be in effect upon the closing of this offering that limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

■	any breach of the director’s duty of loyalty to us or our stockholders;
■	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
■	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or
■	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our bylaws provide that:

■	we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and
■	we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and intend to enter into such agreements with certain of our executive officers. These agreements provide that we will indemnify each of our directors, certain of our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of us and/or in furtherance of our rights. Additionally, each of our directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by their affiliates, which indemnification relates to and might apply to the same proceedings arising out of such director’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors are primary and any obligation of the affiliates of those directors to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of us and our directors and officers by the underwriters against certain liabilities under the Securities Act and the Exchange Act.

Item 15. Recent Sales of Unregistered Securities.

The following list sets forth information as to all securities we have sold since January 1, 2011, which were not registered under the Securities Act.

(a) Issuances of Capital Stock and Warrants to Purchase Capital Stock.

1. In June 2013, we issued a Warrant to Purchase Shares of Series Preferred Stock to each of Drawbridge Special Opportunities Fund LP and Horizon Technology Finance Corporation, each exercisable for up to 114,453 shares of our Series AA preferred stock (228,906 shares in the aggregate) at $1.529 per share, as partial consideration for their provision of a credit facility to us.

2. In June 2013, we issued an aggregate of 8,365,722 shares of our Series AA preferred stock to 11 investors for aggregate consideration of approximately $8.7 million in cash and the conversion of approximately $3.7 million in convertible promissory notes. In July 2013, we issued an aggregate of 852,230 shares of our Series AA preferred stock to eight investors for aggregate consideration of $1.3 million and warrants to purchase 852,230 shares of our Series AA preferred stock at an exercise price of $0.01 per share to the same eight investors, which warrants will terminate upon the closing of this offering.

3. In May 2011, we issued an aggregate of 2,329,464 shares of our Series AA preferred stock to 11 investors for aggregate consideration of approximately $3.6 million. In June, 2011, we issued an aggregate of 3,651,425 shares of our Series AA preferred stock to 11 investors for aggregate consideration of approximately $5.5 million.

We deemed the offers, sales and issuances of the securities described in the paragraphs above to be exempt from registration under the Securities Act, in reliance on Section 4(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, regarding transactions by an issuer not involving a public offering. All purchasers of securities in transactions exempt from registration pursuant to Regulation D represented to us that they were accredited investors and were acquiring the shares for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

(b) Grants of Stock Options.

Since January 1, 2011, we have granted stock options to purchase an aggregate of 3,652,556 shares of our common stock, at an exercise price of $1.07 per share, to employees and directors pursuant to our 2014 Stock Option and Incentive Plan. The issuances of these securities were exempt either pursuant to Rule 701 promulgated under the Securities Act, as a transaction pursuant to a compensatory benefit plan, or pursuant to Section 4(2) of the Securities Act, as a transaction by an issuer not involving a public offering. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

All certificates representing the securities issued in the transactions described in this Item 15 included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial Statements Schedules:

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(a) The Registrant will provide to the underwriter at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(c) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Massachusetts, on November 4, 2014.

INOTEK PHARMACEUTICALS CORPORATION

By:	/s/ David P. Southwell
	Name:	David P. Southwell
	Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of David P. Southwell, Rudolf Baumgartner and William McVicar as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed by the following person in the capacities and on the date indicated.

Signature	Title	Date

/S/ DAVID P. SOUTHWELL David P. Southwell	President, Chief Executive Officer and Director (Principal Executive Officer)	November 4, 2014

/S/ DALE RITTER Dale Ritter	Vice President—Finance (Principal Financial and Accounting Officer)	November 4, 2014

/S/ A.N. “JERRY” KARABELAS, PH.D. A.N. “Jerry” Karabelas, Ph.D.	Director	November 4, 2014

/S/ ITTAI HAREL Ittai Harel	Director	November 4, 2014

/S/ PAUL G HOWES Paul G Howes	Director	November 4, 2014

Signature	Title	Date

/S/ DEVANG V. KANTESARIA, M.D. Devang V. Kantesaria, M.D.	Director	November 4, 2014

/S/ ISAI PEIMER Isai Peimer	Director	November 4, 2014

/S/ MARTIN VOGELBAUM Martin Vogelbaum	Director	November 4, 2014

EXHIBIT INDEX

Exhibit No.	Exhibit Index

1.1*	Form of Underwriting Agreement

1.2*	Form of Underwriting Agreement relating to the Convertible Senior Notes

3.1*	Fifth Amended and Restated Certificate of Incorporation of the Registrant, as amended and currently in effect

3.2*	Sixth Amended and Restated Certificate of Incorporation of the Registrant (to be effective upon the consummation of this offering)

3.3.1	By-Laws

3.3.2	Amendment No. 1 to By-Laws

3.3.3	Amendment No. 2 to By-Laws

3.3.4	Amendment No. 3 to By-Laws

3.4*	Form of Amended and Restated Bylaws of the Registrant (to be effective upon the consummation of this offering)

4.1*	Form of Common Stock certificate of the Registrant

4.2	Third Amended and Restated Investor Rights Agreement, dated as of June 9, 2010, by and among the Registrant and each of the parties listed on Schedule A thereto

4.3.1	Third Amended and Restated Stockholders Agreement, dated as of June 9, 2010, by and among the Registrant and each of the parties listed on Schedule I thereto, as amended and currently in effect

4.3.2	Amendment No. 1 to the Third Amended and Restated Stockholders Agreement, dated as of June 11, 2010, by and among the Registrant and each of the parties listed on the signature pages thereto

4.4*	Form of Indenture between Inotek Pharmaceuticals Corporation, and , as the trustee, relating to the % Convertible Senior Notes due 2019

5.1*	Opinion of Goodwin Procter LLP

10.1†	2004 Stock Option and Incentive Plan

10.2†*	2014 Stock Option and Incentive Plan and forms of agreements thereunder

10.3†	Letter Agreement, dated as of July 28, 2014, by and between the Registrant and David P. Southwell

10.4†	Letter Agreement, dated as of May 2, 2007, by and between the Registrant and Dr. Rudolf A. Baumgartner, M.D., as amended and currently in effect

10.5†	Letter Agreement, dated as of August 23, 2007, by and between the Registrant and Dr. William K. McVicar, Ph.D., as amended and currently in effect

10.6†*	Letter Agreement, dated as of August 28, 2014, by and between the Registrant and Dale Ritter

10.7	Venture Loan and Security Agreement, dated as of June 28, 2013, by and among the Registrant, Horizon Technology Finance Corporation and Fortress Credit Co LLC

10.8†*	Form of Indemnification Agreement, to be entered into between the Registrant and its directors and officers

10.9	Lease, dated as of May 11, 2012, by and between the Registrant and Farley White Kilnbrook Three, LLC, as amended and currently in effect

Exhibit No.	Exhibit Index

23.1	Consent of McGladrey LLP

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page)

*	To be included by amendment.
†	Indicates a management contract or any compensatory plan, contract or arrangement.